As filed with the Securities and Exchange Commission on May 10, 2000
                                                 Registration No. 333-
                             Subject to Completion
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             MGC COMMUNICATIONS INC.
             (Exact name of Registrant as specified in its charter)

           Nevada                       4813                       88-0360042
(State or Other Jurisdiction   (Primary Standard Industrial     (I.R.S. Employer
      of Incorporation          Classification Code Number)      Identification
      or Organization)                                              Number)
                          171 Sully's Trail, Suite 202
                               Pittsford, NY 14534
                                 (716) 218-6550
                        (Address, including zip code, and
                           telephone number, including
                           area code, of Registrant's
                               principal executive
                                    offices)

                         ------------------------------
                              Kent F. Heyman, Esq.
                          171 Sully's Trail, Suite 202
                               Pittsford, NY 14534
                                 (716) 218-6550
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------
                                   Copies to:

      Peter Lyons, Esq.                           Kenneth J. Baronsky, Esq.
     Shearman &Sterling                        Milbank, Tweed, Hadley & McCloy
    599 Lexington Avenue                     601 S. Figueroa Street, 30th Floor
     New York, NY 10022                             Los Angeles, CA 90017
       (212) 848-4000                                  (213) 892-4000

Approximate date of commencement of proposed sale to the public: As promptly as practicable after this Registration Statement becomes effective and upon the effective time of the proposed Merger as described herein.
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                         ------------------------------
                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                  Proposed maximum      Proposed maximum
      Title of each class of securities         Amount to        offering price per    aggregate offering         Amount of
              to be registered              be registered (1)         security              price(2)         registration fee (3)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share        1,463,727           Not Applicable          $24,089.23               $6.36
==================================================================================================================================

(1) Based on the maximum number of shares of Mpower Communications Corp. common stock that may be required to be issued in connection with the merger, calculated as the product of (a) 72,390,027, which is the sum of (i) the number of shares of Primary Network Holdings, Inc. common stock, par value $.001 per share outstanding on April 30, 2000, (ii) the number of shares of Primary Network Holdings, Inc. common stock issuable pursuant to outstanding stock options through the date the merger is expected to be consummated, (iii) the number of shares of Mpower common stock issuable to holders of Primary Network 12% Senior Subordinated Discount Notes, due 2006 and (iv) the number of shares of Primary Network Holdings, Inc. common stock otherwise expected to be issued prior to the date the merger is expected to be consummated and (b) an exchange ratio of 0.02022 of a share of Mpower Communications Corp. common stock for each share of Primary Network Holdings, Inc. common stock.
(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f)(2) thereunder on the basis of the book value of the Primary Network common stock to be exchanged in the merger.
(3) Pursuant to Rule 457(f)(2) under the Securities Act, the registration fee is $6.36.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.
================================================================================

                     LETTER TO PRIMARY NETWORK STOCKHOLDERS

                  PROXY STATEMENT/PROSPECTUS DATED _____, 2000


                                                                ______, 2000

Dear Fellow Stockholders:

         You are cordially invited to attend a special meeting of the stockholders of Primary Network Holdings, Inc., which is referred to as Primary Network, which we will hold at _____ a.m., local time, on ____, 2000, at
___________.

         At the special meeting, we will ask you to approve the merger of Primary Network with Mpower Communications Corp. (a/k/a MGC Communications, Inc.), which is referred to as Mpower. Mpower common stock is quoted on NASDAQ under the trading symbol "MPWR." On _______, 2000, Mpower common stock closed at $___ per share. After the proposed merger, Primary Network will be a wholly owned subsidiary of Mpower, and you will be a stockholder of Mpower. In the merger, each outstanding share of common stock and each outstanding share of preferred stock of Primary Network will be converted into 0.02022 shares of Mpower common stock. For any resulting fractional share, a shareholder will receive cash in an amount equal to the market value of the fractional share.

         A total of 1,350,000 shares of Mpower common stock will be issued to Primary Network stockholders in connection with the merger. After the merger, the current Primary Network common and preferred stockholders will own approximately 3.1% and the current Mpower common stockholders will own approximately 96.9% of the outstanding shares of common stock of the combined company. After the completion of the merger, Mpower intends to launch an exchange offer where holders of the Primary Network 12% Senior Subordinated Discount Notes will be able to exchange their Primary Network notes for Mpower notes. Should a holder of these Primary Network notes not wish to exchange them for Mpower notes, Mpower will offer to repurchase the Primary Network notes in accordance with their terms.

         Your board of directors has determined that the merger is consistent with, and advances, the long-term business strategy of Primary Network and recommends that you vote in favor of the merger at the special meeting. The merger cannot be completed unless a majority of the holders of voting stock of Primary Network vote to approve it. Brian Matthews, Carol Matthews, Charles Wiegert, Welton Brison, Tom Hesterman, Richard Phillips, John Alden, EC Primary LLC, Quantum Emerging Growth Partners, C.V. and TGV Partners, which together hold approximately 73% of Primary Network common stock, have agreed to vote in favor of the merger and have granted irrevocable proxies to Mpower to enforce such voting agreement.

         The attached Proxy Statement/Prospectus provides you with detailed information about Mpower and the proposed merger. You should read this document, particularly the section describing risk factors relating to the merger. After careful consideration, your board of directors has by unanimous vote of all directors participating approved the merger and determined to recommend that you vote in favor of the merger. We look forward to the successful combination of Primary Network and Mpower and to your continued support as a stockholder of the combined company.

         For a discussion of the risk factors which you should consider in evaluating the merger, see "Risk Factors" beginning on page 16.

         FOR YOUR VOTE TO BE COUNTED, IT IS IMPORTANT THAT YOU SIGN AND RETURN THE PROXY CARD CONTAINED HEREIN.

                                   Sincerely,

                                   /s/ Brian Matthews
                                   Brian Matthews
                                   Chairman of the Board of Directors

--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE MPOWER COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

         This Proxy Statement/Prospectus is dated ______, 2000 and is first being mailed to stockholders on or about _____, 2000.

                         PRIMARY NETWORK HOLDINGS, INC.

                               11756 BORMAN DRIVE
                            ST. LOUIS, MISSOURI 63146

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the stockholders of Primary Network Holdings, Inc:

         A special meeting of the holders of common stock of Primary Network Holdings, Inc., which is referred to as Primary Network, will be held at ____ a.m. local time, on ________, 2000, at __________________________, to consider and vote on a proposal to approve an agreement and plan of merger dated as of April 17, 2000 among Primary Network Holdings, Inc., Mpower Communications Corp. (a/k/a MGC Communications, Inc.), which is referred to as Mpower, and Mpower Merger Sub, Inc., a wholly owned subsidiary of Mpower, and to approve the merger and other transactions described in the merger agreement.

         The only purpose of this meeting is to discuss and vote on whether to authorize the merger of Primary Network with Mpower. We will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement of the special meeting by the Primary Network board of directors.

         Your board of directors has determined that the merger is consistent with, and advances, the long-term business strategy of Primary Network and recommends that you vote in favor of the merger at the special meeting. The merger cannot be completed unless a majority of the stockholders of Primary Network vote to approve it. Brian Matthews, Carol Matthews, Charles Wiegart, Welton Brison, Tom Hesterman, Richard Phillips, John Alden, EC Primary LLC, Quantum Emerging Growth Partners, C.V. and TGV Partners, together holders of approximately 73% of the shares of Primary Network common stock outstanding, have agreed to vote in favor of the merger and have granted irrevocable proxies to Mpower to enforce such voting agreement.

         The close of business on _______, 2000 is the record date for determining which holders of common stock are entitled to vote at the meeting and at any adjournment or postponement of the meeting. A list of stockholders entitled to vote at the meeting will be available for your examination at Primary Network's headquarters for a period of ten days before the meeting during regular business hours.

         PLEASE READ THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND THE MERGER AGREEMENT ATTACHED AS APPENDIX I FOR INFORMATION RELATING TO PRIMARY NETWORK, MPOWER AND THE TERMS AND CONDITIONS OF THE MERGER, AS WELL AS APPENDIX II SETTING FORTH YOUR RIGHTS TO DISSENT FROM THE MERGER. OTHER IMPORTANT INFORMATION IS INCORPORATED BY

REFERENCE FROM OTHER DOCUMENTS. IN ORDER TO OBTAIN A COPY OF THE DOCUMENTS CONTAINING INFORMATION INCORPORATED BY REFERENCE, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE OF THE STOCKHOLDER MEETING. PLEASE REVIEW ALL THESE MATERIALS BEFORE COMPLETING THE ENCLOSED PROXY CARD.

                                     By order of the Board of Directors,


                                     /s/ Brian Matthews
                                     Brian Matthews
                                     Chairman of the Board of Directors

                                       _____, 2000

         To assure your representation at the special meeting, please complete, sign, date and return the enclosed proxy card promptly in the enclosed self-addressed, stamped envelope or via facsimile to (314) 692-3587, attn. Amy Schroeder. In the event that you deliver the proxy card via facsimile, please call Amy Schroeder prior to sending at (314) 214-0075. The delivery of the proxy will not affect your right to attend the meeting, or, if you choose to revoke the proxy, your right to vote in person. Please do not send in your stock certificates with your proxy card.

                                TABLE OF CONTENTS

                                                                            Page

QUESTIONS AND ANSWERS ABOUT THE MERGER.........................................i

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS...................iii

SUMMARY........................................................................1

SELECTED HISTORICAL FINANCIAL INFORMATION......................................8
         Selected Historical Financial Information of Mpower...................8
         Selected Historical Financial Information of Primary Network..........9
         Unaudited Selected Pro Forma Condensed Combined Financial
                  Information.................................................10

COMPARATIVE PER SHARE DATA....................................................14

MARKET PRICE AND DIVIDEND INFORMATION.........................................15

RISK FACTORS..................................................................16

THE PRIMARY NETWORK SPECIAL MEETING...........................................29
         Date, Time and Place.................................................29
         Purposes of the Special Meeting......................................29
         Recommendations of the Primary Network Board of Directors; Reasons
                  for the Merger..............................................29
         Only Common Stockholders of Record as of the Record Date Are
                  Entitled to Vote............................................31
         Votes Required for Approval..........................................31
         Voting Your Shares and How Proxies Are Counted.......................32
         Revoking Your Proxy..................................................32
         Soliciting Proxies...................................................32
         You Should Not Send Any Certificates Representing Primary Network
                  Common Stock with the Enclosed Proxy Card...................33

THE COMPANIES.................................................................34
         Primary Network......................................................34
         Primary Network Management's Discussion and Analysis of Financial
                  Condition and Results of Operations.........................43
         Mpower...............................................................57

THE MERGER....................................................................59
         Background of the Merger.............................................59
         Opinion of Houlihan Lokey............................................61
         Interests of Certain Persons in the Merger...........................67
         Accounting Treatment.................................................68

         Certain U.S. Federal Income Tax Consequences.........................68
         Regulatory Approvals.................................................70
         Restrictions on Sales of Mpower Common Stock by Affiliates of
                  Mpower and Primary Network..................................71
         Stock Exchange Quotation.............................................71
         Appraisal Rights.....................................................71

THE EXCHANGE OFFER AND THE LETTER AGREEMENT...................................74
         Terms of the 13% Senior Notes and the Exchange Offer.................74
         Restrictions on Sale.................................................75

THE MERGER AGREEMENT..........................................................76
         Completion of the Merger.............................................76
         Certain Representations and Warranties...............................76
         Certain Covenants....................................................78
         No Solicitation of Transactions......................................79
         Conduct of the Business of Primary Network Prior to the Merger.......80
         Stock Options and Employee Benefits..................................81
         Indemnification and Insurance........................................81
         Conditions to the Merger.............................................82
         Termination of the Merger Agreement..................................84
         Expenses and Termination Fees........................................85
         Amendment............................................................85

THE SHAREHOLDERS AGREEMENT....................................................86

DESCRIPTION OF MPOWER CAPITAL STOCK...........................................88
         General..............................................................88
         Common Stock.........................................................88
         Series B Convertible Preferred Stock.................................89
         Series C Convertible Preferred Stock.................................91
         Series B and C Preferred Stock Board Representation..................94
         Series D Convertible Preferred Stock.................................94

COMPARISON OF STOCKHOLDER RIGHTS..............................................98
         Board of Directors...................................................98
         Stockholder Meetings.................................................99
         Amendment to Organizational Documents...............................103
         Capitalization......................................................104
         Exculpation and Indemnification of Directors, Officers and
            Employees........................................................104

COMPARISON OF CERTAIN STATUTORY PROVISIONS...................................107
         Appraisal Rights....................................................107
         Certain Business Combinations.......................................109
         Control Share Acquisitions..........................................112
         Constituency Provisions.............................................112

LEGAL MATTERS................................................................114

EXPERTS......................................................................114

WHERE YOU CAN FIND MORE INFORMATION..........................................114

Annex A       Agreement and Plan of Merger
Annex B       Opinion of Houlihan Lokey
Annex C       Shareholders Agreement among Mpower, Primary Network and the entities listed on Schedule A thereto
Annex D       Letter Agreement re Exchange Offer
Annex E       Section 262 of the Delaware General Corporation Law
Annex F       Certain Audited and Unaudited Financial Statements of Primary
              Network

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.   Why is Primary Network proposing the transaction?

A. Primary Network believes that the transaction will be advantageous to Primary Network stockholders because the addition of Primary Network to Mpower will create a stronger and more competitive company with significant potential for long-term growth, enhanced services, increased revenues and reduced costs.

Q.   What will Primary Network stockholders receive when the merger occurs?

A. A Primary Network shareholder will receive 0.02022 of a share of Mpower common stock for each share of Primary Network common stock owned. For any resulting fractional share, a shareholder will receive cash in an amount equal to the market value of the fractional share. After the merger, Primary Network stockholders will own approximately 3.1 percent of the outstanding shares of Mpower common stock on a fully diluted basis.

         For example: If a Primary Network shareholder owns 1,000 shares of Primary Network common stock, he or she will be entitled to receive after the merger 20 shares of Mpower common stock, plus a check for the market value of twenty-two one-hundredths of a share.

Q.   What are the U.S. federal income tax consequences of the merger?

A. In general, it is expected that Primary Network stockholders will not be required to pay U.S. federal income tax as a result of exchanging Primary Network shares for Mpower shares, except for taxes on any cash that is received in lieu of fractional shares.

Q.   What am I being asked to vote upon?

A. You are being asked to approve and adopt the merger agreement and the merger.

Q.   What should I do now?

A. You should carefully read and consider the information contained in this Proxy Statement/Prospectus. You should then complete and sign your proxy card and return it in the enclosed return envelope as soon as possible so that your shares will be represented at your company's special meeting. You may also vote in person at the special meeting.

Q.   Should I send in my Primary Network stock certificate now?

A. No, you should not send in your stock certificate with your proxy. Promptly after the merger is completed, Mpower will send written instructions to former Primary Network stockholders describing the process for exchanging their Primary Network stock certificates for Mpower stock certificates.

Q.   Are Primary Network stockholders entitled to appraisal rights?

A. Yes, Primary Network stockholders are entitled to appraisal rights. See page 17 for details.

Q.   When do the companies expect the merger to be completed?

A. We are working to complete the merger as quickly as possible. We plan to complete the merger promptly after the shareholder meeting.

Q.   What is the exchange offer?

A. Mpower will be launching an exchange offer after the completion of the merger where holders of the Primary Network 12% Senior Subordinated Discount Notes will be able to exchange their Primary Network notes for Mpower notes. Should a holder of these Primary Network notes not wish to exchange them for Mpower notes, Mpower will offer to repurchase the Primary Network notes in accordance with their terms.

Q.   How does the exchange offer affect me?

A. If you are a holder of only Primary Network common stock, you are not affected by the exchange offer. If you are a holder of the Primary Network notes, you will receive more information about the exchange offer after the completion of the merger.

Q.   Whom should I call if I have questions?

A. Primary Network stockholders who have questions about the merger may call Mike Torrence, General Counsel of Primary Network, at (314) 692-3527.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         This Proxy Statement/Prospectus contains forward-looking statements about the merger and about how Primary Network and Mpower may perform in the future. You may find many of these statements in the following sections:

         o    "Risk Factors" beginning on page 16; and

         o "The Merger-- Reasons for the Merger; Recommendation of the Primary Network Board of Directors" beginning on page 29.

         These statements may be identified by the use of forward-looking words or phrases like "believe," "expect," "anticipate," "should," "planned," "may," "estimated" and "potential." These statements should be viewed with caution.

         These forward-looking statements involve risks and uncertainties and are based on Mpower's or Primary Network's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for these forward-looking statements. In order to comply with the terms of the safe harbor, Mpower and Primary Network note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or expectations expressed in these forward-looking statements. These factors include, but are not limited to:

         o    revenues or income following the merger being lower than expected;

         o    increasing competitive forces in our markets;

         o costs or difficulties related to the combination of our businesses being greater than expected;

         o    governmental laws and regulations affecting the combined company;

         o    changes in general economic conditions or in political forces;

         o    changes in the securities markets;

         o    incurring delayed or unexpected costs;

         o other risks and uncertainties described in "Risk Factors" and in other sections of this Proxy Statement/Prospectus and in the documents incorporated by reference into this document; and

         o incorrectly analyzing the risks and forces the combined company faces, or that the strategies developed to address them could be unsuccessful.

         You should not place a lot of weight on such forward-looking statements. These statements speak only as of the date of this Proxy Statement/Prospectus or, in the case of any document incorporated by reference, as of the date of that document.

         All subsequent written and oral forward-looking statements attributable to Mpower or Primary Network or any person acting on our behalf are qualified by the cautionary statements in this section. We will have no obligation to revise or update these forward-looking statements.

                                     SUMMARY

         This Summary highlights selected information in this Proxy Statement/Prospectus, and may not contain all of the information that is important to you. To understand the merger fully and for a more complete legal description of the terms of the merger, you should read carefully this entire Proxy Statement/Prospectus and the documents to which we have referred you to. See "Where You Can Find More Information" on page 114. The merger agreement is attached as Annex I to this document. We encourage you to read the merger agreement in its entirety, as it is the legal document that governs the merger.

The Companies (see p. 34)

Mpower Communications Corporation
171 Sully's Trail, Suite 202
Pittsford, NY  14534
(716) 218-6550
http://www.mpowercom.com

         Mpower is a growing communications company currently offering Internet access, voice over DSL, local dial tone, long distance and other voice and data services primarily to small and medium sized business customers.

Mpower Merger Sub, Inc.
171 Sully's Trail, Suite 202
Pittsford, NY  14534
(716) 218-6550

         Mpower Merger Sub, a wholly owned indirect subsidiary of Mpower, is a Delaware corporation formed for use in the merger. This is the only business of Mpower Merger Sub.

Primary Network Holdings, Inc.
11756 Borman Drive
St. Louis, MO  63146
(314) 214-0000
http://www.primary.net

         Primary Network is an integrated communications provider offering data and voice telecommunications services to both business and residential customers in second and third tier markets in the Midwest. Primary Network's advanced network is based on a new generation of DSL platforms and Asynchronous Transfer Mode switches.

         Primary Network currently offers its services in four metropolitan areas: St. Louis, Missouri, Kansas City, Missouri, Springfield, Missouri and Tulsa, Oklahoma.

Primary Network's Reasons for the Merger (see page 29)

         Your board of directors considered a number of factors in determining to approve the merger and recommend it to you, including the following:

         o The merger will provide Primary Network stockholders with an ownership interest in a large telecommunications service provider. Mpower is a large publicly traded telecommunications service provider, with an equity capital base of approximately $449 million as of March 31, 2000 and a market capitalization of approximately $1.957 billion as of April 28, 2000.

         o The combined company will have an enhanced ability to provide communications services to its customers an enhanced ability to build its customer base.

         o The combined company will have an enhanced infrastructure, including the combination of Primary Network's and Mpower's network.

         o The merger will provide Primary Network greater access to capital resources. Primary Network's business strategy requires access to financing to develop its business and fund its operations.

         The board also considered some potential drawbacks to the merger, including the following:

         o The risk that the potential benefits sought in the merger might not be fully realized, including the possibility that Mpower common stock might lose value after the merger.

         o The possibility that the merger might not be completed and the effect the failure to complete the merger would have on Primary Network's business.

         o The risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company.

         Nonetheless, the board concluded that these considerations were mitigated by the benefits of the merger. After reviewing potential alternative strategies for Primary Network, the board concluded that the merger was in the best interests of the stockholders of Primary Network.

Date, Time and Place of the Primary Network Special Meeting (see page 29)

         The special meeting will be held at ___ a.m., local time, on ____, 2000, at ______.

Purpose of the Primary Network Special Meeting (see page 29)

         At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger, in which Primary Network will become a wholly owned subsidiary of Mpower and each share of common stock and preferred stock of Primary Network outstanding immediately prior to the consummation of the merger will be exchanged into the right to receive .02022 shares of Mpower common stock. For any resulting fractional share, a shareholder will receive cash in an amount equal to the market value of the fractional share.

Primary Network Stockholders Entitled to Vote; Vote Required (see page 31)

         The Primary Network board of directors has fixed the close of business on ____, 2000 as the record date. Only Primary Network common stockholders of record on the record date are entitled to notice of and to vote at the special meeting. On the record date, there were ____________ outstanding shares of common stock held of record by approximately ___ persons. Primary Network also has 2,306,765 shares of Series A preferred stock and 850,000 shares of Series B preferred stock outstanding, which do not have voting rights, but which will participate in the merger on the same terms as the holders of Primary Network common stock.

         To approve the merger, the affirmative vote of a majority of the voting shares of Primary Network common stock outstanding on the record date is required.

The Shareholders Agreement (see page 86)

         Various stockholders of Primary Network, including Brian Matthews, Carol Matthews, Charles Weigert, Welton Brison, EC Primary LLC, Quantum Emerging Growth Partners C.V. and TGV Partners, who collectively own 73% of the votes represented by the Primary Network common stock as of the date of this Proxy Statement/Prospectus, have entered into a voting and proxy agreement with Mpower. Under this agreement, each such stockholder has agreed to vote at any meeting of stockholders of Primary Network in favor of the approval of the merger agreement and the merger, and has granted an irrevocable proxy to Mpower to vote the shares of Primary Network common stock held by such persons if such stockholder fails to comply with the terms of the voting agreement.

         Accordingly, if voted upon, it is assured that these proposals will be approved by the stockholders of Primary Network.

Interests of Certain Persons/Stock Ownership by Directors and Executive Officers of Primary Network (see pages 40 and 67)

         Certain directors and executive officers of Primary Network may have interests in the merger that are different from or in addition to yours and which may represent conflicts of interest. Specifically, Alan Schrager has served as Chief Financial Officer and director of Primary Network since November 1999 under the terms and conditions of a Secondment Agreement by and between Primary Network and U.S. Bancorp Libra. Under the terms of such agreement, as consideration for his services to Primary Network, Alan Schrager has received 680,000 shares of Series B preferred stock of Primary Network and warrants to purchase 520,000 additional shares of Series B preferred stock. The terms of the warrants provide that the vesting of the warrants will accelerate in the event of circumstances that result in a change of control in the ownership of Primary Network, including the merger. Additionally, under the terms of the Secondment Agreement, U.S. Bancorp Libra will receive a payment from Primary Network of 0.5% of the total enterprise value of

Primary Network upon the consummation of the merger. Furthermore, certain officers and directors of Primary Network have been granted stock options that vest upon a change in control of the ownership of Primary Network, such as the merger and will receive certain other payments upon the change in control of Primary Network.

         Mpower has agreed to maintain in effect the indemnification provisions in Primary Network's existing amended and restated articles of incorporation and by-laws, and maintain insurance for Primary Network's current and former officers and directors. In addition, Mpower has entered into employment agreements with Rich Phillips and Tom Hesterman which supercede previous employment agreements that provided these directors with cash payments upon a change of control of Primary Network.

         As of the record date, directors and executive officers of Primary Network beneficially owned approximately 64% of the outstanding shares of Primary Network common stock entitled to vote at the special meeting.

Procedure for Casting Your Vote (see page 32)

         Please mail your signed proxy card in the enclosed return envelope or deliver your proxy via facsimile to (314) 692-3587 as soon as possible, so that your shares of Primary Network common stock may be represented at the special meeting. If you do not include instructions on how to vote your properly executed proxy, your shares will be voted FOR adoption of the merger agreement.

Procedure for Changing Your Vote (see page 32)

         If you want to change your vote, send the secretary of Primary Network a signed proxy card before the special meeting or attend the special meeting in person. You may also revoke your proxy by sending written notice to the secretary of Primary Network before the special meeting.

Opinion of Financial Advisor to Primary Network (see page 61)

         Primary Network engaged Houlihan Lokey Howard & Zukin Financial Advisers, Inc. to act as financial advisor to assist the Primary Network board of directors in evaluating the merger. Houlihan Lokey delivered to the board of directors an opinion that the exchange ratio as provided for in the merger agreement is fair to the stockholders from a financial point of view.

Recommendation of the Board of Directors of Primary Network (see page 29)

Your board of directors has determined that the merger is consistent with, and advances, the long-term business strategy of Primary Network and is fair to you. Your board of directors has, by a unanimous vote of all directors participating, approved the merger and recommends that you vote in favor of the merger. Your board of directors was advised at its meeting that Houlihan Lokey's opinion would likely be that the exchange ratio as provided for in the merger agreement is fair from a financial point of view. Houlihan Lokey delivered an opinion to this effect to the board of Primary Network on April 19, 2000.

                                   The Merger

The Merger (see page 76)

         In the merger, Mpower Merger Sub will be merged into Primary Network, and Primary Network will be the surviving corporation. Each Primary Network shareholder will receive 0.02022 of a share of Mpower common stock for each share of Primary Network common stock owned.

Conditions to the Merger (see page 82)

         Mpower's, Mpower Merger Sub's and Primary Network's obligations to complete the merger are subject to the satisfaction or waiver of several conditions, including the following:

o the shares of Mpower common stock to be issued in the merger must be authorized for quotation on the NASDAQ National Market System;

o the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act must have expired or been terminated;

o each of Mpower and Primary Network must certify that its representations and warranties in the merger agreement are true and correct in all material respects. Each must also certify that it has performed all of its material obligations under the merger agreement;

o    no court order or law can be in effect that prohibits the merger; and

o Mpower and Primary Network each must receive an opinion from its counsel that the merger will qualify as a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986, as amended.

Termination of the Merger Agreement; Expenses (see pages 84-85)

         Mpower and Primary Network can agree to terminate the merger agreement without completing the merger, and either company can terminate the merger agreement if any of the following occurs:

o    the merger is not completed by October 31, 2000;

o    a court or governmental order permanently prohibits the merger; or

o the non-terminating party materially breaches any representation or warranty or any covenant in the merger agreement, and the breaching party does not cure the breach.

         All costs and expenses will be paid by the party incurring them.

Regulatory Approvals (see page 70)

         Mpower and Primary Network have filed their premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, on May 5, 2000. The waiting period is scheduled to expire on June 4, 2000, assuming that neither the Antitrust Division of the Department of Justice nor the Federal Trade Commission issues a request for more information.

         Mpower anticipates filing the necessary application with the Federal Communications Commission to transfer control of Primary Network's authorization to provide international long distance service by May 16, 2000. Mpower also anticipates filing any required applications for consent with state commissions by May 12, 2000. Prior consent of the FCC and of certain state commissions is necessary to consummate the merger. In addition, post-merger letter notifications to certain state commissions will also be required following completion of the merger. Mpower and Primary Network anticipate that any regulatory approvals will be obtained in the normal course within approximately 60 to 90 days of filing the applications.

Appraisal Rights (see page 71)

         Under Delaware law, holders of Primary Network common stock who do not vote in favor of the merger are entitled to appraisal rights.

Certain U.S. Federal Income Tax Consequences (see page 68)

         It is a condition to the merger that Mpower and Primary Network each have received an opinion of tax counsel to the effect that the exchange of shares in the merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. As such, the stockholders of Primary Network stock generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of their Primary Network stock for Mpower common stock in the merger (except to the extent of cash received in lieu of fractional shares). However, gain or loss generally will be recognized at such time as such stockholder sells his Mpower common stock.

Accounting Treatment (see page 68)

         The merger will be accounted for by the purchase method in accordance with accounting principles generally accepted in the United States.

Comparison of Shareholder Rights (see page 98)

         Holders of Mpower common stock have different rights than holders of Primary Network common stock, including differences in voting requirements and amendments to the organizational documents.

Risk Factors (see page 16)

         There are risk factors that should be considered in evaluating how to vote at the special meeting. The risk factors include the following:

o the value of the shares of Mpower common stock to be issued in connection with the merger may decline between the Primary Network stockholders meeting and the consummation of the merger;

o Mpower may not be able to successfully integrate Primary Network into its operations, which could slow its growth;

o    Mpower is not profitable and expects to continue to incur operating losses;

o    Mpower's substantial debt creates financial and operating risk;

o If Mpower's expansion plans change, Mpower may need significant additional funds that it may not be able to obtain;

o Mpower will face technical, operational and strategic challenges that may prevent Mpower from successfully integrating Primary Network and other businesses;

o Mpower's operating results are likely to fluctuate and will be difficult to predict;

o    Mpower's success depends on the effectiveness of its management; and

o if Mpower's equipment does not perform as expected, it could delay its expansion into new markets and our introduction of new services.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

Selected Historical Financial Information of Mpower

         Mpower is providing you with the following selected historical financial data to aid you in your analysis of the financial aspects of the merger. The historical data for each of the years in the five-year period ended December 31, 1999 have been derived from the audited historical consolidated financial statements. No data is present for periods before 1996 since Mpower commenced its operations in December 1996, and no revenues or expenses were recognized and no cash transactions occurred between its inception on October 16, 1995 and December 31, 1995.

         This information is only a summary and when you read this selected historical financial data, it is important that you read it in conjunction with the historical financial statements and related notes in Mpower's annual, quarterly and other reports filed with the SEC. See "Where You Can Find More Information" on page 114.

                                                                     Year Ended December 31,
                                              -----------------------------------------------------------------------
                                                    1996              1997              1998              1999
                                              -----------------------------------------------------------------------
                                                         (dollars in thousands, except per share amounts)
Statement of Operations Data:
Operating revenues                                $         1       $     3,791        $    18,249      $    55,066
Cost of operating revenues, excluding
depreciation                                              305             3,928             17,129           50,012
Selling, general and administrative expenses              841             6,440             17,877           44,836
Loss from operations                                   (1,554)           (7,851)           (21,995)         (59,417)
Net loss                                               (1,491)          (10,836)           (32,065)         (69,769)
Basic and diluted loss per share of common
stock                                                  $(2.11)          $(1.30)             $(2.26)          $(7.63)

Balance Sheet Data:
Cash and cash equivalents and investments
    available for sale, excluding
    restricted investments                        $     7,897       $   102,764        $    84,949      $   169,070
Restricted investments                                                   57,574             39,379           20,256
Property and equipment, net                             3,250            24,617            116,380          191,612
Total assets                                           12,339           191,977            252,119          402,429
Long term debt                                                          156,637            157,295          161,312
Series A convertible preferred stock                                     16,665
Series B convertible preferred stock                                                                         55,363
Series C convertible preferred stock                                                                         29,610
Stockholders' equity                                   10,792             8,976             63,260          103,781

Selected Historical Financial Information of Primary Network

         The following table sets forth selected consolidated financial information and other data for Primary Network Holdings, Inc., successor and CDM On-Line, Inc., predecessor. Please refer to footnotes 1 and 2 in the September 30, 1999 audited financial statements of Primary Network for further explanation of the organization and basis of presentation and initial formation and capitalization of Primary Network. The selected consolidated financial information and other data as of December 31, 1995, 1996, and 1999 and for the year ended December 31, 1995 and 1996 and the three months ended December 31, 1998 and 1999 are unaudited; however, in the opinion of Primary Network's management, the unaudited data includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information. The selected consolidated results of operations and the selected historical consolidated balance sheet data for the years ended December 31, 1997 and 1998, the five months ended May 31, 1999 and the four months ended September 30, 1999 have been derived from the audited consolidated financial statements of Primary Network, successor, and CDM On-Line, predecessor. The results of operations for the three months ended December 31, 1999 are not necessarily indicative of the results to be expected for the year ending September 30, 2000 or any other future period. For all periods presented, the related financial information has been presented using consistent methods of accounting.

         This information is only a summary and when you read the selected historical consolidated financial statements and other data it is important that you read it in conjunction with Primary Network's and CDM On-Line's consolidated financial statements and notes thereto and related "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                             Five         Four
                                                                            Months       Months      Quarter     Quarter
                                                                            Ended        Ended        Ended       Ended
                            1995       1996         1997        1998       5/31/99      9/30/99     12/31/98     12/31/99
                         ----------- ----------  ----------- ------------ ----------- ------------- ---------- -------------
Operating revenue           350,285  1,513,619    2,575,552    4,795,571   2,833,284     4,082,137  1,309,629     4,253,513

Net loss from
continuing operations      (158,011)  (137,176)   (1,590,177) (1,470,010)   (681,906)   (7,308,703)  (626,501)   (8,378,874)

Total assets                174,437    887,431    1,263,561   1,663,929   4,441,030    61,764,417  1,663,929    64,400,817

Long-term debt and
capital lease
obligations                       -          -            -            -     492,346    51,117,562         -    54,343,514

Total Stockholders'
Equity                    (164,981)  (305,746)    (783,758)    (203,734)   1,746,743     2,812,483  (203,734)   (5,559,308)


Unaudited Selected Pro Forma Condensed Combined Financial Information

         The following unaudited pro forma condensed combined balance sheet reflects the combination of the balance sheets of Mpower and Primary Network as of December 31, 1999 as adjusted for the merger as if the merger had been consummated on December 31, 1999. The unaudited pro forma condensed combined statement of operations reflects the combination of the statement of operations of Mpower and Primary Network for the year ending December 31, 1999 as adjusted for the merger as if the merger had been consummated on January 1, 1999. The unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting. This pro forma information does not give effect to any restructuring costs or to any potential cost savings or other operating efficiencies that could result from the merger.

         The unaudited pro forma statements are based on currently available information and certain assumptions that Mpower believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial information does not purport to represent what the combined company's position or results of operations would have been had the merger occurred on such date or at the beginning of the earliest period presented or to project the combined financial position or results of operations for any future date or period.

         The unaudited pro forma statements should be read in conjunction with the separate historical financial statements of Mpower and Primary Network and its predecessors and the notes thereto, and with the accompanying notes to the pro forma statements as well as Mpower's historical financial statements and related notes and sections entitled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" contained in Mpower's annual, quarterly and other reports filed with the SEC. See "Where You Can Find More Information" on page 114.

              Unaudited Pro Forma Condensed Combined Balance Sheet
                             As of December 31, 1999
                                 (in thousands)

                                                              Primary
                                             Mpower           Network
                                           Historical        Historical         Pro Forma               Pro Forma
                                            12/31/99          12/31/99         Adjustments               Combined
                                         ------------------------------------------------------      ---------------
Current assets:
     Cash and cash equivalents           $     42,979      $     15,644      $   (10,000)(1)          $    48,623
     Investments available-for-sale            61,627                 -                -                   61,627
     Restricted investments                    20,256                 -                -                   20,256
     Accounts receivable, net                  15,299             2,239                -                   17,538
     Prepaid expenses and other
     current assets                             1,527             2,729                -                    4,256
                                         ------------------------------------------------------      ---------------
         Total current assets                 141,688            20,612          (10,000)                 152,300
Property and equipment, net                   191,612            20,362                -                  211,974
Investments available-for-sale                 64,464                 -                -                   64,464
Other assets                                    4,665             4,799                -                    9,464
Intangible assets                                   -            18,628           93,904(2)               112,532
                                         ------------------------------------------------------      ---------------

         Total assets                    $    402,429      $    64,401      $     83,904            $    550,734
                                         ======================================================      ===============

Current liabilities:
     Current maturities of long-
       term debt and capital lease
       obligations                       $        623      $     2,089      $          -            $      2,712
     Accounts payable                          36,743            4,113                 -                  40,856
     Accrued expenses and other                14,997            9,415             2,500(3)               26,912
                                         -----------------------------------------------------      ---------------
         Total current liabilities             52,363           15,617             2,500                  70,480
Senior Secured Notes, net                     157,268           50,687             6,041(4)              213,996
Other long-term debt and capital lease
obligations                                     4,044            3,656                 -                   7,700
                                         -----------------------------------------------------      ---------------
         Total liabilities                    213,675           69,960             8,541                 292,176
                                         -----------------------------------------------------      ---------------
Redeemable preferred stock                     84,973                -                 -                  84,973
Stockholders' equity:
     Preferred stock, net of deferred
       stock compensation                           -              501              (501)(5)                   -
     Common stock                                  23               64               (63)(5)                  24
     Additional paid-in                                                           (1,500)(3)
       capital                                225,300           14,497            56,806(5)              295,103
     Accumulated deficit                     (114,161)         (20,621)           20,621(6)             (114,161)
     Less:  Treasury stock                        (76)               -                 -                     (76)
     Notes receivable from
       stockholders for
       issuance of common
       stock                                   (6,219)               -                 -                  (6,219)
       Accumulated other
       comprehensive loss                      (1,086)               -                 -                  (1,086)
                                         -----------------------------------------------------      ---------------
       Total stockholders' equity             103,781           (5,559)           75,363                 173,585
                                         -----------------------------------------------------      ---------------
       Total liabilities,
       redeemable preferred
       stock and stockholders'
       equity                             $   402,429     $     64,401     $      83,904            $    550,734
                                         =====================================================      ===============

                                    Unaudited Pro Forma Condensed Combined Statement of Operations
                                                Twelve months ended December 31, 1999
                                           (in thousands, except share and per share data)

                                                  Mpower            Primary Network           Pro Forma                Pro Forma
                                                Historical             Historical            Adjustments               Combined
                                            ----------------------------------------------------------------     -------------------
Operating revenues                             $    55,066          $    11,169              $        -                $  66,235
                                            ----------------------------------------------------------------     -------------------
Operating expenses:
    Cost of operating revenues                      50,012                5,722                       -                   55,734
Selling, general and administrative                 44,836               13,297                       -                   58,133
Stock-based compensation expense                       714                    -                       -                      714
Depreciation and amortization                       18,921                4,750                  12,453(1)                36,124
                                            ----------------------------------------------------------------     -------------------
                                                   114,483               23,769                  12,453                  150,705
                                            ----------------------------------------------------------------     -------------------
Loss from operations                               (59,417)             (12,600)                (12,453)                 (84,470)
Other income (expense):
    Interest income (expense), net                 (10,576)              (4,815)                      -                  (15,391)
    Other, net                                         224                1,046                       -                    1,270
                                            ----------------------------------------------------------------     -------------------
Net loss from continuing operations                (69,769)             (16,369)                (12,453)                 (98,591)
Net loss from discontinued operations                                       (82)                                             (82)
                                            ----------------------------------------------------------------     -------------------
Net loss                                           (69,769)             (16,451)                (12,453)                 (98,673)
Value of preferred stock beneficial
    conversion feature                             (72,500)                   -                       -                  (72,500)
Accretion of preferred to redemption value          (6,133)                   -                       -                   (6,133)
Accrued preferred stock dividend                    (2,577)                   -                       -                   (2,577)
                                            ----------------------------------------------------------------     -------------------
Net loss applicable to common stockholders       $(150,979)            $(16,451)               $(12,453)               $(179,883)
                                            ----------------------------------------------------------------     -------------------

Basic and diluted weighted average shares
    outstanding                                 19,775,410              n/a                   1,349,838(2)            21,125,248
Basic and diluted loss per share of
    common stock                               $     (7.63)             n/a                  $      (9.23)             $  (8.52)


Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(1)  Includes $10 million pre-closing cash advance from Mpower to Primary
     Network.

(2) Reflects purchase accounting adjustments for the acquisition based on the Mpower's preliminary estimate of the assets and liabilities assumed. For purchase accounting, Primary Network's assets have been recorded at their estimated fair market value subject to adjustments based upon the results of an independent appraisal. Purchase accounting adjustments were recorded to reflect the estimated fair value of the acquired customer base of $12 million, to decrease the recorded value of intangible assets acquired by $18.6 million, to record the excess of purchase cost over fair value of net assets acquired by $100.5 million and to increase the long-term debt by $6 million. These adjustments are required to record the assets and liabilities at their estimated fair market values. The calculation of excess purchase cost over fair value of net assets acquired is as follows:

                             (amounts in thousands)
  Common stock issued                                        $       68,504
  Cash paid                                                          10,000
  Options issued                                                      2,800
  Direct acquisition costs                                            1,000
                                                             --------------
           Total purchase cost                                       82,304
  Less: Net book value of Primary Network                            (5,559)
  Less: Adjustment in net assets to fair value                      (12,669)
                                                             --------------
  Excess of purchase cost over fair value of assets
           acquired and liabilities assumed (goodwill)       $      100,532
                                                             ==============

(3) Includes accruals for estimated direct acquisition and registration costs including legal, accounting and filing fees.

(4)  Reflects purchase accounting adjustment to adjust to fair value of debt.

(5) Reflects the estimated value of the Mpower stock exchanged for the preferred and common stock of Primary Network, based on the recent market price of Mpower stock.

(6) Reflects elimination of accumulated deficit of Primary Network as part of the purchase accounting computation.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(1) Reflects 12 months of amortization of intangibles recorded in connection with acquisition of Primary Network and includes amortization of goodwill ($10.1 million) and amortization of customer base ($2.4 million). Amortization periods assumed for goodwill and customer base were 10 years and 5 years, respectively.

(2) Reflects the estimated number of shares of Mpower stock issued in exchange for the preferred and common stock of Primary Network.

                           COMPARATIVE PER SHARE DATA

         The following table sets forth for Mpower common stock and Primary Network common stock, for the periods indicated, selected historical per share data and the corresponding pro forma and pro forma combined amounts, giving effect to the merger. The data presented is based upon the historical financial statements and related notes Primary Network included in the Proxy Statement/Prospectus and Mpower's historical financial statements and related notes and sections entitled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" contained in Mpower's annual, quarterly and other reports filed with the SEC. See "Where You Can Find More Information" on page 114. This information should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and related notes thereto. These data are not necessarily indicative of the results of the future operations of the combined company or the actual results that would have occurred if the merger had been consummated prior to the periods indicated.

                                                                    Primary              Pro Forma
                                              Mpower                Network               Combined
                                            Historical            Historical            (unaudited)
                                       ----------------------------------------------------------------
Book Value Per Common Share
Outstanding:
December 31, 1999                             $4.46                 $(0.09)                $7.06

Cash Dividends Declared Per Common
Share:
Year ended December 31, 1999                    -                      -                     -

Net Loss Applicable to Common
Shareholders:
Year ended December 31, 1999                  (7.63)                   -                   (8.52)

                      MARKET PRICE AND DIVIDEND INFORMATION

         Mpower common stock traded on the NASDAQ stock market under the symbol "MGCX" from May 11, 1998, the date of Mpower's initial public offering, until February 18, 2000. On February 18, 2000, the Mpower common stock began trading under the symbol "MPWR". The following sets forth the reported high and low sale prices for the Mpower common stock for each fiscal quarter since the Mpower common stock first commenced trading on May 11, 1998 through December 31, 1999. Primary Network common stock is not publicly traded.

                                                     High              Low
                                             -----------------------------------
   May 11, 1998 through June 30, 1998             $   19.56        $  14.00
   Quarter Ending September 30, 1998              $   17.93        $   8.00
   Quarter Ending December 31, 1998               $   10.50        $   5.25
   Quarter Ending March 31, 1999                  $   10.00        $   6.00
   Quarter Ending June 30, 1999                   $   47.00        $   9.00
   Quarter Ending September 30, 1999              $   31.56        $  15.56
   Quarter Ending December 31, 1999               $   50.75        $  19.69
   Quarter Ending March 31, 2000                  $   76.94        $  44.00

         Mpower has never declared any cash dividends on its common stock.

         No established trading market exists for Primary Network common stock. Primary Network has not paid any cash dividends on its capital stock.

                                  RISK FACTORS

         This Proxy Statement/Prospectus contains forward-looking statements that involve known and unknown risks and uncertainties. The actual results of the combined company may differ materially from those anticipated in these forward-looking statements. When voting on the merger, Primary Network stockholders should carefully consider the risks described below, elsewhere in this document, and in the documents we incorporate by reference into this document. Keep in mind that the risks described below are not the only risks facing Mpower, Primary Network or the combined company.

         The value of the shares of Mpower common stock to be issued in connection with the merger may decline between the Primary Network special meeting and the consummation of the merger. If the market price of Mpower common stock drops, the value of the Mpower common stock a Primary Network stockholder will receive as a result of the merger will also drop, since the formula for converting Primary Network common stock into Mpower common stock is a fixed exchange ratio of 0.02022 of a share of Mpower common stock for each share of Primary Network common stock.

         Directors and officers of Primary Network may have conflicts of interest that influence their decision to approve the merger. Alan Schrager, Primary Network's Chief Financial Officer, has been serving under the terms and conditions of a Secondment Agreement between Primary Network and U.S. Bancorp Libra, and has received shares of preferred stock and warrants to purchase additional shares. As part of the Secondment Agreement, U.S. Bancorp Libra will receive a payment equal to 0.5% of the total enterprise value of Primary Network upon consummation of the merger. Blake Ashby, Mike Torrence and Tony Hartke have been granted stock options that vest on a change of control in the ownership of Primary Network. Mpower has agreed to maintain in effect the indemnification provisions in Primary Network's existing amended and restated articles of incorporation and by-laws, and maintain insurance for Primary Network's current and former officers and directors. Finally, Mpower has entered into employment agreements with Rich Phillips and Tom Hesterman.

         Mpower is not profitable and expects to continue to incur operating losses. Mpower recorded net losses of $69.8 million in 1999, $32.1 million in 1998 and $10.8 million in 1997. In addition, Mpower had negative cash flow from operations of $45.9 million in 1999, $24.2 million in 1998 and $4.5 million in 1997. Mpower does not generate enough cash flow to cover its operating and investing expenses. Its historical earnings were insufficient to cover combined fixed charges and dividends on preferred stock by $76.4 million for the year ended December 31,1999. Combined fixed charges and dividends include interest and dividends, whether paid or accrued. Mpower expects to record significant net losses and generate negative cash flow from operations for the foreseeable future. Mpower cannot assure you that it will achieve or sustain profitability or generate sufficient positive cash flow from operations to meet its planned capital expenditures, working capital and debt service requirements.

         Mpower's substantial debt creates financial and operating risk. Mpower has a substantial amount of debt. As of March 31, 2000, giving pro forma effect to the acquisition of all of the 12% Senior Discount Notes due 2006, Mpower would have had approximately $468 million of total debt outstanding. The terms of Mpower's 13% Senior Notes due 2010 and its other outstanding debt limit, but do not prohibit, Mpower from incurring additional debt. For example, the indenture for Mpower's Senior Notes allows it to incur an unlimited amount of debt to finance the cost of acquiring equipment used in its business. Mpower expects to incur significant amounts of additional debt in the future to fund its expansion into new markets, develop its network and expand its customer base. Mpower's level of debt could have important consequences to you, including the following:

         o a substantial portion of Mpower's cash flow from operations will be dedicated to paying principal and interest on its debt, thereby reducing funds available for expansion or other purposes;

         o Mpower's significant amount of debt could make it more vulnerable to changes in general economic conditions or increases in prevailing interest rates;

         o Mpower's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes could be impaired;

         o Mpower's failure to comply with the restrictions contained in any of its financing agreements could lead to a default which could result in its being required to repay all of its outstanding debt; and

         o Mpower may be more leveraged than some of its competitors, which may result in a competitive disadvantage.

         If Mpower's expansion plans change, it may need significant additional funds that it may not be able to obtain. If its expansion plans change, Mpower may require significant amounts of capital to fund the development and expansion of its business and services as well as operating costs and debt service. If Mpower cannot generate or otherwise obtain sufficient funds, it may be required to delay or abandon these expansion plans. This may have a negative impact on Mpower's growth and ability to compete in the communications industry. Mpower expects to fund its capital requirements through existing resources, internally generated funds and debt or equity financing. Mpower cannot assure you it will be successful in raising sufficient debt or equity financing on acceptable terms.

         It is difficult to predict Mpower's future operating results from Mpower's previous performance since Mpower's business model is still evolving and Mpower has limited operating history. Mpower's limited operating history makes predicting future results difficult. Because some of its services are new, Mpower cannot be sure businesses will buy them. In addition, Mpower has recently hired a new chief executive officer who has realigned its operations into regional service areas to support its expanding geographic markets and may make other changes which could increase the cost of providing its services.

         Mpower will face technical, operational and strategic challenges that may prevent it from successfully integrating Primary Network and other businesses. As part of its growth strategy, Mpower may continue to acquire other businesses as a means of expanding into new markets or developing new services. Mpower's pending acquisitions involve risks related to the integration and management of acquired technology, operations and personnel. The integration of Primary Network into Mpower's organization will be a complex, time consuming and expensive process, and may disrupt its business if not completed in a timely and efficient manner. Following the acquisition of Primary Network, Mpower must operate as a combined organization using common information and communication systems, operating procedures, financial controls and human resources practices. Mpower may encounter substantial difficulties, costs and delays involved in integrating the operations of Primary Network, including:

         o difficulties assimilating acquired back-office operations and personnel;

         o integrating different network equipment and systems into its operations;

         o    potential disruptions of its ongoing business;

         o    the diversion of resources and management time;

         o the possibility uniform standards, controls, procedures and policies may not be maintained;

         o risks associated with entering new markets in which Mpower has little or no experience; and

         o the potential impairment of relationships with employees or customers as a result of changes in management.

         Primary Network or any other business Mpower might acquire might not perform as expected. Furthermore, Mpower has never acquired another business of significant size. Accordingly, Mpower has no experience dealing with any of the risks associated with making such acquisitions. Mpower's failure to successfully address these risks could have a material adverse effect on Mpower's business.

         Mpower's operating results are likely to fluctuate and will be difficult to predict. Mpower's annual and quarterly operating results are likely to fluctuate significantly as a result of numerous factors, many of which are outside of its control. These factors include:

         o the timing and willingness of traditional telephone companies to provide Mpower with central office space and the prices, terms and conditions on which they make the space available to Mpower;

         o the amount and timing of capital expenditures and other costs relating to the expansion of Mpower's networks and the marketing of its services;

         o delays in the commencement of operations in new regions and the generation of revenue because certain network elements have lead times that are controlled by incumbent carriers and other third parties;

         o the ability to develop and commercialize new services by Mpower or its competitors;

         o the ability to deploy on a timely basis Mpower's services to adequately satisfy customer demand;

         o    Mpower's ability to successfully operate its network;

         o    the rate at which customers subscribe to Mpower's services;

         o decreases in the prices for Mpower's services due to competition, volume-based pricing and other factors;

         o the mix of line orders between business customers (which typically have higher margins) and residential customers;

         o the development and operation of Mpower's billing and collection systems and other operational systems and processes;

         o the rendering of accurate and verifiable bills from the incumbent carriers from whom Mpower leases transport and resolution of billing disputes;

         o the incorporation of enhancements, upgrades and new software and hardware products into Mpower's network and operational processes that may cause unanticipated disruptions; and

         o the interpretation and enforcement of regulatory developments and court rulings concerning the 1996 Telecommunications Act, interconnection agreements and the antitrust laws.

         The terms of Mpower's debt covenants and preferred stock could limit how it conducts its business and its ability to raise additional funds. The agreements which govern the terms of Mpower's debt, including the indentures for its outstanding 12% Senior Subordinated Discount Notes due 2006, its outstanding 13% Senior Notes due 2010 and its outstanding 13% Senior Secured Notes due 2004, contain covenants that restrict its ability to:

         o    incur additional debt;

         o    pay dividends and make other distributions;

         o    prepay subordinated debt;

         o    make investments and other restricted payments;

         o    create liens;

         o    sell assets; and

         o    engage in transactions with affiliates.

         In addition, the terms of Mpower's outstanding preferred stock require it to obtain the approval of the holders before it takes specified actions. Please see "Description of Mpower Capital Stock."

         Mpower's future financing arrangements will likely contain similar or more restrictive covenants. As a result of these restrictions, Mpower may be:

         o    limited in how it conducts its business;

         o unable to raise additional debt or equity financing to operate during general economic or business downturns; and

         o unable to compete effectively or to take advantage of new business opportunities.

         These restrictions may affect Mpower's ability to grow in accordance with its plans.

         Mpower's success depends on the effectiveness of its management. Mpower has a new chief executive officer and is considering other additions to its management team. Mpower's business is managed by a small number of key management personnel, the loss of some of whom could impair its ability to carry out its planned expansion. Mpower believes its future success will depend in large part on its ability to attract and retain highly skilled and qualified personnel. None of Mpower's key executives other than Rolla P. Huff, its new chief executive officer, is a party to a long-term employment agreement and Mpower does not maintain key man insurance on its officers. Mpower has recently hired a new chief executive officer, chief financial officer and other new members of its senior management team. Mpower is considering making further additions to its management team. Mpower cannot assure you that its new senior officers will be effective in managing its company or will successfully work with its existing management team.

         If Mpower's equipment does not perform as expected, it could delay its expansion into new markets and its introduction of new services. In implementing its strategy, Mpower may use new or existing technologies to offer additional services. Mpower also plans to use equipment manufactured by multiple vendors to offer its current services and future services in each of its new markets. If Mpower cannot successfully install and integrate the technology and equipment necessary to deliver its current services and any future services within the time frame and with the cost effectiveness Mpower currently contemplates, it could be forced to delay or abandon a portion of its expansion plans or the introduction of new services. This could also affect Mpower's ability to attract and retain customers.

         The failure of Mpower's operations support system to perform as Mpower expects could impair its ability to retain customers and obtain new customers or result in increased capital expenditures. Mpower employs a proprietary operations support system which is expected to be an important factor in its success. If the operations support system fails or is unable to perform as expected, Mpower could suffer customer dissatisfaction, loss of business or the inability to add customers on a timely basis, any of which would adversely affect its revenues. Furthermore, problems may arise with higher processing volumes or with additional automation features, which could potentially result in system breakdowns and delays and additional, unanticipated expense to remedy the defect or to replace the defective system with an alternative system.

         Mpower's failure to manage growth could result in increased costs and an inability to achieve its expansion goals. Mpower may be unable to manage its growth effectively. This could increase the costs of expansion and impair its ability to fully implement its expansion plans. The development and expansion of Mpower's business and entry into new markets will depend on, among other things, its ability to achieve the following goals in a timely manner, at reasonable costs and on satisfactory terms and conditions:

         o purchase, install and operate switches and other equipment, including DSL equipment;

         o    accurately assess potential new markets;

         o negotiate suitable interconnection agreements with, and arrangements for installing Mpower's equipment at the central offices of, incumbent carriers on satisfactory terms and conditions, including incumbent carriers in markets Mpower plans to enter;

         o    hire and retain qualified personnel;

         o    lease suitable access to transport networks;

         o    lease or purchase suitable sites; and

         o    obtain required government authorizations.

         Mpower has experienced rapid growth since its inception, and Mpower believes sustained growth will place a strain on its operational, human and financial resources. Mpower's growth will also increase its operating complexity as well as the level of responsibility for both existing and new management personnel. Mpower's ability to manage its expansion effectively will depend on the continued development of plans, systems and controls for its operational, financial and management needs and on its ability to expand, train and manage its employee base.

         Mpower's services may not achieve sufficient market acceptance to become profitable. To be successful, Mpower must develop and market services that are widely accepted by businesses at profitable prices. Mpower's success will depend upon the willingness of its target customers to accept it as an alternative provider of local, long distance, high-speed data and Internet services. Although Mpower is in the process of rolling out high-speed data and Internet services and developing additional products and services, Mpower might not be able to provide the range of communication services its target business customers need or desire. In addition, the lack of willingness by e-commerce providers to accept Mpower as a marketing, sales and distribution partner would have a negative impact on its ability to deliver additional products and services to its target customers.

         Mpower's failure to achieve or sustain market acceptance at desired pricing levels could impair its ability to achieve profitability or positive cash flow. Prices for data communication services have fallen historically, a trend Mpower expects will continue. Accordingly, Mpower cannot predict to what extent it may need to reduce its prices to remain competitive or whether Mpower will be able to sustain future pricing levels as its competitors introduce competing services or similar services at lower prices. Mpower's ability to meet price competition may depend on its ability to operate at costs equal to or lower than its competitors or potential competitors. There is a risk that competitors, perceiving Mpower to lack capital resources, may undercut its rates or increase their services or take other actions in an effort to force Mpower out of business. Mpower's failure to achieve or sustain market acceptance at desired pricing levels could impair its ability to achieve profitability or positive cash flow.

         If Mpower is unable to negotiate and enforce favorable interconnection agreements and arrangements for installing its equipment, Mpower could have difficulty operating profitably in its existing markets and entering new markets. Mpower must negotiate and renew favorable interconnection agreements and arrangements for installing its equipment with other companies, including incumbent carriers, in markets

Mpower plans to enter. The rates charged to Mpower under the interconnection agreements might not continue to be low enough for it to attract a sufficient number of customers and to operate the business on a profitable basis. In addition, Mpower's interconnection agreements provide for its connection and maintenance orders to receive attention on the same basis as the incumbent carrier's customers and for the incumbent carriers to provide adequate capacity to keep blockage within industry standards. However, from time to time, Mpower has experienced excessive blockage in the delivery of calls to and from the incumbent carriers due to an insufficient number of phone lines installed by the incumbent carriers between their switches and Mpower's switches. Blocked calls result in customer dissatisfaction which may result in the loss of business.

         Delays by the incumbent carriers in connecting Mpower's customers to Mpower's network could result in customer dissatisfaction and loss of business. Mpower relies on the timeliness of incumbent carriers and competitive carriers in processing its orders for customers switching to Mpower's service and in maintaining the customer's standard telephone lines to assure uninterrupted service. The incumbent carriers are Mpower's competitors and have had little experience leasing standard telephone lines to other companies. Therefore, the incumbent carriers might not be able to continue to provide and maintain leased standard telephone lines in a prompt and efficient manner as the number of standard telephone lines requested by competitive carriers increases.

         Mpower may not be able to service its customers if Mpower cannot secure sufficient telephone lines and cable to meet its future needs. Mpower may not be able to lease sufficient telephone lines and cable in markets it wants to enter or renew its lease arrangements or obtain comparable arrangements from other carriers in its existing markets. Because Mpower leases rather than constructs telephone lines and cable in each of its markets, Mpower would be unable to service its customers if it could not obtain sufficient telephone lines and cable. Mpower's inability to lease sufficient telephone lines and cable could result in the loss of customers, the inability to add new customers and limitations on Mpower's ability to enter new markets.

         Mpower's reliance on a limited number of equipment suppliers could result in additional expenses or delays in its expansion. Mpower currently relies, and expects to continue to rely, on a limited number of third party suppliers to manufacture the equipment it requires to implement its DSL technology. If Mpower's suppliers enter into competition with it, or if Mpower's competitors enter into exclusive or restrictive arrangements with Mpower's suppliers, it may materially and adversely affect the availability and pricing of the equipment Mpower purchases. Mpower's reliance on third-party vendors involves a number of additional risks, including the absence of a guaranteed supply of necessary equipment and reduced control over delivery schedules, quality assurance, production yields and costs. Mpower cannot assure you that its vendors will be able to meet its needs in a satisfactory and timely manner in the future or that it will be able to obtain alternative vendors when and if needed. It could take a significant period of time to establish relationships with alternative suppliers for critical technologies and to introduce substitute technologies into Mpower's network. As a result, the use of alternative vendors could delay Mpower's expansion plans. In addition, if Mpower changes vendors, it may need to replace all or a portion of the DSL equipment deployed within its network at significant expense in terms of equipment costs and loss of revenues in the interim.

         Because Mpower competes against established industry competitors with substantially greater resources, Mpower may not be able to achieve its operating and financial objectives. The market in which Mpower operates is highly competitive and most of its competitors and potential competitors have substantially greater resources than Mpower has. Mpower's failure to compete effectively could prevent Mpower from obtaining sufficient market share to become profitable.

         If Mpower is not able to obtain or implement new technologies, it may lose business and limit its ability to attract new customers. Mpower may be unable to obtain access to new technology on acceptable terms or at all. Mpower may be unable to adapt to new technologies and offer services in a competitive manner. If these events occur, Mpower may lose customers to competitors offering more advanced services and Mpower's ability to attract new customers would be hindered. Rapid and significant changes in technology are expected in the communications industry. Mpower cannot predict the effect of technological changes on its business. Mpower's future success will depend, in part, on its ability to anticipate and adapt to technological changes, evolving industry standards and changing needs of its current and prospective customers.

         A system failure or breach of network security could cause delays or interruptions of service to Mpower's customers and result in customer dissatisfaction. Interruptions in service, capacity limitations or security breaches could have a negative effect on customer acceptance and, therefore, on Mpower's revenues and ability to attract new customers. Mpower's networks may be affected by physical damage, power loss, capacity limitations, software defects, breaches of security by computer viruses, break-ins or otherwise, and other factors which may cause interruptions in service or reduced capacity for Mpower's customers.

         If Mpower is unable to effectively deliver DSL services to a substantial number of customers, it may not achieve its revenue goals. Mpower cannot guarantee its network will be able to connect and manage a substantial number of customers at high transmission speeds. If Mpower cannot achieve and maintain digital transmission speeds that are otherwise available in the market, it may lose customers to competitors with higher transmission speeds and it may not be able to attract new customers. While digital transmission speeds of up to
1.5 Mbps are possible on portions of Mpower's network, that speed may not be available over a majority of its network. Actual transmission speeds on Mpower's network will depend on a variety of factors, many of which are beyond its control, including the distance an end user is located from a central office, the quality of the telephone lines, the presence of interfering transmissions on nearby lines and other factors.

         Mpower may lose customers or potential customers because the telephone lines it requires may be unavailable or in poor condition. Mpower's ability to provide DSL services to potential customers depends on the quality, physical condition, availability and maintenance of telephone lines within the control of the incumbent carriers. If the telephone lines are not adequate, Mpower may not be able to provide DSL services to many of its target customers and its expected revenues will be diminished. Mpower believes the current condition of telephone lines in many cases may be inadequate to permit it to fully implement its DSL services. In addition, the incumbent carriers may not maintain the telephone lines in a condition that will allow Mpower to implement its DSL services effectively or may claim they are not of sufficient quality to allow Mpower to fully implement or operate its DSL services. Further, some customers use technologies other than copper lines to provide telephone services, and as a result, DSL services might not be available to these customers. Interference or claims of interference could delay Mpower's rollout or result in customer dissatisfaction.

         Interference, or claims of interference by the incumbent carriers, if widespread, could adversely affect Mpower's speed of deployment, reputation, brand image, service quality and customer satisfaction and retention. Technologies deployed on copper telephone lines, such as DSL, have the potential to interfere with other technologies on the copper telephone lines. Interference could degrade the performance of Mpower's services or make Mpower unable to provide service on selected lines and the customers served by those lines. Although Mpower believes its DSL technologies, like other technologies, do not interfere with existing voice services, incumbent carriers may claim the potential for interference permits them to restrict or delay Mpower's deployment of DSL services. The procedures to resolve interference issues between competitive carriers and incumbent carriers are still being developed. Mpower may be unable to successfully resolve interference issues with incumbent carriers.

         Mpower's success will depend on growth in the demand for Internet access and high-speed data services. If the markets for the services Mpower offers, including Internet access and high-speed data services, fail to develop, grow more slowly than anticipated or become saturated with competitors, Mpower may not be able to achieve its projected revenues. The markets for business Internet and high-speed data services are in the early stages of development. Demand for Internet services is highly uncertain and depends on a number of factors, including the growth in consumer and business use of new interactive technologies, the development of technologies that facilitate interactive communication between organizations and targeted audiences, security concerns and increases in data transport capacity. In addition, the market for high-speed data transmission via DSL technology is relatively new and evolving. Various providers of high-speed digital services are testing products from various suppliers for various applications, and no industry standard has been broadly adopted. Critical issues concerning commercial use of DSL for Internet and high-speed data access, including security, reliability, ease of use and cost and quality of service, remain unresolved and may impact the growth of these services.

         The desirability and marketability of Mpower's Internet service may be adversely affected if Mpower is not able to maintain reciprocal relationships with other Internet service providers. The Internet is comprised of many Internet service providers and underlying transport providers who operate their own networks and interconnect with other Internet service providers at various points. As Mpower commences the operation of Internet services, connections to the Internet will be provided through wholesale carriers. Mpower anticipates that, as its volume increases, it will enter into reciprocal agreements with other Internet service providers. Mpower cannot assure you other national Internet service providers will maintain reciprocal relationships with it. If Mpower is unable to maintain these relationships, Mpower's Internet services may not be attractive to its target customers, which would impair its ability to retain and attract customers. In addition, the requirements associated with maintaining relationships with the major national Internet service providers may change. Mpower cannot assure you it will be able to expand or adapt its network infrastructure to meet any new requirements on a timely basis, at a reasonable cost, or at all.

         Mpower may incur liabilities as a result of its Internet service offerings. United States law relating to the liability of on-line service providers and Internet service providers for information carried on, disseminated through, or hosted on their systems is currently unsettled. If liability is imposed on Internet service providers, Mpower would likely implement measures to minimize its liability exposure. These measures could require Mpower to expend substantial resources or discontinue some of its product or service offerings. In addition, increased attention to liability issues, as a result of litigation, legislation or legislative proposals, could adversely affect the growth and use of Internet services.

         Changes in laws or regulations could restrict the way Mpower operates its business and could negatively affect its costs and competitive position. A significant number of the services Mpower offers are regulated at the federal, state and/or local levels. If these laws and regulations change or if the administrative implementation of laws develops in an adverse manner, there could be an adverse impact on Mpower's costs and competitive position. In addition, Mpower may expend significant financial and managerial resources to participate in administrative proceedings at either the federal or state level, without achieving a favorable result. Mpower believes incumbent carriers and others may work aggressively to modify or restrict the operation of many provisions of the Telecommunications Act. Mpower expects incumbent carriers and others to continue to pursue litigation in courts, institute administrative proceedings with the Federal Communications Commission, which is referred to as the FCC, and other regulatory agencies and lobby the United States Congress, all in an effort to affect laws and regulations in a manner favorable to them and against the interest of competitive carriers.

         Mpower may not be able to collect all of the access charges it has billed to long distance carriers. When Mpower's facilities are used to originate a customer's long distance call and deliver the call to the long distance carrier designated by the customer, or to terminate a long distance call received from a long distance carrier by delivering it to a telephone number connected to its network, the long distance carrier is required to pay Mpower for access to its network and the use of its facilities. These charges are called access charges. Access charges represented a significant portion of revenues in 1998 and 1999. While Mpower recently settled its disputes with AT&T and MCI

WorldCom, certain other long distance carriers responsible for generating a portion of its access charge revenues continue to refuse to pay the full amount of access charges billed to them under Mpower's tariffs. The law applicable to Mpower's disputes with these carriers is unclear and Mpower may not be able to collect the full amount of the access charges owed to it. Until these disputes are resolved and access charge receivables are collected on a timely basis, Mpower cannot rely on these revenues as a source of cash flow. As a result, it may be required to raise additional capital sooner than it currently anticipates.

         The prices Mpower charges for Mpower's services and pays for the use of services of incumbent carriers and other competitive carriers may be negatively affected in regulatory proceedings, which could result in decreased revenues, increased costs and loss of business. If Mpower were required to decrease the prices Mpower charges for its services or to pay higher prices for services it purchases from incumbent carriers and other competitive carriers, it would have an adverse effect on Mpower's ability to achieve profitability and offer competitively priced services. Mpower must file tariffs with state and federal regulators which indicate the prices it charges for it services. In addition, Mpower purchases some tariffed services from incumbent carriers and/or competitive carriers. The rate Mpower pays for other services Mpower purchases from incumbent carriers and other competitive carriers are set by negotiations between the parties. All of the tariffed prices may be challenged in regulatory proceedings by customers, including incumbent carriers, competitive carriers and long distance carriers who purchase these services. These negotiated rates are also subject to regulatory review. In August 1999, the FCC initiated a proceeding which is considering the reasonableness of competitive carrier access charges and is seeking comments on whether the FCC should regulate the access charges set by competitive carriers. While the outcome of this proceeding cannot be predicted, if Mpower were required to decrease its access charges, it could have an adverse effect on its expected revenues.

         Mpower's forward-looking statements may materially differ from actual events or results. This prospectus contains "forward-looking statements," which you can generally identify by the use of forward-looking words, including "believe," "expect," "intend," "may," "will," "should," "could," "anticipate" or "plan" or the negative or other variations of these terms or comparable terminology, or by discussion of strategies that involve risks and uncertainties. Mpower often uses these types of statements when discussing:

         o    Mpower's plans and strategies;

         o Mpower's anticipation of profitability or cash flow from operations;

         o    the development of Mpower's business;

         o    the expected market for Mpower's services and products;

         o    Mpower's anticipated capital expenditures; or

         o changes in regulatory requirements; and other statements contained in this prospectus regarding matters that are not historical facts.

         Mpower cautions you that these forward-looking statements are only predictions and estimates regarding future events and circumstances. Mpower cannot assure you it will achieve the future results reflected in these statements.

                       THE PRIMARY NETWORK SPECIAL MEETING

         This Proxy Statement/Prospectus is being provided in connection with the solicitation of proxies from you by the Primary Network board of directors for use at the special meeting.

Date, Time and Place

         The special meeting will be held at ___ a.m., local time, on ____, 2000, at ______.

Purposes of the Special Meeting

         At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger, in which Primary Network will become a wholly owned subsidiary of Mpower and each share of common stock and preferred stock of Primary Network outstanding immediately prior to the consummation of the merger will be exchanged into the right to receive .02022 shares of Mpower common stock.

Recommendations of the Primary Network Board of Directors; Reasons for the
Merger

         The board of directors, by unanimous vote of all directors participating in the meeting at which the merger was approved, recommends that you vote in favor of the merger. In the board's view, the merger offers a number of benefits to Primary Network stockholders, most significantly:

         o The merger will provide Primary Network stockholders with an ownership interest in a large telecommunications service provider. Mpower is a large publicly traded telecommunications service provider, with an equity capital base of approximately $ 449 million as of March 31, 2000, and a market capitalization of approximately $1.462 billion as of April 28, 2000.

         o The combined company will have an enhanced ability to provide communications services to its customers, including facility-based voice services, and an enhanced ability to build its customer base.

         o The combined company will have an enhanced infrastructure, including the combined size of Primary Network's and Mpower's network.

         o The merger will provide Primary Network greater access to capital resources. Primary Network's business strategy requires access to financing to develop its business and fund its operations.

         o The merger would result in a larger, more diversified company, better able to compete effectively in a rapidly changing and increasingly competitive industry.

         o The merger will provide Primary Network with an experienced management team with a proven record in the telecommunications industry.

         o The merger will provide Primary Network's stockholders with greater liquidity by providing them a security that is listed and traded on the Nasdaq National Market.

         In the course of its deliberations, Primary Network's board reviewed with Primary Network's management and outside advisors a number of additional factors relevant to the merger, including:

         o Primary Network's business, financial condition, results of operations and prospects.

         o Primary Network's management's view as to the financial condition, results of operations and businesses of Mpower and Primary Network before and after giving effect to the merger based on management's due diligence review and review of publicly available information.

         o Market conditions and historical market prices, volatility and trading information with respect to Mpower common stock.

         o The impact of the merger on Primary Network's customers and employees.

         o Primary Network's evaluation of other potential strategic relationships.

         The board also considered a number of possible drawbacks of the transaction, including the following:

         o The risk that the potential benefits sought in the merger might not be fully realized, including the possibility that Mpower stock might lose value after the merger.

         o The possibility that the merger might not be completed and the effect the failure to complete the merger would have on Primary Network's business, including the termination fee.

         o The risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company.

         o The difficulty of managing separate operations at different geographic locations.

         o The other risks described under "Risk Factors" on page 16 of the Proxy Statement/Prospectus.

         Nonetheless, the board concluded that these considerations were mitigated by the benefits of the merger. Accordingly, the board concluded that the merger was in the best interests of the stockholders of Primary Network.

         The board also considered a number of alternative strategies for Primary Network, including pursuing an initial public offering, other private debt and equity financing alternatives and pursuing additional strategic acquisitions. The board determined that an initial public offering was not a viable option given prevailing market conditions, and that it was not possible to predict when such an offering would be feasible. The board also determined that, as a private company operating independently, Primary Network could have difficulty obtaining sufficient capital to pursue its objectives, particularly in light of recent market developments and the impact of such developments on the availability of privately placed debt and equity financings. Furthermore, after considering a number of other strategic possibilities with potential acquirors, the board determined that Mpower presented the most attractive offer. Accordingly, the board concluded that the merger was the superior alternative.

Only Common Stockholders of Record as of the Record Date Are Entitled to Vote

         The Primary Network board of directors has fixed the close of business on ____, 2000 as the record date. Only Primary Network common stockholders of record on the record date are entitled to notice of and to vote at the special meeting. On the record date, there were ____________ outstanding shares of common stock held of record by approximately ___ persons. Primary Network also has 2,306,765 shares of Series A preferred stock and 850,000 shares of Series B preferred stock outstanding, which do not have voting rights, but which will participate in the merger on the same terms as the holders of Primary Network common stock.

Votes Required for Approval

         The merger must be approved by the affirmative vote, in person or by proxy, of the holders of majority of the voting shares of Primary Network common stock outstanding on the record date and entitled to vote at the special meeting. Brian Matthews, Carol Matthews, Charles Wiegart, Welton Brison, Tom Hesterman, Richard Phillips, John Alden, EC Primary LLC, Quantum Emerging Growth Partners, C.V. and TGV Partners, which together hold approximately 73% of Primary Network common stock, have agreed to vote in favor of the merger and have granted an irrevocable proxy to Mpower to vote their shares of Primary Network common stock if such stockholders fail to comply with the terms of their agreement with Mpower.

         You are entitled to one vote per share of Primary Network common stock that you own.

         If fewer shares of Primary Network common stock are voted in favor of the merger proposal than the number required for approval, the special meeting may be postponed or adjourned to give additional time to solicit and obtain additional proxies or votes. At any subsequent reconvening of the special meeting, the proxy holders will vote all proxies in the same manner as we would have voted the proxies at the special meeting, except for any proxies that have effectively been revoked or withdrawn.

Voting Your Shares and How Proxies Are Counted

         You must submit a proxy card to have your vote counted at the meeting. A proxy card is enclosed for that purpose.

         The proxy holders will vote all shares of Primary Network common stock represented by properly executed proxies received before or at the special meeting and not revoked as instructed on the proxies. If no instructions are indicated on a properly executed and returned proxy, the proxy holders will vote the proxy in favor of the merger proposal.

         A properly executed proxy marked "Abstain," although counted for purposes of determining a quorum, will not be voted in favor of or against any proposal. However, because the affirmative vote of a majority of the voting shares of Primary Network common stock outstanding is required for approval of the merger proposal, a proxy marked "Abstain" will have the effect of a vote against the merger proposal.

Revoking Your Proxy

         You may revoke your proxy at any time before you use it:

         o    by delivering to Primary Network a signed notice of revocation;

         o    by a later dated vote by proxy, signed and returned; or

         o    by attending the special meeting and voting in person.

         Your attendance at the special meeting will not in itself constitute the revocation of a proxy.

Soliciting Proxies

         In addition to solicitation by mail, directors, officers and employees of Primary Network may solicit proxies in person without additional compensation. Primary Network may also request by telephone or telegram the return of proxies. The extent to which this will be necessary depends entirely upon how promptly proxies are returned. Mpower will pay the cost of SEC registration fees related to the Mpower common stock to be issued in the merger. The costs of printing and mailing this Proxy Statement/Prospectus and soliciting proxies will be paid by Primary Network.

You Should Not Send Any Certificates Representing Primary Network Common Stock with the Enclosed Proxy Card

         A letter of transmittal with instructions for the surrender of stock certificates for Primary Network common stock will be mailed to you as soon as practicable after the completion of the merger.

                                  THE COMPANIES

Primary Network

         Primary Network is an integrated communications provider offering data and voice telecommunications services to both business and residential customers in second-tier and third-tier markets in the Midwestern United States. Primary Network's advanced network is based on a new generation of Digital Subscriber Line, which is referred to as DSL, platforms and Asynchronous Transfer Mode, which is referred to as ATM, switches.

         Primary Network's voice and data service offerings include:

         o High-speed Internet access for residences and small to medium-sized businesses via both traditional methods and DSL technology;

         o    Telecommuting network services;

         o    Local telephone service;

         o    Long distance telephone service;

         o    Low cost long distance voice over DSL;

         o    Web hosting, collocation and other Internet-related services;

         o    Wide area network solutions for data-intensive businesses; and

         o    Cellular and paging (as an agent of Southwestern Bell).

         Primary Network currently offers these services in four metropolitan areas:

         o    St. Louis, Missouri;

         o    Kansas City, Missouri;

         o    Springfield, Missouri and;

         o    Tulsa, Oklahoma.

         As of March 31, 2000, Primary Network had 43 central offices in service throughout these four metropolitan areas. As of April 30, 2000, Primary Network had over 1,000 dedicated access customers, approximately 500 DSL customers in service, approximately 12,000 other business customers (mainly modem access, web-hosting and local and long distance) and 30,000 residential customers (mainly modem access and local and long distance). Current customers include Boeing, TWA, Arch Coal, Emerson Electric, St. Louis University and Washington University.

         Market

         Data communications is one of the fastest growing segments of the telecommunications market. Small and medium-sized businesses increasingly need high-speed data/Internet connections to remain competitive. Further, the demand for high-speed digital communications services for remote local area network, which is referred to as LAN, access has grown rapidly. Many businesses now desire to allow employees access to their local area networks from home to improve employee productivity and reduce operating costs.

         Primary Network is building a regional presence in the Midwestern United States as a communications provider by focusing on Tier 2 and Tier 3 cities. These cities and the surrounding areas accounted for over $29 billion in telecommunications business in 1998 according to the FCC. The incumbent telephone companies in these cities have realized almost all of this revenue due to minimal market penetration by Competitive Local Exchange Carriers, which are referred to as CLECs, which are local phone companies which compete for customers with incumbent carriers, especially those that are data-focused, has been minimal. In addition, because of the lack of competition from CLECs, the incumbent phone companies have been slow to roll out sophisticated data services and new platforms such as DSL and have neglected to provide adequate services to smaller cities and, in particular, small to medium-sized businesses.

         Primary Network Strategy

         Primary Network has pursued an aggressive expansion strategy, rapidly expanding its network while building a customer base of currently under-served small and medium-sized businesses and residential customers. In each city in which Primary Network offers service, Primary Network creates an ATM Metropolitan Area Network, which is referred as a MAN, of connected central office collocations. The MANs allow Primary Network to aggregate voice and data traffic, thus enabling Primary Network to offer a suite of voice and data services to business customers. Multiple customer offices in a given city may be linked into a virtual private network carrying both voice and data that includes remote or at-home workers.

         Because of the advantages of its MANs, Primary Network offers services to businesses, small office or home office workers and residential consumers that previously had been available only to large enterprises. These services include broadband access to the Internet or to private networks, remote access to corporate data networks and low-cost long distance service over DSL. Primary Network is able to customize its service to the needs of the user - each business or consumer is able to choose the configuration that suits its needs and budget. Primary Network believes that its ability to offer multiple service options, and to price DSL within the range of consumers, gives it a competitive advantage over other communications providers.

         Primary Network has implemented an aggressive sales and marketing campaign focused on small and medium-sized businesses, home-based businesses and upscale residential users in its serviced markets. Primary Network has positioned its brand name in its serviced markets through direct sales, direct marketing calls and affinity marketing with print and direct mail advertising. Primary Network's marketing campaigns focus on educating potential customers on the cost savings and advantages of Primary Network's converged services. Further, as a means of growing its customer base, Primary Network has pursued acquisitions of existing ISPs in the telecommunications market. Such acquisitions give Primary Network the ability to market its complete services to the acquired customer base.

         Primary Network Services

         Primary Network has developed a network which utilizes broadband network services, and has been an industry leader in the Midwest with respect to advancing broadband technology. Currently, Primary Network's broadband service offerings are offered via DSL. Primary Network's service offerings are tailored to meet the specific needs of its target market, specifically small and medium-sized businesses, with both bundled and individual services.

         The Primary Network service offerings are intended to provide customers with a comprehensive system in order to meet the varying needs of the data and voice communications market. Primary Network's services include, or will include: three specific types of DSL services, each with several options, including ADSL, SDSL and IDSL; long distance Voice over DSL (VoDSL); local and long distance voice services; T-1 and Fractional T-1; Frame Relay; ISDN (dial-up and dedicated); and 56k Modem connections (dial-up and dedicated). Primary Network also offers web hosting, firewalling and other security services and products, collocation services, hardware for use with many of the Internet access services, domain name registration and e-mail services.

         Sales and Client Care

         The key aspects of Primary Network's sales efforts are consultative selling and long-term customer relationships. In order to accomplish this, all Primary Network sales people go through a two-week training period in telecommunications and Internet technology and in the specific services offered by Primary Network. Further, client development representatives go beyond the initial sales process to manage Primary Network's relationship with each client; these representatives focus on identifying the evolving telecommunications requirements of clients and assisting with "upselling" a broader array of more comprehensive telecommunications services. Commission plans and incentive programs are designed to reward and retain top performers and to encourage strong client relationships.

         A local sales force penetrates each of Primary Network's four market regions. As of March 31, 2000, Primary Network's sales and sales-support staff consisted of 86 people. In addition to the local direct sales forces, Primary Network has several third-party agencies which sell Primary Network's services.

         All of Primary Network's customers receive the benefit of a single point of contact for implementation, maintenance and billing. Primary Network's network operations center provides active and requested maintenance services 24 hours a day, 7 days a week. A trouble-ticket management system, which routes technical problems to the appropriate service personnel, integrates the network operations center and the field service organization. The fully staffed 24-hour operations center enhances Primary Network's ability to provide active maintenance.

         Customer Management System

         Primary Network uses a proprietary, internally developed system to manage all aspects of a customer's account, from initial order throughout the life of the account. The system was developed over a five-year period and utilizes a common database that can be accessed by all departments via a web-based browser interface. Customer orders are provisioned in a highly automated fashion. For certain types of orders, such as resold local and long distance, secondary systems are also used for specific tasks, with the relevant information transmitted back into the centralized database. The system allows customer service representatives to view the history of each customer account, including any calls to technical support and all relevant billing history. Technical support representatives use the system to track calls and initiate trouble tickets which are transferred to the appropriate service departments for resolution. Reports are available to management on sales, customer counts and accounts receivable. The system is also used to bill customers and generate invoices daily.

         Network

         Primary Network has developed an infrastructure that is designed to allow for maximum efficiency on a large scale broadband packet network. Each metropolitan area occupied by Primary Network is linked through an ATM MAN, and each of these is connected to Primary Network's regional ATM network. Primary Network is one of the few communications providers with fully integrated, end-to-end ATM transmission ability. Primary Network is one of the first companies in the country using Lucent Technologies' new Stinger platform as the delivery method for its broadband services. Stinger is the leader in the new generation of platforms with the density, inter-operability and back-end connectivity necessary for a cost-effective deployment of all types of DSL, traditional T1s and advanced services such as voice over DSL. All of these factors give Primary Network a number of significant advantages over competitors in the Midwest. Because of this homogeneous network, Primary Network is able to utilize network management tools which cleanly and effectively touch every customer and every network component. Primary Network has a level of control over its network that enables it to quickly identify and correct any service problem which might arise. Primary Network further benefits from the newness of its network. Unlike many communications providers that still utilize outdated legacy equipment, Primary Network's network was built from the start to deliver the next generation of converged services.

         Competition

         Primary Network faces competition, or potential competition, from companies with long operating histories, greater name recognition and substantially greater financial, technical and marketing resources. Many competitors are offering, or may soon offer, technologies or services that directly compete with Primary Network's offerings. Competitive offerings may include technologies such as wireless data systems, cable modems or satellite communication systems that provide performance advantages in some respects over DSL and other technologies that use existing copper telephone wires.

         Southwestern Bell and Ameritech are currently Primary Network's closest competitors. It is expected that Southwestern Bell will be the key competitor in delivering communications services to end users in the Midwest. Southwestern Bell has existing networks in local areas and across major metropolitan areas in Primary Network's targeted markets. Southwestern Bell currently serves substantially all of the customers in these markets and it has established its own Internet service provider business. Primary Network has succeeded in gaining customers in Southwestern Bell and Ameritech territory through fair pricing, a strong focus on customer service, branding efforts and the inherent quality of its network.

         Most cable companies in the Midwest target the residential market with their cable-based brand of Internet access. To counter this, Primary Network focuses its marketing efforts on businesses in the region, and will only compete against the cable companies in the residential arena for telecommuting and work-at-home applications. Primary Network expects to compete with cable companies based on the technical advantages of DSL technology over cable modems and Primary Network's commitment to both service and reliability.

         Primary Network believes that its direct sales approach, the depth of service coverage in all of the targeted markets and Primary Network's ability to provide additional services will positively impact its ability to compete with other DSL providers in its covered market. Bundled services provide Primary Network's customers with comprehensive data transport and networking solutions, which may make Primary Network a more attractive alternative than many of its competitors.

         Regulatory Approvals

         As a competitive local exchange carrier, Primary Network is subject to regulation at the federal and state levels. Federal and state regulations and legislation have a direct impact on Primary Network's business and operations. The FCC exercises jurisdiction over all facilities and services offered by carriers providing interstate or international communications. The Public Service Commission in each state oversees the regulation of facilities and services related to providing intrastate communications. In particular, state regulatory commissions have substantial oversight over the provision of interconnection agreements between incumbent phone companies and competitive phone companies in order to ensure non-discriminatory network access to such incumbent telephone companies. In addition, both state and federal regulators share responsibility for implementing and enforcing the policies of the Telecommunications Act of 1996.

         In compliance with these federal and state regulations, Primary Network has filed tariffs (schedules of rates and terms of service) for authorization by the FCC. Primary Network also has collocation agreements with the incumbent telephone companies in Arkansas, Illinois, Kansas, Missouri, Oklahoma and Tennessee that allow Primary Network access to central offices throughout its markets. In Indiana, Primary Network has accessed collocation space under the FCC tariffs. In addition, Primary Network has interconnection agreements with the incumbent telephone companies in each of these states. These interconnection and collocation agreements have been filed with and approved by the Public Service Commissions in each of these states, except with respect to Indiana and Kentucky, where the interconnection agreements are still pending. Primary Network has filed interconnection and collocation agreements it has made with incumbent telephone companies in Kentucky, Louisiana, Mississippi, North Carolina and South Carolina, and is awaiting approval from their Public Service Commissions.

         Internet services are not currently subject to direct regulation by the FCC or any other telecommunications agency.

         Employees

         As of March 31, 2000, Primary Network had 382 employees, employed in engineering, sales, marketing, customer support and related activities, and general and administrative functions. This does not include temporary personnel or consultants that Primary Network retains from time to time. The employees are not represented by a labor union, and relations with employees are believed to be good. Primary Network believes that future success will depend in part on a continued ability to attract, hire and retain qualified personnel, as competition for such personnel is intense.

         Facilities

         Primary Network is headquartered in St. Louis, Missouri, with personnel in four buildings with approximately 18,000 square feet of combined office space and a 1,091 square-foot network operations center. In addition, Primary Network has secured a lease on a new 95,007 square-foot building near the current network operations center. All St. Louis operations, except for the network operations center, will be consolidated to this new building on or about June 15, 2000.

         Primary Network has leased premises for local network operations centers in Kansas City, Missouri, Springfield, Missouri and Tulsa, Oklahoma, and for sales offices in Overland Park, Kansas, Swansea, Illinois, Tulsa, Oklahoma and Springfield, Missouri. These facilities are each occupied under separate leases, which expire over various terms; there are approximately three years remaining on the term of each such lease. Primary Network leases rack space in a number of business locations to house equipment needed to serve predominately modem and Integrated Services Digital Network, which is referred to as ISDN, customers. In addition, Primary Network leases three small retail stores and owns one other retail store in the St. Louis metropolitan area. These are located in O'Fallon, Missouri, Ladue, Missouri, Edwardsville, Illinois, and East St. Louis, Illinois, respectively.

         Primary Network also leases space in a number of Southwestern Bell and Ameritech central offices under specific collocation agreements. While the terms of these leases are perpetual, the productive use of our facilities in these central offices are subject to the terms of federal and state tariffs, regulatory decisions and our interconnection agreements with Southwestern Bell and Ameritech. Primary Network will increase central office space as the needs of its expanding network demand.

         Security Ownership of Principal Stockholders and Management of Primary Network

         The following table sets forth certain information with respect to the beneficial ownership of Primary Network common stock as of May 9, 2000, including, (i) each stockholder who is known by Primary Network to beneficially own 5% or more of the outstanding shares of Primary Network common stock, (ii) each director and Named Executive Officer of Primary Network and (iii) all directors and executive officers of Primary Network as a group. Unless otherwise indicated, the shares of Primary Network common stock are owned directly and the indicated person has sole voting and investment power.


Name and Address of Beneficial      Number of Shares of Common Stock    Percent of Common
          Owners                           Beneficially Owned (1)             Stock
          ------                           ----------------------             -----

Marko Dimitrijevic (2)                         25,691,598                     40.40%
  2601 South Bayshore Drive
  Suite 1700
  Miami, FL 33133

John Malloy (3)                                25,691,598                     40.40%
  c/o Everest Capital Ltd.
  Bank of Butterfield Building
  6th Floor
  65 Front Street
  P.O. HM 2458
  Hamilton HM JX Bermuda

EC Primary, L.L.C.                             18,252,280                     28.70%
   c/o Everest Capital Ltd.
   Bank of Butterfield Building
   6th Floor
   65 Front Street
   P.O. HM 2458
   Hamilton HM JX Bermuda

Quantum Emerging Growth Partners                7,439,318                     11.70%
   c/o Everest Capital Ltd.
   Bank of Butterfield Building
   6th Floor
   65 Front Street
   P.O. HM 2458
   Hamilton HM JX Bermuda

Carol D. Matthews                               4,121,691                      6.48%
   251 Larimore Valley
   Chesterfield, Missouri 63005

Brian L. Matthews                               4,092,246                      6.43%
   251 Larimore Valley
   Chesterfield, Missouri 63005

Charles F. Wiegert                              3,932,800                      6.18%
   8640 Green Springs
   St. Louis, Missouri 63123

Welton Brison                                   3,218,489                      5.06%
   1912 Sir Lancelot
   St. Louis, Missouri 63146

----------------
1 Includes any shares of Primary Network common stock which the beneficial owner has the right to acquire beneficial ownership of within 60 days, including the exercise of options, warrants or other rights, the conversion of a security or pursuant to the power to revoke a trust, discretionary account or similar arrangement.

2 Includes the shares controlled by EC Primary, L.L.C. and Quantum Emerging Growth Partners.

3 Includes the shares controlled by EC Primary, L.L.C. and Quantum Emerging Growth Partners.

Name and Address of Beneficial      Number of Shares of Common Stock    Percent of Common
          Owners                           Beneficially Owned (1)             Stock
          ------                           ----------------------             -----

Tom Hesterman                                   2,625,894                      4.11%

Lenard Tessler (4)                              2,183,189                      3.43%

Richard Phillips                                1,663,535                      2.62%

Alan Schrager                                  1,416,2645                      2.18%

Blake Ashby (6)                                   866,381                      1.36%

Richard Sartori (7)                               407,111                          *

Mike Torrence (8)                                 110,000                          *

Tony Hartke (9)                                    75,247                          *

All Officers and Directors together (10)       42,349,954                      64.3%

         * represents less than 1%


--------------------
4    Includes the shares controlled by TGV Partners and TGV/Primary Investors
     L.L.C.

5 Includes 173,007 shares of Series A convertible preferred stock, 680,000 shares of Series B convertible preferred stock and warrants to purchase 520,000 shares of Series B convertible preferred stock.

6 Includes 300,000 shares of Primary Network common stock which may be acquired by Mr. Ashby within 60 days by the exercise of options.

7 Primary Network and Richard Sartori are presently in dispute as to the number of options that are due Mr. Sartori.

8 Includes 100,000 shares of Primary Network common stock which may be acquired by Mr. Torrence within 60 days by the exercise of options.

9 Includes 50,576 shares of Primary Network common stock which may be acquired by Mr. Hartke within 60 days by the exercise of options.

10   Includes 10 directors and five officers.

Primary Network Management's Discussion and Analysis of Financial Condition and Results of Operations

         Primary Network is an integrated communications provider offering data and voice telecommunications services to both business and residential customers. Primary Network is the successor corporation to CDM On-Line, Inc., and has been operational since June 1, 1999. A more detailed description of the initial formation, organization and capitalization of Primary Network can be found on pages 22-24 of Annex F of the Proxy Statement/Prospectus in the footnotes to the September 30, 1999 audited financial statements of Primary Network. This discussion of the financial condition of Primary Network will analyze the financial statements of Primary Network and CDM On-Line for the three years ending December 31, 1999. The following is a discussion of certain factors affecting the operating results of Primary Network and CDM On-Line , as predecessor to Primary Network, as well as a description of the liquidity and capital resources of Primary Network. Based on Primary Network's initial formation and September 30 fiscal year end, Primary Network has provided financial comparisons for the following periods:

         o The three months ended December 31, 1999 vs. the three months ended December 31, 1998;

         o The four months ended September 30, 1999 vs. the four months ended September 30, 1998;

         o The five months ended May 31, 1999 vs. the five months ended May 31, 1998;

         o The twelve months ended December 31, 1999 vs. the twelve months ended December 31, 1998; and

         o The twelve months ended December 31, 1998 vs. the twelve months ended December 31, 1997.

         This discussion should be read along with the financial statements of Primary Network and their notes, which can be found in Annex F of the Proxy Statement/Prospectus. These results are not necessarily indicative of any future results.

         This discussion contains statements that plan for or anticipate the future. Because these forward-looking statements include future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied.

         Overview

         Primary Network began providing dialup Internet connectivity and web hosting in August 1995 and began offering ISDN and dedicated connectivity by May 1996. In December 1996 Primary Network began offering cell phone sales and service on an agency basis. During the fourth quarter of 1999, Primary Network began offering high-speed DSL service in St. Louis and Kansas City. Currently, Primary Network provides DSL, high-speed Internet access and dialup modem access in St. Louis, Kansas City and Springfield, Missouri; Tulsa and Oklahoma City, Oklahoma; and Metro East, Illinois.

         Primary Network's 1997 revenues were generated from sales of communications services consisting primarily of dialup and dedicated Internet, web hosting and web design, agency cell phone sales and agency long distance services. In 1998, these revenue streams grew through added sales and marketing activity. In 1999, Primary Network discontinued the operation of its web-design services.

         During 1997 and 1998, Primary Network expanded significantly with the installation of Network Access Points for dialup connectivity within the Kansas City area and a number of the smaller cities surrounding St. Louis. During 1998 and 1999, Primary Network continued this expansion, adding network access points in Springfield, Missouri and Tulsa, Oklahoma, and acquiring competing Internet Service Providers in St. Louis, Kansas City, Springfield and Tulsa. Primary Network also opened a total of 35 collocation sites for DSL service by the end of 1999. As expected, both cost of operating revenues and selling, general and administrative expenses increased as many costs of providing service were initially duplicated through the acquisitions before efficiencies could be realized. In addition, Primary Network incurred significant sales and marketing costs to establish an initial base of customers in new markets.

         Building and expanding its business has required and will continue to require Primary Network to incur significant capital expenditures primarily consisting of the costs of building out collocations and the purchase of associated equipment. As part of its network growth strategy, Primary Network built out and installed DSL collocations in each of the markets Primary Network does business in while leasing the means of transporting voice and data traffic from these switches to its customers' telephones or other equipment. Primary Network believes this facilities-based strategy, while initially increasing its level of capital expenditures and operating losses, will enhance its long-term financial performance.

         Primary Network has experienced operating losses and generated negative cash flow from operations since inception and expects to continue to generate negative cash flow from operations for the foreseeable future while Primary Network continues to expand its network and develop its product offerings and customer base. Primary Network cannot ensure that its revenue or customer base will grow or that Primary Network will be able to achieve or sustain positive cash flow from operations.

         Results of Operations

         Three Months Ended December 31, 1999 vs. Three Months Ended December 31, 1998

              Total Operating Revenues

         Total operating revenues, which includes access revenues, communications revenues, retail revenues and other revenues, increased to $4,253,513 for the three months ended December 31, 1999 as compared to $1,309,629 for the three months ended December 31, 1998.

         Access revenues increased to $2,631,621 for the three months ended December 31, 1999 as compared to $885,017 for the three months ended December 31, 1998. The 197% increase was the result of sales increases through existing channels and the purchase of several Internet Service Providers, which are referred to as ISPs, prior to and during the period. Communications revenues increased to $1,143,165 for the three months ended December 31, 1999 as compared to $0 for the three months ended December 31, 1998. The addition of this revenue stream resulted from the Primary Network's purchase of a CLEC in June 1999. The revenues were generated from sales of sales of communications services consisting primarily of resale long distance, local phone service and the DSL access service in both St. Louis and Kansas City.

         Retail revenues increased to $242,177 for the three months ended December 31, 1999 as compared to $220,746 for the three months ended December 31, 1998. The 9.7% increase was primarily the result of increased sales at four retail stores.

         Other revenues increased to $236,550 for the three months ended December 31, 1999 as compared to $203,866 for the three months ended December 31, 1998. The 16% increase was primarily the result of increased equipment sales and sales of higher cost products.

              Cost of Operating Revenues

         Cost of operating revenues, which includes cost of access, communications, retail and other revenues, increased to $2,544,937 for the three months ended December 31, 1999 as compared to $648,066 for the three months ended December 31, 1998.

         Cost of access revenues for the three months ended December 31, 1999 was $1,075,386 as compared to $337,216 for the three months ended December 31, 1998. Cost of access revenues as a percentage of access revenues increased to 40.9% for the three months ended December 31, 1999, from 38.1% for the three months ended December 31, 1998. The increase in percentage was due to inefficiencies in the network resulting from duplicative network elements following certain acquisitions.

         Cost of communications revenues for the three months ended December 31, 1999 was $1,165,203 as compared to $0 for the three months ended December 31, 1998. As noted, Primary Network purchased a competitive phone company on June 1, 1999. Costs of communications are higher than total communications revenues because of difficulties integrating the customer billing systems of Southwestern Bell and Qwest with that of Primary Network and because of installation charges by Southwestern Bell which differed from rates quoted in Southwestern Bell's tariff schedule.

         Cost of retail revenues for the three months ended December 31, 1999 was $97,296 as compared to $146,925 for the three months ended December 31, 1998. Cost of retail revenues as a percentage of retail revenues decreased to 40.2% for the three months ended December 31, 1999, from 66.6% for the three months ended December 31, 1998. The improvement was the result of increased margins on cellular equipment sales and shifting the cost of sales tax to the consumer in 1999, as opposed to absorbing sales tax as a cost of goods in 1998.

         Cost of other revenues for the three months ended December 31, 1999 was $207,052 as compared to $163,925 for the three months ended December 31, 1998. Cost of other revenues as a percentage of other revenues increased to 87.5% for the three months ended December 31, 1999, from 80.4% for the three months ended December 31, 1998. This increase resulted from continued use of free or discounted equipment as an inducement to attract new customers, primarily with respect to DSL service that was introduced in 1999.

              Operations and Customer Support Expenses

         Operations and customer support expenses for the three months ended December 31, 1999 was $1,595,724 as compared to $193,032 for the three months ended December 31, 1998, an increase in percentage of total revenues to 37.5% for the three months ended December 31, 1999, from 14.7% for the three months ended December 31, 1998. This increase is due to a number of factors, including the acquisition of several ISPs, the addition of new employees during these periods to help launch voice and DSL products, and the expansion of the technical support center.

              Cost of Sales and Marketing Expenses

         Sales and marketing expenses for the three months ended December 31, 1999 was $1,342,581 as compared to $237,028 for the three months ended December 31, 1998. Sales and marketing expenses as a percentage of total revenues increased to 31.6% for the three months ended December 31, 1999, from 18.1% for the three months ended December 31, 1998. The increase was due to the purchase of ISPs, the expansion of communications services to Springfield, Missouri and Tulsa, Oklahoma, and the initial costs associated with building the sales force and introducing our brand to these marketplaces.

              General and Administrative Expenses

         General and administrative expenses for the three months ended December 31, 1999, totaled $2,392,719, as compared to $420,720 for the three months ended December 31, 1998. Cost of general and administrative expenses as a percentage of total revenues increased to 56.3% for the three months ended December 31, 1999, from 32.1% for the three months ended December 31, 1998. This increase was due largely to continued costs associated with the acquisition of several ISPs, training personnel to provision and support products in multiple locations, as well as the continued development of operational support systems for the new products.

              Retail Store Expenses

         Retail store expenses for the three months ended December 31, 1999 was $189,861 as compared to $298,308 for the three months ended December 31, 1998. Retail store expenses as a percentage of retail revenues decreased to 78.4% for the three months ended December 31, 1999, from 135.1% for the three months ended December 31, 1998. The reduction was a result of a decrease in the direct sales force attributable to selling cellular products and services, general staff reductions and the closing of a retail location not used during the 1999 period.

              Depreciation and Amortization

         Depreciation and amortization for the three months ended December 31, 1999 was $2,813,809 as compared to $92,192 for the three months ended December 31, 1998. This increase is a result of goodwill associated with the acquisition of the ISPs as well as placing additional assets in service in accordance with Primary Network's planned build-out of its network.

              Gross Interest Expense

         Gross interest expense for three months ended December 31, 1999 totaled $2,094,787, as compared to $19,331 for the three months ended December 31, 1998. The increase in interest is due to interest expense accumulated by Primary Network in connection with the 12% Senior Subordinated Discount Notes, issued on June 1, 1999.

              Total Net Loss

         Primary Network incurred net losses of $8,378,874 and $569,395 for the three months ended December 31, 1999 and 1998, respectively.

         Four Months Ended September 30, 1999 vs. Four Months Ended September
           30, 1998

              Total Operating Revenues

         Total operating revenues increased to $4,082,137 for the four months ended September 30, 1999 as compared to $1,660,685 for the four months ended September 30, 1998.

         Access revenues increased to $2,712,058 for the four months ended September 30, 1999 as compared to $1,115,024 for the four months ended September 30, 1998. The 143% increase was primarily the result of acquisition of three ISPs during the period, the acquisition of three ISPs during the first 5 months of 1999, and growth in the existing customer base of Primary Network.

         Communications revenues increased to $850,367 for the four months ended September 30, 1999 as compared to $0 for the four months ended September 30, 1998. The addition of this revenue stream resulted from the Primary Network's purchase of a CLEC in June 1999.

         Retail revenues increased to $350,715 for the four months ended September 30, 1999 as compared to $314,721 for the four months ended September 30, 1998. The 11.4% increase was primarily the result of increased sales at four retail stores.

         Other revenues decreased to $168,997 for the four months ended September 30, 1999 as compared to $230,940 for the four months ended September 30, 1998. The 27% decrease was primarily the result of eliminating certain installation fees and providing free equipment as an incentive to attract new customers.

              Cost of Operating Revenues

         Cost of operating revenues for the four months ended September 30, 1999 was $2,102,573 as compared to $738,126 for the four months ended September 30, 1998.

         Cost of access revenues for the four months ended September 30, 1999 was $947,293 as compared to $417,840 for the four months ended September 30, 1998. Cost of access revenues as a percentage of access revenues decreased to 34.9% for the four months ended September 30, 1999, from 37.5% for the four months ended September 30, 1998. Savings were the result of additional efficiencies of scale realized from revenue growth.

         Cost of communications revenues for the four months ended September 30, 1999 was $903,846 as compared to $0 for the four months ended September 30, 1998. As noted, Primary Network purchased a CLEC on June 1, 1999. Costs are higher than total communications revenues because of difficulties integrating the customer billing systems of Southwestern Bell and Qwest with that of Primary Network and because of installation charges by Southwestern Bell which differed from rates quoted in Southwestern Bell's tariff schedule.

         Cost of retail revenues for the four months ended September 30, 1999 was $141,734 as compared to $183,358 for the four months ended September 30, 1998. Cost of retail revenues as a percentage of retail revenues decreased to 40.4% for the four months ended September 30, 1999, from 58.3% for the four months ended September 30, 1998. The improvement was the result of increased margins on cellular equipment sales and shifting the sales tax cost on to customers, as opposed to absorbing the sales tax as a cost of goods in 1998.

         Cost of other revenues for the four months ended September 30, 1999 was $109,700 as compared to $136,928 for the four months ended September 30, 1998. Cost of other revenues as a percentage of other revenues increased to 64.9% for the four months ended September 30, 1999, from 59.3% for the four months ended September 30, 1998. This increase resulted from offering free or discounted equipment in order to attract new customers.

              Operations and Customer Support Expenses

         Operations and customer support expenses for the four months ended September 30, 1999 was $1,595,725 as compared to $241,295 for the four months ended September 30, 1998, an increase in percentage of total revenues to 39.1% for the four months ended September 30, 1999, from 14.5% for the four months ended September 30, 1998. This increase is due to a number of factors, including the acquisition of several ISPs, the addition of new employees during these periods to help launch voice and DSL products, and the expansion of the technical support center.

              Sales and Marketing Expenses

         Sales and marketing expenses for the four months ended September 30, 1999 was $1,342,581 as compared to $228,685 for the four months ended September 30, 1998. Sales and marketing expenses as a percentage of total revenues increased to 32.9% for the four months ended September 30, 1999, from 13.8% for the four months ended September 30, 1998. This increase was due to Primary Network's expansion of communications services into the Kansas City market and increased marketing costs associated with such expansion, as well as increased spending on brand building for the DSL Accelerator product in existing markets.

              General and Administrative Expenses

         General and administrative expenses for the four months ended September 30, 1999 totaled $2,046,290, as compared to $318,537 for the four months ended September 30, 1998. Cost of general and administrative expenses as a percentage of total revenues increased to 50.1% for the four months ended September 30, 1999, from 19.2% for the four months ended September 30, 1998. This increase was due largely to the acquisition of several ISPs and increased costs associated with entering new markets. In addition, Primary Network increased the management staff and began developing software for billing and provisioning for new products.

              Retail Store Expenses

         Retail store expenses for the four months ended September 30, 1999 was $275,554 as compared to $298,665 for the four months ended September 30, 1998. Retail store expenses as a percentage of retail revenues decreased to 78.6% for the four months ended September 30, 1999, from 94.9% for the four months ended September 30, 1998. The reduction was the result of a decrease in the direct sales force responsible for selling cellular products and services.

              Depreciation and Amortization

         Depreciation and amortization for the four months ended September 30, 1999 was $1,766,901 as compared to $101,857 for the four months ended September 30, 1998. This increase is a result of goodwill associated with the acquisition of several ISPs, as well as placing additional assets in service in accordance with the planned build-out of its network.

              Gross Interest Expense and Interest Income

         Gross interest expense for four months ended September 30, 1999 totaled $2,701,311, as compared to $91,919 for the four months ended September 30, 1998. The increase in interest is due almost entirely to interest expense accumulated from the 12% Senior Subordinated Discount Notes, issued on June 1, 1999. Interest income was $694,227 during the four months ended September 30, 1999 compared to $22,783 for the four months ended September 30, 1998. The increase resulted primarily from investment income arising from the investment of proceeds of the 12% Senior Subordinated Discount Notes financing.

              Total Net Loss

         Primary Network incurred net losses of $7,308,703 and $270,642 for the four months ended September 30, 1999 and 1998, respectively.

         Five Months Ended May 31, 1999 vs. Five Months Ended May 31, 1998

              Total Operating Revenues

         Total operating revenues increased to $2,833,284 for the five months ended May 31, 1999 as compared to $1,825,257 for the five months ended May 31, 1998. Total operating revenues consisted of access revenues, retail revenues and other revenues; there were no communications revenues for five-month period ending May 31, 1999.

         Total access revenues increased to $2,070,368 for the five months ended May 31, 1999 as compared to $1,216,422 for the five months ended May 31, 1998. The 70% increase was primarily due to an increase in the number of dialup and access customers resulting from increased marketing and acquisition of three ISPs.

         Retail revenues increased to $518,124 for the five months ended May 31, 1999 as compared to $347,913 for the five months ended May 31, 1998. The 49% increase was primarily the result of increased sales growth at four retail stores.

         Other revenues decreased to $244,792 for the five months ended May 31, 1999 as compared to $260,922 for the five months ended May 31, 1998. The 6% decrease was primarily the result of a decrease in modem setup fees in order to attract new customers.

              Cost of Operating Revenues

         Cost of operating revenues for the five months ended May 31, 1999 was $1,074,695 as compared to $810,811 for the five months ended May 31, 1998. Cost of access revenues for the five months ended May 31, 1999 was $614,441 as compared to $429,378 for the five months ended May 31, 1998. Cost of access revenues as a percentage of access revenues decreased to 29.7% for the five months ended May 31, 1999, from 35.3% for the five months ended May 31, 1998. Savings were realized as a result of increased efficiencies of scale and cost effective management of both network and telecommunications circuits.

         Cost of retail revenues for the five months ended May 31, 1999 was $299,287 as compared to $199,707 for the five months ended May 31, 1998. Cost of retail revenues as a percentage of retail revenues was essentially unchanged, with cost of retail revenues marginally increasing to 57.8% for the five months ended May 31, 1999, from 57.4% for the five months ended May 31, 1998.

         Cost of other revenues for the five months ended May 31, 1999 was $160,967 as compared to $181,726 for the five months ended May 31, 1998. Cost of other revenues as a percentage of other revenues decreased to 65.8% for the five months ended May 31, 1999 from 69.6% for the five months ended May 31, 1998. Savings resulted from a decrease in the number of promotions designed to attract new customers.

              Operations and Customer Support Expenses

         Operations and customer support expenses for the five months ended May 31, 1999 was $387,078 as compared to $237,265 for the five months ended May 31, 1998, an increase in percentage of total revenues to 13.7% for the five months ended May 31, 1999, from 13% for the five months ended May 31, 1998. The marginal increase in percentage of total revenues resulted from the need to increase the customer care organization in anticipation of the acquisition of several ISPs.

              Sales and Marketing Expenses

         Sales and marketing expenses for the five months ended May 31, 1999 was $377,952 as compared to $279,354 for the five months ended May 31, 1998. Sales and marketing expenses as a percentage of total revenues decreased to 13.3% for the five months ended May 31, 1999, from 15.3% for the five months ended May 31, 1998. Savings were realized as a result of spreading sales and marketing management costs over a larger budget.

              General and Administrative Expenses

         General and administrative expenses for the five months ended May 31, 1999 totaled $978,661, as compared to $449,795 for the five months ended May 31, 1998. Cost of general and administrative expenses as a percentage of total revenues increased to 34.5% for the five months ended May 31, 1999, from 24.6% for the five months ended May 31, 1998. This increase was due to an increase in stock compensation expenses to $391,000 for the five months ended May 31, 1999, from $0 for the five months ended May 31, 1998. This increase is stock compensation resulted from equity sold or granted to new employees in 1999. Excluding of this increase in stock compensation expenses, general and administrative expenses as a percentage of total sales decreased to 20.7% for the five months ended May 31, 1999, from 24.6% for the five months ended May 31, 1998.

              Retail Store Expenses

         Retail store expenses for the five months ended May 31, 1999 was $518,571 as compared to $416,164 for the five months ended May 31, 1998. Retail store expenses as a percentage of retail revenues decreased to 100.1% for the five months ended May 31, 1999, from 119.6% for the five months ended May 31, 1998. This decrease is the result of management's continued efforts towards improving operating results for the retail stores.

              Depreciation and Amortization

         Depreciation and amortization for the five months ended May 31, 1999, was $168,923 as compared to $69,013 for the five months ended May 31, 1998. This increase is a result of placing additional assets in service in accordance with Primary Network's planned build-out of its network.

              Gross Interest Expense and Interest Income

         Gross interest expense for five months ended May 31, 1999 totaled $19,158, as compared to $79,731 for the five months ended May 31, 1998. This decrease in interest expense is attributable to a conversion of a note from an affiliated party to equity in order to reduce the debt of Primary Network. Interest income was $8,671 during the five months ended May 31, 1999 compared to $0 for the five months ended May 31, 1998.

The increase resulted from loans made to affiliated parties and the subsequent interest payments on such loans.

              Total Net Loss

         Primary Network incurred net losses of $763,691 and $394,081 for the five months ended May 31, 1999 and 1998, respectively.

         Twelve Months Ended December 31, 1999 vs. Twelve Months Ended December 31, 1998

              Total Operating Revenues

         Total operating revenues increased to $11,168,934 for the twelve-months ended December 31, 1999 as compared to $4,795,571 for the twelve-months ended December 31, 1998.

         Access revenues increased to $7,414,047 for the twelve-months ended December 31, 1999 as compared to $3,216,463 for the twelve-months ended December 31, 1998. The 131% increase was the result of sales increases through existing channels and the acquisition of several ISPs during 1999.

         Communications revenues were $1,993,532 for the twelve-months ended December 31, 1999 as compared to $0 for the twelve-months ended December 31, 1998. The addition of this revenue stream resulted from the Primary Network's purchase of a CLEC in June 1999. The revenue is attributable to resale long distance, local phone service and the introduction of DSL access services in St. Louis and Kansas City.

         Retail revenues increased to $1,111,016 for the twelve-months ended December 31, 1999 as compared to $883,380 for the twelve-months ended December 31, 1998. The 25.8% increase was primarily the result of increased sales at four retail stores.

         Other revenues decreased to $650,339 for the twelve-months ended December 31, 1999 as compared to $695,728 for the twelve-months ended December 31, 1998. The 6.5% decline was primarily the result of initiating certain promotions in 1999 aimed at attracting new customers in response to market pressure.

              Cost of Operating Revenues

         Cost of operating revenues for the twelve-months ended December 31, 1999 was $5,722,205 as compared to $2,197,005 for the twelve-months ended December 31, 1998.

         Cost of access revenues for the twelve-months ended December 31, 1999 was $2,637,120 as compared to $1,184,433 for the twelve-months ended December 31, 1998. Cost of access revenues as a percentage of access revenues was essentially unchanged, at 35.6% for the twelve-months ended December 31, 1999, from 36.8% for the twelve-months ended December 31, 1998. Cost of access revenues increased in 1999 in the final quarter due to several acquisitions. However, the aggregate percentage of cost of access revenues as a percentage of access revenues was equivalent to the 1998 percentage for that period, primarily because Primary Network began realizing the economies of scale resulting from the acquisitions of the ISPs.

         Cost of communications revenues for the twelve-months ended December 31, 1999 was $2,069,049 as compared to $0 for the twelve-months ended December 31, 1998. As previously noted, Primary Network purchased a CLEC in June 1999. Costs are higher than total communications revenues because of difficulties in reconciling billings from Southwestern Bell and Qwest with the Primary Network's own customer-billing system.

         Cost of retail revenues for the twelve-months ended December 31, 1999 was $538,317 as compared to $529,992 for the twelve-months ended December 31, 1998. Cost of retail revenues as a percentage of retail revenues decreased to 48.5% for the twelve-months ended December 31, 1999, from 60% for the twelve-months ended December 31, 1998. The improvement was the result of increased margins on cellular equipment sales and shifting the cost of sales tax to customers in 1999, as opposed to absorbing sales tax as a cost of goods in 1998.

         Cost of other revenues for the twelve-months ended December 31, 1999 was $477,719 as compared to $482,580 for the twelve-months ended December 31, 1998. Cost of other revenues as a percentage of other revenues increased to 73.5% for the twelve-months ended December 31, 1999, from 69.4% for the twelve-months ended December 31, 1998. This increase resulted from waiving certain fees and providing free equipment in order to attract new customers.

              Operations and Customer Support Expenses

         Operations and customer support expenses for the twelve-months ended December 31, 1999 was $3,578,527 as compared to $671,592 for the twelve-months ended December 31, 1998, an increase in percentage of total revenues to 32.3% for the twelve-months ended December 31, 1999, from 14.0% for the twelve-months ended December 31, 1998. This increase is due to a number of factors, including increases in support staff for voice and DSL products launched in the fourth quarter of 1999, increased technical support service the acquisition of several ISPs in the twelve-month period ending December 31, 1999 and the addition of new employees to meet the demands of a growing network.

              Sales and Marketing Expenses

         Sales and marketing expenses for the twelve-months ended December 31, 1999 was $3,063,114 as compared to $745,067 for the twelve-months ended December 31, 1998. Sales and marketing expenses as a percentage of total revenues increased to 27.7% for the twelve-months ended December 31, 1999, from 15.5% for the twelve-months ended December 31, 1998. The increase was due to increased sales and marketing costs associated with the expansion of Primary Network into several new markets and the introduction of several new products during this period.

              General and Administrative Expenses

         General and administrative expenses for the twelve-months ended December 31, 1999 totaled $5,417,670, as compared to $1,189,052 for the twelve-months ended December 31, 1998. General and administrative expenses as a percentage of total revenues increased to 48.5% for the twelve-months ended December 31, 1999, from 24.8% for the twelve-months ended December 31, 1998. This increase was due largely to increased costs associated with the acquisition of several ISPs, continued development of operational support systems for new products, increased costs associated with the expansion of services into several new states, and additional costs associated with additional management personnel.

              Retail Store Expenses

         Retail store expenses for the twelve-months ended December 31, 1999 was $983,986 as compared to $1,013,136 for the twelve-months ended December 31, 1998. Retail store expenses as a percentage of retail revenues decreased to 88.6% for the twelve-months ended December 31, 1999, from 114.7% for the twelve-months ended December 31, 1998. The reduction resulted from reductions in the number of employees and operating efficiencies.

         Twelve-Months Ended December 31, 1998 vs. Twelve-Months Ended December 31, 1997

              Total Operating Revenues

         Total operating revenues increased to $4,795,571 for the year ended December 31, 1998 as compared to $2,575,552 for the year ended December 31, 1997. The 86% increase was primarily the result of the increase in access revenues. Access revenues, which represented 67% of total operating revenues for the year ended December 31, 1998, increased $1,720,226 or 115% from the year ended December 31, 1997. In addition, revenues grew at three retail stores established in 1997, and a fourth retail location was added in fourth quarter of 1998.

              Cost of Operating Revenues

         Cost of operating revenues for the year ended December 31, 1998 was $2,197,005 as compared to $1,317,947 for the year ended December 31, 1997. The 67% increase is due to an increase in the amount of telephone circuits in service and other installation and operational expenses associated with the network expansion.

              Sales, General and Administrative Expenses

         Sales, general and administrative expenses for the year ended December 31, 1998, totaled $2,605,711, a 45% increase over the $1,801,600 for the year ended December 31, 1997. The increase is a result of increased costs attributable to marketing initiatives, increased operational costs associated with providing our services, and other costs associated with network expansion.

              Retail Store Expenses

         Retail store expenses for the year ended December 31, 1998 totaled $1,013,136, a 31% increase over the $773,634 for the year ended December 31, 1997. This increase is attributable to opening a new retail store in 1998 and increased costs at the other retail stores.

              Depreciation and Amortization

         Depreciation and amortization for the year ended December 31, 1998, was $263,063 as compared to $233,073 for the year ended December 31, 1997. This increase is a result of placing additional assets in service in accordance with the planned network development, as well as the addition of the retail stores in 1997 and 1998.

              Interest Expense

         Interest expense for fiscal 1998 totaled $190,980, as compared to $83,806 for fiscal 1997. Increase in interest expense is primarily attributable to an increase in the interest rate charged, from the applicable federal rate in 1997 to a rate of 12% in 1998. This interest rate increase was partially offset by a reduction in notes payables due to a partial debt forgiveness on the part of an affiliated party. Primary Network had no interest income in either 1997 or 1998.

              Total Net Losses

         Primary Network incurred net losses of $1,234,118 and $1,442,803 for the years ended December 31, 1998 and 1997, respectively.

              Liquidity and Capital Resources

         Primary Network's operations require substantial capital investment for the purchase of communications equipment and the development and installation of its network. Capital expenditures were $9,137,105 for the year ended December 31, 1999, $193,938 for the year ended December 31, 1998 and $340,899 for the year ended December 31, 1997. Primary Network expects that it will continue to require substantial amounts of capital for future expenditures such as continuing the expansion of central offices into various states, purchasing the equipment necessary to continue such expansion and constructing a new home office in St. Louis.

         To date, Primary Network has financed its operations primarily through a private placement of 12% Senior Subordinated Discount Notes due 2006 with an aggregate principal amount of $84,473,948 in June 1999, which resulted in the receipt of $53,000,000 by Primary Network. However, the substantial capital investment required to initiate services and fund its operations has exceeded Primary Network's operating cash flow. This negative cash flow from operations results from the need to establish Primary Network's network in anticipation of connecting revenue-generating customers. Primary Network expects to continue recording negative cash flow from operations because of its network expansion activities. Primary Network cannot assure you it will attain break-even cash flow from operations in subsequent periods.

         Because Primary Network expects that its available cash, including the proceeds of the 12% Senior Subordinated Discount Notes offering in June 1999, will not be adequate to fund its operating losses and planned capital expenditures as currently projected, Primary Network will be required to raise additional capital, the availability, timing and amount of which cannot be predicted. Primary Network expects that it would be required to raise additional capital through debt or equity financings, depending on market conditions, to finance the continued development, commercial deployment and expansion of its networks and for funding operating losses or to take advantage of unanticipated opportunities. If Primary Network is unable to obtain required additional capital or is required to obtain additional capital on terms less satisfactory than its desire, Primary Network may be required to delay the expansion of its business or take or forego actions, any or all of which could harm its business.

Mpower

         Mpower is a growing communications company currently offering Internet access, voice over DSL, local dial tone, long distance and other voice and data services primarily to small and medium-size business customers. Mpower has launched bundled voice and high-speed data services using DSL technology in all of its current markets. Mpower has one of the broadest geographic service areas of any competitive carrier providing local, long distance and data services, with 446 incumbent carrier central office collocation sites as of March 31, 2000. Approximately 248 of Mpower's central office collocation sites are DSL capable. Mpower currently delivers its services in the metropolitan areas of Atlanta, Chicago, Las Vegas, southern Florida and selected areas of southern California, including Los Angeles and San Diego. Mpower has established working relationships with five incumbent carriers: Ameritech, BellSouth, GTE, PacBell and Sprint. As of March 31, 2000, Mpower had 194,775 customer lines sold, of which 168,786 lines were in service. To roll out its network and services on a national basis, during 2000, Mpower plans to aggressively expand its network to include over 800 central office collocation sites providing access to more than 35 million addressable lines.

         Mpower was one of the first competitive carriers to implement a strategy of building and owning the network equipment, known as "switches," that controls how voice and data transmissions originate and terminate, while leasing the telephone lines and cable over which the voice and data traffic are transmitted. Mpower installs its network equipment at the site of the incumbent carrier from whom it rents standard telephone lines. Mpower believes that this strategy has allowed it to serve a broad geographic area at a comparatively low cost while maintaining control of the access to its customers. Having executed its strategy in the markets it currently serves, Mpower believes that it is well-positioned to expand into additional markets to serve the growing demand from small and medium-size business customers for communications services.

         Mpower's legal corporate name is currently MGC Communications, Inc. In connection with its national expansion, Mpower has commenced doing business under the name "Mpower Communications." Upon receiving approval of its stockholders at the next annual stockholders' meeting, Mpower will formally change its name to "Mpower Communications Corp."

         Additional information concerning Mpower is included in Mpower's reports filed under the Exchange Act that are incorporated by reference in this Proxy Statement/Prospectus. See "Where You Can Find More Information" on page 114.

                                   THE MERGER

Background of the Merger

         In January 2000, Jim Miller, the high yield research analyst for Bear, Stearns & Co., Inc., suggested that Gregg Clevenger, Mpower's Senior Vice President for Corporate Development, and Alan Schrager, Primary Network's chief financial officer, discuss the possible acquisition by Mpower of Primary Network. The first contact between Mpower and Primary Network took place in the form of a conference call on January 26, 2000. During the conference call, Mr. Clevenger and Mr. Schrager agreed to explore the possibility of such a transaction. After the call, Mr. Schrager briefed each member of the Primary Network board of directors on the details of the conference call.

         On January 31, 2000, Mpower and Primary Network executed a confidentiality agreement concerning confidential and proprietary information of both parties.

         On February 15, 2000, Mr. Clevenger, John Boersma, Neil Hediger and Dan Blank of Mpower traveled to St. Louis to meet with various executives of Primary Network to discuss Primary Network's business. Mr. Schrager briefed each member of the Primary Network board of directors on the details of the meeting with the Mpower representatives.

         On February 23, 2000, Bear Stearns began assisting Mpower in evaluating a possible transaction.

         On February 26, 2000, legal counsel for Mpower provided Primary Network with drafts of a merger agreement and related documents.

         From February 28, 2000 through March 3, 2000, Mpower and its legal, accounting and financial advisors conducted due diligence in St. Louis and met with Primary Network management and its legal and financial advisors. On February 28, Rolla Huff, chief executive officer of Mpower, and other Mpower executives met with Primary Network senior management to explain Mpower's business. At the same time, Houlihan Lokey began assisting Primary Network in evaluating a possible transaction and conducted due diligence with regard to the fairness of the possible transaction from a financial point of view. On March 2, 2000, Mr. Clevenger accompanied Mr. Schrager and Rich Phillips to Las Vegas so that Mr. Schrager and Mr. Phillips could examine Mpower's Las Vegas facilities and meet with various Mpower executives based in the Las Vegas facilities. During this time period, Mpower and its legal representatives discussed with Primary Network and its legal representatives the possible terms of the merger agreement and related documents which each might be prepared to recommend to their respective boards for approval. During these meetings and telephone calls, the parties discussed the principal terms for these agreements, including the merger consideration, the representation and warranties, covenants, termination provisions, conditions to closing and voting agreements with the major stockholders of Primary Network. Mpower and Primary Network and their legal advisors continued these discussions in New York City on March 4, 2000. During this time, Mr. Schrager briefed each member of the board of directors of Primary Network on the details of the meetings and negotiations.

         On March 5, 2000, Mr. Clevenger and other representatives of Mpower traveled to St. Louis for further meetings with Primary Network management to discuss further due diligence and possibilities for the integration of the two companies. After the meeting, Mr. Schrager briefed each member of the board of directors of Primary Network on the details on the meetings with the Mpower representatives.

         On March 6, 2000, Mr. Huff and Mr. Clevenger called Mr. Schrager to inform him that Mpower was no longer interested in considering a transaction with Primary Network at that time. After the call, Mr. Schrager informed each member of the board of directors of Primary Network of the details of the call.

         On March 27, 2000, Mr. Clevenger and Mr. Schrager reinitiated discussions about the possible merger of Primary Network and Mpower. After the call, Mr. Schrager briefed each member of the board of directors of Primary Network on the details of the call.

         Between March 28, 2000 and April 17, 2000, Mpower conducted additional due diligence regarding Primary Network's business. Representatives of Mpower and Primary Network and their respective legal counsel discussed and drafted the terms of the merger agreement and related documents. During this time, Mr. Schrager briefed each member of the board of directors of Primary Network on the negotiations of the terms of the merger agreement and related documents.

         On April 14, Mpower's board of directors met telephonically to consider a transaction with Primary Network. Mpower's management and legal and financial advisors made a presentation to the board regarding the proposed terms of the merger and the effects of the combination on Mpower. After discussion, the Mpower board unanimously approved the merger and the issuance of the shares contemplated by the Merger Agreement.

         On the evening of April 16, 2000, the Primary Network board met to consider a transaction with Mpower. Primary Network's management and legal and financial advisors made a presentation to the board regarding the proposed terms of the merger and the effects of the combination on Primary Network. The Primary Network board was advised that Houlihan Lokey's opinion would most likely be that the exchange ratio provided for in the merger agreement was fair to the stockholders of Primary Network from a financial point of view. Mr. Schrager informed the board members of his discussion with Houlihan Lokey. After discussion, the Primary Network board unanimously approved the merger.

         Early in the morning of April, 17, 2000, the parties signed the merger agreement and the related documents. The transaction was announced before the opening of the market on April 17, 2000.

         On April 19, 2000, Houlihan Lokey delivered to the board of Primary Network a written opinion that the exchange ratio provided for in the merger agreement was fair to the stockholders of Primary Network from a financial point of view.

Opinion of Houlihan Lokey

         Pursuant to the terms of a letter agreement between Houlihan Lokey and Primary Network, dated March 2, 2000, Houlihan Lokey was retained by the Primary Network board of directors to analyze the fairness of the consideration to be received by stockholders of Primary Network in connection with the merger from a financial point of view. Houlihan Lokey is a nationally recognized investment banking firm that provides financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities.

         Primary Network agreed to pay Houlihan Lokey a fee of $125,000, plus reasonable out-of-pocket expenses, for its preparation and delivery of the fairness opinion. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the merger.

         Primary Network's board did not limit Houlihan Lokey in any way in the investigations it made or the procedures it followed in rendering its opinion.

         Primary Network retained Houlihan Lokey solely to deliver its fairness opinion. Primary Network agreed to indemnify Houlihan Lokey and its affiliates against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey. The full text of Houlihan Lokey's opinion, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion, is attached as Annex B and is incorporated herein by reference. We urge you to read the opinion in its entirety.

         Houlihan Lokey did not, and was not requested by Primary Network to, make any recommendations as to the form or amount of consideration to be received by the Primary Network stockholders, the public market values or realizable value of Mpower common stock given as consideration in the merger, or the prices at which Mpower common stock may trade in the future following the merger, and does not express any opinion as to the fairness of any aspect of the merger not expressly addressed in its fairness opinion.

         In arriving at its opinion, Houlihan Lokey:

         1. met with certain members of the senior management of Primary Network to discuss the operations, financial condition, future prospects and projected operations and performance of Primary Network;

         2.   visited certain facilities and business offices of Primary
              Network;

         3. reviewed unaudited interim financial statements for the twelve months ended February 29, 2000, which Primary Network's management had identified as being the most current financial statements available;

         4. reviewed a summary term sheet relating to the merger, furnished by Primary Network's management;

         5. reviewed forecasts and projections prepared by Primary Network's management with respect to Primary Network for the years ending December 31, 2000 through 2007;

         6. reviewed the historical market prices and trading volume for Mpower's public securities;

         7. reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to Primary Network, and publicly available prices and premiums paid in other transactions that Houlihan Lokey considered similar to the merger;

         8. reviewed drafts of certain documents pertaining to the merger; including

              i) the Agreement and Plan of Merger by and among Mpower Communications Corp., Mpower Merger Sub, Inc. and Primary Network Holdings, Inc. dated as of April 17, 2000; and

              ii) the Shareholders Agreement by and among Mpower Communications Corp., Mpower Merger Sub, Inc. Primary Network Holdings, Inc. and the persons named as Principal Shareholders on the signature pages of such Agreement dated April 17, 2000; and

         9. conducted such other studies, analyses and inquiries as Houlihan Lokey have deemed appropriate.

         In connection with its review, Houlihan Lokey:

         o did not assume any responsibility for independent verification of any of the foregoing information and relied upon its being complete and accurate in all material respects;

         o assumed that the financial forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Primary Network management as to the future financial performance of Primary Network;

         o did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Primary Network; and

         o was not furnished with any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of Primary Network.

         In addition, Houlihan Lokey was not requested to, and did not, solicit third-party indications of interest in acquiring all or any part of Primary Network. Houlihan Lokey did not express any opinion as to the actual value of shares of Primary Network following the acquisition or the prices at which shares may be purchased or sold subsequent to the merger. The Houlihan Lokey opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion.

         In preparing its opinion, Houlihan Lokey performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Houlihan Lokey believes that its analyses must be considered as a whole and that selected portions of its analyses and portions of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying its opinion. In performing its analyses, Houlihan Lokey made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Primary Network. The analyses performed by Houlihan Lokey are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of the businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may be actually sold. The analyses performed were prepared solely as part of Houlihan Lokey's analysis of the consideration to be received by stockholders of Primary Network from a financial point of view, and were provided to the Primary Network directors in connection with the delivery of its opinion.

         In assessing the financial fairness of the consideration to be received by stockholders of Primary Network, Houlihan Lokey valued the common equity of Primary Network using widely accepted valuation methodologies and compared the results of such analyses with the value of the consideration to be received by the stockholders of Primary Network. The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with rendering its fairness opinion to the Primary Network board of directors. The summary of the financial analyses is not a complete description of all of the analyses performed by Houlihan Lokey. The Houlihan Lokey opinion is based upon the totality of the various analyses performed by Houlihan Lokey and no particular portion of the analyses has any merit standing alone.

         Valuation of Primary Network Holdings, Inc.

         To determine the valuation of Primary Network, Houlihan Lokey employed three widely used valuation analyses: the comparable companies analysis, the discounted cash flow analysis and the comparable transactions analysis.

         Comparable Companies Analysis. Using publicly available information, Houlihan Lokey analyzed, among other matters, the total capitalization and trading multiples of Primary Network and selected three tiers of publicly traded internet service providers primarily targeting (i) business customers, (ii) business and residential customers and (iii) residential customers:

Tier I - Business               Tier II - Business/Residential          Tier III - Residential
-----------------               ------------------------------          ----------------------
o   DSL.net                     o   At Home Corporation                 o   America Online, Inc.
o   Network Access Solutions    o   Concentric Corporation              o   Earthlink Network, Inc.
o   Network Plus Corporation    o   Covad Communications Group          o   Internet America
o   PSINet, Inc.                o   Flashnet Communications             o   Prodigy
o   Rhythms Netconnections,     o   Log On America, Inc.
    Inc.
o   Verio Inc.                  o   Mpower Communications Corp.
                                o   Mindspring Enterprises, Inc.
                                o   Northpoint Communications
                                o   Onemain.com
                                o   RMI Net Inc.
                                o   Voyager.net, Inc.

         The purpose of the comparable company analysis was to establish a range for the potential equity value of Primary Network. This was accomplished by applying appropriate risk-adjusted multiples to various cash flow and other operational metrics of comparative companies. Earnings, cash flow and subscriber multiples were calculated for these comparative companies based upon daily trading prices, and a comparative risk analysis between Primary Network and the comparative companies formed the basis for the selection of the risk-adjusted multiple for Primary Network. The risk analysis incorporated both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which Primary Network and the other comparative companies are engaged.

         Houlihan Lokey calculated specific multiples for the comparable companies. The table below summarizes selected valuation multiples used by Houlihan Lokey for Primary Network:

         Valuation Multiple                                    Selected Multiple
         ------------------                                    -----------------

         Enterprise Value / Last 12 Months Revenues                    8.0
         Enterprise Value / Current Run Rate Revenues                  6.0
         Enterprise Value / Estimated 2000 Revenues                    3.5
         Enterprise Value / High Speed Business Subscriber             $800,000
         Enterprise Value / Business Subscriber                        $3,000
         Enterprise Value / Residential Subscriber                     $250

         Enterprise Value, as referred to above and otherwise referred to herein, reflects the total value of an company, including both debt and equity. In sum, the comparable company analyses resulted in indications of enterprise value for Primary Network in the range of approximately $110 million to $124 million.

         Discounted Cash Flow Analysis. Houlihan Lokey employed a discounted cash flow analysis of the after-tax free cash flows projected by Primary Network management and the terminal value for Primary Network at the end of the forecast period. The purpose of the discounted cash flow analysis was to establish a range for the potential equity value of Primary Network by determining a range for the net present value of Primary Network's projected future cash flows. Houlihan Lokey first determined the discounted, projected, after-tax cash flows of Primary Network through December 31, 2007 using discount rates ranging from 30 percent to 40 percent. Houlihan Lokey then added to the present value of the cash flows the terminal value of Primary Network at December 31, 2007 using a range of exit EBITDA multiples of 8.0x to 10.0x, discounted back at the same discount rate to represent a present value. The discount rate used to calculate the present value of the cash flows and the terminal value was developed through an analysis of the rates of return on alternative investment opportunities in comparative companies.

         In sum, the discounted cash flow analyses resulted in indications of enterprise value which had a midpoint of approximately $122 million for Primary Network.

         Comparable Transaction Analysis. Houlihan Lokey reviewed and compared selected precedent transactions in the communications industry in which Primary Network operates that it deemed relevant to its analysis in order to compare the publicly available financial terms of those transactions with the terms provided for in the merger agreement.

         Houlihan Lokey reviewed the approximately 20 announced transactions of companies considered to be comparable to Primary Network. Observed enterprise value to latest twelve months revenue transaction multiples ranged from 0.2x to 4.7x with a median of 2.4x.

         The purpose of the comparable transaction analysis was to establish a range for the potential equity value of Primary Network by applying, to certain projected operating results of Primary Network that are commonly used in the public equity markets to value companies in Primary Network's industry, a range of multiples. These multiples are determined by dividing the aggregate consideration paid in the selected acquisitions by the comparable projected operating results of the acquired companies. No company, business or transaction compared in the comparable acquisition analysis, however, is identical to Primary Network. Accordingly, the comparable acquisition analysis is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies.

         In sum, the comparable transaction analyses resulted in indications of enterprise value for Primary Network which were materially lower than the ranges indicated by the comparable company approach or the discounted cash flow approach, and which were less than $100 million.

         Consideration Received by Primary Network Shareholders. The enterprise value indications for Primary Network were adjusted to reflect Primary Network's debt obligations. The resulting equity value of Primary Network was compared to the value of the consideration to be received by Primary Network's shareholders in connection with the transaction. The value of such consideration was determined, in part, by analyzing the public market price of Mpower's common equity securities. Such comparison indicated that the value of the consideration to be received by Primary Network's shareholders exceeded the value of Primary Network's resulting equity as determined by the three aforementioned approaches.

         Miscellaneous. In arriving at its fairness opinion, Houlihan Lokey reviewed key economic and market indicators, including growth in gross domestic product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed as of April 19, 2000 and on the projected financial information provided to Houlihan Lokey as of such date. In rendering its opinion, Houlihan Lokey has relied upon and assumed, without independent verification, that the historical and projected financial information provided to Houlihan Lokey by Primary Network has been reasonably and accurately prepared based upon the best current available estimates of the financial results and condition of Primary Network. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it by Primary Network and does not assume responsibility for it. Except as set forth above, Houlihan Lokey did not make any independent appraisal of the specific properties or assets of Primary Network.

         The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole. In its analysis, Houlihan Lokey made numerous assumptions with respect to Primary Network, industry performance, general business, economic, market and financial conditions and office matters, many of which are beyond the control of Primary Network. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. However, there were no specific factors reviewed by Houlihan Lokey that did not support its opinion. Additionally, analyses relating to the value of businesses or securities are not appraisals.

Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Interests of Certain Persons in the Merger

         Certain of Primary Network's officers and directors have interests in the merger in addition to those of the Primary Network stockholders generally.

         Specifically, Alan Schrager has served as Chief Financial Officer and director of Primary Network since November 1999 under the terms and conditions of a Secondment Agreement by and between Primary Network and U.S. Bancorp Libra, dated as of November 23, 1999. As partial compensation for his services as Chief Financial Officer, Alan Schrager has received 680,000 shares of Series B Preferred Stock of Primary Network and Warrants to purchase 520,000 shares of Series B Preferred Stock. Under the terms of the Secondment Agreement, U.S. Bancorp Libra will receive from Primary Network a fee equal to 0.5% of the total enterprise value of Primary Network after the consummation of the merger.

         The following officers and directors of Primary Network have been granted stock options that vest upon a change in control of the ownership of Primary Network:

                  Blake Ashby               300,000 stock options
                  Mike Torrence             100,000 stock options
                  Tony Hartke                50,576 stock options

         Further, Primary Network officers and directors hold options to purchase Primary Network common and preferred stock. Excluding the warrants issued to Alan Schrager at the time of the merger, the officers' and directors' total number of options that are exercisable will be 818,647. The directors' options under the Primary Network stock option plan will be converted into options to acquire Mpower common stock, with the number of shares and exercise price adjusted to reflect the common stock exchange ratio.

         Additionally, Mpower has agreed for a period of six years after the effective time of the merger to:

         o maintain in effect the indemnification provisions in Primary Network's existing amended and restated articles of incorporation and by-laws; and

         o maintain insurance for Primary Network's directors and officers, including former directors and officers.

         Certain directors of Primary Network were parties to employment agreements that provided for cash payments upon the occurrence of a change of control of Primary Network. The aggregate cash payments owed to these directors upon a change of control was approximately $545,000. Mpower has agreed to enter into new employment agreements with these directors that supercede the previous employment agreements with Primary Network and provide for different compensation provisions. As of the effective date, Rich Phillips and Tom Hesterman will have entered into new employment agreements with Mpower.

         As of the record date, directors and executive officers of Primary Network beneficially owned approximately 64% of the outstanding shares of Primary Network common stock entitled to vote at the special meeting.

Accounting Treatment

         The merger is expected to be accounted for using the purchase method of accounting. Under the purchase method of accounting, the purchase price in the merger is allocated among the Primary Network assets acquired and the Primary Network liabilities assumed to the extent of their fair market value, with any excess purchase price being allocated to goodwill. The assets and liabilities and results of operations of Primary Network will be consolidated into the assets and liabilities and results of operations of Mpower subsequent to the Effective Time.

Certain U.S. Federal Income Tax Consequences

         The following general discussion is a summary of the anticipated material U.S. federal income tax consequences of the merger to a stockholder of Primary Network stock that is a U.S. holder and that holds shares of Primary Network stock (and that will hold shares of Mpower common stock) as capital assets (generally, property held for investment). For purposes hereof, a U.S. holder is a beneficial owner of Primary Network stock that is (i) a U.S. citizen or resident alien individual, (ii) a corporation created or organized in or under the laws of the United States or any state, (iii) an estate the income of which is subject to U.S. federal income tax without regard to the source and
(iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions relating to the trust.

         This summary is intended only as general information and, thus, does not address all of the U.S. federal income tax consequences of the merger that may be relevant to beneficial owners of Primary Network stock based upon their particular circumstances. Moreover, this summary does not apply to beneficial owners of Primary Network stock that may be subject to special tax rules (including, without limitation, non-U.S. persons, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, persons who hold shares of Primary Network stock as a hedge, or as part of a constructive sale or conversion transaction and persons who acquired their shares of Primary Network stock pursuant to the exercise of employee stock options or otherwise as compensation). This summary also does not cover any aspect of U.S. federal tax law other than income taxation, and does not discuss the tax consequences of the merger under the laws of any state, locality or non-U.S. jurisdiction.

         Beneficial owners of Primary Network stock are strongly urged to consult their own tax advisors as to the specific tax consequences of the merger to them under U.S. federal, as well as under applicable state, local and non-U.S., tax law.

         Tax Opinions. Shearman & Sterling, counsel to Mpower, and Milbank, Tweed, Hadley & McCloy LLP, counsel to Primary Network, have rendered opinions to the effect that, under current U.S. federal income tax law, (A) the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code, and
(B) each of Primary Network, Mpower and Mpower Merger Sub will be a party to such reorganization within the meaning of Section 368(b) of the Code. Neither Mpower nor Primary Network will request a ruling from the Internal Revenue Service, which is referred to as the IRS, with regard to any of the U.S. federal income tax consequences of the merger. The tax opinions are based on and subject to certain assumptions and limitations as well as factual representations received from Mpower, Mpower Merger Sub and Primary Network, as discussed below. Opinions of counsels represent such counsels' best legal judgment and have no binding effect or official status of any kind. No assurances can be given that contrary positions may not be taken by the IRS or a court considering the issues.

         Tax Consequences of the Reorganization and the Merger. Subject to the limitations and qualifications set forth herein, the material U.S. federal income tax consequences of the merger, as a reorganization, to a U.S. holder of Primary Network stock can be summarized as follows:

         o No gain or loss will be recognized by a U.S. holder solely as a result of the exchange of Primary Network stock for Mpower common stock in the merger, except to the extent of cash received in lieu of fractional shares.

         o A U.S. holder that receives cash in lieu of a fractional share of Mpower common stock generally will recognize capital gain or loss measured by the difference between the amount of cash received and the part of such U.S. holder's tax basis that is apportioned to the fractional share of Mpower common stock (as described below). If, however, the receipt of such cash has the effect of a distribution of a dividend with respect to the U.S. holder, all or some part of the cash payment may be treated as ordinary dividend income.

         o A U.S. holder's aggregate tax basis in Mpower common stock received in the merger will be same as the aggregate tax basis of Primary Network stock surrendered in exchange therefor (reduced by any amount of tax basis allocable to a fractional share interest in Mpower common stock for which cash is received).

         o A U.S. holder's holding period for the Mpower common stock received in the merger (including fractional shares redeemed for cash) will include the holding period of the Primary Network stock surrendered in exchange therefor.

         Limitations on Opinion and Discussion. As noted earlier, the tax opinions are subject to certain assumptions relating to, among other things, the truth and accuracy of certain representations made by Mpower, Mpower Sub and Primary Network, and the consummation of the merger in accordance with the terms of the merger agreement and the applicable state law. Furthermore, the tax opinions will not bind the IRS and, therefore, the IRS is not precluded from asserting a contrary position. The tax opinions and this discussion are based on currently existing provisions of the Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the tax opinions or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

Regulatory Approvals

         The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act or HSR, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods end or expire. Mpower and Primary Network filed the required information and material with the Department of Justice and the Federal Trade Commission on May 5, 2000, and will request early termination of the applicable waiting period. Unless the waiting period is terminated, we expect the waiting period to expire on June 4, 2000.

         The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

         The merger is also subject to certain telecommunications related approvals. Mpower anticipates filing the necessary application with the FCC to transfer control of Primary Network's authorization to provide international long distance service by May 16, 2000. Mpower also anticipates filing any required applications for consent with state commissions by May 12, 2000. Prior consent of the FCC and of certain state commissions is necessary to consummate the merger. In addition, post-merger letter notifications to certain state commissions will also be required following completion of the merger. Mpower and Primary Network anticipate that any regulatory approvals will be obtained in the normal course within approximately 60 to 90 days of filing the applications.

Restrictions on Sales of Mpower Common Stock by Affiliates of Mpower and Primary Network

         The shares of Mpower common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares of Mpower common stock issued to any person who is deemed to be an "affiliate" of Primary Network at the time of the Primary Network special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control with Primary Network and may include some of Primary Network's officers and directors, as well as Primary Network's principal stockholders. Affiliates may not sell their shares of Mpower common stock acquired in connection with the merger except pursuant to:

         o an effective registration statement under the Securities Act covering the resale of those shares;

         o an exemption under paragraph (d) of Rule 145 under the Securities Act; or

         o    any other applicable exemption under the Securities Act.

         Mpower's registration statement on Form S-4, of which this Proxy Statement/Prospectus forms a part, does not cover the resale of shares of Mpower common stock to be received by affiliates of Primary Network in the merger.

Stock Exchange Quotation

         It is a condition to the merger that the shares of Mpower common stock to be issued in connection with the merger be authorized for listing on NASDAQ, subject to official notice of issuance.

Appraisal Rights

         Under the Delaware General Corporation Law, which is referred to as the DGCL, a stockholder of a corporation who does not vote in favor of or consent in writing to certain merger transactions and who demands appraisal of his shares may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount determined by a Delaware court to be the fair value of his shares together with a fair rate of interest, if any, instead of the consideration he would otherwise receive in the merger transaction. The concept of "fair value" in payment for shares upon exercise of appraisal rights, under the DGCL, must be determined exclusive of any element of value arising from the accomplishment or expectation of the relevant transaction.

         Primary Network stockholders who oppose the merger will have the right to dissent and demand appraisal of and to receive payment in cash of the fair market value of their shares of Primary Network common stock as set forth in the DGCL.

         A Primary Network stockholder is entitled to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their shares of Primary Network common stock if such stockholder:

         o holds shares of Primary Network common stock on the record date for the special meeting;

         o delivers to Primary Network prior to the special meeting a written notice that such stockholder intends to demand the appraisal of such stockholder's shares of Primary Network common stock;

         o has neither voted in favor of nor consented to in writing the merger;

         o holds such shares of Primary Network common stock until the effective date of the merger; and

         o    otherwise complies with the provisions of Section 262 of the DGCL.

         Any such judicial determination of the fair value of the shares of Primary Network common stock could be based upon factors other than, or in addition to, the price per share of Primary Network common stock to be paid by Mpower in the merger or the market value of the shares of Primary Network common stock, including asset values and the investment value of the shares of Primary Network common stock. The value so determined could be more or less than the price per share paid to the holders of Primary Network common stock who do not exercise their appraisal rights under the DGCL.

         If any holder of shares of Primary Network common stock who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the shares of Primary Network common stock of such holder will be converted into shares of Mpower common stock in accordance with the terms of the merger agreement. A Primary Network stockholder may withdraw his demand for appraisal by delivery to the Primary Network of a written withdrawal of his demand for appraisal and acceptance of the merger. Failure to vote against the merger at the special meeting does not constitute a waiver of a Primary Network stockholder's appraisal rights under Section 262 of the DGCL.

         In order for a Primary Network stockholder to avail himself of his appraisal rights, he must deliver to Primary Network, before the vote on the merger, a written demand for appraisal of his shares. A vote against the merger by a stockholder of Primary Network does not constitute the necessary demand. Within ten days of the consummation of the merger, the surviving corporation will notify the dissenting shareholder that the merger has been consummated. Within 120 days after the effective date of the merger, the dissenting shareholder must file a petition in the Delaware Court of Chancery demanding a determination of the value of the Primary Network stock held by him. The dissenting shareholder is entitled to receive from the surviving corporation a


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statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. After the filing of a petition with the Court of Chancery, the Register in Chancery, if ordered by the Court, will fix a time and date for the hearing of the petition. At the hearing, the Court will determine which stockholders have appraisal rights and will appraise the shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The Court will order the payment of the fair value of the shares by the surviving corporation.

         The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL attached to the Proxy Statement/Prospectus at Annex E. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.


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                   THE EXCHANGE OFFER AND THE LETTER AGREEMENT

         Pursuant to the terms of a letter agreement, dated April 17, 2000, among EC Primary, L.L.C., Quantum Emerging Growth Partners C.V., Ravich Revocable Trust of 1989, The Ravich Children Permanent Trust, U.S. Bancorp Libra, TGV/Primary Investors LLC, who are collectively referred to as Primary Holders, and Mpower, Mpower agreed that promptly following the consummation of the merger, it will commence an offer to exchange its 13% Senior Notes due 2010 for any and all outstanding 12% Senior Subordinated Discount Notes due 2006 of Primary Network. Concurrently with such exchange offer, Mpower will also solicit consents from the holders of the 12% Senior Subordinated Discount Notes to certain amendments to the purchase agreement pursuant to which the 12% Senior Subordinated Discount Notes were issued. The proposed amendments will delete substantially all of the restrictive covenants contained in the 12% Senior Subordinated Discount Notes agreement and require the consent of a majority of the outstanding principal amount of Discount Notes to become effective. The acceptance of 12% Senior Subordinated Discount Notes tendered in the exchange offer will be conditioned on the receipt of such consents and the holders thereof agreeing to the restrictions on sale described below.

         Pursuant to the Letter Agreement, the Primary Holders, who collectively represent more than a majority of the outstanding principal amount of 12% Senior Subordinated Discount Notes, agreed to tender their 12% Senior Subordinated Discount Notes in the exchange offer and to consent to the proposed amendments in the consent solicitation. Mpower also agreed that upon completion of the exchange offer, Mpower would issue to the Primary Holders 50,000 shares of common stock, pro rata.

         The merger will trigger the change of control provisions of the 12% Senior Subordinated Discount Notes. As a result, in the event that any 12% Senior Subordinated Discount Notes remain outstanding after the consummation of the exchange offer, the terms of the 12% Senior Subordinated Discount Notes require Mpower to commence within 60 days of the consummation of the merger an offer to repurchase all of the outstanding 12% Senior Subordinated Discount Notes at a purchase price equal to 101% of the accreted value of the 12% Senior Subordinated Discount Notes thereof, plus accrued and unpaid interest, if any, as of and to the date of redemption.

Terms of the 13% Senior Notes and the Exchange Offer

         The 13% Senior Notes to be issued in the exchange offer will be issued under the indenture dated as of March 24, 2000 and will have the same terms, and will be of the same class, as Mpower's currently outstanding Senior Notes which were originally issued on March 24, 2000 under the indenture dated as of March 24, 2000.

         For each $1,000 of accreted value of the 12% Senior Subordinated Discount Notes as of the time that the 12% Senior Subordinated Discount Notes are tendered for exchange, Mpower will deliver 13% Senior Notes having a fair value of $1,000. However, the principal amount of such 13% Senior Notes will be reduced by the amount of accrued interest on the 13% Senior Notes from March 24, 2000 through the time the


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


13% Senior Notes are delivered. Fair value is defined as the average of the bids to purchase $10 million of 13% Senior Notes to be obtained two business days prior to the time that the 12% Senior Subordinated Discount Notes are tendered for exchange by Mpower and the Primary Holders from two investment banking firms to be agreed upon by Mpower and the Primary Holders if neither bid is more than five percent higher than the other bid. If one bid is more than five percent higher than the other bid, then Mpower and the Primary Holders shall obtain a bid from another investment banking firm. If the bid obtained from the third bank is equal to, or between, the bids obtained from the first two banks, then the fair value of the 13% Senior Notes will be the amount bid by the third bank. If the bid by the third bank is higher or lower than the bids from either of the first two banks, then the fair value of the 13% Senior Notes will be the average of the bid by the third bank and the bid by one of the first two banks that is closer to the bid by the third bank.

         The aggregate principal amount of 13% Senior Notes to be delivered to each holder of 12% Senior Subordinated Discount Notes pursuant to the exchange offer will be rounded to the nearest $1,000, with amounts of $499 being rounded down and amounts of $500 being rounded up.

         The 13% Senior Notes to be issued in the exchange offer and the shares of Mpower's common stock to be issued to the Primary Holders will be registered under the Securities Act pursuant to a registration statement on Form S-4.

Restrictions on Sale

         Each holder of 12% Senior Subordinated Discount Notes receiving 13% Senior Notes in the exchange offer will agree that, during the six-month period following the issuance of the 13% Senior Notes pursuant to the exchange offer, it will not directly or indirectly (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any 13% Senior Notes or any securities convertible into or exercisable or exchangeable for 13% Senior Notes or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any 13% Senior Notes or otherwise establish or maintain a "put equivalent position" (within the meaning of Rule 16a-1(h)) under the Exchange Act, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of 13% Senior Notes or such other securities, in cash or otherwise; provided, however, such 12% Senior Subordinated Discount Note holders may offer, sell or contract to sell the 13% Senior Notes at the par value of the 13% Senior Notes plus accrued interest or a higher amount or may be released from its obligations described in this paragraph with the prior written consent of Bear Stearns & Co, Inc.

         A copy of the letter agreement is attached as Annex D to this Proxy Statement/Prospectus and is incorporated by reference into this Proxy Statement/Prospectus.


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                              THE MERGER AGREEMENT

         The merger agreement contemplates the merger of Primary Network with Mpower Merger Sub, with Primary Network continuing as the surviving corporation after the merger. This section of the Proxy Statement/Prospectus describes certain material provisions of the merger agreement. Because the description of the merger agreement contained in this Proxy Statement/Prospectus is a summary, it does not contain all the information that may be important to you. You should carefully read the entire copy of the merger agreement attached as Annex I to this Proxy Statement/Prospectus before you decide how to vote. The merger agreement attached at Annex A to this Proxy Statement/Prospectus qualifies the description of the merger agreement contained in this document in its entirety and is incorporated by reference into this Proxy Statement/Prospectus.

Completion of the Merger

         Closing

         Unless the parties agree otherwise, the closing of the merger will take place as promptly as practicable and not later than the third business day after the date on which all closing conditions have been satisfied or waived, or any other time as agreed to in writing by Mpower, Mpower Merger Sub and Primary Network.

         Effective Time

         The merger will be effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or any later time as agreed to by Mpower, Mpower Merger Sub and Primary Network. The filing of the certificate of merger shall be made as soon as practicable after all closing conditions have been satisfied or waived.

         Conversion of Shares

         Each Primary Network stockholder will receive in the merger 0.02022 of a share of Mpower common stock for each share of Primary Network common stock owned by such stockholder. For any resulting fractional shares, a Primary Network stockholder will receive cash in an amount equal to the market value of the fractional shares of Mpower common stock received.

Certain Representations and Warranties

         Representations and Warranties of Both Companies

         The merger agreement contains various customary representations and warranties of Mpower, Mpower Merger Sub and Primary Network relating to, among other things:

         o proper organization and good standing of Mpower, Mpower Merger Sub and Primary Network;


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


         o the corporate authorization and enforceability of the merger agreement;

         o    the capitalization of Mpower, Mpower Merger Sub and Primary
              Network;

         o    the preparation of financial statements;

         o    the absence of any undisclosed liabilities;

         o    governmental approvals;

         o no conflict with articles of incorporation, by-laws, debt instruments or laws;

         o the compliance with laws by Mpower, Mpower Merger Sub and Primary Network;

         o    the absence of litigation;

         o    brokers; and

         o    permits.

         Additional Representations and Warranties of Mpower and Mpower Merger
Sub

         The merger agreement contains additional representations and warranties of Mpower and Mpower Merger Sub relating to, among other things:

         o    the absence of certain material adverse changes or events;

         o the due authorization and valid issuance of Mpower stock to be issued in connection with the merger;

         o    the ownership of Mpower Merger Sub;

         o    no subsidiaries of Mpower other than Mpower Merger Sub;

         o the articles of incorporation and by-laws of Mpower and Mpower Merger Sub;

         o    the absence of liabilities incurred by Mpower Merger Sub;

         o the classification of the merger as a reorganization within the meaning of Section 368(a) of the Code; and

         o the registration statement to be prepared by Mpower and the information to be supplied by Mpower for inclusion in the proxy statement to Primary Network's stockholders.


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


         Additional Representations and Warranties of Primary Network Holdings, Inc.

         The merger agreement contains additional representations and warranties of Primary Network relating to, among other things:

         o    subsidiaries;

         o the valid issuance of all outstanding Primary Network common stock;

         o    the absence of certain changes;

         o    intellectual property;

         o    material contracts;

         o    employee benefit plans and labor matters;

         o    tax;

         o    year 2000 compliance;

         o    interests of Primary Network stockholders, officers and directors;

         o    insurance;

         o the information to be included in the proxy and registration statements;

         o    customers;

         o    sales personnel; and

         o    the condition of the assets.

Certain Covenants

         The merger agreement contains certain covenants relating to:

         o    filing of the registration statement on Form S-4;

         o obligations of Mpower with respect to Primary Network employees after the merger;

         o    access to books, records and other information;


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         o    obligation to inform the other party of any events or
              circumstances which could result in a breach of any of the representations and warranties and of any material developments affecting either party;

         o qualification as a reorganization within the meaning of Section 368(a) of the Code;

         o    delivery of opinion letters from attorneys;

         o Primary Network's obligation to call a stockholders' meeting of Primary Network to vote on the approval and adoption of the merger agreement and the merger;

         o the obligation of each party to make promptly its filings under the HSR Act and use its reasonable efforts to take any proper and advisable action to consummate the merger;

         o    quotation of Mpower shares issued in the merger on NASDAQ; and

         o the provision of up to $15,000,000 in funding to Primary Network by Mpower pending the effective time of the merger.

No Solicitation of Transactions

         The merger agreement provides that Primary Network shall not, and shall not instruct its affiliates, officers, directors, representatives or agents to, solicit, initiate, consider, encourage, or accept any other proposals or offers:

         o relating to any acquisition or purchase of all or any portion of the capital stock or a material portion of the assets of Primary Network or any of its subsidiaries;

         o to enter into any business combination with Primary Network or any of its subsidiaries; or

         o to enter into any other extraordinary business transaction involving or otherwise relating to Primary Network or any of its subsidiaries.

         The merger agreement also provides that Primary Network shall not, and shall not instruct its affiliates, officers, directors, representatives or agents to, participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort by any other person to seek to do any of the foregoing.


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

Conduct of the Business of Primary Network Prior to the Merger

         Pursuant to the merger agreement, Primary Network has agreed that, prior to the merger or earlier termination of the merger agreement, unless Mpower shall otherwise consent in writing, it shall not, and where applicable shall cause each of its subsidiaries not to:

         o    amend its certificate of incorporation or by-laws;

         o amend, terminate or cancel any material claim, or waive any other material right of Primary Network or its subsidiaries, or waive any material debt owed to it;

         o issue or authorize the issuance of any shares of capital stock or any options, warrants, convertible securities or other rights relating to the capital stock or redeem any of the capital stock, other than issuance of Primary Network common stock pursuant to preferred stock or Primary Network stock options, or declare or pay any dividend or distribute any of the assets of Primary Network or its subsidiaries, or redeem, purchase or acquire any of the securities of Primary Network or its subsidiaries;

         o fail to pay any creditor any material amount owed to such creditor when due, other than trade payables incurred in the ordinary course of business consistent with past practice;

         o sell, exchange or otherwise dispose of any of Primary Network's or its subsidiaries' material assets other than in the ordinary course of business consistent with past practice, and other than sales of assets in connection with the funding to be provided by Mpower;

         o enter into any transactions whereby Primary Network or any of its subsidiaries would merge with, enter into a consolidation with or acquire any interest in a person or entity or acquire a substantial portion of the assets or business of a person or any entity, or any division or line of business of any person or entity, or otherwise acquire any material assets other than in the ordinary course of business consistent with past practice;

         o enter into any agreement, arrangement or transaction with any of its directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or affiliate of such person or entity) except for payments of salary or benefits in the ordinary course of business consistent with past practice;

         o change any method of accounting or accounting practice or policy other than changes required by United States generally accepted accounting principles;

         o make any expressed or deemed election or settle or compromise with respect to taxes of Primary Network or any of its subsidiaries;


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


         o hire or otherwise employ any person whose annual cash compensation would exceed $100,000;

         o cause any lien to be imposed on any assets or properties of Primary Network or any of its subsidiaries except any lien securing indebtedness incurred in connection with the funding to be provided by Mpower; and

         o incur any indebtedness, except in connection with the funding to be provided by Mpower.

Stock Options and Employee Benefits

         Effective as of the completion of the merger, all outstanding Primary Network stock options will remain outstanding and all of Primary Network's obligations with respect to each outstanding option will be assumed by Mpower. The Primary Network stock options will continue to have and be subject to the same terms and conditions as set forth in the Primary Network Holdings, Inc. Stock Option Plan. Each Primary Network stock option will be exercisable for a number of shares of Mpower common stock equal to the number of shares of Primary Network common stock covered by such Primary Network stock option multiplied by the merger exchange ratio. The Mpower common stock subject to Primary Network stock options will be covered by an effective registration statement on Form S-8 as soon as practicable after the completion of the merger.

Indemnification and Insurance

         The merger agreement provides that following the merger, Mpower, Primary Network (before the completion of the merger) and the stockholders of Primary Network which have entered into the shareholders agreement with Mpower described in the section entitled "Shareholders Agreement" on page 86 will indemnify each other against any losses arising out of its breach of any representation, warranty, covenant or agreement contained in the merger agreement.

         The merger agreement provides that following the merger, the by-laws of the surviving corporation will contain provisions no less favorable than those currently in place in the Primary Network by-laws with regard to indemnification. The surviving corporation will maintain for a period of six years the current policies of directors' and officers' liabilities insurance maintained by Primary Network, or policies of at least the same coverage containing terms and conditions which are not less favorable.


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Conditions to the Merger

         Conditions to Each Party's Obligations to Complete the Merger

         The respective obligations of Mpower, Mpower Merger Sub and Primary Network to effect the merger are subject to the fulfillment of the following conditions, unless waived by the parties:

         o HSR Act; Other Approvals and Consents. The waiting period applicable to consummation of the merger under the HSR Act shall have expired or been terminated. All other applicable approvals and authorizations of governmental and regulatory authorities shall have been obtained.

         o No Proceeding. No order of any court or administrative agency shall be in effect, and no governmental suit, action or governmental proceeding shall be pending against any of the parties that would make the merger illegal or otherwise would prohibit the consummation of the merger.

         o NASDAQ Listing. The shares of Mpower common stock to be issued in the merger shall have been approved for listing on NASDAQ.

         Additional Conditions to the Obligations of Mpower

         The obligations of Mpower and Mpower Merger Sub to effect the merger is further subject to the fulfillment of the following additional conditions, unless waived by Mpower:

         o Performance of Covenants; Representations and Warranties. Primary Network and the stockholders who have entered into the shareholders agreement with Mpower described in the section entitled "Shareholders Agreement" on page 86 shall have performed or complied in all material respects with all of their agreements and covenants in the merger agreement and the shareholders agreement, respectively. All the representations and warranties of Primary Network and the stockholders who have entered into the shareholders agreement with Mpower described on page 86, respectively, shall have been true and correct when made and shall be true and correct in all material respects at the time of the consummation of the merger as if made at and as of such time, and Mpower shall have received a certificate of a principal executive officer of Primary Network to that effect.

         o Tax Opinion. Mpower shall have received the opinion of Shearman & Sterling, counsel to Mpower, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and Mpower, Merger Sub and Primary Network will each be a party to the reorganization within the meaning of
              Section 368(b) of the Internal Revenue Code (see "--Material Federal Income Tax Consequences").


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


         o Opinion of Counsel to Primary Network. Mpower shall have received an opinion from Milbank, Tweed, Hadley & McCloy LLP, counsel to Primary Network.

         o No Material Adverse Effect. No event or occurrence shall have occurred that is, or would be reasonably likely to be, materially adverse to the business, operations, financial condition, results of operations or prospects of the business of Primary Network or would be reasonably likely to materially adversely affect the ability of Mpower or the surviving corporation to operate or conduct the business of Primary Network in the manner in which it is currently operated or would constitute a breach of any representation or warranty made by Primary Network in the merger agreement.

         o Certificate of Merger. Primary Network shall have executed and delivered to Mpower the certificate of merger to be filed with the Secretary of State of the State of Delaware in connection with the merger.

         o FIRPTA. Primary Network shall have certified to Mpower that Primary Network is not, and has not been for the relevant period specified in Section 897 of the Internal Revenue Code, a United States real property holding corporation within the meaning of
              Section 897 of the Internal Revenue Code.

         Additional Conditions to the Obligations of Primary Network

         The obligation of Primary Network to effect the merger is further subject to the fulfillment of the following additional conditions, unless waived by Primary Network.

         o Performance of Covenants; Representations and Warranties. Mpower and Mpower Merger Sub shall have performed or complied in all material respects with all of their agreements and covenants in the merger agreement and all the representations and warranties made by Mpower and Mpower Merger Sub in the merger agreement shall have been true and correct when made and shall be true and correct in all material respects on an at the time of the consummation of the merger as if made at and as of such time, and Primary Network shall have received a certificate of a principal executive officer of Mpower and Mpower Merger Sub to that effect.

         o Tax Opinion. Primary Network shall have received the opinion of Milbank, Tweed, Hadley & McCloy LLP, counsel to Primary Network, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and Mpower, Merger Sub and Primary Network will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code (see "--Material Federal Income Tax Consequences").


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


         o Opinion of Counsel to Mpower and Mpower Merger Sub. Primary Network shall have received an opinion from Lionel, Sawyer & Collins, counsel to Mpower, and Shearman & Sterling, counsel to Mpower Merger Sub.

         o No Material Adverse Effect. No event or occurrence shall have occurred that is, or is reasonably likely to be, materially adverse to the business, operations, financial condition, results of operations or prospects of the business of Mpower or would constitute a breach of any representation or warranty made by Mpower or Mpower Merger Sub in the merger agreement.

         o Certificate of Merger. Mpower and Mpower Merger Sub shall have executed and delivered to Primary Network the certificate of merger to be filed with the Secretary of State of the State of Delaware in connection with the merger.

         o Registration Statement. The registration statement of Form S-4 filed by Mpower shall have become effective, and no stop order suspending such effectiveness shall have been issued and remain in effect, and no proceeding for that purpose shall have been instituted by the SEC.

Termination of the Merger Agreement

         The merger agreement may be terminated at any time prior to the merger:

         o    by the mutual consent of Mpower and Primary Network;

         o    by either Mpower or Primary Network if;

         o the merger is not completed by the termination date, which is October 31, 2000, so long as the delay or default was not on the part of the terminating party; or

         o the merger is restricted, prohibited or prevented by a final nonappealable court or governmental order;

         o by Mpower, upon any material breach of any representation, warranty, covenant or material obligation on the part of Primary Network or any of the stockholders who have entered into the shareholders agreement with Mpower described in the section entitled "Shareholders Agreement" on page 86 contained in the merger agreement or the shareholders agreement, respectively, which has not been cured within ten days of notice by Mpower; or

         o by Primary Network, upon any material breach of any representation, warranty, covenant or material obligation on the part of Mpower or Mpower Merger Sub contained in the merger which has not been cured within ten days of notice by Primary Network.


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Expenses and Termination Fees

         Expenses. The merger agreement provides that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated in the merger agreement shall be paid by the party incurring these expenses.

         No Termination Fee. The merger agreement provides that no termination fee will be payable upon termination by either party; provided, however, that nothing in the merger agreement shall relieve any party from liability for breach of its representations, warranties, covenants or agreements contained in the merger agreement.

Amendment

         The merger agreement may not be amended except by an instrument in writing executed by Mpower, Mpower Merger Sub and Primary Network.


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                           THE SHAREHOLDERS AGREEMENT

         On April 17, 2000, simultaneously with entering into the merger agreement, Mpower, Mpower Merger Sub, Primary Network and certain stockholders of Primary Network, including Brian Matthews, Carol Matthews, Thomas Hesterman, Welton Brison, Charles Wiegert, Richard Phillips, John Alden, EC Primary LLC, Quantum Emerging Growth Partners C.V. and TGV Partners, who are collectively referred to as the principal stockholders, entered into an agreement whereby the principal stockholders agreed to vote at any meeting of the stockholders of Primary Network in favor of the approval of the merger, the merger agreement and the transactions contemplated in the merger agreement and against any other proposal for any recapitalization, merger or other transaction requiring a vote of the stockholders of Primary Network.

         The principal stockholders agreed that if they fail to comply with their voting requirements in these matters, Mpower shall be irrevocably appointed to vote their shares in Primary Network at any stockholders meeting of Primary Network held to vote on these matters.

         As of April 17, 2000, the principal stockholders beneficially owned approximately 46,522,153 shares of Primary Network common stock, which constitutes 73.1% of the votes represented by the Primary Network common stock outstanding as of this date.

         Under the stockholders agreement, the principal shareholders agreed, among other things:

         o not to sell their shares of Primary Network common stock between April 17, 2000 and the effective time of the merger;

         o not to solicit, initiate, consider, encourage or accept any other proposals or offers relating to any acquisition or purchase of all or any portion of the capital stock or a material portion of the assets of Primary Network or any of its subsidiaries, or to enter into any business combination with Primary Network or any of its subsidiaries, or to enter into any other extraordinary business transaction involving or otherwise relating to Primary Network or any of its subsidiaries; and not to participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, assist or participate in, facilitate or encourage any effort by any other person to seek to do any of the actions described above;

         o not to knowingly take any action intended or reasonably likely to prevent or impede the merger from qualifying as a tax-free reorganization;

         o to ensure the delivery of opinions of counsel acting on behalf of Primary Network under the merger agreement;


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


         o to maintain the confidentiality of all confidential or proprietary information with respect to Mpower;

         o to notify Mpower promptly of all events, circumstances, facts and occurrences occurring after April 17, 2000 which would result in any breach of a representation or warranty or covenant of the Principal Shareholders in the shareholders agreement or which could have the effect of making any representation or warranty of the Principal Shareholders in the shareholders agreement untrue or incorrect in any material respect and to notify Mpower of all other material developments affecting Primary Network's assets, liabilities, business and operations; and

         o to agree to their indemnification obligations under the merger agreement.

         Brian Matthews, Carol Matthews, Charles Weigert and Welton Brison further agreed that they shall not engage directly or indirectly in any business anywhere in the world that markets, distributes, sells or supplies services of the kind marketed, distributed, sold or supplied by Primary Network as of the consummation of the merger or, directly or indirectly, own an interest in or otherwise be connected with a business that competes with Primary Network, or call upon, solicit, advise or otherwise do, or attempt to do, business with any person or entity whom Primary Network or any of its subsidiaries had any dealings with prior to the consummation of the merger, or take away or interfere or attempt to interfere with any custom, trade, business or patronage of Primary Network or any of its subsidiaries. Brian Matthews, Carol Matthews, Charles Weigert and Welton Brison also agreed not to employ or engage as a consultant, or directly or indirectly solicit the employment of, any director, officer or employee of Primary Network or its subsidiaries (except for Michael Torrence or anyone who leaves the employ of Primary Network or its subsidiaries without any inducement) or induce or attempt to induce any of them to leave the employ of Primary Network or its subsidiaries. However, Brian Matthews, Carol Matthews, Charles Weigert and Welton Brison may engage in any business that owns, operates, develops or is otherwise involved in the sale or supply of fantasy sports games, learning tools or newspaper publications through web-based, web-enabled data base or other systems, e-commerce, system integration, web hosting or related consulting services or sporting teams, sporting arenas or sporting events promotions.

         A copy of the shareholders agreement is attached as Annex C to this Proxy Statement/Prospectus and is incorporated by reference into this Proxy Statement/Prospectus.


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                       DESCRIPTION OF MPOWER CAPITAL STOCK

General

         The following description is a summary of the material terms of Mpower's capital stock. It is not a complete description of all of the terms of Mpower's capital stock. You should read this description of Mpower's capital stock as well as the Nevada Revised Statutes, which are referred to as the NRS, Mpower's articles of incorporation, including the certificates of designation of preferred stock, and Mpower's by-laws. A copy of Mpower's articles of incorporation has been filed as an exhibit to Mpower's registration statement on Form S-4, registration number 333-33837, filed with the SEC on August 18, 1997, which is incorporated by reference into this proxy statement/prospectus. A copy of Mpower's by-laws has been filed as an exhibit to the Mpower's registration statement on Form S-1, registration statement number 333-49085, filed with the SEC on April 1, 1998, which is incorporated by reference into this Proxy Statement/Prospectus.

         Mpower's authorized capital stock consists of 60,000,000 shares of common stock, $.001 par value per share, and 50,000,000 shares of preferred stock, $.001 par value per share. Of the 50,000,000 shares of authorized preferred stock, Mpower has designated 5,278,000 shares of Series B convertible preferred stock, 1,250,000 shares of Series C convertible preferred stock and 4,140,000 shares of Series D convertible preferred stock with the voting, dividend, liquidation and conversion rights described below. As of April 30, 2000, 35,514,985 shares of common stock, 1,250,000 shares of Series C convertible preferred stock and 4,140,000 shares of Series D convertible preferred stock were outstanding and 5,345,678 shares of common stock were subject to outstanding options and warrants. On March 27, 2000, 5,277,779 shares of Series B convertible preferred stock, issued in May 1999, were converted into 5,277,779 shares of Mpower common stock. As of the date of this Proxy Statement/Prospectus, there are no shares of Series B convertible preferred stock outstanding.

         If Mpower issues preferred stock in the future, the preferred stock will have the rights, terms and preferences specified by Mpower's board of directors in a certificate filed with the Secretary of State of Nevada. The issuance of preferred stock by the board of directors in the future could adversely affect the rights of holders of Mpower's then outstanding classes of capital stock with preferences over the common stock with respect to dividends and liquidations and/or a class of capital stock with voting rights equal to or greater than those of the common stock. Mpower has no present plan to issue any additional series of preferred stock.

Common Stock

         The holders of Mpower common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of Mpower's board of directors, subject to preferential dividend rights granted to holders of Mpower's preferred stock. In the event of liquidation, each share of Mpower common stock is entitled to share pro rata in any distribution of Mpower's assets after payment or providing for the payment of liabilities and the liquidation preferences of Mpower's


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preferred stock. Each holder of Mpower common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.

         Holders of Mpower common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption rights or sinking fund provisions with respect to Mpower common stock. The outstanding shares of Mpower common stock and the shares of Mpower common stock to be issued pursuant to the merger will be duly authorized, validly issued, fully paid and nonassessable.

Series B Convertible Preferred Stock

         The Series B convertible preferred stock, none of which is outstanding as of the date of this Proxy Statement/Prospectus, has the rights and preferences described in the following paragraphs:

         On any matter submitted to Mpower's stockholders, holders of shares of Series B convertible preferred stock will be treated as if they hold the number of shares of common stock into which their shares of Series B convertible preferred stock could be converted and will be allowed to vote those shares along with the holders of Mpower common stock. In addition, the holders of shares of Series B convertible preferred stock will have the right to approve any action to;

         o increase or decrease the total number of authorized shares of, or issue preferred stock ranking equal or senior to, the Series B convertible preferred stock;

         o dispose of assets in excess of a fixed dollar amount, merge or consolidate or sell Mpower;

         o    liquidate Mpower;

         o alter the terms of the Series B convertible preferred stock in a manner adverse to the holders of the Series B convertible preferred stock;

         o pay dividends on Mpower common stock or other securities junior to the Series B convertible preferred stock other than dividends payable in Mpower common stock;

         o enter into transactions with Mpower's affiliates other than transactions covered by specified exceptions;

         o    make acquisitions in excess of a fixed dollar amount;

         o    incur additional debt in excess of fixed amounts;


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         o    make material changes to Mpower's business plan;

         o    hire a chief executive officer;

         o organize subsidiaries or enter into joint ventures unless specified conditions are met; and

         o issue additional Mpower common stock that would result in an increase in the number of shares of Mpower common stock into which Series B convertible preferred stock may be converted.

         If Mpower were to take one of these restricted actions without the approval of the holders of Series B convertible preferred stock, the holders of Series B convertible preferred stock may have the right to require it to seek a sale of Mpower. To avoid having to sell Mpower if one of the restricted actions described above is not approved by the holders of Series B convertible preferred stock, Mpower has the right to redeem the Series B convertible preferred stock at predetermined prices. If Mpower elects not to redeem the Series B convertible preferred stock and the required sale of Mpower is not effected within six months, then the holders of the Series B convertible preferred stock, along with the holders of the Series C convertible preferred stock, if they then have similar rights, would be entitled to elect a majority of Mpower's board of directors.

         The approval rights described above terminate if fewer than 1,759,260 shares of Series B convertible preferred stock are outstanding and the shares of Series B convertible preferred stock outstanding constitute less than 5% of the outstanding common stock assuming conversion of all outstanding shares of Series B convertible preferred stock.

         The holders of the Series B convertible preferred stock have the right to representation on Mpower's board of directors as discussed below under "--Series B and C Preferred Stock Board Representation."

         Upon Mpower's liquidation, the holders of the Series B convertible preferred stock are entitled to receive their liquidation amount on a pro rata basis with the holders of any series of preferred stock which ranks equally with the Series B convertible preferred stock and before any amounts may be paid to holders of Mpower common stock or any other junior securities. The liquidation amount will be the greater of (a) $9.00 per share or (b) the amount the holders of Series B convertible preferred stock would have received if the Series B convertible preferred stock had been converted into Mpower common stock. The holders of the Series B convertible preferred stock have the right to elect that a sale of Mpower be treated as a liquidation for these purposes.

         A holder of shares of Series B convertible preferred stock may convert those shares into Mpower common stock at any time. Initially, each share of Series B convertible preferred stock may be converted into one share of Mpower common stock. The number of shares of Mpower common stock into which each share of Series B


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convertible preferred stock can be converted may be adjusted as a result of stock splits, stock dividends and other issuances of additional stock.

         The holders of Series B convertible preferred stock have the right to require Mpower to redeem the Series B convertible preferred stock after May 4, 2005, or upon a sale of Mpower. The redemption price will be equal to the greater of:

         o    $9.00 per share; or

         o the value of the common stock into which the Series B convertible preferred stock is then convertible.

         If Mpower fails to redeem all shares of Series B convertible preferred stock within six months of the date specified by the holders of the Series B convertible preferred stock, then the holders of the Series B convertible preferred stock, along with the holders of the Series C convertible preferred stock, if they then have similar rights, will have the right to elect a majority of Mpower's board of directors.

Series C Convertible Preferred Stock

         The Series C convertible preferred stock, which was issued in December 1999, has the rights and preferences described in the following paragraphs.

         Dividends accrue at the rate of 10% per year, are cumulative and must be paid before any dividends may be paid on Mpower common stock. Except as described below, accrued dividends will be paid in common stock at the time the Series C convertible preferred stock is converted into common stock if the dividends have not been paid before that time.

         On any matter submitted to Mpower's stockholders, holders of shares of Series C convertible preferred stock will be treated as if they hold the number of shares of Mpower common stock into which their shares of Series C convertible preferred stock could be converted and will be allowed to vote those shares along with the holders of Mpower common stock. In addition, the holders of shares of Series C convertible preferred stock will have the right to approve any action to:

         o increase or decrease the total number of authorized shares of or issue preferred stock ranking equal or senior to the Series C convertible preferred stock;

         o dispose of assets in excess of a fixed dollar amount, merge or consolidate or sell Mpower;

         o    liquidate Mpower;

         o alter the terms of the Series C convertible preferred stock in a manner adverse to the holders of Series C convertible preferred stock;


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         o    pay dividends on Mpower common stock or other securities junior to the Series C convertible preferred stock other than dividends payable in Mpower common stock;

         o enter into transactions with Mpower's affiliates other than transactions covered by specified exceptions;

         o    make acquisitions in excess of a fixed dollar amount;

         o    incur additional debt in excess of fixed amounts;

         o    make material changes to Mpower's business plan;

         o    hire a chief executive officer;

         o organize subsidiaries or enter into joint ventures unless specified conditions are met; and

         o issue additional Mpower common stock that would result in an increase in the number of shares of Mpower common stock into which the Series C convertible preferred stock may be converted.

         If Mpower were to take one of these restricted actions without the approval of the holders of the Series C convertible preferred stock, the holders of the Series C convertible preferred stock may have the right to require it to seek a sale of Mpower. To avoid having to sell Mpower if one of the restricted actions described above is not approved by the holders of Series C convertible preferred stock, Mpower has the right to redeem the Series C convertible preferred stock at predetermined prices. If Mpower elects not to redeem the Series C convertible preferred stock and the required sale of Mpower is not effected within six months, then the holders of the Series C convertible preferred stock (along with the holders of Series B convertible preferred stock, if any, and if they then have similar rights) would be entitled to elect a majority of Mpower's board of directors.

         The approval rights described above will terminate if fewer than 416,667 shares of Series C convertible preferred stock remain outstanding.

         The holders of the Series C convertible preferred stock approved the issuance of the Mpower common stock to be exchanged in the merger.

         The holders of the Series C convertible preferred stock have the right to representation on Mpower's board of directors as discussed below under "--Series B and C Preferred Stock Board Representation."

         Upon Mpower's liquidation, the holders of the Series C convertible preferred stock are entitled to receive their liquidation amount on a pro rata basis with the holders of any series of preferred stock which ranks equally with the Series C convertible


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preferred stock and before any amounts may be paid to holders of Mpower common stock or any other junior securities. The liquidation amount will be the greater of (a) $28.00 per share plus the greater of $2.80 per share or the accrued and unpaid dividends or (b) the amount the holders of Series C convertible preferred stock would have received if the Series C convertible preferred stock had been converted into Mpower common stock. The holders of the Series C convertible preferred stock have the right to elect that a sale of Mpower be treated as a liquidation for these purposes. If the liquidation or sale occurs before June 30, 2002, the accrued dividends will not be paid to the extent the holders of Series C convertible preferred stock will receive more than $58.80 per share.

         A holder of shares of Series C convertible preferred stock may convert those shares into Mpower common stock at any time. Initially, each share of Series C convertible preferred stock may be converted into one share of Mpower common stock. The number of shares of Mpower common stock into which each share of Series C convertible preferred stock can be converted may be adjusted as a result of stock splits, stock dividends and other issuances of additional stock.

         After the earlier of January 19, 2001, or the date on which the holders of Series B convertible preferred stock, if any, or Series C convertible preferred stock exercise their demand registration rights, which are discussed below, Mpower has the right to require the conversion of the Series C convertible preferred stock if the price of Mpower common stock exceeds $56.00 per share for 20 consecutive trading days. If Mpower requires conversion before June 30, 2002, no accrued dividends in excess of $2.80 per share will be paid.

         The holders of Series C convertible preferred stock have the right to require Mpower to redeem the Series C convertible preferred stock after December 30, 2005 or upon a sale of Mpower. The redemption price will be equal to the greater of:

         o $28.00 per share plus the greater of $2.80 per share or accrued and unpaid dividends; or

         o the value of the Mpower common stock into which the Series C convertible preferred stock is then convertible.

         If Mpower fails to redeem all shares of Series C convertible preferred stock within six months of the date specified by the holders of the Series C convertible preferred stock, then the holders of the Series C convertible preferred stock (along with the holders of Series B convertible preferred stock, if any, and if they then have similar rights) will have the right to elect a majority of Mpower's board of directors.


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


Series B and C Preferred Stock Board Representation

         The holders of Series B convertible preferred stock, if any, and Series C convertible preferred stock, voting together, have the right to nominate two or more directors depending on the size of Mpower's board of directors and the percentage of Mpower's stock represented by the holders' Series B convertible preferred stock, if any, Series C convertible preferred stock and common stock received upon conversion of the Series B convertible preferred stock or Series C convertible preferred stock. The holders of Series B convertible preferred stock, if any, and Series C convertible preferred stock also have the right to have one of their board representatives serve on each committee of Mpower's board of directors and on the board of each of Mpower's subsidiaries. The holders of Series B convertible preferred stock, if any, and Series C convertible preferred stock are entitled to nominate two directors. Paul J. Salem and Mark J. Masiello have been elected to the board of directors after being designated by the holders of Series B convertible preferred stock and the holders of Series C convertible preferred stock.

         The right to nominate directors will terminate if fewer than 1,759,260 shares of Series B convertible preferred stock remain outstanding, fewer than 416,667 shares of Series C convertible preferred stock remain outstanding and the shares of Series B convertible preferred stock, Series C convertible preferred stock and Mpower common stock issued upon conversion of the Series B convertible preferred stock or Series C convertible preferred stock constitute less than 5% of the outstanding common stock assuming conversion of all outstanding shares of Series B convertible preferred stock and Series C convertible preferred stock.

Series D Convertible Preferred Stock

         The Series D convertible preferred stock has the rights and preferences described in the following paragraphs.

         Dividends accrue on the liquidation amount of $50.00 per share at the rate of 7.25% per year, which is equivalent to $3.625 per year, and are payable quarterly commencing on May 15, 2000, and must be paid before any dividends may be paid on Mpower common stock. At Mpower's option, dividends may be paid in cash or in shares of Mpower common stock.

         The holders of Series D convertible preferred stock have no voting rights, except as otherwise required under Nevada law or as provided in the certificate of designation.

         The holders of the outstanding shares of Series D convertible preferred stock, voting separately, and as a class together with the holders of any stock that ranks equally with the Series D convertible preferred stock upon which like rights have been conferred and are exercisable, will be entitled to elect to serve on Mpower's board of directors the lesser of: (a) two additional members to the board of directors or (b) that number of directors constituting at least 25% of the members of the board of directors, if:


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


         o dividends on the Series D convertible preferred stock are in arrears and unpaid for six or more dividend periods, whether or not consecutive;

         o Mpower fails to redeem all of the Series D convertible preferred stock in cash on February 15, 2012, the mandatory redemption date; or

         o Mpower fails to offer to repurchase or, if the offer to repurchase is accepted, to repurchase shares of Series D convertible preferred stock if a non-stock change of control (as described below) occurs, each referred to as a voting rights triggering event.

         The number of members of the board of directors will be immediately and automatically increased by that number directors elected by the Series D convertible preferred stock. The voting rights of the Series D convertible preferred stock will continue until all voting rights triggering events are cured or waived, at which time, the term of any directors elected pursuant to the provisions of this paragraph will terminate and the number of directors constituting the board of directors will be immediately and automatically decreased by that number.

         Without the approval of the holders of at least 66 2/3% of the then outstanding shares of Series D convertible preferred stock, Mpower may not amend the change of control provisions of the Series D convertible preferred stock.

         Without the approval of the holders of at least a majority of the then outstanding shares of Series D convertible preferred stock, Mpower may not:

         o amend the certificate of designation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Series D convertible preferred stock;

         o increase or decrease the total number of authorized shares of Series D convertible preferred stock;

         o waive any voting rights triggering event or compliance with any provision of the Series D convertible preferred stock; or

         o enter into specified merger, consolidation or asset sale transactions.

         Upon Mpower's liquidation, the holders of the Series D convertible preferred stock are entitled to receive their liquidation amounts plus accumulated and unpaid dividends, if any, on a pro rata basis with the holders of any series of preferred stock which ranks equally with the Series D convertible preferred stock and before any amounts may be paid to holders of Mpower common stock or other junior securities. The liquidation amount is $50.00 per share.


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


         A holder of shares of Series D convertible preferred stock may convert those shares into Mpower common stock at any time. Initially, each share of Series D convertible preferred stock may be converted into 0.7652 shares of Mpower common stock at a conversion price of $65.34 per share. The conversion price and number of shares may be adjusted as a result of stock splits, stock dividends, exchange or tender offers and other issuances of additional stock or non-stock distributions.

         On or after February 15, 2003, Mpower may, at its option, cancel the conversion rights of the Series D convertible preferred stock. Mpower may only exercise this option if the closing price of Mpower common stock equals or exceeds 140% of the conversion price for at least 20 trading days within any 30 trading day period.

         On February 15, 2012, Mpower will be required to redeem all of the outstanding shares of the Series D convertible preferred stock at a redemption price, payable in cash, equal to the liquidation amount plus accumulated and unpaid dividends, if any, whether or not declared, to the date of redemption.

         On or after February 15, 2002, but before February 15, 2003, if the closing price of Mpower common stock equals or exceeds 150% of the conversion price for at least 20 trading days within any 30 trading day period, Mpower may redeem Series D convertible preferred stock, which is referred to as a provisional redemption. If Mpower redeems the Series D convertible preferred stock, the redemption price will be 105.8% of the liquidation amount, plus accumulated and unpaid dividends, if any, whether or not declared, to the date of the provisional redemption.

         If Mpower undertakes a provisional redemption, the holders of shares of Series D convertible preferred stock called for redemption also will receive an additional payment in an amount equal to the present value of the dividends that would have been payable on the Series D convertible preferred stock for the period from the date of the provisional redemption to February 15, 2003.

         Mpower may pay the redemption price, including any additional payment in cash or, at its option, if Mpower satisfies conditions specified in the certificate of designation for the Series D convertible preferred in shares of Mpower common stock or a combination thereof.

         Upon the occurrence of a non-stock change of control, as described in the certificate of designation, each holder of Series D convertible preferred stock will have the right, at the holder's option, to require Mpower to repurchase all of its shares of Series D preferred stock at a repurchase price specified in the certificate of designation. Mpower may pay the repurchase price in cash or, at its option, if Mpower satisfies conditions specified in the certificate of designation for the series D convertible preferred stock in Mpower common stock. If the terms of Mpower's outstanding indebtedness restrict its ability to repurchase the Series D convertible preferred stock following a non-stock change of control, each holder will have the right to convert its shares of Series D convertible preferred stock into shares of Mpower common stock at the conversion


                                       96
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price specified in the certificate of designation for the Series D convertible preferred stock.

         Upon the occurrence of a common stock change of control, as defined in the certificate of designation, each share of Series D convertible preferred stock will be convertible solely into Mpower common stock of the kind received by the holders of common stock as the result of the common stock change of control, at the conversion price specified in the certificate of designation for the Series D convertible preferred stock.


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                        COMPARISON OF STOCKHOLDER RIGHTS

         As a result of the merger, the former stockholders of Primary Network, a Delaware corporation, will become stockholders of Mpower, a Nevada corporation. The rights of Mpower stockholders are governed by its articles of incorporation, its by-laws and the NRS. The rights of Primary Network stockholders are currently governed by its certificate of incorporation, its by-laws and the DGCL. Upon completion of the merger, the rights of Primary Network stockholders who become Mpower stockholders will be governed by the Mpower articles of incorporation and by-laws and the NRS.

         The following paragraphs summarize certain differences between the Mpower common stock and the Primary Network common stock. While we believe that this description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should read carefully this entire document and other documents Mpower and Primary Network refer you to, including the certificates or articles of incorporation, as applicable, and the by-laws of each company, and the NRS and the DGCL, for a more complete understanding of the differences between Mpower common stock and Primary Network common stock. You may obtain the information incorporated by reference into this Proxy Statement/Prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 114.

Board of Directors

         Election of Directors

         The Mpower by-laws provide that the directors of Mpower shall be elected by a plurality of the votes cast by the shares entitled to vote for the election of directors. The Primary Network by-laws provide that directors of Primary Network are elected by a plurality of the votes cast by the shares entitled to vote for the election of directors. The Primary Network certificate of incorporation expressly denies its stockholders the right to cumulative voting in the election of directors or for any other purpose.

         Number of Directors

         Both the NRS and the DGCL provide that the board of directors of a corporation must consist of at least one director, with the corporation having the option of specifying a fixed or a variable number of directors within a fixed range. The Mpower by-laws provide that the number of directors of Mpower shall not be less than three nor more than nine, as determined from time to time by the board of Mpower. The Primary Network by-laws provide that the number of directors of Primary Network shall not be less than five nor more than 20, as fixed from time to time by resolution of a majority of the whole board of directors.


                                       98
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         Classification of Directors

         Both the Mpower board of directors and the Primary Network board of directors are divided into three classes and directors in each class are elected for a staggered term of three years.

         Removal of Directors

         The Mpower articles of incorporation and by-laws are silent as to the removal of directors. The NRS provides that any director, or one or more of the incumbent directors, may be removed from office, with or without cause, by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

         The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (ii) in the case of a corporation which has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or if there be classes of directors, at an election of the class of directors of which such director is a part. Since the Primary Network board is classified, under the DGCL, directors may be removed only for cause by the holders of a majority of the shares then entitled to vote at an election of directors.

         The Primary Network by-laws provide that directors of Primary Network may be removed only for cause and by the affirmative vote of the holders of not less than 80% of all outstanding shares of stock entitled to vote generally in the election of directors at a special meeting of stockholders called expressly for that purpose.

Stockholder Meetings

         Annual Meetings

         The Mpower by-laws provide that annual meetings of the stockholders of Mpower shall be held between January 1 and June 30, as designated by the board. Annual meetings of the stockholders of Primary Network shall be held at such time and place designated by the board of directors of Primary Network.

         Calling a Special Meeting

         The NRS is silent as to who may call a special meeting of the stockholders. The Mpower by-laws provide that special meetings of the stockholders for any purpose may be called only by the Chairman of the board of directors, the President, the request in writing of a majority of the board of directors or the request in writing of stockholders owning shares representing at least a majority of the stock of Mpower issued and outstanding and entitled to vote.

         Under the DGCL, a special meeting of the stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the by-laws. The Primary Network certificate of incorporation provides that a special meeting of the stockholders may be called only by the board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire board of directors or by the Chairman of the board of directors, a Vice Chairman of the board of directors or the President. The Primary Network by-laws further provide that a special meeting of the stockholders may be called only by the Chairman of the board, a Vice-Chairman of the board of directors, the President or by any two members of the board of directors.

         Quorum Requirements

         The Mpower by-laws provide that the majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of the stockholders. The Primary Network by-laws provide that the holders of a majority of the outstanding shares of each class of stock entitled to vote at a meeting of the stockholders, present in person or by proxy, shall constitute a quorum.

         Certain Voting Requirements

         According to the Mpower by-laws, if a quorum is present, action on any matter, other than the election of directors, by the stockholders is approved by an affirmative vote of the majority of shares present and entitled to vote, unless provided otherwise (a) under the Mpower articles of incorporation, (b) under the rights and preferences of any class or series of stock authorized or
(c) under the NRS. The Mpower articles of incorporation or by-laws do not contain any supermajority voting requirements.

         Unless otherwise provided by the DGCL, the Primary Network certificate of incorporation or the by-laws, the affirmative vote of the majority of the outstanding shares of all classes of stock entitled to vote, present in person or by proxy at the meeting, is required to approve all matters submitted to the stockholders, other than the election of directors and certain transactions with the beneficial owner of 10% or more of Primary Network common stock. The board of directors, however, may require a larger vote upon any election or matter.

         The Primary Network certificate of incorporation requires the vote of 80% of the voting power of the corporation for the approval of certain business combinations specified in the charter, including certain transactions with the beneficial owner of 10% or more of Primary Network common stock, who is referred to as a related person. Business combinations include:


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         o    any merger, consolidation or share exchange of Primary Network with or into a related person;

         o any sale, lease or other exchange with a related person of 10% or more of the fair market value of the assets of Primary Network or assets representing 10% or more of the earning power of Primary Network;

         o any sale, lease or other exchange with Primary Network of 10% or more of the fair market value of the assets of a related person or assets representing 10% or more of the earning power of the related person;

         o the issuance or transfer of Primary Network securities to a related person, other than an issuance or transfer affected on a pro rata basis to all stockholders of Primary Network;

         o any reclassification, recapitalization or other transaction involving Primary Network that increases the voting power of a related person;

         o the adoption of any plan for the liquidation or dissolution of Primary Network by a related person;

         o the acquisition by a related person of a majority of the voting power of Primary Network; and

         o entering into any agreement, contract or other arrangement providing for any of the transactions described in the preceding clauses.

         The 80% voting requirement to approve such a transaction does not apply to a business combination if:

         o two-thirds of the continuing directors (as described below) approve the business combination either before or after the transaction which resulted in a stockholder becoming a related person; or

         o the consideration to be received by the holders of common stock of Primary Network is not less than the highest price per share paid by the related person for any shares of Primary Network common stock and a proxy statement is filed with the SEC at least 30 days prior to any vote on such business combination containing certain disclosures in addition to the disclosures required by the Exchange Act.

         A continuing director is a director who was a member of the board of Primary Network immediately prior to the time the related person involved in the business combination became a related person or was designated as a continuing director at the time of his initial election to the board by two-thirds of the then continuing directors.


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         Stockholder Action by Written Consent

         Both the NRS and the DGCL provide that, unless otherwise provided in the articles or certificate of incorporation, as applicable, or the by-laws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, prior notice or a vote if a written consent is signed by the minimum number of stockholders required to authorize such action at a meeting of the stockholders.

         Both the Mpower by-laws and the Primary Network certificate of incorporation and by-laws provide that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by consent in writing by the stockholders.

         Advance Notice of Stockholder Proposals

         The Mpower articles and by-laws and the NRS are silent with respect to advance notice of stockholder proposals. However, Rule 14a-8 promulgated under the Exchange Act governs stockholder proposals to be included in the proxy statements of corporations subject to the reporting requirements of the Exchange Act. Specifically, Rule 14a-8(e) states that if a stockholder is submitting a proposal for a corporation's annual meeting, the deadline for submitting such proposal can be found in the corporation's proxy statement for the previous year's annual meeting. Rule 14a-8(e)(2) states that the stockholder proposal must be received at the corporation's principal executive offices not less than 120 calendar days before the date of the corporation's proxy statement released to stockholders in connection with the previous year's annual meeting. Rule 14a-8(e)(2) further states that if the corporation did not hold an annual meeting during the previous year, or if the date of the current year's annual meeting has been changed by more than 30 years from the date of the previous year's annual meeting, then the deadline is a reasonable time before the corporation begins to print and its proxy materials.

         The Primary Network by-laws provide that a stockholder must give timely written notice in order to properly bring a proposal before a meeting of the stockholders or make nominations for the board of directors. To be timely with respect to an annual meeting of the stockholders, a stockholder's notice must be given to the secretary of Primary Network not less than 90 days nor more than 120 days prior to the meeting of the stockholders; provided, however, if less than 100 days' notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders, a stockholder's notice must be received by the secretary not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made to the stockholders. To be timely with respect to a special meeting, a stockholder's notice must be given not less than ten days immediately following the giving of notice of such special meeting. The Primary Network by-laws contain requirements as to the form and content of the stockholder's notice.


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


Amendment to Organizational Documents

         Certificate or Articles of Incorporation

         Under the NRS, unless the articles of incorporation or by-laws provide otherwise, amendments of the articles of incorporation generally require the approval of the holders of the majority of the outstanding shares entitled to vote. The NRS provides that if any proposed amendment, including a proposed increase or decrease in the number of authorized shares, would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then a majority of the outstanding shares of the affected class or series must approve the amendment. The Mpower articles of incorporation and by-laws are silent as to the amendment of the articles of incorporation.

         Under the DGCL, unless the certificate of incorporation or by-laws provide otherwise, amendments of the certificate of incorporation generally require the approval of the holders of the majority of the outstanding shares entitled to vote. The DGCL provides that if any amendment would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, a majority of the outstanding shares of that class or series must approve the amendment.

         The Primary Network certificate of incorporation provides that certain amendments to the certificate of incorporation require the affirmative vote of holders of not less than 80% of the combined voting power of the outstanding shares of stock of Primary Network entitled to vote. These include amendments to articles relating to preemptive rights and cumulative voting, transactions with interested directors, a classified board of directors, indemnification of directors and officers, business combinations with related persons, and amendment to the certificate of incorporation. An 80% vote is not required, however, to amend the article relating to business combinations with related persons if such amendment is recommended to the stockholders by two-thirds of the continuing directors.

         By-laws

         The NRS provides that unless the power to amend a corporation's by-laws is reserved to its stockholders by its articles of incorporation, the by-laws may be amended by the board of directors. The Mpower by-laws contain no such reservation and provide that the Mpower by-laws may be amended at any meeting of the board of directors by the affirmative vote of a majority of the directors.

         The DGCL provides that the stockholders of a corporation entitled to vote have the power to adopt, amend or repeal the by-laws of a corporation. The Primary Network by-laws provide that the by-laws may be amended by the board of directors or by the affirmative vote of the holders of not less than 80% of the combined voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.


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Capitalization

         Authorized Stock

         According to the Mpower articles of incorporation, Mpower is authorized to issue 60 million shares of common stock, par value $.001 per share, and 50 million shares of preferred stock, $.001 per share.

         According to the Primary Network certificate of incorporation, Primary Network is authorized to issue 80 million shares of common stock, par value $.001 per share, and 20 million shares of preferred stock, par value $.001 per share.

         Preferred Stock

         According to the Mpower articles of incorporation, the board is authorized to divide the preferred stock into series and to fix the relative rights and preferences of the shares of each series of preferred stock of Mpower.

         According to the Primary Network certificate of incorporation, the board is authorized to issue preferred stock from time to time in one or more series, with the terms to be fixed by the board.

Exculpation and Indemnification of Directors, Officers and Employees

         Both the NRS and the DGCL provide that a corporation shall indemnify the expenses incurred by any director, officer, employee or agent that has been successful on the merits or otherwise in defense of any action, suit or proceeding. The NRS and the DGCL further provide that indemnification may be made by a corporation upon a determination that indemnification of a former or present director, officer, employee or agent is proper because that person acted in good faith and in a manner the person believed to be in or not opposed to the best interest of the corporation. Under the NRS, this determination must be made by (i) the stockholders, (ii) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (iii) by independent legal counsel in a written opinion of a majority vote if a quorum consisting of directors who were not parties to the action, suit or proceeding so orders or (iv) by independent legal counsel in a written opinion if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained. Under the DCGL, this determination must be made by (a) a majority vote of disinterested directors, even if less than a quorum, (b) a committee of disinterested directors designated by a majority vote of the disinterested directors, even if less than a quorum, (c) independent legal counsel in a legal opinion if there are no disinterested directors or (d) the stockholders.

         The Mpower articles of incorporation provide that the personal liability of Mpower's directors and officers for damages for any breach of fiduciary duties in such capacity is eliminated to the fullest extent permitted by the NRS, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or the payment of dividends in violation of the NRS.

         The Mpower articles of incorporation and by-laws provide that Mpower will indemnify any director or officer for any liability and legal expenses, including attorney fees, judgments, fines and amounts paid in settlement by such director or officer arising out of his status or actions as a director or officer if he acted in good faith and in a manner in which he reasonably believed was in the best interests of Mpower and had no reasonable cause to believe his conduct was unlawful.

         The Mpower by-laws further provide that Mpower will not indemnify any director or officer until a determination has been made that such director or officer is entitled to indemnification by (i) a majority vote of a quorum of the board of directors not a party to the proceeding, (ii) a special independent legal counsel (a) selected by a majority vote of the board of directors not a party to the proceeding or (b) if a quorum of the board cannot be obtained, by a majority vote of the full board of directors, or (iii) the stockholders, provided that shares owned or controlled by directors or officers who are parties to the proceeding may not be counted in the determination. The Mpower by-laws also provide that Mpower will indemnify any director or officer to the maximum extent provided by the NRS.

         The Primary Network certificate of incorporation provides that no director will be personally liable for damages for any breach of fiduciary duty except (i) for breach of the director's duty of loyalty to Primary Network or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provision of the DGCL providing for liability of directors for the unlawful payment of dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

         The Primary Network certificate of incorporation and by-laws provide that, to the fullest extent permitted by the DGCL, Primary Network will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative by reason of the fact that he is or was a director or officer of Primary Network, or is or was serving at the request of Primary Network as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of Primary Network and had no reasonable cause to believe his conduct was unlawful.

         The Primary Network certificate of incorporation and by-laws further provide that Primary Network will not indemnify any director or officer until a determination has been made that such director or officer is entitled to indemnification by either (i) a majority vote of a quorum of the board of directors who are not involved in the proceeding, (ii) an independent legal counsel in a written opinion or (iii) the stockholders.

         The Primary Network by-laws also provide that Primary Network will indemnify, to the fullest extent permitted by the DGCL or such lesser extent as the board of directors may provide, employees not covered by the provisions relating to directors and officers who are or were employees or agents of Primary Network, or were serving at the request of Primary Network as employees or agents of another corporation, partnership, joint venture, trust or other enterprise.

                   COMPARISON OF CERTAIN STATUTORY PROVISIONS

Appraisal Rights

         Mpower Stockholder Rights

         Under the NRS, a stockholder of a Mpower who does not vote in favor of, or consent in writing to, certain merger transactions, and who demands appraisal of his shares in connection therewith, may, under varying circumstances, be entitled to dissenters' rights pursuant to which such shareholder may receive cash in the amount determined by a Nevada court to be the fair value of his shares together with a fair rate of interest, if any, in lieu of the consideration he would otherwise receive in the transaction. The NRS provides that dissenters' rights are not available with respect to a merger or exchange by a corporation the shares of which are listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 holders unless the articles of incorporation of the corporation issuing the shares provides otherwise or the holders of the class or series of shares are required under the plan of merger or exchange to accept for their shares anything other than cash or owner's interests of the surviving entity or any other entity which was either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers or held of record by more than 2,000 holders.

         Primary Network Stockholder Rights

         Primary Network stockholders who oppose the merger will have the right to dissent and demand appraisal of, and to receive payment in cash of the fair market value of, their shares of Primary Network common stock as set forth in the DGCL.

         A Primary Network stockholder is entitled to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their shares of Primary Network common stock if such stockholder:

         o holds shares of Primary Network common stock on the record date for the special meeting;

         o delivers to Primary Network prior to the special meeting a written notice that such stockholder intends to demand the appraisal of such stockholder's shares of Primary Network common stock;

         o has neither voted in favor of nor consented to in writing the merger;

         o holds such shares of Primary Network common stock until the effective date of the merger; and

         o    otherwise complies with the provisions of Section 262 of the DGCL.


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


         Any such judicial determination of the fair value of the shares of Primary Network common stock could be based upon factors other than, or in addition to, the price per share of Primary Network common stock to be paid by Mpower in the merger or the market value of the shares of Primary Network common stock, including asset values and the investment value of the shares of Primary Network common stock. The value so determined could be more or less than the price per share paid to the holders of Primary Network common stock who do not exercise their appraisal rights under the DGCL.

         If any holder of shares of Primary Network common stock who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the shares of Primary Network common stock of such holder will be converted into shares of Mpower common stock in accordance with the terms of the merger agreement. A stockholder may withdraw his demand for appraisal by delivery to the Primary Network of a written withdrawal of his demand for appraisal and acceptance of the merger.

         In order for a Primary Network stockholder to avail himself of his appraisal rights, he must deliver to Primary Network before the vote on the merger a written demand for appraisal of his shares. Within ten days of the consummation of the merger, the surviving corporation will notify the dissenting stockholder that the merger has been consummated. Within 120 days after the effective date of the merger, the dissenting stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the value of the Primary Network stock held by him. The dissenting stockholder is entitled to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. After the filing of a petition with the Court of Chancery, the Register in Chancery, if ordered by the court, will fix a time and date for the hearing of the petition. At the hearing, the court will determine which stockholders have appraisal rights and will appraise the shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The court will order the payment of the fair value of the shares by the surviving corporation.

         The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL attached to the Proxy Statement/Prospectus at Annex E. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

Certain Business Combinations

         Mpower Stockholder Rights

         The NRS prohibits a Nevada corporation from engaging in certain combinations with an interested stockholder. With certain exceptions, an interested stockholder is generally defined as a person or group, or its affiliates, which collectively owns 10% or more of a corporation's outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 10% or more of a corporation's voting stock at any time within the previous three years. The term combination is defined broadly to include:

         o mergers or consolidations with the interested stockholder or any other corporation which is, or after the merger or consolidation would be, an affiliate or associate of the interested stockholder;

         o sales or other dispositions to the interested stockholder, or any affiliate or associate of the interested stockholder, of assets of the corporation or a subsidiary equal to (i) 5% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock or (2) 10% or more of the corporation's consolidated earning power or net income;

         o the issuance or transfer by the corporation or a subsidiary of stock of the corporation or the subsidiary having an aggregate market value equal to 5% or more of the aggregate outstanding stock of the corporation to the interested stockholder, except for the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the corporation;

         o the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by, or under agreement with, the interested stockholder or any affiliate or associate of the interested stockholder;

         o a reclassification, recapitalization, merger, consolidation or other similar transaction, whether or not with, proposed by or under agreement with the interested stockholder, which has the effect of increasing the proportionate share of the outstanding shares of any class or series of the corporation's outstanding stock owned by the interested stockholder or any affiliate or associate of the interested stockholder, except for immaterial changes because of adjustments of fractional shares; or

         o receipt by the interested stockholder, except proportionately as a stockholder, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

         The NRS prevents combinations with an interested stockholder for three years from the date of the interested stockholder's acquisition of the shares of the corporation, unless prior to the date on which the person becomes an interested stockholder, the board of directors approves the combination or the transaction that resulted in such person becoming an interested stockholder.

         Furthermore, the NRS prohibits combinations with an interested stockholder after the expiration of the three-year moratorium unless:

         o the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder proposing the combination, or any affiliate or associate of the interested stockholder, approves the combination at a meeting called for that purpose no earlier than three years after the interested stockholder became such;

         o the aggregate amount of cash and the market value, as of the date of the consummation of the combination, of the consideration other than cash to be received per share by all of the holders of common stock not beneficially owned by the interested stockholder is at least equal to the higher of (A) the highest price per share paid by the interested stockholder, at a time when he was the beneficial owner of 5% or more of the outstanding voting stock of the corporation, for any common shares of the same class or series acquired by him within three years immediately before the date of the announcement with respect to the combination or within three years immediately before the transaction in which he became an interested stockholder, whichever is higher, plus compounded interest or (B) the market value per share of common stock on the date of the announcement with respect to the combination or the interested stockholder's date of acquiring shares, whichever is higher, plus interest; or

         o the aggregate amount of cash and the market value, as of the date of the consummation of the combination, of the consideration other than cash to be received per share by all of the holders of shares other than common stock not beneficially owned by the interested stockholder is at least equal to the higher of (A) the highest price per share paid by the interested stockholder, at a time when he was the beneficial owner of 5% or more of the outstanding voting stock of the corporation, for any common shares of the same class or series acquired by him within three years immediately before the date of the announcement with respect to the combination or within three years immediately before the transaction in which he became an interested stockholder, whichever is higher, plus compounded interest, (B) the highest preferential amount per share to which the holders of shares of the class or series of shares are entitled in the event of any voluntary liquidation, dissolution or winding up of the corporation, plus the aggregate amount of any dividends declared or due to which the holders are entitled before payment on another class or series of shares or (C) the market value per share of the class or series of stock on the date of the announcement with respect to the combination or the interested stockholder's date of acquiring shares, whichever is higher, plus interest.

         Although Nevada corporations may elect to opt out of these provisions by amending their articles of incorporation, such amendment would not be effective until 18 months after the stockholder vote approving it. Mpower has not elected to opt out of these provisions and, therefore, is subject to these provisions.

         Primary Network Stockholder Rights

         Delaware law restricts the ability of certain persons to acquire control of a Delaware corporation.

         Under Section 203, an interested stockholder, generally defined as a person owning 15% or more of a corporation's outstanding voting stock, is prevented from engaging in a business combination with the corporation for three years after becoming an interested stockholder unless:

         o prior to such time, the board of directors approved either the business combination or the transaction in which the interested stockholder became an interested stockholder;

         o upon consummation of the transaction in which the person became an interested stockholder, the interested stockholder became an 85% owner of the voting stock of the corporation in the transaction, excluding voting stock owned by directors who are also officers and certain employee stock plans; or

         o the transaction is approved by the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock, which is not owned by the interested stockholder.

         Primary Network is not subject to Section 203 of the DGCL because it does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on the NASDAQ stock market or
(iii) held of record by more than 2,000 stockholders. However, the Primary Network certificate of incorporation contains a provision similar to Section 203 of the DGCL described above in the section "Comparison of Stockholder Rights - Stockholder Meetings - Certain Voting Requirements."

Control Share Acquisitions

         Mpower Stockholder Rights

         The NRS also regulates tender offers and business combinations involving Nevada corporations by providing that any acquisition by a person, either directly or indirectly, of ownership of, or the power to direct the voting of, 20% or more of the outstanding voting securities of a corporation is an acquisition of a controlling interest. The shares purchased in an acquisition of a controlling interest are referred to as control shares. Before the control shares may be voted, such an acquisition must be approved at a special meeting of either:

         o the holders of a majority of the voting power of the corporation, excluding those shares as to which any interested stockholder exercises voting rights; or

         o if the acquisition will result in any change of a preference or any relative or other right given to any class or series of outstanding shares, then it must be approved by the holders of a majority of each class or series affected, excluding those shares as to which any interested stockholder exercises voting rights.

         This special meeting of the stockholders must be held by the corporation to approve an acquisition of a controlling interest within 50 days after a request for such meeting is submitted by the person seeking to acquire control.

         If the control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power of the corporation, all stockholders who have not voted in favor of granting full voting rights to the control shares have dissenters' rights.

         The NRS further provides that a corporation may opt out of these provisions by expressly specifying in its articles of incorporation or bylaws that these provisions do not apply. Mpower has not opted out of these provisions.

         Primary Network Stockholder Rights

         The DGCL does not contain an equivalent control share provision.

Constituency Provisions

         Mpower Stock Holder Rights

         The NRS contains a provision that provides that directors and officers of a corporation, in exercising their respective powers with a view to the interests of the corporation, may consider, in addition to the interests of the common stockholders of a corporation, any of the following:

         o the interests of the corporation's employees, suppliers, creditors and customers;

         o    the economy of the state of Nevada and the nation;

         o    the interests of the community and of society; and

         o the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may best be served by the continued independence of the corporation.

         The NRS further provides that directors and officers are not required to consider the effect of a proposed corporate action upon any particular group having an interest in the corporation as a dominant factor.

         Primary Network Constituency Provisions

         The DGCL does not contain an equivalent provision requiring that the directors of a corporation consider the interests of any other constituency other than the common stockholders of a corporation.

                                  LEGAL MATTERS

         The validity of Mpower's common stock to be issued in connection with the merger will be passed upon by Lionel, Sawyer & Collins, counsel to Mpower. Certain U.S. federal tax matters relating to the merger will be passed upon by Shearman & Sterling, special counsel to Mpower, and Milbank, Tweed, Hadley & McCloy LLP, special counsel to Primary Network.

                                     EXPERTS

         The audited consolidated financial statements of Mpower and its subsidiaries incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of CDM On-Line, Inc. (the Predecessor) at December 31, 1997, December 31, 1998, and May 31, 1999, and for each of the two years in the period ended December 31, 1998, and for the period January 1, 1999 to May 31, 1999, as well as the consolidated financial statements of Primary Network Holdings, Inc. (the Successor), at September 30, 1999, and for the period June 1, 1999 to September 30, 1999, included in the Proxy Statement/Prospectus and Registration Statement of MGC Communications, Inc., which is referred to and made a part of this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon (of which the May 31, 1999 and September 30, 1999 reports contain an explanatory paragraph describing conditions that raise substantial doubt about the Predecessor and Successor companies' ability to continue as a going concern as described in Note 1 in each of these respective financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         Mpower is subject to the informational requirements of the Exchange Act and, in accordance therewith, files annual, quarterly and special reports, proxy statements and other information with the SEC. The reports, proxy statements and other information Mpower files with the SEC can be viewed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may read and copy any reports, statements or other information Mpower files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         Mpower has filed with the SEC a registration statement on Form S-4 to register the shares of Mpower common stock to be issued to stockholders of Primary Network pursuant to the merger. This Proxy Statement/Prospectus is a part of that registration statement. This Proxy Statement/Prospectus does not contain all of the information set forth in that registration statement, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Mpower and the Mpower common stock to be issued in connection with the merger, reference is made to that registration statement (including its exhibits and schedules).

         The SEC allows us to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this Proxy Statement/Prospectus, except for any information superseded by information contained directly in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Mpower has previously filed with the SEC. These documents contain important information about Mpower and its financial condition.

         Documents incorporated by reference are available without charge upon request to: General Counsel, Mpower Communications Corp., 171 Sully's Trail, Suite 202, Pittsford, NY 14534, telephone: (716) 218-6550. In order to ensure timely delivery of any documents prior to the Primary Network special meeting, any request for documents should be submitted no later than _____________, 2000.

         The following documents filed with the SEC by Mpower are incorporated herein by reference:

         (i) Mpower's Annual Report on Form 10-K for the year ended December 31, 1999;

         (ii) Mpower's Proxy Statement for the Annual Meeting of the Shareholders held on May 21, 1999;

         (iii) Mpower's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999, and September 30, 1999;

         (iv) Mpower's Current Reports on Form 8-K dated March 13, 2000, March 27, 2000, April 17, 2000 and May 4, 2000;

         (v)    Registration Statement on Form S-1, dated April 1, 1998; and

         (vi)   Registration Statement on Form S-4, dated August 18, 1997.

         All documents filed by Mpower pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this Proxy Statement/Prospectus to _____________, 2000, the date of the Primary Network special meeting, shall also be deemed to be incorporated herein by reference.

         This registration statement is a prospectus of Mpower and is a proxy statement of Primary Network for the Primary Network special meeting. Mpower has supplied all of the information contained in, or considered a part of, this Proxy Statement/Prospectus relating to Mpower, and Primary Network has supplied all of the information contained in, or considered a part of, this Proxy Statement/Prospectus relating to Primary Network.

         No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus in connection with the Mpower common stock to be issued in connection with the merger and, if given or made, such information or representation must not be relied on as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction in which, or any person to whom, it would be unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Mpower or Primary Network since the date of this Proxy Statement/Prospectus or that the information in this document is correct as of any time subsequent to this date.

                           ANNEX A - MERGER AGREEMENT

                                                                         Annex A

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of April 17, 2000, by and among MPOWER COMMUNICATIONS CORP. (A/K/A MGC COMMUNICATIONS, INC.), a Nevada corporation ("Parent"), MPOWER MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (the "Merger Subsidiary"), and PRIMARY NETWORK HOLDINGS, INC. (the "Company"), a Delaware corporation.

         WHEREAS, Parent desires to acquire the Company, and the Company desires that Parent acquire the Company, all on the terms and conditions set forth in this Agreement;

         WHEREAS, it is the intention of the parties that the Merger (as defined below) shall qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" within the meaning of Section 368 of the Code and the Treasury resolutions thereunder;

         WHEREAS, certain shareholders of the Company as named on Schedule 3.5(b) (the "Principal Shareholders") have entered into an agreement with Parent and the Company (the "Shareholders Agreement") relating to the transactions contemplated hereby; and

         WHEREAS, the Boards of Directors of the Company, Parent and the Merger Subsidiary have approved and adopted, at meetings of each of such Boards of Directors, this Agreement and have authorized its execution, and the Principal Shareholders have agreed to execute the Shareholders Agreement and vote in favor of the approval and adoption of this Agreement and the Merger (as defined below).

         NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, conditions and promises hereinafter contained, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1. The Merger. (a) At the Effective Time (as defined in Section 1.1
(b)),the Merger Subsidiary shall be merged with and into the Company (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "Delaware GCL"), whereupon the separate existence of the Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

         (b) As soon as practicable after satisfaction or waiver of all conditions set forth in Articles VIII and IX, the Company and the Merger Subsidiary will file a certificate of merger (which shall be in form and substance reasonably satisfactory to the parties hereto) with the Secretary of State of the State of Delaware (the "Secretary of State") in accordance with
Section 251(c) of the Delaware GCL and make all other filings or recordings required by the Delaware GCL in connection with the Merger. The Merger shall become effective when the certificate of merger is duly filed with the Secretary of State or at such later time and date as is agreed by each of the parties hereto and is specified in the certificate of merger (the "Effective Time").

         (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of the Company, all as provided in the Delaware GCL.

         1.2. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Subsidiary or the
Company:

         (a) Each share of common stock, par value $.01 per share, of the Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become the same number of shares of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

         (b) Each share of common stock of the Company, par value $.001 per share, and each share of preferred stock of the Company, par value $.001 per share, (collectively "Company Shares"), issued and outstanding immediately prior to the Effective Time other than Dissenting Shares (as defined in Section 1.3(d)) shall be converted into the right to receive 0.02022 shares of common stock, par value $.001 per share of Parent ("Parent Common Stock"), (the "Merger Consideration").

         (c) (i) All stock options outstanding at the Effective Time, whether or not exercisable and whether or not vested (the "Company Stock Options"), under the Primary Network Holdings, Inc. Stock Option Plan (the "Company Stock Option Plan") and those Options listed on Schedule 3.3 hereto, shall remain outstanding following the Effective Time. At the Effective Time, the Company's obligations with respect to each Company Stock Option, as amended in the manner described in the following sentence, shall be assumed by Parent. The Company Stock Options so assumed by Parent shall continue to have, and be subject to, the same terms and conditions as set forth in the Company Stock Option Plans and the agreements pursuant to which such Company Stock Options were issued as in effect immediately prior to the Effective Time, except that each Company Stock Option shall be exercisable for a number of shares of Parent Common Stock equal to that number of shares of Parent Common Stock equal to the product of the number of Company Shares covered by such Company Stock Option immediately prior to the Effective Time multiplied by the Merger Consideration. Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of such Company Stock Options pursuant to this
Section 1.2(c) and (ii) promptly after the Effective Time, issue to each holder of an outstanding Company Stock Option a document evidencing the assumption by Parent of the Company's obligations with respect thereto under this Section 1.2(c). Nothing in this Section 1.2(c) shall affect the schedule of vesting with respect to the Company Stock Options to be assumed by Parent as provided in this
Section 1.2(c). In the case of any Company Stock Option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code (an "Incentive Stock Option"), the option price, the number of shares purchasable pursuant to such Incentive Stock Option and the terms and conditions of exercise of such Incentive Stock Option shall be determined immediately after the Effective Time in such manner as described above, but shall be modified to the extent necessary to comply with section 424(a) of the Code.

              (ii) As soon as practicable after the Effective Time, the Parent Common Stock subject to Company Stock Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Parent shall use its reasonable efforts to maintain the effectiveness of such registration statement for as long as Company Stock Options remain outstanding.

              (iii) Those certain warrants dated June 1, 1999 to purchase an aggregate of 4,476,423 Company Shares (the "Company Warrants") shall remain outstanding following the Effective Time. At the Effective Time, the Company's obligations with respect to the Company Warrants, as amended in the manner described in the following sentence, shall be assumed by Parent. The Company warrants so assumed by Parent shall continue to have, and be subject to, the same terms and conditions as set forth in the agreement relating to such Company Warrant shall be exercisable for a number of shares of Parent Common Stock equal to the product of the number of Company Shares covered by such Company Warrant immediately prior to the Effective Time multiplied by the Merger consideration. Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of such Company Warrants pursuant to this Section 1.2(c) and (ii) promptly after the Effective Time, issue to each holder of an outstanding Company Warrant a document evidencing the assumption by Parent of the Company's obligations with respect thereto under this Section 1.2(c).

         1.3. Surrender of Certificates; Payment of Merger Consideration; Dissenting Shares. (a) Surrender of Certificates. At the Effective Time, each certificate (a "Certificate") representing any Company Shares other than Dissenting Shares shall be canceled and, simultaneously with such cancellation, a new certificate shall be issued representing the number of shares of Parent Common Stock into which the Company Shares formerly held by such shareholder shall have been converted in the Merger in accordance with
Section 1.2(b) hereof, together with any cash payable in lieu of fractional shares determined in accordance with Section 1.3(i) hereof.

         (b) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent paying (the "Paying Agent") in connection with the Merger to receive the Merger Consideration which Company Shareholders shall become entitled pursuant to Section 1.2. Such Merger Consideration shall be invested by the Paying Agent as directed by the Surviving Corporation.

         (c) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Merger Consideration pursuant to Section 1.2 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Company Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Company Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

         (d) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any Merger Consideration which had been made available to the Paying Agent and not disbursed to holders of Company Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all the Merger Consideration made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Company Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

         (e) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided herein or by applicable law.

         (f) From and after the Effective Time, each Certificate which prior to the Effective Time represented Company Shares (other than Dissenting Shares, as defined in Section 1.3(d)) shall be deemed to represent only the right to receive the Merger Consideration and the holder of each such Certificate shall cease to have any rights with respect to the Company Shares formerly represented thereby other than as provided in this Agreement.

         (g) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of Company Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock in exchange for Certificates pursuant to this Section 1.3 shall receive from the Surviving Corporation a cash payment in lieu of such fractional share determined by multiplying (i) the closing price of Parent Common Stock on the Closing Date by (ii) the fractional share interest to which such holder would otherwise be entitled.

         (h) Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary, each Company Share, the holder of which has not voted in favor of the Merger, has perfected such holder's right to seek relief as a dissenting shareholder in accordance with the applicable provisions of the Delaware GCL ("Appraisal") and has not effectively withdrawn or lost such right to Appraisal (a "Dissenting Share") shall not be converted into or represent a right to receive shares of Parent Common Stock and cash pursuant to Section 1.2, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the Delaware GCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for or lose the right of Appraisal, in either case pursuant to the Delaware GCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration, and any cash payable for fractional interests pursuant to paragraph (g) above.

         (ii) The Company shall give Parent (x) prompt notice of any written demands for Appraisal, withdrawals of demands for Appraisal and any other instruments served pursuant to the applicable provisions of the Delaware GCL relating to the Appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for Appraisal under the Delaware GCL. The Company will not voluntarily make any payment with respect to any demands for Appraisal or, except with the prior written consent of Parent, settle or offer to settle any such demands. Parent shall be responsible for all payments with respect to Dissenting Shares, including, without limitation, all expenses associated with any negotiations and proceedings with respect to demands for Appraisal under the Delaware GCL.

         1.4. Closing. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Section 11.1, the consummation of the Merger shall take place as promptly as practicable after satisfaction or waiver of the conditions set forth in Articles VIII and IX (other than those conditions related to the delivery of certificates, opinions or documents at the Closing) and in any event within three business days after such satisfaction or waiver. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York, at 10:00 a.m., or at such other place as the parties may agree.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

         2.1. Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Merger Subsidiary in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall initially be Primary Network Holdings, Inc.

         2.2. Bylaws. At the Effective Time, the bylaws of the Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

         2.3. Board of Directors. The Board of Directors of the Surviving Corporation shall consist of the persons who constitute the Board of Directors of the Merger Subsidiary as of the Effective Time. The Board of Directors of the Surviving Corporation shall hold office subject to the provisions of the laws of the State of Delaware and of the Certificate of Incorporation and bylaws of the Surviving Corporation.

         2.4. Officers. The officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation in the same capacity or capacities, each of such officers to serve, subject to the provisions of the Certificate of

Incorporation and bylaws of the Surviving Corporation, until his or her successor is duly elected and qualified.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As an inducement to Parent and the Merger Subsidiary to enter into this Agreement, the Company hereby represents and warrants to Parent and the Merger Subsidiary as follows:

         3.1. Company's Organization and Good Standing. Each of the
Company and each subsidiary of the Company (the "Company Subsidiaries") is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of the Company and the Company Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction where the character of property owned or leased by it or the nature of its activities makes such licensing or qualification necessary except for those jurisdictions where the failure to be so licensed or qualified would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. As used herein, a "Company Material Adverse Effect" means any event, circumstance, change in, or effect on, the business of the Company and the Company Subsidiaries (the "Business") that, when taken together with all other events, circumstances, changes and effects occurring after the date hereof that do not individually have a Company Material Adverse Effect and all other circumstances that would, but for the fact that they do not individually have a Company Material Adverse Effect, constitute a breach of any representation or warranty made by the Company in this Agreement: (a) is, or would reasonably be expected to be, materially adverse, taken as a whole, to the business, operations, financial condition, results of operations or prospects of the Business or (b) would reasonably be expected to materially adversely affect the ability of Parent or the Surviving Company to operate or conduct the Business in the manner in which it is currently operated or conducted by the Company and the Company Subsidiaries; provided, however, that "Company Material Adverse Effect" shall not include events, circumstances, changes or effects (including legal and regulatory changes) that generally affect the industries in which the Company operates.

         3.2. Power and Authority; Execution and Delivery. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly approved and authorized by all requisite corporate action of the Company (except for Company Shareholder approval) and such approval has not been modified or rescinded. Except for the filing of a certificate of merger in accordance with Section 1.1(b) and approval of the shareholders of the Company (the "Company Shareholders") in accordance with the Delaware GCL, no further corporate actions or approvals on the part of the Company are required under applicable law for the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms subject to the effect of any applicable bankruptcy insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity. True and correct copies of the Certificate of Incorporation and bylaws of each of the Company and the Company Subsidiaries, each as in effect on the date hereof, have been made available by the Company to Parent.

         3.3. Capitalization and Voting Rights. (a) The authorized capital of the Company is as set forth on Schedule 3.3.

         (b) The stock register of the Company accurately records (i) the name and address of each person and entity owning shares of capital stock of the Company and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

         3.4. Subsidiaries. Except as set forth on Schedule 3.4, the Company does not own or control or have the right to own or control, directly or indirectly, any interest in any other corporation, association or other business entity. The Company is not a member of (nor is any part of the Company's business conducted through) any partnership or limited liability company and it is not a participant in any joint venture or similar arrangement.

         3.5. Valid Issuance of Company Shares; Ownership of Company Shares. All of the outstanding Company Shares are duly and validly authorized and issued, fully paid and nonassessable. None of the issued and outstanding Company Shares was issued in violation of any preemptive rights.

         3.6. Financial Statements. (a) The Company has delivered to Parent (i) unaudited consolidated balance sheets for the Company and the Company Subsidiaries as of February 29, 2000, January 31, 2000, December 31, 1999 and as of September 30, 1999 and the related income statement and profit and loss statements as of and for the quarter ending December 31, 1999; and the four months ending September 30, 1999; (ii) unaudited balance sheets for Primary Network Internet, Inc. and Primary Network Communications, Inc. as of May 31, 1999 and the related income statements for the five months ending May 31, 1999; and (iii) audited balance sheet statements for CDM On-Line, Inc. for the year ended December 31, 1998 and 1997 and BroadSpan Communications, Inc. for the years ended December 31, 1998 and the related statements of operations and cash flows as of and for the 12 months ended December 31, 1998 and 1997, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company's accountants (collectively referred to herein as the "Financial Statements"). The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and the Company Subsidiaries, (ii) present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries, or of such Company Subsidiary, as the case may be, as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with United States generally accepted accounting principles and practices as in effect from time to time ("GAAP") applied on a basis consistent with the past practices of the Company and the Company Subsidiaries and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial position of the Company and the Company Subsidiaries, or of such Company Subsidiary, as the case may be, and the results of the operations and cash flows of the Company and the Company Subsidiaries, or of such Company Subsidiary, as the case may be, as of the dates thereof or for the periods covered thereby. The accounts receivable of the Company and the Company Subsidiaries reflected on the Reference Balance Sheet (as defined below) and all accounts receivable arising subsequent to such date are or will be recorded in accordance with GAAP and have arisen, or will have arisen, from the sale of services to persons not affiliated with the Company or any Company Subsidiary and in the ordinary course of business consistent with past practice. Except as reserved against on the Reference Balance Sheet, the accounts receivable of the Company or Company Subsidiaries constitute or will constitute only valid, undisputed claims of the Company or Company Subsidiary not subject to valid claims of set-off or other defenses or counter claims, subject to the effect of any applicable bankruptcy insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity.)

         (b) The aggregate amount of Indebtedness of the Company and the Company Subsidiaries on the date hereof does not exceed $80,000,000. As used herein "Indebtedness" means, with respect to any person or entity, (i) all indebtedness of such person or entity, whether or not contingent, for borrowed money; (ii) all obligations of such person or entity for the deferred purchase price of property or services; (iii) all obligations of such person or entity evidenced by notes, bonds, debentures or other similar instruments; (iv) all obligations of such person or entity as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (v) all obligations, contingent or otherwise, of such person or entity in respect of acceptances, letters of credit or similar extensions of credit; (vi) all obligations of such person or entity in respect of interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements; and (vii) all Indebtedness of others referred to in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by such person or entity.

         As used herein "Lien" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and Tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         3.7. No Undisclosed Liabilities. Except as set forth on Schedule 3.7, there are no Liabilities of the Company or any Company Subsidiary, other than Liabilities (a) reflected or reserved against on the February 29, 2000 balance sheet (the "Reference Balance Sheet") or described in the notes thereto, or (b) incurred since February 29, 2000 in the ordinary course of the Company's and the Company Subsidiaries' business, consistent with past practice that individually or in the aggregate have not had and are not reasonably likely to have a Company Material Adverse Effect. Reserves are reflected on the Reference Balance Sheet and on the books of account and other financial records of the Company against all Liabilities of the Company or any Company Subsidiary in amounts that have been established on a basis consistent with the past practices of the Company and in accordance with GAAP. As used herein, "Liabilities" means any and all Indebtedness, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

         3.8. Absence of Certain Changes; Agreements with Affiliates. Since February 29, 2000, the business of the Company and the Company Subsidiaries has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed on
Schedule 3.8, between February 29, 2000 and the date hereof, there has not been:

         (a) any amendment to the Certificate of Incorporation or bylaws of the Company or any Company Subsidiary;

         (b) any Lien imposed on any material assets or properties (whether tangible or intangible) of the Company or any Company Subsidiary;

         (c) any amendment, termination or cancellation by the Company or any Company Subsidiary of a material claim of the Company or any Company Subsidiary or a waiver of any other material right to the Company or any Company Subsidiary or of a material debt owed to it;

         (d) any issuance or authorization of any issuance of any shares of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights relating to the capital stock of the Company or any Company Subsidiary or redeemed any of the capital stock or any declaration or payment of any dividend or other distribution of the assets of the Company or any Company Subsidiary or any direct or indirect redemption, purchase or acquisition of any securities of the Company or any Company Subsidiary;

         (e) any failure by the Company or any Company Subsidiary to pay any creditor any material amount owed to such creditor when due, other than trade payables incurred in the ordinary course of business consistent with past practice;

         (f) any sale, exchange or other disposition of any of the Company's or any Company Subsidiary's material assets other than in the ordinary course of business consistent with past practice;

         (g) a transaction whereby the Company or any Company Subsidiary merged with, entered into a consolidation with or acquired any interest in any person or entity or acquired a substantial portion of the assets or business of any person or entity or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

         (h) except as listed on Schedule 3.8(h) any capital expenditure or commitment for any capital expenditure exceeding $250,000 in the aggregate;

         (i) any increase or an announcement of any increase in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable or to become payable to its officers or employees, including, without limitation, any increase or change pursuant to any Company Benefit Plan (as defined in Section 3.16), except for increases in accordance with past practices in salaries or wages of employees of the Company who are not officers of the Company, or grant of any severance or termination pay to, or entry into any employment or severance agreement with any director, officer or other employee of the Company, or establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

         (j) any agreement, arrangement or transaction between the Company or any Company Subsidiary on the one hand and any of their directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or affiliate of such person or entity), on the other hand, except for payments of salary or benefits in the ordinary course consistent with past practice;

         (k) any change in any method of accounting or accounting practice or policy used by the Company, other than such changes required by GAAP and disclosed in Section 3.8(k) of the Disclosure Schedule;

         (l) any express or deemed election or any material Liability settled or compromised, with respect to Taxes of the Company or any Company Subsidiary;

         (m) any agreements, whether in writing or otherwise, to do or enter into any of the foregoing; or

         (n) any other event or condition of any character which would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

         3.9. Governmental Approvals and Filings. Except for the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing of a certificate of merger in accordance with the Delaware GCL, and the filing of a Registration Statement on Form S-4 pursuant to the Securities Act of 1933, as amended (the "Securities Act") with the Securities and Exchange Commission (the "SEC"), no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority, is required in order to permit the Company to enter into this Agreement or to consummate the transactions contemplated herein.

         3.10. Litigation. (a) Except as set forth on Schedule 3.10, there are no material claims, actions, suits, arbitrations, inquiries, litigations, proceedings or investigations by or before any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial body or any arbitral or other nongovernmental dispute resolution body (each, an "Action") pending or, to the Company's knowledge, threatened by or against the Company (or by or against any shareholder or any affiliate thereof and relating to the business of the Company or any Company Subsidiary) or affecting any of the Company's or any Company Subsidiary's assets, or that would reasonably be likely to affect the legality, validity or enforceability of this Agreement or the transactions contemplated hereby.

         (b) Except as set forth on Schedule 3.10, neither the Company nor any Company Subsidiary is a party or subject to the provisions of any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental authority or instrumentality (each, a "Governmental Order") that has not been fully satisfied.

         3.11. Compliance with Laws. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has conducted its business in accordance with all federal, state, local or foreign statutes, laws, ordinances, regulations, rules, codes, orders, other requirements or rules of law (each, a "Law") and Governmental Orders applicable to the Company and the Company Subsidiaries or any of the Company's or any Company Subsidiary's assets or business, and neither the Company nor any Company Subsidiary is in violation of any such Law or Governmental Order. The Company has provided Parent with copies of all correspondence since January 1, 1999 with all Governmental Authorities regarding regulatory status of the Company and the Company Subsidiaries or the Company's or any Company Subsidiary's business.

         3.12. Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect.

         3.13. Intellectual Property. (a) Schedule 3.13(a) contains a complete list of all material registered trademarks and trademark applications, proprietary internal processes, technical knowledge and internally developed software modules of the Company and the Company Subsidiaries.

         (b) Except as set forth on Schedule 3.13(b), the Company or Company Subsidiary, to the Company's knowledge, either owns all right, title and interest to, or has a valid right to use, such Intellectual Property as is material to the Business.

         (c) The Company's and the Company Subsidiaries' use of Intellectual Property does not constitute an infringement of any third party's rights that would reasonably be expected to have a Material Adverse Effect. Except as provided on Schedule 3.13(c), no actions or proceedings involving the Company or the Company Subsidiaries are pending or, to the Company's knowledge, threatened
(i) which challenge the ownership, validity or enforceability of any of its owned Intellectual Property, (ii) which seek to restrict the use by the Company or the Company Subsidiaries of any of its owned Intellectual Property, or (iii) which allege that the Company or the Company Subsidiaries infringes or violates the Intellectual Property owned by any other person or entity (collectively, "Third Party Intellectual Property"). No pending or, to the Company's knowledge, threatened action or proceeding listed on Schedule 3.13 has had, or if adjudicated against the Company or the Company Subsidiaries would reasonably be expected to have a Material Adverse Effect.

         (d) Except as set forth on Schedule 3.13(d) neither the Company nor any Company Subsidiary is a party to any outstanding options, licenses or agreements of any kind relating to the Intellectual Property or the Third Party Intellectual Property.

         (e) In the case of Intellectual Property disclosed to Parent hereunder as trade secrets or otherwise as confidential or proprietary information, such Intellectual Property (i) has at all times been maintained in confidence and
(ii) has been disclosed by the Company and the Company Subsidiaries only to employees and consultants having "a need to know" the contents thereof in connection with the performance of their duties to the Company and the Company Subsidiaries.

         (f) As used herein, "Intellectual Property" means (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (ii) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (iii) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application; (iv) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the trademark offices of the states and territories of the United States of America, and the trademark offices of other nations throughout the world, and all rights therein provided by international treaties or conventions; (v) copyright (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (vi) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (other than commercially available "shrinkwrap" or "clickwrap" software); (vii) trade secrets and confidential, technical and business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice); (viii) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (ix) copies and tangible embodiments of all the foregoing in whatever form or medium; (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; and (xi) all rights to sue or recover and retain damages and costs and attorneys' fees for present and past infringement of any of the foregoing.

         3.14. No Conflict. Except as set forth on Schedule 3.14, neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (a) result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or bylaws of the Company or any Company Subsidiary,
(b) result in a breach or violation of, give rise to a default under or result in the acceleration of performance under any Material Contract (as defined in Section 3.15) or any Law or Governmental Order to which the Company or any of its assets, properties or businesses may be subject, or (c) give rise to an imposition of any Lien of any nature whatsoever upon any Company Shares or any of the assets or the properties of the Company or any Company Subsidiary.

         3.15. Material Contracts. (a) Schedule 3.15(a) lists, as of the date hereof, each of the following contracts and agreements of the Company and each Company Subsidiary (such contracts and the agreements set forth in Schedule 3.15(a) of the Disclosure Schedule, being "Material Contracts"):

         (i) each contract and agreement with any supplier or for the furnishing of services to the Company or any Company Subsidiary related to the Business (A) under the terms of which the Company or any Company Subsidiary is likely to pay or otherwise give consideration of more than $250,000 in the aggregate during any calendar year or more than $500,000 in the aggregate over the remaining term of such contract and (B) which cannot be canceled by the Company or any Company Subsidiary without penalty or further payment and without more than 30 days' notice;

         (ii) each contract and agreement for the furnishing of services by the Company or any Company Subsidiary that (A) is likely to involve consideration of more than $250,000 in the aggregate during any calendar year or more than $500,000 in the aggregate over the remaining term of the contract and (B) cannot be canceled by the Company or any Company Subsidiary without penalty or further payment and without more than 30 days' notice;

         (iii) all material franchise, agency, sales promotion, royalty, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party;

         (iv) all material management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Company Subsidiary is a party and which are not cancelable without penalty or further payment and without more than 30 days' notice;

         (v) all contracts and agreements relating to Indebtedness of the Company or any Company Subsidiary;

         (vi) all material contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party;

         (vii) all contracts and agreements that limit or purport to limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time or would require the Company or any Company Subsidiary to maintain confidentiality in any matter;

         (viii) all contracts and agreements between or among the Company or any of its affiliates, on the one hand, and any officer or director of the Company or any Company Subsidiary or any Company Shareholders or any relative or spouse (or relative of such spouse) of such officer, director or Company Shareholder, on the other hand;

         (ix) all contracts or agreements providing for indemnification obligations of the Company or any Company Subsidiary;

         (x) all contracts, agreements or other arrangements granting to any person or entity any preferential rights to purchase any assets or properties of the Company or any Company Subsidiary;

         (xi) all contracts, agreements or other arrangements granting to any person or entity a right to share in the revenues of the Company or any Company Subsidiary;

         (xii) all contracts, agreements or other arrangements purporting to grant to any person or entity any exclusive or preferred right to transact business with the Company or any Company Subsidiary;

         (xiii) all contracts, agreements or other arrangements with any incumbent local exchange carrier involving an aggregate payment in excess of $250,000;

         (xiv) all interconnection agreements, contracts or other arrangements with any incumbent local exchange carriers providing for the transmission of telecommunications or internet traffic of any type (including, but not limited to, local, long distance, and data);

         (xv) all contracts, agreements or other arrangements providing for the setting of rates, settlement or payment of charges for the exchange or transmission of telecommunications or internet traffic of any type (including, but not limited to, local, long distance and data);

         (xvi) all agreements or contracts required by any governmental entity as a condition to, or settlement of, any certification, licensing matter, or complaint against or on behalf of the Company or any Company Subsidiary;

         (xvii) all contracts, agreements or other arrangements for the provision of operator services or operator assistance associated with calls or the provision of billing, collection, mailing, and/or fulfillment services of any kind or description;

         (xviii) all contracts, agreements or other arrangements relating to collocation of the Company's equipment; and

         (xix) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to Business or the absence of which would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

         (b) Each Material Contract is valid and binding on the Company or a Company Subsidiary and, to the Company's knowledge, the other parties thereto and is in full force and effect. Neither the Company nor any Company Subsidiary is in material breach of, or material default under, any Material Contract and, to the Company's knowledge, as of the date hereof, no other party to any Material Contract is in breach thereof or default thereunder.

         (c) The Material Contracts listed on Schedule 3.15 in response to 3.15(a)(viii) above all contain terms as favorable to the Company or the Company Subsidiaries as if the Company or the Company Subsidiaries had entered into the Material Contracts with unaffiliated third parties. Each contract or agreement with to be entered into between the date hereof and the

Effective Time between or among the Company or any of its affiliates, on the one hand, and any officer or director of the Company or any Company Subsidiary or any Company Shareholders or any relative or spouse (or relative of such spouse) of such officer, director or Company Shareholder on the other hand shall contain terms as favorable to the Company or the Company Subsidiaries as if the Company or the Company Subsidiaries had entered into such contract or agreement with unaffiliated third parties.

         3.16. Employee Benefit Plans; Labor Matters. (a) Schedule 3.16(a) lists each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any employment, severance or change in control plans or arrangements, maintained or contributed to by the Company (collectively, the "Company Benefit Plans")).

         (b) Except as set forth on Schedule 3.16(b), none of the Company Benefit Plans promises or provides material retiree medical or life insurance benefits to any person other than continuous coverage required by COBRA. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it is so qualified and to the knowledge of the Company, nothing has occurred since the date of such letter to affect the qualified status of such plan. None of the Company Benefit Plans is subject to Title IV of ERISA, and the Company has not incurred, and does not reasonably expect to incur, any direct or indirect liability under or by operation of Title IV of ERISA.

         (c) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any Liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law, except as could not reasonably be expected to have a Company Material Adverse Effect.

         (d) The Company is not a party to, and is not negotiating, any collective bargaining or other labor union contract. There is no labor dispute, strike or work stoppage against the Company pending or threatened in writing which may interfere with the business activities of the Company. Neither the Company nor, to the knowledge of the Company, its representatives or employees has committed any unfair labor practices in connection with the operation of the business of the Company, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable state agency pending or threatened.

         (e) Except as set for on Schedule 3.16(e), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will (A) result in any payment becoming due to any director or any officer or employee of the

Company or any of its affiliates under any Company Benefit Plan or otherwise;
(B) materially increase any benefits otherwise payable under any Company Benefit Plan; or (C) result in any acceleration of the time of payment or vesting of any material benefits.

         3.17. Tax Matters. All Returns (as defined below) that are required to have been filed by or with respect to the Company or the Company Subsidiaries have been timely (taking into account all proper extensions) and properly filed (and all such Returns are true and correct and complete in all material respects). All taxes relating to such Returns or otherwise due in respect of the Company or the Company Subsidiaries have been timely and properly paid (except as expressly reserved and disclosed on the Financial Statements). Neither the Company nor any of the Company Subsidiaries have received from any governmental authority any written notice of proposed adjustment, deficiency or underpayment of any Taxes, which notice has not been satisfied timely and properly by payment or been withdrawn, and there are no claims that have been asserted or threatened relating to such Taxes against the Company or any of the Company Subsidiaries. No consent under Section 341(f) of the Code has been filed with respect to the Company or the Company Subsidiaries. There are no Tax Liens on any assets of the Company or any of the Company Subsidiaries. There are no proposed reassessments of any property owned by the Company or any of the Company Subsidiaries or other proposals that could increase the amount of any Tax to which the Company or any of the Company Subsidiaries would be subject. Neither the Company nor any of the Company Subsidiaries has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; and neither the Company nor any of the Company Subsidiaries has been a member of any affiliated group other than the affiliated groups of which the Company is the common parent, or has filed a Return on a consolidated, combined or unitary basis with any other corporation. The Financial Statements include adequate reserves, and the Closing Balance Sheet will include adequate reserves, properly accrued and disclosed in accordance with GAAP for Tax liability of the Company and the Company Subsidiaries through the dates covered thereby. Except as set forth on
Schedule 3.17, no Returns relating to the Company or any of the Company Subsidiaries have been reviewed or audited by any Taxing authority. Neither the Company nor any of the Company Subsidiaries is doing business in, or engaged in a trade or business in, any jurisdiction in which any applicable Return has not been filed. There are no agreements for the extension of time for the assessment of any Taxes of the Company or any of the Company Subsidiaries. No power of attorney is currently in force that has been granted with respect to any matter relating to Taxes that could affect the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiaries is aware of any plan, agreement or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. As used herein, "Returns" means any report, return, declaration or other filing required to be supplied to any Taxing authority or jurisdiction with respect to Taxes, including any amendments thereto, and "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, withholding (including, without limitation, employee withholding), social security, medicare, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges.

         3.18. Minute Books. To the Company's knowledge, the minute books of the Company contain a materially complete and accurate record of all meetings of directors and stockholders since the date of incorporation and all actions by written consent.

         3.19. Year 2000 Compliance. The Company's and the Company Subsidiaries' computer systems, including the Service (the "Company's Systems") are Year 2000 Compliant. As used herein, "Year 2000 Compliant" means that the Company's Systems will provide uninterrupted millennium functionality in that the Company's Systems will record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner and with the same functionality as the Company's Systems record, store, process and present calendar dates falling on or before December 31, 1999.

         3.20. Certain Interests. (a) Except as disclosed in Schedule 3.20(a), as of the date hereof, the Company's knowledge no Company Shareholder and no officer or director of the Company and no relative or spouse (or relative of such spouse) of any such person owns, directly or indirectly, in whole or in part, or has any other material interest in, any tangible or intangible property which the Company or any Company Subsidiary uses or has used in the conduct of the Business or otherwise.

         (b) Except as disclosed in Schedule 3.20(b), the Company does not have any Indebtedness or other material Liability or any other obligation of any nature whatsoever owing from or to any Company Shareholder, any officer or director of the Company or any Company Subsidiary or any relative or spouse of any such person (or relative of any such spouse) or, if a Company Shareholder is an entity, to an equity holder of such Company Shareholder or to any relative or spouse (or relative of such spouse) of any of the foregoing.

         3.21. Insurance. (a) Schedule 3.21(a) sets forth a true and complete list naming each material insurance policy (the "Insurance Policies"), and stating the amount and layers of coverage of such policy and whether such Insurance Policy is "occurrence based" or "claims based", that is maintained, or was maintained, by the Company or any Company Subsidiary at any time during the three years preceding the date of this Agreement, the purpose of which was to insure against material risk of loss to the Company or any Company Subsidiary.

         (b) With respect to each such Insurance Policy, (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) except as listed in Schedule 3.21(b), neither the Company nor any Company Subsidiary is in material breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default and permit termination or modification under the policy; and (iii) except as listed in Schedule 3.21(b), no party to the policy has repudiated, or given written notice to the Company or any Company Subsidiary of an intent to repudiate, any material provision thereof.

         3.22. Brokers and Finders. Neither the Principal Shareholders, the Company, nor any of the officers, directors or employees of the Company has employed or otherwise incurred in any manner any liability for any brokerage fees, agents' commissions or finder's fees concerning the transactions hereby with the exception of Houlihan Lokey Howard Zukin Inc. and U.S. Bancorp Libra.

         3.23. Proxy Statement; Registration Statement. (a) None of the necessary proxy or disclosure statements required by applicable law to be disseminated to the Company Shareholders in connection with the Merger or any amendments or supplements thereto (the "Proxy Statement") shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Company Shareholders or at the time of the Stockholders' Meeting, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. The Proxy Statement shall comply in all material respects as to form with the requirements of applicable law.

         (b) None of the information supplied by the Company for inclusion in the Registration Statement on Form S-4 (the "Registration Statement") shall, at the times the Registration Statement or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to the Company Shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any of Parent's representatives for inclusion in the forgoing documents.

         3.24. Customers. Except as set forth in Schedule 3.24, during the twelve months prior to the date hereof, no customer of the Company or any Company Subsidiary which accounted for in excess of $15,000 of the revenues of the Company and the Company Subsidiaries during such twelve months or $1,500 of such revenues during any one month within such period, has canceled or otherwise terminated its relationship with the Company or any Company Subsidiary.

         3.25. Sales Personnel. As of the date hereof, the Company employs over 60 employees primarily engaged in sales.

         3.26. Condition and Operation of the Assets. Except as set forth on
Schedule 3.26, except as would not have a Company Material Adverse Effect, all assets owned, leased or shared by the Company or the Company Subsidiaries which are material to the business of the Company and the Company Subsidiaries (the "Company Assets"), are in compliance with all applicable build-out requirements, are in good operating condition and repair, ordinary wear and tear excepted, and are suitable, adequate and fit for the uses for which they are intended and are being used, as the case may be. Except as would not have a Company Material Adverse Effect, the Company Assets meet the technical standards, if any, of the FCC and do not violate any applicable Laws, engineering standards or building, fire, zoning, health and safety or other Laws.

         3.27. Knowledge. For purposes of this Agreement, the term "Company's knowledge" shall mean the actual knowledge of Brian Matthews, Rich Phillips, Alan Schrager, Blake Ashby, Tom Hesterman, Sue Butler, Michael Torrence, Tony Hartke and John Alden, after due inquiry.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                        PARENT AND THE MERGER SUBSIDIARY

         As an inducement to the Company to enter into this Agreement, Parent and the Merger Subsidiary jointly and severally represent and warrant to the Company as follows:

         4.1. Parent's and Merger Subsidiary's Organization and Good Standing. Each of Parent and the Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the States of Nevada and Delaware, respectively, and has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and the Merger Subsidiary is duly qualified to do business and in good standing in each jurisdiction where the character of property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not materially prevent or delay consummation of the transactions contemplated by this Agreement.

         4.2. Power and Authority; Execution and Delivery. Each of Parent and the Merger Subsidiary has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by all requisite corporate action of Parent and the Merger Subsidiary and such approval has not been modified or rescinded. Except for the filing of a certificate of merger in accordance with the Delaware GCL, no further corporate actions or approvals on the part of Parent or the Merger Subsidiary are required under applicable law for the consummation of the Merger. This Agreement has been duly executed and delivered by Parent and the Merger Subsidiary and constitutes the legal, valid and binding obligation of Parent and the Merger Subsidiary, enforceable against it in accordance with its terms subject to the effect of any applicable bankruptcy insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity. True and correct copies of the Certificate of Incorporation and bylaws of each of Parent and the Merger Subsidiary, each as in effect on the date hereof, have been made available by Parent to the Company.

         4.3. Governmental Approvals and Filings. Except for the filings required under the HSR Act, the filing of a certificate of merger in accordance with the Delaware GCL, and the filing of a Registration Statement on Form S-4 pursuant to the Securities Act of 1933, as amended (the "Securities Act") with the Securities and Exchange Commission (the "SEC"), no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority, is required in order to permit Parent or the Merger Subsidiary to enter into this Agreement or to consummate the transactions contemplated herein.

         4.4. No Conflict. Neither the execution, delivery and performance of this Agreement by Parent and the Merger Subsidiary, nor the consummation by Parent and the Merger Subsidiary of the transactions contemplated hereby will
(i) conflict with, or result in a breach of any of the terms, conditions or provisions of the Certificates of Incorporation or By-laws of Parent and the Merger Subsidiary, (ii) conflict with, result in a breach or violation of, give rise to a default under or result in the acceleration of performance under any mortgage, lease, agreement, note, bond, indenture, guarantees or any Law or Governmental Order to which Parent or the Merger Subsidiary may be subject, which conflict, breach, default, violation or acceleration would not materially prevent or delay consummation of the transactions contemplated by this Agreement, or (iii) give rise to an imposition of any Lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of Parent or the Merger Subsidiary.

         4.5. Merger Consideration. When issued, the shares of Parent Common Stock to be issued in the Merger will be duly authorized, validly issued, fully-paid and nonassessable and free and clear of all Liens and preemptive rights. The certificates representing such shares will be in due and proper form.

         4.6 Capitalization. The authorized capital stock of Parent consists of 60,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock, par value $.001 per share, ("Parent Preferred Stock"). As of February 29, 2000, 29,747,936 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b) 9,140 Shares are held in the treasury of Parent, and (d) 3,665,332 Shares are reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to the Parent Stock Option Plans. As of the date hereof, 5,277,779 shares of Series B Convertible Preferred Stock, 1,250,000 shares of Series C Convertible Preferred Stock and 4,140,000 shares of Series D Convertible Preferred Stock are issued and outstanding. Except as set forth on
Schedule 4.6, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person.

         4.7. Reports and Financial Statements. (a) Parent has made available to the Company true and complete copies of (i) its Annual Report on Form 10-K, as amended, for the year ended December 31, 1999 as filed with the SEC, (ii) its proxy statements relating to all of the meetings of stockholders (whether annual or special) of Parent since December 31, 1998, as filed with the SEC, and (iii) all other reports, statement and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Parent since December 31, 1998 (collectively, the "Parent Securities Filings"). As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Parent Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or as to Parent Securities Filings subsequent to the date hereof, will contain any untrue statement of a material fact or omitted or, as to the Parent Securities Filings subsequent to the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in lights of the circumstances under which they were made, not misleading. Each of the Parent Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to the Parent Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable. Any reports, statements and registration statements and amendments thereof (including, without limitation, Reports on Form 10-K, Quarterly Reports on Form 10-Q and

Current Reports on Form 8-K, as amended) filed by Parent with the SEC after the date hereof shall be provided to the Company on the date of such filing.

         (b) The audited financial statements and unaudited interim financial statements included in the Parent Securities Filings (the "Parent Financial Statements"), have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Parent as of the date thereof and the results of operations and changes in cash flow of Parent for the periods then ended, subject in the case of unaudited interim financial statements, to normal year-end adjustments which are neither individually nor in the aggregate expected to be material.

         4.8. No Undisclosed Liabilities. Except as set forth on Schedule 4.8, there are no Liabilities of Parent, other than Liabilities (a) reflected or reserved against on Parent's December 31, 1999 balance sheet or described in the notes thereto, or (b) incurred since December 31, 1999 in the ordinary course of Parent's business, consistent with past practice that individually or in the aggregate have not had and are not reasonably likely to have a Parent Material Adverse Effect. As used herein, a "Parent Material Adverse Effect" means any event, circumstance, change in, or effect on, the business of Parent that, when taken together with all other events, circumstances, changes and effects occurring after the date hereof that do not individually have a Parent Material Adverse Effect and all other circumstances that would, but for the fact that they do not individually have a Parent Material Adverse Effect, constitute a breach of any representation or warranty made by Parent in this Agreement is, or would reasonably be expected to be, materially adverse, taken as a whole, to the business, operations, financial condition, results of operations or prospects of the Parent's business; provided, however, that "Parent Material Adverse Effect" shall not included events, circumstances, changes or effects (including legal and regulatory changes) that generally affect the industries in which Parent operates.

         4.9. Absence of Certain Changes or Events. Since December 31, 1999, except as set forth on Schedule 4.9 there has not been any other event or condition of any character which would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

         4.10. Compliance with Laws. Except as would not reasonably be expected to have a Parent Material Adverse Effect, Parent has conducted its business in accordance with all Laws and Governmental Orders applicable to Parent or any of Parent's assets or business, and Parent is not in violation of any such Law or Governmental Order.

         4.11. Litigation. Except as set forth on Schedule 4.11, there are no Actions pending which would have a Parent Material Adverse Effect or, to Parent's knowledge, threatened by or against Parent (or by or against any shareholder or any affiliate thereof and relating to the business of Parent) or affecting any of Parent's assets, or that would reasonably be likely to affect the legality, validity or enforceability of this Agreement or the transactions contemplated hereby.

         4.12. Ownership of Merger Subsidiary. All of the authorized capital stock of the Merger Subsidiary is owned beneficially and of record by Parent.

         4.13. Subsidiaries. Parent does not own or control or have the right to own or control, directly or indirectly, any interest in any other corporation, association or other business entity other than the Merger Subsidiary. Parent is not a member of (nor is any part of the Company's business conducted through) any partnership or limited liability company and it is not a participant in any joint venture or similar arrangement.

         4.14. Articles of Incorporation and Bylaws. (a) Each of Parent and the Merger Subsidiary have delivered to the Company copies of its Articles of Incorporation and all amendments thereto, which copies are complete and correct. Neither Parent nor the Merger Subsidiary is in default under, or in violation of, any provisions of its Articles of Incorporation.

         (b) Each of Parent and the Merger Subsidiary have delivered to the Company copies of its By-laws and all amendments thereto, which copies are complete and correct. Neither Parent nor the Merger Subsidiary is in default under, or in violation of, any provision of its bylaws.

         4.15. No Prior Activities. The Merger Subsidiary has not incurred any liabilities or obligations, except those incurred in connection with its incorporation and with the consummation of this Agreement and the transactions contemplated hereby. The Merger Subsidiary has not engaged in any business or activities of any type or kind whatever, or entered into any agreements or arrangements with any person or entity, and is not subject to or bound by any obligation or undertaking which is not contemplated by this Agreement or incurred in connection with its incorporation.

         4.16. Brokers and Finders. Neither Parent, the Merger Subsidiary, nor any of their officers, directors or employees have employed or otherwise incurred in any manner any liability for any brokerage fees, agents' commissions or finder's fees concerning the transactions hereby, with the exception of Bear Stearns & Co. Inc.

         4.17. Permits; Compliance. Parent is in possession of all Permits, except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Parent Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and would not have a Parent Material Adverse Effect. Parent is not in conflict with, or in default, breach or violation of any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or any property or asset of Parent is bound, except for any such conflicts, defaults, breaches or violations that would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

         4.18. Taxes. Parent has not taken any past action which would prevent treatment of the Merger as a tax-free reorganization within the meaning of
Section 368 of the Code and the Treasury resolutions thereunder.

         4.19. Registration Statement; Proxy Statement. (a) The Registration Statement shall not, at the time the Registration Statement is filed with the SEC or is first published, sent or given to the Company Shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement shall comply in all material respects as to form with the requirements of the Securities Act and the rules and regulations thereunder.

         (b) The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents or the Registration Statement.

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

         The Company covenants and agrees that:

         5.1. Regular Course of Business; Restricted Activities and Transactions. Except as otherwise consented to in writing by Parent, prior to the Effective Time, each of the Company and the Company Subsidiaries will carry on its businesses only in the ordinary course and in a manner consistent with past practices and each of the Company and the Company Subsidiaries will use all reasonable efforts to preserve its present business organization intact and keep available the services of its present executive officers. By way of amplification and not limitation, neither the Company nor any Company Subsidiary will, between the date hereof and the Effective Time, directly or indirectly, or agree to:

         (a) take any of the actions specified in Sections 3.8(a), (c), (d), (other than issuances of Company Common Stock pursuant to Preferred Stock or Company Stock Options outstanding on the date hereof), (e), (f) (other than sales of assets in connection with financing contemplated by Section 6.9), (g) (j), (k), or (l);

         (b) hire or otherwise employ any individual whose annual cash compensation would exceed $100,000; and

         (c) cause any Lien to be imposed on any assets or properties (whether tangible or intangible) of the Company or any Company Subsidiary except any Lien securing Indebtedness incurred in accordance with Section 5.1(d);

         (d) incur any Indebtedness; other than Indebtedness incurred pursuant to Section 6.9.

         5.2. Access to Books, Records and Other Information. Each of the Company and the Company Subsidiaries will afford to Parent and its accountants, attorneys and agents, as reasonably requested by Parent, information and access, during normal business hours, to the offices, properties, books and records of the Company and the Company Subsidiaries and to those principal officers, directors, employees, agents, accountants and counsel of the Company and the Company Subsidiaries who have knowledge of the Company and the Company Subsidiaries or the Business.

         5.3. Notice of Developments. Prior to the Effective Time, the Company shall promptly notify Parent in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Company in this Agreement or which could have the effect of making any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect and (b) all other material developments affecting the Company's assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations or prospects of the Company and the Company Subsidiaries or the Business.

         5.4. No Solicitation or Negotiation. The Company agrees that between the date of this Agreement and the earlier of (i) the Effective Time and (ii) the termination of this Agreement, none of the Company or any of its affiliates, officers, directors, representatives or agents will (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any person or entity (A) relating to any acquisition or purchase of all or any portion of the capital stock or a material portion of the assets of the Company or any Company Subsidiary, (B) to enter into any business combination with the Company or any Company Subsidiary or (C) to enter into any other extraordinary business transaction involving or otherwise relating to the Company or any Company Subsidiary or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to seek to do any of the foregoing. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons or entities conducted heretofore with respect to any of the foregoing. The Company shall notify Parent promptly if any such proposal or offer, or any inquiry or other contact with any person or entity with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the person or entity making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Company agrees not to, without the prior written consent of Parent, release any person or entity from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. Pursuant to the terms of any existing confidentiality agreement to which any shareholder or the Company is a party, the Company shall cause the return or destruction of any confidential or proprietary information in the possession of any third party.

         5.5. Preservation of Tax-Free Merger. The Company will not, nor shall it permit any of its shareholders or affiliates to, without the prior written waiver by Parent, knowingly take any action intended or reasonably likely to prevent or impede the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code.

         5.6. Shareholders' Meeting. The Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold a special meeting of the Company Shareholders as promptly as practicable following the date hereof for the purpose of considering and taking action on this Agreement and the Merger (the "Shareholders' Meeting") and (ii) use its reasonable best efforts to obtain such approval and adoption.

         5.7. Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being sent to the Company Shareholders. Each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the Company Shareholders entitled to vote at the Shareholders' Meeting at the earliest practicable time.

         5.8. Opinions of Counsel. The Company will use all reasonable efforts and will act in good faith to ensure that the opinions specified in Sections 8.3 and 9.3 are delivered, including, without limitation the delivery by the Company of representation letters or certificates as to such matters as the counsels for Parent and the Company may reasonably request in order to render such opinions.

                                   ARTICLE VI

                               COVENANTS OF PARENT

         6.1. Directors' and Officers' Indemnification and Insurance. (a) The By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VII, Section 7.1 of the Amended and Restated By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

         (b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.1.

         (c) The Surviving Corporation shall use its best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this section 6.1(c) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $43,000 in the aggregate).

         (d) The provisions of this Section 6.1 are intended to be for the benefit of and shall be enforceable by, the directors and officers of the Company and his or her heirs and representatives.

         6.2. Preservation of Tax-Free Merger. Parent will not, nor shall it permit any of its subsidiaries or affiliates to, without the prior written waiver of the Shareholder Representative, knowingly take any action intended or reasonably likely to prevent or impede the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code.

         6.3. Certain Employee Matters. Parent covenants to the Company that Parent will provide after the Effective Time to continuing employees of the Company, including, without limitation, those who become directors or officers of the Surviving Corporation (the "Transferred Employees"), severance arrangements, and employee benefit programs in the aggregate, that are no less favorable to the Transferred Employees than those being provided to Parent's similarly situated employees on the date of this Agreement. Parent shall, or shall cause the Company to, grant service credit to the Transferred Employees with respect to service with the Company prior to the Effective Time for purposes of eligibility to participate and vesting under any employee benefit plans of Parent that may be extended to the Transferred Employees, but only to the extent that such prior service was recognized under the Company Benefit Plans from and after the Effective Time, with respect to any medical or dental plan of Parent in which continuing employees of the Company become eligible to participate, Parent shall waive any pre- existing condition exclusions and actively-at-work requirements (provided, however, that not such waiver shall apply to a pre-existing condition of any employee of the Company who was, as of the Effective Time, excluded from participation in a Company Benefit Plan by virtue of such pre-existing condition) and provide that any covered expenses incurred on or before the Effective Time by an employee or any employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarity situated employees of Parent.

         6.4. Opinions of Counsel. Parent will use all reasonable efforts and will act in good faith to ensure that the opinions specified in Sections 8.4 and 9.4 are delivered, including, without limitation, the delivery by Parent of representation letters or certificates as to such matters as the counsels for Parent and the Company may reasonably request in order to render such opinions.

         6.5. Registration Statement. Parent shall prepare and file with the SEC a Registration Statement on Form S-4 connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the Company Shareholders pursuant to the Merger. Parent shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effectiveness of the Registration Statement, Parent shall use its reasonable best efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger.

         6.6. Stock Exchange Listing. Parent shall as promptly as reasonably practicable prepare and submit to the NASDAQ a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on the NASDAQ prior to the Effective Time.

         6.7. Access to Information. Parent will afford to the Company and its accountants, attorneys and agents, as reasonably requested by the Company, information regarding and access to, during normal business hours, information relating to the financial performance of the Company.

         6.8. Notice of Developments. Prior to the Effective Time, Parent shall promptly notify the Company in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement (a) which could result in any breach of a representation or warranty or covenant of Parent in this Agreement or which could have the effect of making any representation or warranty of Parent in this Agreement untrue or incorrect in any material respect and (b) all other material developments affecting Parent's assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations or prospects of Parent.

         6.9. Credit Facility. Parent will, during the period prior to the Effective Time, make available to the Company up to $15,000,000 of funding for the Company's operations in the ordinary course of business consistent with past practice and capital expenditures permitted under this Agreement and such other uses as are provided in the Senior Note or other documents relating to such funding. Funding in an amount of $7,000,000 will be provided pursuant to a senior note having the terms set forth on Annex 6.9 within 10 business days of the date hereof. The advance of such amounts to the Company by Parent is conditioned on the issuance of one share of Company Common Stock to Parent. The remaining funds will be advanced upon the purchase of Assets from the Company by Parent on terms to be agreed by the parties or pursuant to other means that may be agreed by the Parties.

         6.10. Current Public Information. Parent shall cause the requirements of Rule 144(c) under the Securities Act to be met with respect to itself for so long as those requirements are required to be met to enable sales of Parent Common Stock by Company Shareholders under Rule 145(c) of the Exchange Act.

                                   ARTICLE VII

                                MUTUAL COVENANTS

         7.1. Payment of Expenses. Each party to this Agreement shall be responsible for its own costs and expenses incurred in connection with the transactions contemplated by this Agreement.

         7.2. Public Announcements. No party to this Agreement shall issue any reports, public statements or releases pertaining to this Agreement or any transaction contemplated hereby without the consent of the other parties hereto.

         7.3. Further Action. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Merger and (ii) use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger, including, without limitation, using its reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger; provided, however, that neither Parent nor the Merger Subsidiary will be required by this Section 7.3 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Parent, Company or any of their respective subsidiaries or (B) limits Parent's freedom of action with respect to, or its ability to retain, the Company, any Company Subsidiary or any portion thereof or any of Parent's or its affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

         (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger or the other transactions contemplated hereby, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

                                  ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS OF PARENT

         The obligation of Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

         8.1. Representations and Warranties True. The representations and warranties of the Company contained in this Agreement and of the Principal Shareholders contained in the Shareholders Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Effective Time (unless such representations and warranties are qualified as to materiality or by Material Adverse Effect, in which case, such representations and warranties shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing), with the same force and effect as if made as of the Closing, other than the representations and warranties made as of another date (which shall be true and correct as of such other date).

         8.2. Performance of Covenants. The Company and the Principal Shareholders shall have performed or complied in all material respects with all terms, covenants and agreements required to be performed by them or complied with under this Agreement or under the Shareholders Agreement prior to the Closing.

         8.3. Opinion of Counsel. The Company shall have delivered to Parent an opinion, dated the Effective Time and addressed to Parent, of Milbank, Tweed, Hadley & McCloy in the form attached as Exhibit 8.3.

         8.4. Tax Opinion. Shearman & Sterling, counsel to Parent, shall have delivered to Parent an opinion, dated as of the date on which the Effective Time occurs and addressed to Parent, of Shearman & Sterling, in form and substance reasonably satisfactory to Parent to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Parent, the Company and the Merger Subsidiary will be a party to a reorganization within the meaning of
Section 368(b) of the Code. (In rendering the opinion described in this Section 8.4, Shearman & Sterling will rely on customary assumptions and on representations, assumptions and facts provided by Parent and the Company, including, without limitation, the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 722).

         8.5. HSR; Other Approvals and Consents. The waiting period under the HSR Act shall have expired or been terminated, and there shall have been obtained, each in form and substance satisfactory to Parent, the approvals and authorizations of governmental and regulatory authorities referred to in Sections 3.9 and 4.3.

         8.6. No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or otherwise affect in any material respect the Merger or Parent's ownership of the Company; and no suit, action, or proceeding by any governmental body shall be pending against Parent, the Merger Subsidiary, any Principal Shareholder or the Company, which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby or which seeks to limit or otherwise affect the Merger or Parent's ownership of the Company.

         8.7. Certificate of the Company. The Company shall have furnished Parent with a certificate signed by a principal executive officer of the Company to the effect that, with respect to the Company, the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

         8.8. No Material Adverse Effect. No event or occurrence shall have occurred that has had or is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

         8.9. Certificate of Merger. The Company shall have executed and delivered to Parent and the Merger Subsidiary the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in connection with the Merger.

         8.10. FIRPTA. The Company shall have certified to Parent (in a form reasonably satisfactory to Parent) that the Company is not, and has not been for the relevant period specified in Section 897 of the Code, a United States real property holding corporation within the meaning of Section 897 of the Code.

         8.11. NASDAQ Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ.

                                   ARTICLE IX

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

         The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

         9.1. Representations and Warranties True. The representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time (unless such representations and warranties are qualified as to materiality, in which case, such representations and warranties shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Effective Time), with the same force and effect as if made as of the Effective Time, other than the representations and warranties as are made as of another date (which shall be true and correct as of such other date).

         9.2. Performance of Covenants. Each of Parent and the Merger Subsidiary shall have performed or complied with in all material respects all terms, covenants and agreements required to be performed by it or complied with under this Agreement prior to the Effective Time.

         9.3. Tax Opinion. Milbank, Tweed, Hadley & McCloy shall have delivered to the Company and the Principal Shareholders an opinion, dated as of the date on which the Effective Time occurs and addressed to the Company, in form and substance reasonably satisfactory to the Company to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Parent, the Company and the Merger Subsidiary will be a party to a reorganization within the meaning of Section 368(b) of the Code. (In rendering the opinion described in this Section 10.3, Milbank, Tweed, Hadley & McCloy will rely on customary assumptions and on representations facts provided by Parent and the Company, including, without limitation, the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 722).

         9.4. Other Opinions. Parent's counsel shall have delivered to the Company an opinion, dated as of the date on which the Effective Time occurs and addressed to the Company, of Parent's counsel in the form attached as Exhibit 9.4.

         9.5. HSR; Other Approvals and Consents. The waiting period under the HSR Act shall have expired or been terminated, and the approvals and authorizations of governmental and regulatory authorities referred to in Sections 3.9 and 4.3 shall have been obtained.

         9.6. No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or otherwise affect in any respect Parent's ownership of the Company; and no suit, action, or proceeding by any governmental body shall be pending against Parent, the Merger Subsidiary, the Company or any Principal Shareholder, which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby or which seeks to limit or otherwise affect the Merger.

         9.7. Certificate of Parent and the Merger Subsidiary. Parent shall have furnished the Company with a Certificate of Parent and the Merger Subsidiary signed by a principal executive officer to the effect that the conditions set forth in Sections 9.1 and 9.2 have been satisfied.

         9.8. Certificate of Merger. Parent and the Merger Subsidiary shall have executed and delivered to the Company the certificate of merger to be filed with the Secretary of State of the State of Delaware in connection with the Merger.

         9.9. No Material Adverse Effect. No event or occurrence shall have occurred that has had or is reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect.

         9.10. Registration Statement. The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

         9.11. NASDAQ Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ.

                                    ARTICLE X

                          SURVIVAL AND INDEMNIFICATION

         10.1. Survival of Representations and Warranties. The representations and warranties contained in this Agreement and all statements contained in this Agreement, shall survive the Effective Time until April 30, 2001; provided, however, that the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.5, 4.1, 4.2, 4.5 and 4.6 shall survive indefinitely. Neither the period of survival nor the liability of a party hereto with respect to such party's representations and warranties shall be reduced by any investigation made at any time by or on behalf of any other party hereto. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

         10.2. Indemnification by the Company Shareholders. Parent and its affiliates (including the Company after the Closing), officers, directors, employees, agents, successors and assigns (each, a "Parent Indemnified Party") shall be indemnified and held harmless by the Company before the Effective Time and, severally but not jointly by the Company Shareholders who shall have expressly agreed to the provisions of Article X, after the Effective Time for any and all Liabilities, Taxes, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter, a "Loss"), arising out of or resulting from:

         (a) the breach of any representation or warranty made by the Company contained in this Agreement; or

         (b) the breach of any covenant or agreement by the Company contained in this Agreement.

         10.3. Indemnification by Parent. Each Company Shareholder, (each, a "Shareholder Indemnified Party") shall be indemnified and held harmless by Parent for any and all Losses arising out of or resulting from:

         (a) the breach of any representation or warranty made by Parent or the Merger Subsidiary contained in this Agreement; or

         (b) the breach of any covenant or agreement by Parent or the Merger Subsidiary contained in this Agreement.

         10.4. Indemnification Procedures. For purposes of this Section 10.4, a party against which indemnification may be sought is referred to as the "Indemnitor" and the party which may be entitled to indemnification is referred to as the "Indemnified Party". An Indemnified Party that seeks indemnification from an Indemnitor pursuant to the terms of Section 10.2 or Section 10.3 hereof shall give the Indemnitor written notice of any matter which an Indemnified Party has determined has given or is likely to give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release any Indemnitor from any of such Indemnitor's obligations under this Article X except to the extent (a) any such

Indemnitor is materially prejudiced by such failure or (b) such notice is not given prior to the expiration of the time period specified in Section 10.1 hereof. The obligations and liabilities of any Indemnitor under this Article X with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article X ("Third Party Claims") shall be governed by and be contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnitor notice of such Third Party Claim within 20 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release any Indemnitor from any of the Indemnitor's obligations under this
Article X except to the extent (a) any such Indemnitor is materially prejudiced by such failure or (b) such notice is not given prior to the expiration of the time period specified in Section 10.1 hereof. If the Indemnitor acknowledges in writing such Indemnitor's obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnitor shall be entitled to assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of Indemnitor's choice (reasonably satisfactory to the Indemnitee); provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of such counsel for the same counsel to represent both the Indemnified Party and the Indemnitor, then the Indemnified Party shall be entitled to retain its own counsel (reasonably satisfactory to the Indemnitor) in each jurisdiction in which separate counsel is required, at the expense of the Indemnitor. In the event the Indemnitor exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnitor in such defense and make available to the Indemnitor, at the expense of the Indemnitor, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnitor's expense, all such witnesses, records, materials and information in their possession or under Indemnitor's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnitor without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

         10.5. Limit on Indemnification. Notwithstanding anything to the contrary contained in this Agreement from and after the Effective Time, the Company Shareholders shall not be liable for aggregate indemnity obligations under this Agreement in excess of $14,000,000, and each Company Shareholder's liability for any individual Loss shall be equal to the amount of such Loss multiplied by the percentage of the outstanding shares of the Company Common Stock owned by such Company Shareholder immediately prior to the Effective Time. In addition, no Company Shareholder shall be liable for aggregate indemnification obligations in excess of $14,000,000 multiplied by the percentage of the outstanding shares of the Company Common Stock owned by such Company Shareholder immediately prior to the Effective Time.

         10.6. Treatment of Indemnification Payments. To the fullest extent permitted by law, the Company Shareholders and Parent agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Company) under this Article X, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the purchase price or as capital contributions for Tax purposes.

         10.7. Sole Remedy. Subject to Section 12.7 hereof, after the Effective Time, the sole remedy of the parties hereto and the Company Shareholders for breach of this Agreement (other than fraud, willful misrepresentation or intentional breach) shall be pursuant to this Article X.

                                   ARTICLE XI

                                   TERMINATION

         11.1. Termination. This Agreement may be terminated:

         (a) by the mutual consent of Parent and the Company;

         (b) by Parent or the Company at any time after October 31, 2000 if for any reason the Merger shall not by such date have been consummated and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

         (c) by Parent if there has been a material breach on the part of the Company or the Principal Shareholders of a representation and warranty, covenant or material obligation of the Company or the Principal Shareholders set forth herein or in the Shareholders Agreement which, if curable, has not been cured within ten days of notice thereof by Parent; provided that such ten-day period shall be extended for an additional twenty days if the Company or the Principal Shareholders shall be making all reasonable attempts to cure such breach, unless the breach is not susceptible of a cure;

         (d) by the Company if there has been a material breach on the part of Parent or the Merger Subsidiary of a representation and warranty, covenant or material obligation of Parent or the Merger Subsidiary set forth herein which, if curable, has not been cured within ten days of notice thereof by the Company; provided that such ten-day period shall be extended for an additional twenty days if Parent or the Merger Subsidiary shall be making all reasonable attempts to cure such breach, unless the breach is not susceptible of a cure; and

         (e) by Parent or the Company if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable.

         11.2. Effect of Termination. If this Agreement is terminated by Parent or the Company pursuant to Section 11.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of Parent, the Merger Subsidiary or the Company (or any of their respective representatives or affiliates), except that (i) the provisions of Section 7.1 of this Agreement (with respect to payment of expenses) and Section 4.6 of the Shareholders Agreement (with respect to confidential information of Parent and its business) will continue to apply following any such termination and (ii) nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1. Notices, Etc. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given, when delivered in person, or when mailed by certified or registered mail, postage prepaid, or when given by confirmed facsimile transmission, as follows:

         (a) If to the Company:

             Primary Network Holdings, Inc.
             11756 Borman Drive
             St. Louis, MO 63146-4133
             Attention: Mike Torrence, Esq.
             Telephone: (314) 692-3527
             Facsimile: (314) 995-5718

         with copies to:

             Milbank, Tweed, Hadley & McCloy
             601 S. Figueroa Street, 30th Floor
             Los Angeles, CA 90017
             Attention: Kenneth Baronsky
             Telephone: (213) 892-4000
             Facsimile: (213) 629-5063

         (b) If to Parent or the Merger Subsidiary:

             Mpower Communications Corp.
             171 Sully's Trail, Suite 202
             Pittsford, NY 14534
             Attention: General Counsel
             Telephone: (716) 218-6550
             Facsimile: (716) 218-0615

         with copies to:

             Shearman & Sterling
             599 Lexington Avenue
             New York, NY  10022
             Attention:  Peter D. Lyons, Esq.
             Telephone:  (212) 848-4000
             Facsimile:  (212) 848-7179

or such other person as the person entitled to notice shall designate in writing, such writing to be delivered to the other parties hereto in the manner provided in this Section 12.1.

         12.2. Survival of Representations and Warranties. Except as provided in
Section 10.1, the representations and warranties contained herein and in any certificate delivered pursuant hereto shall not survive the Effective Time and the consummation of any or all of the transactions contemplated hereby. This
Section 12.2 shall not limit the survival of any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

         12.3. Entire Agreement; Amendment. This Agreement (including the various Schedules and Exhibits hereto) sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof, except for the Mutual Confidentiality and Nonsolicitation Agreement between the Company and Parent dated January 31, 2000. This Agreement may be amended or modified only by a written instrument executed by Parent, the Merger Subsidiary, and the Company in accordance with Delaware GCL.

         12.4. Individual Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid and unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision, and (iv) there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         12.5. Press Releases. Until the Effective Time, the Company and Parent shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party if practicable, from making any disclosure which is required by law or the applicable rules of the NASDAQ.

         12.6. Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial. (a) This Agreement shall be governed by the law of the State of New York applicable to contracts executed and performed entirely with that State.

         (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

         (c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Such party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (d) Each of the parties hereto hereby waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties in the negotiation, administration, performance or enforcement thereof.

         12.7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         12.8. General. This Agreement: (i) shall inure to the benefit of and be binding on the parties hereto and their heirs, personal representatives, successors and permitted assigns, nothing in this Agreement, expressed or implied, being intended to confer upon any other person any rights or remedies hereunder except for the parties benefitting from Sections 1.2(c) and 6.1 shall be third party beneficiaries hereunder; (ii) may not be assigned by a party without the prior written consent of the other parties (provided, however, that it may be assigned by Parent and Merger Subsidiary to an affiliate of Parent without the consent of the other parties hereto); and (iii) may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Section, Schedule and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                [Remainder of this page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                     PRIMARY NETWORK HOLDINGS, INC.


                                     By:
                                              -------------------------------
                                              Name:
                                              Title:


                                     MPOWER COMMUNICATIONS CORP.  (A/K/A
                                     MGC COMMUNICATIONS, INC.)


                                     By:
                                              -------------------------------
                                              Name:  S. Gregory Clevenger
                                              Title: Senior Vice President -
                                                     Corporate Development


                                     MPOWER MERGER SUB, INC.


                                     By:
                                              -------------------------------
                                              Name:  S. Gregory Clevenger
                                              Title: Vice President

                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                           MPOWER COMMUNICATIONS CORP.
                        (A/K/A MGC COMMUNICATIONS, INC.),

                            MPOWER MERGER SUB, INC.,

                                       and

                         PRIMARY NETWORK HOLDINGS, INC.




                           dated as of April 17, 2000

                                TABLE OF CONTENTS

Section                                                                     Page

                                    ARTICLE I

                                   THE MERGER

         1.1.     The Merger...................................................1
         1.2.     Conversion of Shares.........................................2
         1.3.     Surrender of Certificates; Payment of
                     Merger Consideration;Dissenting Shares....................4
         1.4.     Closing......................................................6

                                   ARTICLE II

                            THE SURVIVING CORPORATION

         2.1.     Certificate of Incorporation.................................6
         2.2.     Bylaws.......................................................6
         2.3.     Board of Directors...........................................6
         2.4.     Officers.....................................................7

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         3.1.     Company's Organization and Good Standing.....................7
         3.2.     Power and Authority; Execution and Delivery..................8
         3.3.     Capitalization and Voting Rights.............................8
         3.4.     Subsidiaries.................................................8
         3.5.     Valid Issuance of Company Shares;
                     Ownership of Company Shares...............................8
         3.6.     Financial Statements.........................................8
         3.7.     No Undisclosed Liabilities..................................10
         3.8.     Absence of Certain Changes;
                     Agreements with Affiliates...............................10
         3.9.     Governmental Approvals and Filings..........................12
         3.10.    Litigation..................................................12
         3.11.    Compliance with Laws........................................13
         3.12.    Permits; Compliance.........................................13
         3.13.    Intellectual Property.......................................13
         3.14.    No Conflict.................................................15

Section                                 ii                                  Page

         3.15.    Material Contracts..........................................15
         3.16.    Employee Benefit Plans; Labor Matters.......................18
         3.17.    Tax Matters.................................................19
         3.18.    Minute Books................................................20
         3.19.    Year 2000 Compliance........................................20
         3.20.    Certain Interests...........................................20
         3.21.    Insurance...................................................21
         3.22.    Brokers and Finders.........................................21
         3.23.    Proxy Statement; Registration Statement.....................21
         3.24.    Customers.  ................................................22
         3.25.    Sales Personnel.............................................22
         3.26.    Condition and Operation of the Assets.......................22
         3.27.    Knowledge...................................................22

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                        PARENT AND THE MERGER SUBSIDIARY

         4.1.     Parent's and Merger Subsidiary's
                     Organization and Good Standing...........................22
         4.2.     Power and Authority; Execution and Delivery.................23
         4.3.     Governmental Approvals and Filings..........................23
         4.4.     No Conflict.................................................23
         4.5.     Merger Consideration........................................24
         4.6      Capitalization..............................................24
         4.7.     Reports and Financial Statements............................24
         4.8.     No Undisclosed Liabilities..................................25
         4.9.     Absence of Certain Changes or Events........................25
         4.10.    Compliance with Laws........................................25
         4.11.    Litigation..................................................26
         4.12.    Ownership of Merger Subsidiary..............................26
         4.13.    Subsidiaries................................................26
         4.14.    Articles of Incorporation and Bylaws........................26
         4.15.    No Prior Activities.........................................26
         4.16.    Brokers and Finders.........................................26
         4.18.    Taxes.......................................................27
         4.19.    Registration Statement; Proxy Statement.....................27

Section                                 iii                                 Page

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

         5.1.     Regular Course of Business; Restricted
                     Activities and Transactions..............................28
         5.2.     Access to Books, Records and Other Information..............28
         5.3.     Notice of Developments......................................28
         5.4.     No Solicitation or Negotiation..............................29
         5.5.     Preservation of Tax-Free Merger.............................29
         5.6.     Shareholders' Meeting.......................................29
         5.7.     Proxy Statement.............................................30
         5.8.     Opinions of Counsel.........................................30

                                   ARTICLE VI

                               COVENANTS OF PARENT

         6.1.     Directors' and Officers'
                     Indemnification and Insurance............................30
         6.2.     Preservation of Tax-Free Merger.............................31
         6.3.     Certain Employee Matters....................................31
         6.4.     Opinions of Counsel.........................................31
         6.5.     Registration Statement......................................32
         6.6.     Stock Exchange Listing......................................32
         6.7.     Access to Information.......................................32
         6.8.     Notice of Developments......................................32
         6.9.     Credit Facility.............................................32
         6.10.    Current Public Information..................................33

                                   ARTICLE VII

                                MUTUAL COVENANTS

         7.1.     Payment of Expenses.........................................33
         7.2.     Public Announcements........................................33
         7.3.     Further Action..............................................33

Section                               iv                                    Page

                                  ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS OF PARENT

         8.1.     Representations and Warranties True.........................34
         8.2.     Performance of Covenants....................................34
         8.3.     Opinion of Counsel..........................................34
         8.4.     Tax Opinion.................................................34
         8.5.     HSR; Other Approvals and Consents...........................35
         8.7.     Certificate of the Company..................................35
         8.8.     No Material Adverse Effect..................................35
         8.9.     Certificate of Merger.......................................35
         8.10.    FIRPTA......................................................35
         8.11.    NASDAQ Listing..............................................35

                                   ARTICLE IX

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

         9.1.     Representations and Warranties True.........................36
         9.2.     Performance of Covenants....................................36
         9.3.     Tax Opinion.................................................36
         9.4.     Other Opinions..............................................37
         9.5.     HSR; Other Approvals and Consents...........................37
         9.6.     No Governmental or Other Proceeding or Litigation...........37
         9.7.     Certificate of Parent and the Merger Subsidiary.............37
         9.8.     Certificate of Merger.......................................37
         9.9.     No Material Adverse Effect..................................37
         9.10.    Registration Statement......................................37
         9.11.    NASDAQ Listing..............................................37

                                    ARTICLE X

                          SURVIVAL AND INDEMNIFICATION

         10.1.    Survival of Representations and Warranties..................38
         10.2.    Indemnification by the Company Shareholders.................38
         10.3.    Indemnification by Parent...................................38
         10.4.    Indemnification Procedures..................................39

Section                                 v                                   Page

         10.5.    Limit on Indemnification....................................40
         10.6.    Treatment of Indemnification Payments.......................40
         10.7.    Sole Remedy.................................................40

                                   ARTICLE XI

                                   TERMINATION

         11.1.    Termination.................................................40
         11.2.    Effect of Termination.......................................41

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1.    Notices, Etc................................................41
         12.2.    Survival of Representations and Warranties..................42
         12.3.    Entire Agreement; Amendment.................................43
         12.4.    Individual Provisions.......................................43
         12.5.    Press Releases..............................................43
         12.6.    Governing Law; Consent to Jurisdiction;
                     Venue; Waiver of Jury Trial..............................43
         12.7.    Specific Performance........................................44
         12.8.    General.....................................................44

Section                                  vi                                 Page

         Action...............................................................12
         Appraisal.............................................................5
         Business..............................................................7
         Certificate...........................................................3
         Closing...............................................................6
         Code..................................................................1
         Company...............................................................1
         Company Assets.......................................................22
         Company Benefit Plans.................................................8
         Company Material Adverse Affect.......................................7
         Company Shareholder...................................................8
         Company Shares........................................................2
         Company Stock Options.................................................2
         Company Stock Option Plan.............................................2
         Company's Systems....................................................20
         Delaware GCL..........................................................1
         Dissenting Share......................................................5
         Effective Time........................................................2
         ERISA................................................................18
         Financial Statements..................................................9
         GAAP..................................................................9
         Governmental Order...................................................12
         HSR Act..............................................................12
         Indebtedness..........................................................9
         Incentive Stock Option...............................................3
         Indemnified Party....................................................38
         Indemnitor...........................................................38
         Insurance Policies...................................................20
         Intellectual Property................................................14
         Law..................................................................13
         Liabilities..........................................................10
         Lien.................................................................10
         Loss.................................................................38
         Material Adverse Effect...........................................7, 25
         Material Contracts...................................................15
         Merger................................................................1
         Merger Consideration..................................................2
         Merger Subsidiary.....................................................1
         Parent................................................................1
         Parent Common Stock...................................................2

Section                                 vii                                 Page

         Parent Financial Statements..........................................25
         Parent Indemnified Party.............................................38
         Parent Material Adverse Affect.......................................25
         Parent Preferred Stock...............................................24
         Parent Securities Filings............................................24
         Paying Agent..........................................................4
         Permits..............................................................13
         Principal Shareholders................................................1
         Proxy Statement......................................................21
         Reference Balance Sheet..............................................10
         Registration Statement...............................................21
         Returns..............................................................19
         SEC..................................................................23
         Securities Act.......................................................23
         Secretary of State....................................................2
         Shareholder Indemnified Party........................................38
         Shareholders' Agreement...............................................1
         Shareholders' Meeting................................................30
         Surviving Corporation.................................................1
         Taxes................................................................19
         Third Party Claims...................................................39
         Third Party Intellectual Property....................................14
         Transferred Employees................................................31
         Year 2000 Compliant..................................................20

                              ANNEX B - OPINION OF
             HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                                                         Annex B

                           [Houlihan Lokey Letterhead]



April 19, 2000


The Board of Directors
Primary Network Holdings, Inc.
c/o Alan Schrager
Chief Financial Officer
Primary Network Holdings, Inc.
11756 Borman Dr.
St. Louis, MO  63146


Dear Directors:

               We understand that Primary Network Holdings, Inc. (the "Company") has entered into an Agreement and Plan of Merger pursuant to which:



         i) each share of the Company's common stock and each share of Company's preferred stock shall ultimately be converted into the right to receive 0.02022 shares of registered, unrestricted common stock, (such right is referred to herein as the "Merger Consideration"), of MPower Communications Corp. ("MPower");

         ii) the Company's stock options, whether or not exercisable and whether or not vested shall remain outstanding and shall be assumed by MPower and continue to have, and be subject to, the same terms and conditions as set forth in the Company's existing stock option plans and relevant agreements except that each of the Company's stock options shall be exercisable for a number of shares of MPower common stock equal to that number of shares of MPower's common stock equal to the product of the number of Company shares covered by such Company stock option multiplied by the Merger Consideration; and

         iii) as a result of the exchange of the Company's common stock for the Merger Consideration, MPower will assume, either directly or indirectly, the Company's existing indebtedness.

               The exchange of the Company's common and preferred stock for the Merger Consideration, MPower's assumption of the Company's stock options and indebtedness, and all related transactions disclosed to Houlihan Lokey Howard & Zukin are referred to collectively herein as the "Transaction."


               You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.


               In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:


         1. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

         2.    visited certain facilities and business offices of the Company;

         3. reviewed unaudited interim financial statements for the twelve months ended February 29, 2000, which the Company's management has identified as being the most current financial statements available;

         4. reviewed a summary term sheet relating to the Transaction, furnished by the Company's management;

         5. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ending December 31, 2000 through 2007;

         6. reviewed the historical market prices and trading volume for MPower's public securities;

         7. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

         8. reviewed drafts of certain documents pertaining to the Transaction; including

               i) the Agreement and Plan of Merger by and among MPower Communications Corp., MPower Merger Sub, Inc., and Primary Network Holdings, Inc. dated as of April 17, 2000; and

               ii) the Shareholders Agreement by and among MPower Communications Corp., MPower Merger Sub, Inc., Primary Network Holdings, Inc., and the persons named as "Principal Shareholders" on the signature pages of such Agreement dated April 17, 2000; and

         9. conducted such other studies, analyses and inquiries as we have deemed appropriate.

               We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

               We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

               Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.


HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

             ANNEX C - SHAREHOLDERS AGREEMENT AMONG MPOWER, PRIMARY NETWORK AND THE ENTITIES LISTED ON SCHEDULE A THERETO

                                                                         Annex C

                             SHAREHOLDERS AGREEMENT

         SHAREHOLDERS AGREEMENT, dated as of April 17, 2000 by and among MPOWER COMMUNICATIONS CORP. (A/K/A MGC COMMUNICATIONS, INC.), a Nevada corporation ("Parent"), MPOWER MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (the "Merger Subsidiary"), PRIMARY NETWORK HOLDINGS, INC., a Delaware corporation (the "Company"), and the persons named as "Principal Shareholders" on the signature pages of this Agreement (each, a "Principal Shareholder" and, collectively, the "Principal Shareholders").

         WHEREAS, Parent and the Merger Subsidiary are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms being used herein as defined therein unless otherwise defined herein) with the Company, pursuant to which the Company shall be merged with and into the Merger Subsidiary at the Effective Time;

         WHEREAS, each Principal Shareholder is the record and beneficial owner of the number of shares of Company Common Stock or Preferred Stock (collectively, the "Company Shares") set forth on Schedule A hereto;

         WHEREAS, as a condition to entering into the Merger Agreement and incurring the obligations set forth therein, Parent and the Merger Subsidiary have required that the Principal Shareholders agree to enter into this Agreement; and

         WHEREAS, the Principal Shareholders believe that it is in the best interests of the Company and its stockholders to induce Parent and the Merger Subsidiary to enter into the Merger Agreement and, therefore, the Principal Shareholders are willing to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                VOTING AGREEMENT
                                ----------------

         1.1. Voting Agreement. Each Principal Shareholder hereby agrees that during the time this Agreement is in effect, at any meeting of the Company Shareholders, however called, and in any action by consent of the stockholders of the Company it shall vote all of the Company Shares: (A) in favor of the Merger, this Agreement (as it may be amended from time to time) and the transactions contemplated by this Agreement, and (B) against any other proposal for any recapitalization, merger or other transaction requiring a vote of the Company Shareholders.

         1.2 Irrevocable Proxy. In the event a Principal Shareholder shall fail to comply with the provisions of Section 1.1 hereof as determined by Parent in its sole discretion, such Principal Shareholder agrees that such failure shall result, without any further action by such Principal Shareholder, in the irrevocable appointment of Parent, until termination of this Agreement, as such Principal Shareholder's attorney and proxy pursuant to the provisions of Section 212(c) of the Delaware GCL, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to the Company Shares which such Principal Shareholder is entitled to vote at any meeting of Company Shareholders (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 1.1 hereof. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Principal Shareholder hereby revokes all other proxies and powers of attorney with respect to the Company Shares which such Principal Shareholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by such Principal Shareholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of each Principal Shareholder and any obligation of a Principal Shareholder under this Agreement shall be binding upon the heirs, personal representatives and successors of such Stockholder.

                                   ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                       ---------------------------------
                             PRINCIPAL SHAREHOLDERS
                             ----------------------

         Each of the Principal Shareholders hereby severally and not jointly represents and warrants to Parent and the Merger Subsidiary as follows:

         2.1. Capacity and Authority. Such Principal Shareholder has full legal capacity and requisite right, power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Principal Shareholder, and such execution and delivery have been duly approved and authorized by all requisite action on the part of such Principal Shareholder and such approval and authorization has not been rescinded. This Agreement constitutes the legal, valid and binding obligation of such Principal Shareholder, enforceable against it in accordance with its terms. With respect to any Principal Shareholder who is an individual, the failure of the spouse, if any, of such Principal Shareholder to be a party or signatory to this Agreement shall not (i) prevent such Principal Shareholder from performing such Principal Shareholder's obligations and consummating the transactions contemplated hereunder or (ii) prevent this Agreement from constituting the legal, valid and binding obligation of such Principal Shareholder in accordance with its terms.

         2.2. No Conflicts. Except as set forth on Schedule 2.2, neither the execution, delivery and performance of this Agreement by such Principal Shareholder, nor the consummation by such Principal Shareholder of the transactions contemplated hereby, will (a) conflict with, or result in a breach of, any of the terms, conditions or provisions of the Certificate of Incorporation or bylaws of such Principal Shareholder, (b) conflict with, result in a breach or violation of any Law or Governmental Order or give rise to a default under or result in the acceleration of performance under any contract to which such Principal Shareholder or any of his assets, properties or businesses may be subject, or (c) give rise to an imposition of any Lien of any nature whatsoever upon any of such Principal Shareholder's Company Shares.

         2.3. Ownership of Shares. Such Principal Shareholder has good and marketable title to such Principal Shareholder's Company Shares free and clear of any Liens and is not a party to any agreement, trust or other arrangement that in any way restricts the Principal Shareholder's ability to perform its obligations under this Agreement, including, without limitation, voting or transferring such Company Shares, or other related to the Company Shares.

         2.4. Government Approvals and Filings. Except for the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, no approval, authorization, consent, license, clearance or order of, declaration, or notification to, or filing, registration or compliance with any governmental or regulatory authority is required to permit such Principal Shareholder to enter into this Agreement or to consummate the transactions contemplated herein.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                       OF PARENT AND THE MERGER SUBSIDIARY
                       -----------------------------------

         Parent and the Merger Subsidiary hereby severally and jointly represent and warrant to each Principal Shareholder as follows:

         3.1. Parent's and Merger Subsidiary's Organization and Good Standing. Each of Parent and the Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the States of Nevada and Delaware, respectively, and has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and the Merger Subsidiary is duly qualified to do business and in good standing in each jurisdiction where the character of property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not materially prevent or delay consummation of the transactions contemplated by this Agreement.

         3.2. Power and Authority; Execution and Delivery. Each of Parent and the Merger Subsidiary has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by all requisite corporate action of Parent and the Merger Subsidiary and such approval has not been modified or rescinded. This Agreement has been duly executed and delivered by Parent and the Merger Subsidiary and constitutes the legal, valid and binding obligation of Parent and the Merger Subsidiary enforceable against Parent and the Merger Subsidiary in accordance with its terms.

         3.3. Governmental Approvals and Filings. Except for the filing under the HSR Act and the filing of a certificate of merger in accordance with the Delaware GCL, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority, is required in order to permit Parent and the Merger Subsidiary to enter into this Agreement or to consummate the transactions contemplated herein.

         3.4. No Conflict. Neither the execution, delivery and performance of this Agreement by Parent and the Merger Subsidiary, nor the consummation by Parent and the Merger Subsidiary of the transactions contemplated hereby will
(i) conflict with, or result in a breach of any of the terms, conditions or provisions of the Certificates of Incorporation or By-laws of Parent and the Merger Subsidiary (ii) conflict with, result in a breach or violation of, give rise to a default under or result in the acceleration of performance under any mortgage, lease, agreement, note, bond, indenture, guarantees or any Law or Governmental Order to which Parent or the Merger Subsidiary may be subject, which conflict, breach, default, violation or acceleration would not materially prevent or delay consummation of the transactions contemplated by this Agreement, or (iii) give rise to an imposition of any Lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of Parent or the Merger Subsidiary.

                                   ARTICLE IV

                     COVENANTS OF THE PRINCIPAL SHAREHOLDERS
                     ---------------------------------------

         4.1. No-Sale Agreements. Each Principal Shareholder agrees that such Principal Shareholder shall not between the date hereof and the Effective Time make any sale, transfer or other disposition of, or permit the incurrence of any Lien on, its Company Shares.

         4.2. No Solicitation or Negotiation. Each of the Principal Shareholders agrees that between the date of this Agreement and the earlier of (i) the Effective Time and (ii) the termination of this Agreement, no such Principal Shareholder or any of its affiliates, officers, directors, representatives or agents will (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any person or entity (A) relating to any acquisition or purchase of all or any portion of the capital stock or a material portion of the assets of the Company or any

Company Subsidiary, (B) to enter into any business combination with the Company or any Company Subsidiary or (C) to enter into any other extraordinary business transaction involving or otherwise relating to the Company or any Company Subsidiary or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to seek to do any of the foregoing. Each Principal Shareholder agrees to immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons or entities conducted heretofore with respect to any of the foregoing. Each Principal Shareholder agrees to notify Parent promptly if any such proposal or offer, or any inquiry or other contact with any person or entity with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the person or entity making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. Each Principal Shareholder agrees not to, without the prior written consent of Parent, release any person or entity from, or waive any provision of, any confidentiality or standstill agreement relating to the Company to which such Principal Shareholder is a party. Pursuant to the terms of any existing confidentiality agreement to which such Principal Shareholder is a party, such Principal Shareholder agrees to cause the return or destruction of any confidential or proprietary information relating to the Company in the possession of any third party.

         4.3. Non-Competition. (a) For a period of three 3 years after the Effective Time (the "Restricted Period"), none of Brian Matthews, Carol Matthews, Charles Weigert and Welton Brison (the "Founders") shall engage, directly or indirectly, in any business anywhere in the world that markets, distributes, sells, or supplies services of the kind marketed, distributed, sold or supplied by the Company as of the Effective Time or directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any person that competes with the Company or any Company Subsidiary in marketing, distributing, selling or supplying services of the kind marketed, distributed, sold or supplied by the Company or any Company Subsidiary, as of the Effective Time; provided, however, that nothing contained herein shall prohibit or restrict the Founders from engaging directly or indirectly in any business that owns, operates, develops, designs, supports, markets, distributes, sells or supplies (x) fantasy sports games, learning tools or newspaper publications through web-based, web-enabled data base or other systems, (y) e-commerce, system integration, web development, web hosting or related consulting services or (z) sporting teams, sporting arenas or sporting events promotions and provided, further, that, for the purposes of this Section 4.3, ownership of securities having no more than five percent of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Section 4.3 so long as the person owning such securities has no other connection or relationship with such competitor.

         (b) As a separate and independent covenant, for the Restricted Period, the Founders will not, and will not permit their affiliates to, in any way, directly or indirectly, for the purpose of conducting or engaging in any business that markets, distributes, sells or supplies services of the kind marketed, distributed, sold or supplied by the Company or any Company Subsidiary as of the Effective Time, call upon, solicit, advise or otherwise do, or attempt to do, business with whom the Company or any Company Subsidiary had any dealings prior to the Effective Time or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Company or any Company Subsidiary.

         (c) During the Restricted Period, none of the Founders will (i) employ or directly or indirectly retain or engage as a consultant, or directly or indirectly solicit the employment of, any person who at the time of such solicitation is a director, officer or employee of the Company or any Company Subsidiary or (ii) interfere with or attempt to interfere with any person who at the time of such action is an officer or employee of the Company or any Company Subsidiary, or induce or attempt to induce any of them to leave the employ of the Company or any Company Subsidiary or violate the terms of their contracts, or any employment agreements with the Company or any Company Subsidiary; provided, however, that any of the Founders may employ or retain or engage as a consultant Michael Torrence or any employee of the Company or any Company Subsidiary who leaves the employ of the Company or any Company Subsidiary without any inducement or attempted inducement by any of the Founders.

         (d) The Restricted Period shall be extended by the length of any period during which any of the Founders is in breach of the terms of this Section 4.3.

         (e) The Founders acknowledge that the covenants of the Founders set forth in this Section 4.3 are an essential element of this Agreement and of the Merger Agreement and that, but for the agreement of the Founders to comply with these covenants, Parent would not have entered into the Merger Agreement. Parent acknowledges that this Section 4.3 constitutes an independent covenant and shall not be affected by performance or nonperformance of any provision of the Merger Agreement by Parent. The Founders have independently consulted with their counsel and after such consultation agrees that the covenants set forth in this
Section 4.3 are reasonable and proper.

         4.4. Preservation of Tax-Free Merger. Each Principal Shareholder agrees that it will not, and will not permit any of its shareholders or affiliates to, without the prior written waiver by Parent, knowingly take any action intended or reasonably likely to prevent or impede the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code.

         4.5. Opinions of Counsel. Each Principal Shareholder agrees that it will use all reasonable efforts and will act in good faith, to ensure that the opinions specified in Sections 8.3 and 9.3 of the Merger Agreement are delivered, including, without limitation the delivery by the Company and such Principal Shareholders of representation letters or certificates as to such matters as the counsels for Parent and the Company may reasonably request in order to render such opinion.

         4.6. Confidentiality. Each Principal Shareholder agrees to, and shall cause its agents, representatives, affiliates, employees, officers and directors to, treat and hold as confidential and not use (and not disclose or provide access thereto to any person or entity) all information relating to trade secrets, processes, trademark applications, product development, computer software, prices, customer and supplier lists, lists and information regarding independent contractors, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business plans, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to Parent (or its affiliates) or its business, or the Company or the Company Subsidiaries, or the Business; provided, however, that this Section 4.6 shall not apply to information which is or becomes generally available to the public other than as a result of a wrongful disclosure by a Principal Shareholder of the Company. Each Principal Shareholder agrees that it shall deliver to the Company at or prior to the Effective Time all such information in its or its affiliates' possession.

         4.7. Notice of Developments. Prior to the Effective Time, the
Company shall promptly notify Parent in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Company in this Agreement or which could have the effect of making any representation or warranty of the Company or the Principal Shareholders in this Agreement untrue or incorrect in any material respect and
(b) all other material developments affecting the Company's assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations or prospects of the Company and the Company Subsidiaries or the Business.

         4.8 Indemnification. Each Principal Shareholders agrees to the indemnity obligations of the Company Shareholders in Article X of the Merger Agreement to the extent applicable to such Principal Shareholder and subject to the limitations contained in Section 10.5 of the Merger Agreement.

                                    ARTICLE V

                                   TERMINATION
                                   -----------

         5.1. Termination. Each Principal Shareholder's obligations hereunder shall terminate in the event of a termination pursuant to Article XI of the Merger Agreement, except that (i) the provisions of Section 4.6 of this Agreement (with respect to confidential information of Parent and its business) shall continue to apply and (ii) nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement or the Merger Agreement.

                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS
                            ------------------------

          6.1. Notices, Etc. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given, when delivered in person, or when mailed by certified or registered mail, postage prepaid, or when given by confirmed facsimile transmission, as follows:

                  (a)      If to the Company:

                           Primary Network Holdings, Inc.
                           11756 Borman Drive
                           St. Louis, MO 63146-4153
                           Attention:  Mike Torrence, Esq.
                           Telephone:  (314) 692-3527
                           Facsimile:  (314) 995-5718

                  with copies to:

                           Milbank, Tweed, Hadley & McCloy
                           601 S. Figueroa Street, 30th Floor
                           Los Angeles, CA 90017
                           Attention:  Kenneth J. Baronsky, Esq.
                           Telephone:  (213) 892-4000
                           Facsimile:  (213 892-4733

                  (b)      If to Parent or the Merger Subsidiary:

                           Mpower Communications Corp.
                           171 Sully's Trail, Suite 202
                           Pittsford, NY 14534
                           Attention:  General Counsel
                           Telephone:  (716) 218-6550
                           Facsimile:  (716) 218-0615
                  with copies to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, NY  10022
                           Attention:  Peter D. Lyons, Esq.
                           Telephone:  (212) 848-4000
                           Facsimile:  (212) 848-7179

                  (b)      If to the Principal Shareholders:

                           To the addresses listed on Schedule B hereto

or such other person as the person entitled to notice shall designate in writing, such writing to be delivered to the other parties hereto in the manner provided in this Section 6.1.

         6.2. Entire Agreement; Amendment. This Agreement (including the various Schedules and Exhibits hereto) sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by Parent, the Company and the holders of a majority of the Company Shares held by the Principal Shareholders (the "Majority Holders"); provided, however, that if any such amendment or modification would have a material adverse impact on any Principal Shareholder that is different in character or proportionate impact than the impact on the other Principal Shareholders, then the prior written consent of each Principal Shareholder so adversely affected shall also be required; provided further that Section 4.3 may be amended or modified by a written instrument signed by each Founder affected by such amendment and the Parent and such amendment or modification shall not require the approval of the Majority Holders.

         6.3. Individual Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid and unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision, and (iv) there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         6.4. Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial. (a) This Agreement shall be governed by the law of the State of New York applicable to contracts executed and performed entirely with that State

         (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

         (c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Such party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (d) Each of the parties hereto hereby waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties in the negotiation, administration, performance or enforcement thereof.

         6.5. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         6.6. General. This Agreement: (i) shall inure to the benefit of and be binding on the parties hereto and their heirs, personal representatives, successors and permitted assigns, nothing in this Agreement, expressed or implied, being intended to confer upon any other person any rights or remedies hereunder; (ii) may not be assigned by a party without the prior written consent of the other parties (provided, however, that it may be assigned by Parent and Merger Subsidiary to an affiliate of Parent without the consent of the other parties hereto); and (iii) may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Section, Schedule and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (The remainder of this page is intentionally left blank)

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                   PRIMARY NETWORK HOLDINGS, INC.



                                   By:
                                            --------------------------------
                                            Name:    Brian Matthews
                                            Title:   Chief Executive Officer

                                   MPOWER COMMUNICATIONS CORP. (A/K/A
                                   MGC COMMUNICATIONS, INC.)



                                   By:
                                            --------------------------------
                                            Name:    S. Gregory Clevenger
                                            Title:   Senior Vice President -
                                                     Corporate Development

                                   MPOWER MERGER SUB, INC.



                                   By:
                                            --------------------------------
                                            Name:    S. Gregory Clevenger
                                            Title:   Vice President

                                   PRINCIPAL SHAREHOLDERS:



                                            --------------------------------
                                            Brian Matthews



                                            --------------------------------
                                            Carol Matthews



                                            --------------------------------
                                            Charles Weigert

                                            --------------------------------
                                            Welton Brison



                                            --------------------------------
                                            Tom Hesterman



                                            --------------------------------
                                            Richard Phillips



                                            --------------------------------
                                            John Alden



                                            EC PRIMARY LLC


                                            By:
                                                   -------------------------
                                            Name:
                                                   -------------------------
                                            Title:
                                                   -------------------------


                                            QUANTUM EMERGING GROWTH PARTNERS
                                            CV


                                            By:
                                                   -------------------------
                                            Name:
                                                   -------------------------
                                            Title:
                                                   -------------------------



                                            TGV PARTNERS


                                            By:
                                                   -------------------------
                                            Title:
                                                   -------------------------

SCHEDULE A
--------------------------------------------------------------------------------
Shareholder Name                                          Number of Shares Owned
--------------------------------------------------------------------------------
Brian Matthews                                            4,041,586
--------------------------------------------------------------------------------
Carol Matthews                                            4,121,691
--------------------------------------------------------------------------------
Charles Weigert                                           3,713,940
--------------------------------------------------------------------------------
Welton Brison                                             3,218,489
--------------------------------------------------------------------------------
Tom Hesterman                                             2,201,309
--------------------------------------------------------------------------------
Richard Phillips                                          1,558,180
--------------------------------------------------------------------------------
John Alden                                                657,208
--------------------------------------------------------------------------------
EC Primary LLC                                            18,252,280
--------------------------------------------------------------------------------
Quantum Emerging Growth Partners C.V.                     7,439,318
--------------------------------------------------------------------------------
TGV Partners                                              1,318,152
--------------------------------------------------------------------------------

                  ANNEX D - LETTER AGREEMENT RE EXCHANGE OFFER

                                                                         Annex D

                               [Mpower Letterhead]
                             Corporate Headquarters
                          171 Sully's Trail, Suite 202
                               Pittsford, NY 14534




April 17, 2000

EC Primary, L.P.
The Bank of Butterfield
65 Front Street, 6th Floor
Hamilton, Bermuda HM-12

Quantum Emerging Growth Partners C.V.
The Bank of Butterfield
65 Front Street, 6th Floor
Hamilton, Bermuda HM-12

Ravich Revocable Trust of 1989
201 Alma Real Drive
Pacific Palisades, CA  90272


The Ravich Children Permanent Trust
c/o Keenan Wolens, Amir Development Co.
8730 Wilshire Blvd., Suite 300
Beverly Hills, CA  90211

U.S. Bancorp Libra
11766 Wilshire Blvd., Suite 870
Los Angeles, CA  90025

TGV/Primary Investors LLC
c/o TGV Partners
605 High Valley Court
Colorado Springs, CO  80906

Ladies and Gentlemen:

                  Mpower Communications Corporation (a/k/a MGC Communications, Inc.) ("Parent"), Mpower Merger Subsidiary, Inc. ("Merger Subsidiary") and Primary Network Holdings, Inc. ("PNI") have entered into an Agreement and Plan of Merger dated April 17, 2000 (the "Merger Agreement") whereby Merger Subsidiary will be merged into PNI (the "Merger"). Upon the terms and subject to the conditions set forth below, Parent agrees that promptly following the Effective Time, Parent will commence an offer (the "Exchange Offer") to exchange its 13% Senior Notes due 2010 (the "Senior Notes") for any and all outstanding 12% Senior Subordinated Discount Notes due 2006 of PNI (the "Discount Notes"). Concurrently with the Exchange Offer, Parent will also solicit consents (the "Consent Solicitation") from the Discount Note Holders to certain amendments to the purchase agreement pursuant to which the Discount Notes were issued (the "Discount Notes Agreement"). The proposed amendments will delete substantially all of the restrictive covenants contained in the Discount Notes Agreement, and the acceptance of Discount Notes tendered in the Exchange Offer will be conditioned on such consents and the holder thereof agreeing to the restrictions on sale described in Paragraph III below. Upon the terms and subject to the conditions set forth below each of EC Primary, L.L.C., Quantum Emerging Growth Partners C.V., Ravich Revocable Trust of 1989, The Ravich Children Permanent Trust, U.S. Bancorp Libra, TGV/Primary Investors LLC (the "Primary Holders") agrees to tender its Discount Notes in the Exchange Offer and to consent to the proposed amendments in the Consent Solicitation. Upon completion of the Exchange Offer, Parent will issue to the Primary Holders 50,000 shares of common stock, par value $.001 per share, of Parent ("Parent Common Stock"), pro rata. Capitalized terms not otherwise defined are used herein as defined in the Merger Agreement.

I.       Terms of the Senior Notes and the Exchange Offer

                  The Senior Notes to be issued in the Exchange Offer will be issued under the indenture dated as of March 24, 2000 (the "Senior Notes Indenture") and will have the same terms, and will be of the same class, as Parent's currently outstanding Senior Notes which were originally issued on March 24, 2000 under the Senior Notes Indenture.

                  For each $1,000 of Accreted Value (as defined in the Discount Notes) as of the Effective Time of Discount Notes tendered for exchange, Parent will deliver Senior Notes having a Fair Value of $1,000; provided, however, that principal amount of such Senior Notes will be reduced by the amount of accrued interest on the Senior Notes from March 24, 2000 through the Effective Time. Fair Value shall mean the average of the bids to purchase $10 million of the Senior Notes to be obtained two business days prior to the Effective Date by Parent and the Primary Holders from two investment banking firms to be agreed upon by Parent and the Primary Holders (the "Initial Banks") if neither bid is more than five percent higher than the other bid. If one such bid is more than five percent higher than the other such bid, then Parent and the Primary Holders shall obtain a bid from another investment banking firm (the "Third Bank"). If the bid obtained from the Third Bank is equal to, one of, or between, the bids obtained from the Initial Banks, then Fair Value shall be the bid by the Third Bank. If the bid by the Third Bank is higher or lower than the bids from either Initial Bank, then Fair Value shall be the average of the bid by the Third Bank and the bid by the Initial Bank that is closer to the bid by the Third Bank.

                  The aggregate principal amount of Senior Notes to be delivered to each Discount Noteholder pursuant to the Exchange Offer will be rounded to the nearest $1,000, with amounts of $499 being rounded down and amounts of $500 being rounded up.

II.      Registration

                  The Senior Notes to be issued in the Exchange Offer and the shares of Parent Common Stock to be issued to the Primary Holders will be registered under the Securities Act pursuant to a registration statement on Form S-4 to be filed by Parent with the Securities and Exchange Commission ("SEC").

III.     Restrictions on Sale

                  Each Discount Note Holder receiving Senior Notes in the Exchanger Offer will agree that, during the six month period following the issuance of the Senior Notes pursuant to the Exchange Offer, it will not directly or indirectly (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any Senior Notes or any securities convertible into or exercisable or exchangeable for Senior Notes or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Senior Notes or otherwise establish or maintain a "put equivalent position" (within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Senior Notes or such other securities, in cash or otherwise, provided, however, the such Discount Note Holders may offer, sell or contract to sell the Senior Notes at the par value of the Senior Notes plus accrued interest or a higher amount or may be released from its obligations under this paragraph with the prior written consent of Bear Stearns & Co, Inc.

IV.      Representations and Warranties of Parent and Merger Subsidiary

                  As an inducement to the Primary Holders to enter into this Letter Agreement, Parent represents and warrants to the Primary Holders as follows:

                  1. Parent has all requisite corporate power and authority to execute, deliver and perform its obligations under this Letter Agreement. The execution, delivery and performance of this Letter Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by all requisite corporate action of Parent and such approval has not been modified or rescinded. Except for the filing of a certificate of merger in accordance with the Delaware General Corporate Law, no further corporate actions or approval on the part of Parent or Merger Subsidiary are required under applicable law for the consummation of the Merger or the transactions contemplated hereby. This Letter Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effect of any applicable bankruptcy insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

         2. Except for the filing of a Registration Statement on Form S-4 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with SEC, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority, is required in order to permit Parent to enter into this Letter Agreement or to consummate the transactions contemplated herein. Except for the filings required under the HSR Act, the filing of a certificate of merger in accordance with the Delaware GCL, and the filing of a Registration Statement on Form S-4 pursuant to the Securities Act of 1933, as amended (the "Securities Act") with the Securities and Exchange Commission (the "SEC"), no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority, is required in order to permit Parent or the Merger Subsidiary to enter into this Agreement or to consummate the transactions contemplated herein.


                  3. Neither the execution, delivery and performance of this Letter Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with, or result in a breach of any of the terms, conditions or provisions of the Certificates of Incorporation or By-laws of Parent or the Merger Subsidiary, (ii) conflict with, result in a breach or violation of, give rise to a default under or result in the acceleration of performance under any mortgage, lease, agreement, note, bond, indenture, guarantees or any Law or Governmental Order to which Parent or the Merger Subsidiary may be subject, which conflict, breach, default, violation or acceleration would not materially prevent or delay consummation of the transactions contemplated by this Agreement, or (iii) give rise to an imposition of any Lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of Parent.

                  4. When issued, the shares of Parent Common Stock to be issued upon completion of the Exchange Offer will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens and preemptive rights. The certificates representing such shares will be in due and proper form.

                  5. When issued, the Senior Notes to be issued in connection with the Exchange Offer will be legal, valid and binding obligations of Parent. The Senior Notes will be in due and proper form in accordance with the terms of the Senior Notes Indenture. The Senior Notes will be notes issued under the Senior Notes Indenture and shall be entitled to the rights and privileges set forth therein.

V.      Representations and Warranties of the Primary Holders

                  As an inducement to Parent to enter into this Letter Agreement, each Primary Holder severally and not jointly represents and warrants to Parent as follows:

                  1. Such Primary Holder holds the principal amount of Discount Notes set forth opposite such Primary Holder's name on Exhibit A attached hereto. Such Discount Notes have not been assigned and are not subject to any Liens.

                  2. Such Primary Holder will have all requisite corporate power and authority to execute, deliver and perform its obligations under this Letter Agreement. The execution, delivery and performance of this Letter Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by all requisite corporate action of such Primary Holder and such approval has not been modified or rescinded. No further corporate actions or approval on the part of such Primary Holders are required under applicable law for the consummation of the transactions contemplated hereby. This Letter Agreement has been duly executed and delivered by such Primary Holder and constitutes the legal, valid and binding obligation of such Primary Holder, enforceable against such Primary Holder in accordance with its terms, subject to the effect of any applicable bankruptcy insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

VI.      Conditions

                  The obligations of each party hereto to consummate the transactions contemplated by this Letter Agreement are conditioned upon the consummation of the Merger.

                  If the foregoing is in accordance with your understanding of our agreement, please sign in the space below, whereupon this letter and your acceptance shall represent a binding agreement among Parent and the Primary Holders.

                                    MPOWER COMMUNICATIONS CORP.
                                    (A/K/A MGC COMMUNICATIONS, INC.)

                                    By:
                                       -------------------------------------
                                    Name:  S. Gregory Clevenger
                                    Title: Senior Vice President - Corporate
                                           Development


                                    EC PRIMARY L.L.C


                                    By:
                                       -------------------------------------
                                    Name:
                                         -----------------------------------
                                    Title:
                                          ----------------------------------


                                    QUANTUM EMERGING GROWTH
                                    PARTNERS C.V.


                                    By:
                                       -------------------------------------
                                    Name:
                                         -----------------------------------
                                    Title:
                                          ----------------------------------


                                    RAVICH REVOCABLE TRUST OF 1989


                                    By:
                                       -------------------------------------
                                    Name:
                                         -----------------------------------
                                    Title:
                                          ----------------------------------


                                    THE RAVICH CHILDREN PERMANENT
                                    TRUST


                                    By:
                                       -------------------------------------
                                    Name:
                                         -----------------------------------
                                    Title:
                                          ----------------------------------

                                    U.S. BANCORP LIBRA


                                    By:
                                       -------------------------------------
                                    Name:
                                         -----------------------------------
                                    Title:
                                          ----------------------------------


                                    TGV PRIMARY INVESTORS LLC


                                    By:
                                       -------------------------------------
                                    Name:
                                         -----------------------------------
                                    Title:
                                          ----------------------------------

                                    EXHIBIT A

--------------------------------------------------------------------------------
Name                                       Principal Amount of Discount Notes
--------------------------------------------------------------------------------
E.C. Primary LLC                           $50,445,292
--------------------------------------------------------------------------------
Quantum Emerging Growth Partners C.V.      $20,560,640
--------------------------------------------------------------------------------
Ravich Revocable Trust of 1989             $2,916,742
--------------------------------------------------------------------------------
The Ravich Children Permanent Trust        $398,462
--------------------------------------------------------------------------------
U.S. Bancorp Libra                         $1,593,848
--------------------------------------------------------------------------------

                        ANNEX E - SECTION 262 OF THE DGCL

                                                                         Annex E

                             SECTION 262 OF THE DGCL
                                APPRAISAL RIGHTS

                  262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

                  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of its title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

                  (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

                  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

                  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

                  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

                  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determine such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest, which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

                  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

                  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

                  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

                  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                          ANNEX F - CERTAIN AUDITED AND
                UNAUDITED FINANCIAL STATEMENTS OF PRIMARY NETWORK

                                                                         Annex F


                 PRIMARY NETWORK HOLDINGS, INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS


                                TABLE OF CONTENTS




PRIMARY NETWORK HOLDINGS, INC. UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


                                                                    Page
                                                                    ----

Unaudited Consolidated balance sheets as of September 30, 1999 and
  December 31, 1999 (unaudited)                                     F-1 to F-2
Unaudited Consolidated statements of operations                     F-3
  for the quarter ended December 31, 1998 and 1999
Unaudited statements of cash flows                                  F-4 to F-5
  for the quarter ended Decmeber 31, 1998 and 1999
Notes to the unaudited consolidated financial statements            F-6 to F-13

PRIMARY NETWORK HOLDINGS, INC. CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD JUNE 1, 1999 TO SEPTEMBER 30, 1999

Report of Independent Auditors                                      F-16
Consolidated Balance Sheet                                          F-17
Consolidated Statement of Operations                                F-18
Consolidated Statement of Stockholders' Equity                      F-19
Consolidated Statement of Cash Flows                                F-20
Notes to Consolidated Financial Statements                          F-22 to F-47

CDM ON-LINE, INC. FINANCIAL STATEMENTS FOR THE PERIOD JANUARY 1,
1999 TO MAY 31, 1999

Report of Independent Auditors                                      F-50
Balance Sheet                                                       F-51
Statement of Operations                                             F-52
Statement of Stockholders' Equity                                   F-53
Statement of Cash Flows                                             F-54
Notes to Financial Statements                                       F-55 to F-68

CDM ON-LINE, INC. CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                    Page
                                                                    ----

Report of Independent Auditors                                      F-71
Balance Sheets                                                      F-72
Statements of Operations                                            F-73
Statements of Stockholders' Deficit                                 F-74
Statements of Cash Flows                                            F-75
Notes to Financial Statements                                       F-76 to F-87

                         Primary Network Holdings, Inc.

                           Consolidated Balance Sheets

                                                                                         December 31, 1999
                                                                 September 30, 1999         (Unaudited)
                                                                ----------------------------------------------
Assets
Current assets:
   Cash and cash equivalents                                        $ 26,712,416          $ 15,644,224
    Investments                                                        5,076,212                     -
   Accounts receivable, less allowance for doubtful accounts
     of $ 630,920 at September 30, 1999 and $1,014,009 at
     December 31, 1999                                                   963,512             2,238,733
   Due from affiliates                                                 1,052,505               995,807
   Inventory                                                             105,886               129,610
   Other current assets                                                  923,385             1,603,446
                                                                ----------------------------------------------
Total current assets                                                  34,833,916            20,611,820

Restricted cash                                                        1,000,000             1,000,000
Property and equipment, net                                            8,900,931            20,361,875
Refundable capital lease deposit with affiliate                          707,660               707,660
Debt issuance costs, net of accumulated amortization of
  $160,582 at September 30, 1999 and $281,020 at December              3,211,658             3,091,221
  31, 1999
Intangible assets, net                                                13,110,252            18,628,241
                                                                ----------------------------------------------
                                                                   $  61,764,417          $ 64,400,817
                                                                ==============================================

Liabilities and stockholders' equity (deficit)
Current liabilities:

   Accounts payable                                                  $ 2,322,537           $ 4,112,501
   Accrued expenses                                                    3,130,130             8,243,755
   Unearned revenues                                                   1,069,696             1,171,315
   Current maturities of capital lease obligations                     1,137,019             1,626,112
   Note payable                                                           16,614               462,928
   Due to affiliates                                                     158,376                     -
                                                                ----------------------------------------------
Total current liabilities                                              7,834,372            15,616,611

  Capital lease obligations, less current maturities                   1,280,252             1,906,408
  Convertible note payable                                             1,000,000             1,750,000
  Senior subordinated discount note                                   48,837,310            50,687,106


Stockholders' equity (deficit):
Preferred Stock, $.001 par value, 20,000,000 shares
authorized
   Series A preferred stock, 2,306,765 shares issued and
     outstanding                                                         494,375               494,375
   Series B preferred stock, 1,500,000 shares designated,
     850,000 shares issued and outstanding                                     -               170,000
   Deferred stock compensation                                                 -              (162,917)
   Common stock, $.001 par value, 80,000,000 shares
     authorized, 63,600,815 shares issued                                 63,601                63,601
   Additional paid-in capital                                         14,496,596            14,496,596
   Accumulated deficit                                               (12,242,089)          (20,620,963)
                                                                ----------------------------------------------
                                                                       2,812,483            (5,559,308)
                                                                ----------------------------------------------
                                                                   $  61,764,417         $  64,400,817
                                                                ==============================================

See notes to unaudited consolidated financial statements.

                         Primary Network Holdings, Inc.

                Consolidated Statements of Operations (Unaudited)

                                                                            Three months ended
                                                                  December 31, 1998     December 31, 1999
                                                                    (Predecessor)          (Successor)
                                                                --------------------------------------------
                                                                                               <
Revenues:
    Access revenues                                                     $885,017            $2,631,621
    Communication revenues                                                     -             1,143,165
    Retail revenues                                                      220,746               242,177
    Other revenues                                                       203,866               236,550
                                                                --------------------------------------------
                                                                       1,309,629             4,253,513

Costs and expenses:
    Costs of access revenues                                             337,216             1,075,386
    Cost of communication revenues                                             -             1,165,203
    Cost of retail revenues                                              146,925                97,296
    Costs of other revenues                                              163,925               207,052
    Operations and customer support                                      193,032             1,595,724
    Sales and marketing                                                  237,028             1,342,581
    General and administrative                                           420,720             2,392,719
    Retail store expenses                                                298,308               189,861
    Depreciation and amortization                                         92,192             2,813,809
                                                                --------------------------------------------
                                                                       1,889,346            10,879,631
                                                                --------------------------------------------

Loss from operations                                                    (579,717)           (6,626,118)

Other income (expense):
    Interest expense - affiliates                                        (18,909)                    -
    Interest expense                                                        (422)           (2,094,787)
    Other, net                                                           (27,453)              342,031
                                                                --------------------------------------------
Loss from continuing operations                                         (626,501)           (8,378,874)
Income from operations of discontinued Web development
  division                                                                57,106                     -
                                                                --------------------------------------------
Loss before income taxes                                                (569,395)           (8,378,874)
Provision for income taxes                                                     -                     -
                                                                --------------------------------------------
Net loss                                                              $ (569,395)        $  (8,378,874)
                                                                ============================================

See notes to unaudited consolidated financial statements.

                         Primary Network Holdings, Inc.

                Consolidated Statements of Cash Flows (Unaudited)

                                                                            Three months ended
                                                                      December 31,          December 31,
                                                                          1998                  1999
                                                                     (Predecessor)          (Successor)
                                                                --------------------------------------------
Operating activities
Net loss                                                               $(569,395)             $(8,378,874)
Adjustments to reconcile net loss to net cash used in
  operating activities:
   Depreciation and amortization                                          92,192                2,813,809
   Amortization of debt issuance costs                                         -                  120,438
   Allowance for doubtful accounts                                        14,692                  387,471
   Accretion of discount on senior subordinated
     debt                                                                      -                1,849,796
   Amortization of discount on investment                                      -                  (48,788)
   Stock based compensation expense                                       46,157                    7,083
   Changes in operating assets and liabilities:
     Accounts receivable                                                  75,189               (1,510,404)
     Due from affiliates                                                (203,164)                  56,698
     Inventory                                                            14,041                  (23,724)
     Other current assets                                                (38,226)                (668,631)
     Accounts payable                                                     66,531                1,635,906
     Accrued expenses                                                    102,697                  (86,704)
     Unearned revenues                                                    42,205                 (118,969)
                                                                --------------------------------------------
Net cash used in operating activities                                   (357,081)              (3,964,893)

Investing activities
Sale of held to maturity security                                              -                5,125,000
Advances to affiliates                                                  (152,172)                       -
Purchases of property and equipment, net of
   accrued expenses                                                      (90,885)              (5,218,090)
Acquisition of Information Services Technologies, Inc.                         -                 (591,006)
Acquisition of Business Product Systems Internet, Inc.                         -                 (700,112)
Acquisition of UNI Networking, Inc.                                            -                 (345,301)
Acquisition of GlobalVision Systems, Inc., net of cash
   acquired                                                                    -               (3,102,445)
Acquisition of Digital Internet Access Inc., net of cash
   acquired                                                                    -               (1,417,771)
Acquisition of Harvest Communications, Inc.                                    -                  (50,000)
                                                                --------------------------------------------
Net cash used in investing activities                                   (243,057)              (6,299,725)

Financing activities
Principal payments of obligations under capital
  lease
                                                                               -                 (645,198)
Net proceeds under line of credit                                         20,000                        -
Purchase of common stock held in treasury                                (33,255)                       -
Due to affiliates                                                        634,226                 (158,376)
Proceeds from issuance of common stock                                   279,058                        -
                                                                --------------------------------------------
Net cash provided by (used in) financing activities                      900,029                 (803,574)
                                                                --------------------------------------------
Net increase (decrease) in cash and cash
  equivalents
                                                                         299,891              (11,068,192)
Cash and cash equivalents at beginning of period                             689               26,712,416
                                                                --------------------------------------------
Cash and cash equivalents at end of period                            $  300,580             $ 15,644,224
                                                                ============================================

                         PRIMARY NETWORK HOLDINGS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

1.  Nature of Business and Basis of Presentation

Nature of Business

    Primary Network Holdings, Inc. (the Company) is headquartered in St. Louis, Missouri, provides full-service access to the Internet for corporate and residential users primarily in Missouri and Kansas. The Company also is a reseller of basic local telecommunications services, dedicated non-switched local exchange telecommunications services, and intrastate interexchange telecommunications services in Missouri. The basic local service is classified as competitive by the State of Missouri Public Service Commission (PSC) and is provided in portions of Missouri that are currently served primarily by Southwestern Bell Telephone Company (SWBT). Furthermore, the Company also serves as an authorized agent of Southwestern Bell Mobile Systems and operates cellular and other wireless communication products retail stores in the St. Louis metropolitan area. Billings are due upon receipt.

Basis of Presentation

  The unaudited consolidated financial statements of Primary Network Holdings, Inc., the successor company, and CDM On-Line, Inc., the predecessor company, have been prepared in accordance with generally accepted accounting principles for interim financial information (refer to footnotes 1 and 2 in the September 30, 1999 audited financial statements of the Company for further explanation of the organization and basis of presentation and initial formation and capitalization of the Company). Accordingly, these interim financial statements do not include all of the information and notes required by generally accepted accounting principles for complete financial statements, and, therefore, should be read in conjunction with the Company's audited financial statements for the four months ended September 30, 1999, contained in this Prospectus. In the opinion of management, all adjustments (consisting only of normal recurring items) considered necessary for a fair presentation have been included. The results of operations for the three months ended December 31, 1999, are not necessarily indicative of the results that may be expected for the year ended September 30, 2000.

                         PRIMARY NETWORK HOLDINGS, INC.

                                DECEMBER 31, 1999

2.  Inventory

Inventory consists of cellular and other wireless communication products and accessories and is stated at the lower of cost (specific identification basis) or market.

3. Property and Equipment

Property and equipment consist of the following at September 30, 1999 and December 31, 1999:

                                                            September 30,           December 31,
                                                                1999                    1999
                                                         ------------------------------------------
    Computer equipment                                    $     4,465,458        $     6,441,308
    Software                                                      478,574                698,167
    Furniture, fixtures, and office equipment                     680,884                793,849
    Capitalized collocation costs                                 150,236              4,342,291
    Land, building, and leasehold improvements                    285,552                480,219
    Vehicles                                                       71,348                 71,348
                                                         ------------------------------------------
                                                                6,132,052             12,827,182
    Less accumulated depreciation and amortization             (1,881,830)            (2,459,256)
                                                         ------------------------------------------
                                                                4,250,222             10,367,926
    Construction in progress                                    4,650,709              9,993,949
                                                         ------------------------------------------
                                                          $     8,900,931        $    20,361,875
                                                         ==========================================

4. Intangible Assets

Intangible assets consist of the following at September 30, 1999 and December 31, 1999:

                                                            September 30,           December 31,
                                                                1999                    1999
                                                         ------------------------------------------
    Acquired customer list                                $     2,771,783     $     5,460,083
    Goodwill                                                   11,631,661          16,733,735
                                                         ------------------------------------------
                                                               14,403,444          22,193,818
    Less accumulated amortization                              (1,293,192)         (3,565,577)
                                                         ------------------------------------------
                                                          $    13,110,252     $    18,628,241
                                                          =========================================

                         PRIMARY NETWORK HOLDINGS, INC.

                                DECEMBER 31, 1999

5. Accrued Liabilities

Accrued liabilities consist of the following at September 30, 1999 and December 31, 1999:


                                                            September 30,         December 31,
                                                                1999                  1999
                                                         ----------------------------------------
    Accrual for equipment acquired                       $  1,836,572          $   6,369,305
    Accrued payroll and related expenses                      366,933                550,076
    Acquisition related holdback accrual                      130,000                751,355
    Other accrued liabilities                                 796,625                573,019
                                                         ---------------------------------------
                                                         $  3,130,130          $   8,243,755
                                                         =======================================

6. Segment Information

The Company has three reportable segments, Internet, Retail, and Communications, which are separate operating units that offer different products and services and are managed accordingly. Performance of each segment is evaluated by management based on income (loss) before income taxes. The corporate and eliminations segment includes corporate assets, principally consisting of cash and cash equivalents, investments and debt issuance costs, corporate activities and the elimination of intersegment transactions. In addition, as a result of the initial formation and capitalization of the Company as of June 1, 1999, the Company adjusted its segment reporting structure whereby interest expense is no longer allocated to its three reportable segments.

The Internet segment provides full service access to the Internet for corporate and residential customers including dial-up and dedicated services and activities related to setup and installation, selling equipment, and software. The Retail segment sells cellular and other wireless communication products, including phones, pagers, and related accessories. The Communications segment, which was established June 1, 1999, provides facilities-based and resold basic local telecommunications service, including dedicated/non-switched local exchange services, and intrastate interexchange services.

The following segment information is as of December 31 or for the three months then ended:

                         PRIMARY NETWORK HOLDINGS, INC.

                                DECEMBER 31, 1999

6. Segment Information (continued)

1998 (Predecessor):
-------------------

                                                              Internet         Retail            Total
                                                            -----------------------------------------------
Revenues from external customers                              $1,088,883      $220,746        $1,309,629
Intersegment revenues                                                  -             -                 -
Depreciation and amortization                                     88,467         3,725            92,192
Interest expense                                                  16,073         3,258            19,331
Loss from continuing operations                                 (395,028)     (231,473)         (626,501)
Income from discontinued operation - Web
   Development                                                    57,106             -            57,106
Loss before income taxes                                        (337,922)     (231,473)         (569,395)
Segment assets                                                 1,123,687       540,241         1,663,928
Capital expenditures, net of accrued expenses                     86,635         4,250            90,885

1999 (Successor):
-----------------

                                                                               Corporate
                                                                                 and
                          Internet       Retail         Communications        Eliminations           Total
                       --------------------------------------------------------------------------------------
 Revenues from
   external
   customers              $2,868,171      $242,177            $1,143,165            -             $4,253,513
 Intersegment
   Revenues                      765        44,649               244,118         (289,532)                 -
 Depreciation
   and
   amortization            1,866,138         8,947               890,209           48,515          2,813,809
 Interest expense                  -             -                     -        2,094,787          2,094,787
 Loss before
  income taxes            (1,898,088)      (52,314)           (2,697,817)      (3,730,655)        (8,378,874)
 Segment assets           20,192,172       360,552            22,502,260       21,345,833         64,400,817
 Capital
 expenditures,
   net of
  accrued expenses            39,939           536             4,531,002          646,613          5,218,090

                         PRIMARY NETWORK HOLDINGS, INC.

                                DECEMBER 31, 1999

7. Acquisitions

In the three month period ended December 31, 1999, the Company made the following acquisitions:

On October 1, 1999, the Company purchased substantially all of the assets of Information Systems Technologies, Inc. for approximately $591,000, net of liabilities assumed.

On October 6, 1999, the Company purchased substantially all of the assets of Business Products Systems Internet, Inc. for approximately $700,000, net of liabilities assumed.

On October 13, 1999, the Company purchased substantially all of the assets of UNI Networking Inc. for approximately $345,000, net of liabilities assumed.

On October 20, 1999, the Company purchased all of the outstanding common stock of GlobalVision Systems, Inc. for approximately $3,102,000, net of cash acquired and liabilities assumed.

On November 1, 1999, the Company purchased all of the outstanding common stock of Harvest Telecom, Inc. for approximately $50,000.

On November 10, 1999, the Company purchased all of the outstanding common stock of Digital Internet Access, Inc. for approximately $1,418,000, net of cash acquired and liabilities assumed.

The above acquisitions were accounted for under the purchase method of accounting, and accordingly, the purchase prices were allocated to assets acquired and liabilities assumed based upon their estimated fair values at the dates of acquisition. The customer lists were valued at $200 per subscriber acquired, which represents the estimated fair value of such subscribers based upon recent transactions in the ISP industry. Included in the purchase prices listed above are legal and acquisition costs of approximately $32,600. For those businesses acquired, the results of operations are included in the Company's consolidated statement of operations from the dates of acquisition.

                         PRIMARY NETWORK HOLDINGS, INC.

                                DECEMBER 31, 1999

The combined historical results for the acquisitions listed above were not deemed to be material and thus, pro-forma financial information was not presented for the periods disclosed.

8. Secondment Agreement

On November 23, 1999, the Company entered into a Secondment Agreement with an investor to obtain certain services to be provided by an employee of the investor. Under the terms of the agreement, the Company is required to pay $17,500 per month for the services, including out-of-pocket expenses. Furthermore, the seconded employee was issued 680,000 shares of Series B preferred stock which vests in eight equal quarterly installments over a two-year period and warrants with an exercise price of $1.52 per share to purchase an additional 520,000 shares of Series B preferred stock which vest in three equal annual installments. Furthermore, the investor was issued 170,000 shares of Series B preferred stock and was granted warrants with an exercise price of $1.52 to purchase an additional 130,000 shares of Series B preferred stock, both with the same vesting terms as the seconded employee described above. All of the above issuances and grants vest immediately upon the occurrence of certain events described in the agreement, including a change in control. The Company will recognize the compensation expense related to these transactions ratably over the vesting period. Finally, the investor is entitled to receive a fee, payable immediately, in the event the Company consummates certain transactions outlined in the agreement prior to June 1, 2000, including a change in control, obtaining senior debt from a financial institution, or issuing additional subordinated debt or equity securities.

9. Subsequent Events

Sale Leaseback

On March 31, 2000, the Company entered into a sale leaseback agreement, whereby the Company sold collocation equipment with a book value of approximately $8,000,000 and subsequently entered into a capital lease for approximately $9,400,000, including the financing of approximately $900,000 in equipment maintenance agreements. The assets under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the equipment. The gain resulting from this transaction of approximately $500,000 is being amortized over the term of the lease. Under the terms of the lease, the Company is required to make six monthly payments of approximately $106,000 and then thirty monthly payments of approximately $340,000.

                         PRIMARY NETWORK HOLDINGS, INC.

                                DECEMBER 31, 1999

In addition to the equipment being financed under the lease, the Company granted the lessor an additional security interest in substantially all tangible and intangible assets of the Company. The lessor has provided a contingent clause in the agreement for the release of the additional security upon the Company obtaining unrestricted cash equity proceeds in the amount of $50,000,000 or greater.

Lease Commitment

On April 15, 2000 the Company entered into an agreement for the lease of a new office building. The term of the agreement is five years with total annual rent of approximately $1,200,000.

Pending Transaction

On April 17, 2000, the Company signed an agreement and plan of merger (merger agreement) with Mpower Communications Corp. (A/K/A MGC Communications, Inc.)

In connection with the consummation of the merger agreement, the following will occur:

(i) The Company's stockholders will exchange their shares in the Company for 1,350,000 shares of common stock of Mpower Communications Corp. (Mpower). Each outstanding share of the Company's common stock and preferred stock will be converted into .02022 shares of Mpower common stock.

(ii) All of the Company's stock options outstanding under the Company's stock option plan shall continue to have, and be subject to, the same terms and conditions as set forth in the Company's stock option plan and the agreements pursuant to which such Company stock options were issued, except that each Company stock option shall be exercisable for .02022 shares of Mpower common stock and the price per share will be adjusted accordingly.

                         PRIMARY NETWORK HOLDINGS, INC.

                                DECEMBER 31, 1999

(iii) The Company's 4,476,423 detachable non-callable warrants to the Investors that entitle the holders to purchase common shares of the Company at a price of $3.385 per share shall continue to be subject to the same terms and conditions, except that each warrant shall be exercisable for .02022 shares of Mpower common stock and the price per share will be adjusted accordingly.

(iv) Mpower will assume approximately $80,000,000 of net liabilities of the Company, a portion of which will be swapped for additional high-yield bonds to be issued under Mpower's recent high-yield financing indenture. The holders of the swapped debt will also receive 50,000 shares of Mpower common stock.

(v)      Mpower will become the sole stockholder of the Company.


Note Payable

On April 27, 2000 the Company issued a $10,000,000 senior promissory note (senior note) to Mpower due the earlier of April 17, 2001, upon a change of control of the Company other than the pending transaction discussed above, or upon the event of default, as defined. Interest accrues at 15 percent per annum until the maturity date. After the maturity date, interest accrues at 18 percent per annum until the senior note is paid in full. At any time prior to maturity of the senior note, the unpaid principal amount of the senior note together with any accrued but unpaid interest may be prepaid in whole or in part as long as the Company has provided at least 15 business day's notice to Mpower.

Due to the issuance of this senior note, the Company was in violation of a covenant included in the Note and Purchase Agreement dated June 1, 1999 related primarily to limitations of indebtedness. The holders of Notes waived their right to call the debt as well as this covenant violation as of April 27, 2000.

                        Consolidated Financial Statements

                         Primary Network Holdings, Inc.

                For the period June 1, 1999 to September 30, 1999
                       with Report of Independent Auditors

                         Primary Network Holdings, Inc.

                        Consolidated Financial Statements

                For the period June 1, 1999 to September 30, 1999




                                    Contents

Report of Independent Auditors..............................................F-16

Consolidated Financial Statements

Consolidated Balance Sheet..................................................F-17
Consolidated Statement of Operations........................................F-18
Consolidated Statement of Stockholders' Equity..............................F-19
Consolidated Statement of Cash Flows........................................F-20
Notes to Consolidated Financial Statements..................................F-22

                         Report of Independent Auditors

The Board of Directors and Stockholders
Primary Network Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Primary Network Holdings, Inc. as of September 30, 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period June 1, 1999 to September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Primary Network Holdings, Inc. at September 30, 1999 and the consolidated results of its operations and its cash flows for the period June 1, 1999 to September 30, 1999, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in
Note 1, the Company has incurred significant operating losses and negative cash flows from operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The September 30, 1999 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                       Ernst & Young LLP


February 11, 2000, except for Note 16, as to which the date is April 27, 2000
St. Louis, Missouri

                         Primary Network Holdings, Inc.

                           Consolidated Balance Sheet

                               September 30, 1999

Assets
Current assets:
   Cash and cash equivalents                                   $    26,712,416
   Investments                                                       5,076,212
   Accounts receivable, less allowance for doubtful
     accounts of $630,920                                              963,512
   Due from affiliates                                               1,052,505
   Inventory                                                           105,886
   Prepaid expenses and other current assets                           923,385
                                                              ----------------
Total current assets                                                34,833,916

Restricted cash                                                      1,000,000
Property and equipment, net                                          8,900,931
Refundable capital lease deposit with affiliate                        707,660
Debt issuance costs, net of accumulated amortization
   of $160,582                                                       3,211,658
Intangible assets, net                                              13,110,252
                                                              ----------------
                                                               $    61,764,417
                                                              ================
Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                            $     2,322,537
   Accrued expenses                                                  3,130,130
   Unearned revenues                                                 1,069,696
   Current maturities of capital lease obligations                   1,137,019
   Note payable                                                         16,614
   Due to affiliates                                                   158,376
                                                              ----------------
Total current liabilities                                            7,834,372

Capital lease obligations, less current maturities                   1,280,252
Convertible note payable                                             1,000,000
Senior subordinated discount notes                                  48,837,310

Stockholders' equity:
   Preferred stock, $.001 par value,  20,000,000 shares
   authorized
     Series A, 2,306,765 shares issued and outstanding                 494,375
   Common stock, $.001 par value, 80,000,000 shares
     authorized, 63,600,815 shares issued and outstanding               63,601
   Additional paid-in capital                                       14,496,596
   Accumulated deficit                                             (12,242,089)
                                                              ----------------
                                                                     2,812,483
                                                              ----------------
                                                               $    61,764,417
                                                              ================

See accompanying notes.

                         Primary Network Holdings, Inc.

                      Consolidated Statement of Operations

                For the period June 1, 1999 to September 30, 1999


Revenues:
   Access revenues                                        $    2,712,058
   Communications revenues                                       850,367
   Retail revenues                                               350,715
   Other revenues                                                168,997
                                                         ---------------------
                                                               4,082,137

Costs and expenses:
   Costs of access revenues                                      947,293
   Costs of communications revenues                              903,846
   Costs of retail revenues                                      141,734
   Costs of other revenues                                       109,700
   Operations and customer support                             1,595,725
   Sales and marketing                                         1,342,581
   General and administrative                                  2,046,290
   Retail store expenses                                         275,554
   Depreciation and amortization                               1,766,901
   Impairment charge                                             254,132
                                                         ---------------------
                                                               9,383,756
                                                         ---------------------

Loss from operations                                          (5,301,619)

Other income (expense):
   Interest expense - affiliates                                (118,507)
   Interest expense                                           (2,582,804)
   Interest income - affiliates                                   30,301
   Other income, net                                             663,926
                                                         ---------------------
                                                              (2,007,084)

                                                         ---------------------
Loss before income taxes                                      (7,308,703)
Provision for income taxes                                             -
                                                         ---------------------
Net loss                                                  $   (7,308,703)
                                                         =====================

See accompanying notes.

                         Primary Network Holdings, Inc.

                 Consolidated Statement of Stockholders' Equity

                                                    Series A Preferred                                        Additional
                                                           Stock                  Common Stock           Paid-In      Accumulated
                                                  Shares          Amount        Shares     Amount        Capital        Deficit
                                              --------------------------------------------------------------------------------------
Balance at June 1, 1999                                  -     $        -              -   $      -    $          -   $          -
  Issuance of stock in connection with
    the acquisition of CDM Online, Inc.                  -              -     24,632,359     24,632       6,655,497     (4,933,386)
  Issuance of stock in connection with
    the acquisition of BroadSpan
    Communications, Inc.                                 -              -      7,085,664      7,086       1,511,480              -
  Issuance of stock in initial
    capitalization (See Note 2)                  2,306,765        494,375     31,882,792     31,883       6,329,619              -
  Net loss                                               -              -              -          -               -     (7,308,703)
                                              --------------------------------------------------------------------------------------
Balance at September 30, 1999                    2,306,765     $  494,375     63,600,815   $ 63,601    $ 14,496,596   $(12,242,089)
                                              ======================================================================================

See accompanying notes.

                         Primary Network Holdings, Inc.

                      Consolidated Statement of Cash Flows

                For the period June 1, 1999 to September 30, 1999


Operating activities
Net loss                                                         $  (7,308,703)
Adjustments to reconcile net loss to net cash
   used in operating activities:
     Depreciation and amortization                                   1,766,901
     Amortization of debt issue costs                                  160,582
     Allowance for doubtful accounts                                   305,692
     Accretion of discount on senior subordinated debt               2,392,255
     Amortization of discount on investment                            (76,667)
     Impairment charge                                                 254,132
     Gain on disposal of fixed assets                                  (75,000)
     Changes in operating assets and liabilities:
       Accounts receivable                                            (178,375)
       Due from affiliates                                          (1,126,900)
       Inventory                                                        (9,560)
       Prepaid expenses and other current assets                      (532,987)
       Accounts payable                                               (209,308)
       Accrued expenses                                                825,371
       Due to affiliates                                              (348,488)
       Unearned revenues                                               105,706
                                                                 -------------
Net cash used in operating activities                               (4,055,349)

Investing activities

Increase in restricted cash                                         (1,000,000)
Purchase of held-to-maturity security                               (4,999,545)
Cash acquired in acquisition of CDM On-Line, Inc.                       73,938
Cash acquired in acquisition of BroadSpan Communications, Inc.         109,762
Acquisition of InLink Communications Company                        (4,738,848)
Acquisition of Q-Networks Inc., net of cash acquired                (3,980,795)
Acquisition of CySource, Inc.                                         (593,502)
Additional costs incurred in acquisitions made by predecessor
  in prior periods                                                     (34,726)

Purchase of property and equipment, net of accounts payable         (3,772,056)
                                                                 -------------
Net cash used in investing activities                              (18,935,772)

                         Primary Network Holdings, Inc.

                For the period June 1, 1999 to September 30, 1999


Financing activities
Payments of equity and debt issuance costs                          (3,071,307)
Principal payments of obligations under capital leases                (222,350)
Proceeds from issuance of senior subordinated discount notes        46,445,055
Proceeds from issuance of common stock                               6,554,945
Principal payments under note payable                                   (2,806)
                                                                 -------------
Net cash provided by financing activities                           49,703,537
                                                                 -------------
Net increase in cash and cash equivalents                           26,712,416
Cash and cash equivalents at June 1, 1999                                    -
                                                                 -------------
Cash and cash equivalents at September 30, 1999                  $  26,712,416
                                                                 =============

Noncash investing and financing transactions:

   Note payable issued to seller in acquisition of
     Q-Networks Inc.                                             $   1,000,000
                                                                 =============
   Capital leases entered into                                   $     119,311
                                                                 =============

See accompanying notes.

                         Primary Network Holdings, Inc.

                               September 30, 1999

1. Organization and Basis of Presentation

Primary Network Holdings, Inc., a Delaware corporation, (PNH or the Company) was incorporated on March 3, 1999 for the purpose of combining two affiliated entities, CDM On-Line, Inc., d/b/a/ Primary Network Internet, Inc. (PNI), an Internet service provider (ISP), and BroadSpan Communications, Inc., d/b/a/ Primary Network Communication, Inc. (PNC), a competitive local exchange carrier
(CLEC). In an April 1999 joint stockholders meeting, the stockholders of PNI and PNC voted to approve an Agreement & Plan of Reorganization, pursuant to which the respective stockholders of each company would exchange their current ownership interests for shares of common stock in the Company effective the close of business on May 31, 1999 (the Exchange) (see Note 3). Subsequent to the Exchange, PNI and PNC continued as wholly owned subsidiaries of the Company.

The Company was in the development stage for the period from March 3, 1999 (date of inception) to June 1, 1999. Accordingly, the Company had no assets, liabilities, or financial activity prior to June 1, 1999.

Pursuant to the requirements of the Securities and Exchange Commission's Staff Accounting Bulletin No. 97, which was issued and became effective July 31, 1996, although the Company is the legal acquiror of both entities, PNI has been designated as the acquirer of PNC and the predecessor of PNH for financial reporting purposes. This designation was the result of the PNI stockholders receiving the largest ownership interests in the combined corporation subsequent to the Exchange. In addition, because PNI was treated as the acquirer in the Exchange for financial accounting purposes, the Company's financial position on June 1, 1999 reflected the historical cost basis of PNI. Furthermore, the acquisition of PNC was accounted for as a purchase transaction, and accordingly, purchase accounting adjustments, including the recognition of goodwill, were recorded based on the fair value of the Company's common stock issued in the Exchange at that date.

The accompanying consolidated financial statements of the Company for the period June 1, 1999 to September 30, 1999 have been prepared on a going-concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $7,308,703 and had negative cash flows from operations of $4,055,349 for the period June 1, 1999 to September 30, 1999. Additionally, the Company continues to incur substantial capital expenditures as it relates to the collocation build-out for its Digital Subscriber Line (DSL) service, which is necessary for the Company to be able to offer its future core services, and has continued to incur operating losses through the first four months of fiscal 2000. These two factors have resulted in a significant decrease

                         Primary Network Holdings, Inc.

                               September 30, 1999

1. Organization and Basis of Presentation (continued)

in the Company's cash position subsequent to year-end. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Furthermore, the online services, Internet, and telecommunications markets are highly competitive. The Company believes that existing competitors, Internet-based services, other ISPs, Internet directory services, incumbent local exchange carriers, other CLECs, and other telecommunications companies are likely to enhance their service offerings, resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs, increase spending on marketing, limit the Company's ability to expand its subscriber base, and result in increased attrition in the existing subscriber base. The Company's viability as a going concern is dependent upon management's operational and financing plans to address these conditions which include, but are not limited to, obtaining additional equity and debt financing, continuing investments in its infrastructure to increase its efficiency and capacity to serve existing and additional customers, and employing marketing and sales strategies to increase its customer base. Although there can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow, the Company believes that these steps are appropriate and will enable the Company to effectively reorganize its operations. Under current circumstances, the Company's ability to continue as a going concern depends upon the successful implementation of its plan. If the Company is unsuccessful in its efforts, it may be necessary to undertake such other actions as may be appropriate to preserve asset values. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2. Initial Formation and Capitalization

As described in Note 1, effective the close of business on May 31, 1999, the Company legally acquired PNI through the execution of an Agreement & Plan of Reorganization, whereby all common stockholders of PNI exchanged each of their shares for 16.67 shares of common stock in the Company. This transaction resulted in the issuance of 24,632,359 common shares of the Company and occurred simultaneously with the acquisition of PNC discussed below and, as mentioned previously, resulted in PNI being designated as the accounting acquirer of PNC and PNI being deemed to be the predecessor of PNH. Accordingly, the Company's acquisition of PNI was accounted for using the carryover basis of PNI's assets, liabilities, and retained earnings. As a result, no goodwill was recorded in this acquisition. The net carrying value of PNI's assets as of the acquisition date was $1,746,743.

                         Primary Network Holdings, Inc.

                               September 30, 1999

2. Initial Formation and Capitalization (continued)

Also in connection with the Agreement & Plan of Reorganization, the Company legally acquired PNC, whereby all common stockholders of PNC exchanged each of their shares for 13.227 shares of common stock in the Company. This transaction resulted in the issuance of 7,085,664 common shares of the Company and was accounted for under the purchase method of accounting, based on the fair value of the Company's common stock issued in the Exchange at the acquisition date of $1,518,566, plus net liabilities assumed of $1,702,547 and acquisition costs of $100,420. The purchase price allocation resulted in the Company recording total goodwill associated with this transaction of $3,321,533.

The acquisitions of PNI and PNC have been structured as tax-free exchanges of stock; therefore, the difference between the recognized fair value of the acquired assets, including intangible assets, and their historical tax bases is not deductible for income tax purposes.

On June 1, 1999, the Company entered into a Purchase Agreement with a syndicate of investors (Investors) to obtain additional financing. Under this agreement, the Company received cash proceeds of $53,000,000 and issued the following debt and equity securities to the Investors: senior subordinated discount notes with a face value of $84,473,948, 30,564,640 shares of common stock, and detachable non-callable warrants to purchase 4,476,423 shares of common stock. The Company determined the fair value of the common stock based upon an independent valuation as of June 1, 1999. Accordingly, the Company allocated the proceeds received among the debt, common stock, and warrants based on their respective fair values at the time of issuance. The value attributable to the common stock of approximately $6,550,000 was recorded as a debt discount to be charged to interest expense over the life of the notes. The fair value of the warrants was deemed insignificant on the date of grant, and thus only a nominal amount was recorded as additional paid-in capital. This nominal value was also recorded as a debt discount to be charged to interest expense over the life of the notes. The balance of the proceeds of approximately $46,445,000 was allocated to the notes.

Offering costs incurred in connection with the Purchase Agreement of approximately $3,500,000, including legal costs, accounting fees, and financial advisor fees, were recorded as debt issuance costs or as a reduction to additional paid-in capital, based on the proportional allocation of proceeds described above. Included in these offering costs were amounts equaling the fair value at the transaction date of 2,306,765 shares of the Company's Series A preferred stock and 1,318,152 shares of the Company's common stock which were granted to certain investors who also acted as financial advisors and exclusive placement agents in this transaction.

                         Primary Network Holdings, Inc.

                               September 30, 1999

3. Summary of Significant Accounting Policies

Nature of Operations

The Company, which is headquartered in St. Louis, Missouri, provides full-service access to the Internet for corporate and residential users primarily in Missouri and Kansas. The Company also is a reseller of basic local telecommunications services, dedicated non-switched local exchange telecommunications services, and intrastate interexchange telecommunications services in Missouri. The basic local service is classified as competitive by the State of Missouri Public Service Commission (PSC) and is provided in portions of Missouri that are currently served primarily by Southwestern Bell Telephone Company (SWBT). Furthermore, the Company also serves as an authorized agent of Southwestern Bell Mobile Systems and operates cellular and other wireless communication products retail stores in the St. Louis metropolitan area.

Consolidation

The consolidated financial statements of the Company include the accounts of all of its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Accounting Period

Effective June 1, 1999, the Company changed its fiscal year-end from December 31, which was used by its predecessor, to September 30.

                         Primary Network Holdings, Inc.

                               September 30, 1999

3. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

Investments

Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and discounts to maturity. Such amortization and the interest on securities are included in other income.

Property and Equipment

Property and equipment, including leasehold improvements, are stated at cost. Costs related to software developed for internal use are capitalized in accordance with AcSEC Statement of Position 98-1, Accounting for the Costs of Computer Software Developed For or Obtained For Internal Use. Depreciation is calculated using the straight-line method over the estimated useful lives ranging from 18 months to 15 years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life of the assets.

Capitalized collocation costs represent application fees, equipment costs, and leasehold improvement costs related to the leasing of collocation space at SWBT. These costs are necessary for the delivery of certain communication services, primarily DSL service, to the Company's customers. The Company depreciates these costs using a straight-line method over a three-year period beginning on the date the service becomes available. At September 30, 1999, the Company has incurred $4,650,709 of collocation costs which are under construction and classified in construction in progress.

Equipment under capital leases is amortized over its related lease terms or its estimated productive useful lives, depending on the criteria met in determining a lease's qualification as a capital lease. Costs of repair and maintenance are charged to expense as incurred.

Inventory

Inventory consists of cellular and other wireless communication products and accessories and is stated at the lower of cost (specific identification basis) or market.

                         Primary Network Holdings, Inc.

                               September 30, 1999

3. Summary of Significant Accounting Policies (continued)

Customer Lists

The cost of customer lists acquired is being amortized over three years using the straight-line method.

Goodwill

Goodwill, which represents the cost in excess of the fair market value of identifiable net assets acquired, is being amortized using the straight-line method over three years.

Impairment of Long-Lived Assets

Periodically, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. Based on these criteria, customer lists and goodwill associated with assets acquired in a business combination are included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable. During the four-month period ended September 30, 1999, the Company recorded a $254,000 noncash charge to earnings related to the impairment associated with the acquisition of the customer list and goodwill of CySource, Inc. (see Note 4).

Stock Compensation

The Financial Accounting Standards Board's SFAS No. 123, Accounting for Stock-Based Compensation, establishes the use of the fair value-based method of accounting for stock-based employee compensation arrangements, under which compensation cost is determined using the fair value of stock-based compensation determined as of the grant date and is recognized over the periods in which the related services are rendered. SFAS No. 123 also permits companies to elect to continue using the intrinsic value accounting method specified in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB
25) and related interpretations to account for stock-based compensation. The Company has elected to retain the intrinsic value-based method and will disclose in its financial statements the pro forma effect of using the fair value-based method to account for its stock-based compensation.

                         Primary Network Holdings, Inc.

                               September 30, 1999

3. Summary of Significant Accounting Policies (continued)

Revenue Recognition

Access revenues: Internet customers are billed in advance for the periods for which Internet services are provided. Internet access service plans range from one month to one year. The Company defers recognition of revenue on these advance billings and amortizes the amounts to revenue on a straight-line basis as the services are provided.

Communications revenues services: Revenues from communications services are recognized when customers use the services. Revenues billed in advance are deferred and are recognized in the period in which the related services are provided.

Retail revenues: These revenues consist primarily of retail product sales of cellular and other wireless products, such as phones, pagers, and related accessories. Such sales are recorded upon customer purchase. The Company also generates revenues from activation commissions from cellular carriers for each new cellular phone subscription sold by the Company. Revenue from such commissions is recorded upon customer subscription. New subscription activation commissions are fully refundable if the subscriber cancels service within a certain minimum period of continuous active service (generally 180 days). Customers generally sign a service agreement that requires a customer deposit which is forfeited in case of early cancellation. At September 30, 1999, the Company's allowance for accounts receivable includes an amount for estimated cancellation losses, net of deposit forfeitures.

The Company generally receives monthly residual income from the cellular service providers based on a percentage of actual phone usage by subscribers. Revenue from residual income is recorded as the cellular service is provided. Revenue from prepaid pager service is deferred and recognized over the period service is provided, usually annually. Revenue from monthly installment pager service contracts is recorded as earned.

Other revenues: Other revenues consist of setup and installation fees and selling equipment and software. These revenues are recognized in the period in which the service has been provided.

Costs of Revenues

Costs of access revenues primarily consist of telecommunications expenses inherent in the network infrastructure, including fees paid for the lease of the Company's backbone. Costs of communications revenues include local and long distance services purchased

                         Primary Network Holdings, Inc.

                               September 30, 1999

3. Summary of Significant Accounting Policies (continued)

Costs of Revenues (continued)

from SWBT and Qwest Communications Corporation (Qwest), respectively. Costs of retail revenues consist of the costs of cellular and other wireless communication products and accessories purchased for resale. Costs of other revenues primarily consist of the costs of equipment and software purchased for resale.

Advertising Costs

All advertising and promotion costs are expensed as incurred and totaled $508,000 for the period June 1, 1999 to September 30, 1999.

Income Taxes

The provision for income taxes is computed using the liability method. Deferred income taxes are provided to reflect the tax effects of temporary differences between the book and tax basis of assets and liabilities. The primary difference between the reported loss and taxable loss results from financial statement accruals and reserves. The Company reported book and tax losses for the period June 1, 1999 to September 30, 1999 and, therefore, has not recorded income tax expense for the period then ended. Valuation allowances are established, when appropriate, to reduce any deferred tax assets to the amount that will more likely than not be realized.

For tax years prior to June 1, 1999, PNI was taxed under the provisions of Subchapter S of the Internal Revenue Code (the Code). Under the Subchapter S provisions of the Code, the stockholders of PNI included the Company's income or loss in their personal income tax returns. Effective June 1, 1999, pursuant to the Exchange, PNI's status as an S Corporation under the Code terminated, and it became subject to state and federal corporate income taxes. Accordingly, the Company established deferred tax assets and liabilities for PNI effective June 1, 1999. This calculation resulted in a net deferred tax asset position which was fully reserved for by a valuation allowance.

Financial Instruments and Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investments, accounts receivable, accounts payable, and senior subordinated discount notes. The cash and cash equivalents and investments are held by a high-credit-quality financial institution. For accounts receivable, the

                         Primary Network Holdings, Inc.

                               September 30, 1999

Company performs ongoing credit evaluations of the financial condition of its customers and does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. The concentration of credit risk is mitigated by the large customer base. The net carrying amount of all of these financial instruments, excluding the senior subordinated discount notes, approximates their fair value at September 30, 1999. The fair value of the senior subordinated discount notes approximates the liquidation value (see Note 9).

Sources of Supplies/Significant Suppliers

The Company relies on local telephone companies and other companies to provide data communications for its Internet access services. Furthermore, the Company relies on SWBT and Qwest to provide the services that the Company resells to its customers. Although management believes alternative telecommunication facilities and providers could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

Although the Company attempts to maintain numerous vendors for required products, its modems, terminal servers, and high-performance routers, which are important components of its network, are each currently acquired from a limited number of sources. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as its network infrastructure grows, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

4. Acquisitions

In the period June 1, 1999 to September 30, 1999, the Company completed the three acquisitions described below:

On June 17, 1999, the Company acquired all outstanding stock of Q-Networks Inc.
(Qnet), an ISP located in Kansas City, Missouri, from the sole stockholder for $5,630,000, including the assumption of liabilities of approximately $649,000. The purchase price was funded with $3,981,000 cash and $1,000,000 of financing in the form of a convertible note payable issued to the seller. The note was issued with an interest rate of 6 percent and is due in full or convertible no later than June 2001. This note allows the seller to convert the note into shares of the Company at the initial public offering price should the Company complete an initial public offering any time prior to June 2001. The Company may make prepayments at any

                         Primary Network Holdings, Inc.

                               September 30, 1999

4. Acquisitions (continued)

time during the note term; however, should the note be prepaid in full, the seller continues to have an option to acquire up to $1,000,000 of the Company's stock in an initial public offering should it occur at any time prior to June 2001. Interest under the convertible note is due quarterly. In connection with the issuance of the convertible note, the Company was required to place $1,000,000 in escrow at the time of acquisition. The funds in escrow cannot be accessed by the Company without the consent of the seller and thus are reflected as restricted cash in the accompanying consolidated balance sheet at September 30, 1999. Approximately $1,056,000 and $4,264,000 were allocated to the acquired customer list and goodwill, respectively, as a result of this transaction.

On June 22, 1999, the Company entered into an asset purchase agreement to acquire the Internet access customer base of CySource, Inc. (CySource) for approximately $602,000, including the assumption of liabilities of approximately $8,000. The acquisition was funded with cash, and as of September 30, 1999, the Company had made all required payments to the former stockholders of CySource. Approximately $362,000 and $240,000 were allocated to the acquired customer list and goodwill, respectively, as a result of this transaction.

As of September 30, 1999, the Company reviewed the carrying value of the customer list as well as the goodwill associated with the CySource acquisition and determined the following conditions:

       i) The customer database used to determine the acquisition price was corrupted, resulting in the actual number of customers receiving Internet access from CySource at the date of acquisition being significantly less than was expected.

       ii) Subsequent to the acquisition date, the Company experienced significant difficulties in merging the former CySource customers into the Company's operations, which resulted in lost subscribers well in excess of the Company's traditional customer attrition or churn rate.

       iii) Additionally, as the Company continued to review the customer service and reputation of CySource, the Company identified that the expected internal growth rate resulting from the acquisition of the CySource customer base was significantly impacted in a negative manner.

The foregoing factors have resulted in a material and permanent reduction in both the forecasted cash flows for the operation and the results for the four-month period ended

                         Primary Network Holdings, Inc.

                               September 30, 1999

4. Acquisitions (continued)

September 30, 1999. Accordingly, the Company recorded a $254,000 charge to earnings to reflect the impairment of the customer list and goodwill associated with this acquisition. This charge was recorded ratably among these assets, and the remaining $298,000 will be amortized over the estimated remaining useful life of the customer list and goodwill.

On August 5, 1999, the Company entered into an asset purchase agreement to acquire substantially all of the assets of InLink Communications Company (Inlink), an ISP located in St. Louis, Missouri, for approximately $5,217,000, including the assumption of liabilities of approximately $478,000. The acquisition was funded with cash, and as of September 30, 1999, the Company had made all required payments to the former stockholders of Inlink except for $85,000 which is included in accounts payable at September 30, 1999. Approximately $1,301,000 and $3,678,000 were allocated to the acquired customer base and goodwill, respectively, as a result of this transaction.

The above acquisitions were accounted for under the purchase method of accounting, and accordingly, the purchase prices were allocated to assets acquired and liabilities assumed based upon their estimated fair values at the dates of acquisition. The customer lists were valued at $200 per subscriber acquired, which represents the estimated fair value of such subscribers based upon recent transactions in the ISP industry. Included in the purchase prices listed above are legal and acquisition costs of approximately $224,000. For those businesses acquired, the results of operations are included in the Company's consolidated statement of operations from the dates of acquisition.

The unaudited pro forma combined historical results of the Company and PNI, its predecessor, as if PNC, Qnet, Cysoure and Inlink had been acquired by the predecessor at the beginning of the respective periods, are included in the table below. The pro forma combined historical results for KC One Internet Services, Inc., Web World Services, Inc., and LidaNet, Inc. were not deemed material and are not included in the table below.

                                      Year ended             Nine months ended
                                  December 31, 1998         September 30, 1999
                                ------------------------------------------------
Total revenues                      $  9,350,099             $     9,532,064
Net loss                              (7,447,087)                (12,613,676)

The pro forma results above include amortization of intangibles and are not necessarily indicative of what actually would have occurred if the acquisitions had been completed as of the beginning of each of the periods presented, nor are they necessarily indicative of future consolidated results.

                         Primary Network Holdings, Inc.

                               September 30, 1999

5. Investments

At September 30, 1999, the Company held one U.S. government agency security that is classified as held-to-maturity and is due in less than one year. This investment's amortized cost, unrealized loss, and estimated fair value at September 30, 1999 are $5,076,212, $1,437, and $5,074,775, respectively.

6. Property and Equipment

Property and equipment consist of the following at September 30, 1999:

    Computer equipment                                         $    4,465,458
    Software                                                          478,574
    Furniture, fixtures, and office equipment                         680,884
    Capitalized collocation costs                                     150,236
    Land, building, and leasehold improvements                        285,552
    Vehicles                                                           71,348
                                                              ------------------
                                                                    6,132,052

    Less accumulated depreciation and amortization                 (1,881,830)
                                                              ------------------
                                                                    4,250,222
    Construction in progress                                        4,650,709
                                                              ==================
                                                               $    8,900,931
                                                              ==================

7. Intangible Assets

Intangible assets consist of the following at September 30, 1999:

    Acquired customer list                                    $     2,771,783
    Goodwill                                                       11,631,661
                                                              ------------------
                                                                   14,403,444
    Less accumulated amortization                                  (1,293,192)
                                                              ------------------
                                                              $    13,110,252
                                                              ==================

                         Primary Network Holdings, Inc.

                               September 30, 1999

8. Accrued Liabilities

Accrued liabilities consist of the following at September 30, 1999:

    Accrual for equipment acquired                            $     1,836,572
    Accrued payroll and related expenses                              366,933
    Other accrued liabilities                                         926,625
                                                              ------------------
                                                              $     3,130,130
                                                              ==================

9. Related Party Transactions

Affiliates include officers, employees, and other corporations and partnerships that are substantially or partially owned by officers and stockholders of the Company. The significant affiliates include CBC Distribution and Marketing, Inc., CDM Fantasy Sports, Inc., and CDM Properties Management, L.L.C.

As of September 30, 1999, amounts due from affiliates consist of the following:

Advances to affiliates                                          $1,020,090
Accounts receivable - trade affiliates                              32,415
                                                              ----------------
                                                                $1,052,505

                                                              ================

The advances to affiliates are unsecured, due on demand, and bear interest at 12 percent per annum, which is payable upon repayment of the advances.

As of September 30, 1999, the amount due to affiliates was $158,375 and consisted primarily of borrowings from affiliates. Such advances are unsecured, due on demand, and bear interest at 12 percent per annum, which is payable upon demand.

Revenues derived from affiliates for the period June 1, 1999 to September 30, 1999 were approximately $162,000. Expenses and costs incurred to affiliates related to purchasing advertising, insurance, and other services for the period June 1, 1999 to September 30, 1999 were approximately $872,000.

The Company leases office space under noncancelable operating leases from an affiliate. The leases expire in August 2008, contain an option to renew for a five-year term, and provide for additional rent related to the Company's share of certain taxes and operating expenses. Rent expense associated with these leases was approximately $57,000 for the period June 1, 1999 to September 30, 1999.

                         Primary Network Holdings, Inc.

                               September 30, 1999

9. Related Party Transactions (continued)

The Company leases certain computer equipment under capital leases with an affiliate. These lease agreements required the Company to make a refundable deposit equal to approximately 25 percent of the fair market value of the equipment at the lease inception date, or $707,660. The assets under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The related computer equipment had a cost and accumulated amortization of $2,565,764 and $566,902, respectively, at September 30, 1999. Amortization of leased equipment is included in depreciation and amortization.

Future minimum lease payments under capital leases and noncancelable operating leases with the affiliate at September 30, 1999 are as follows:

                                                 Capital            Operating
                                                  Leases             Leases
                                             -----------------------------------

2000                                          $   1,259,470      $      170,764
2001                                              1,054,596             172,423
2002                                                260,356             181,663
2003                                                      -             181,663
2004                                                      -             183,710
Thereafter                                                -             748,610
                                             -----------------------------------
Total minimum lease payments                      2,574,422      $    1,638,833
                                                               =================
Less amount representing interest                  (378,302)
                                             ------------------
Present value of minimum lease payments
   (including current portion of $998,188)    $   2,196,120
                                             ==================


10. Senior Subordinated Discount Notes

The senior subordinated discount notes (the Notes), issued in connection with the Purchase Agreement described in Note 2, mature on June 1, 2006 and were issued at a substantial discount from their principal amount on the closing date. Accordingly, the Notes will accrete semiannually at a rate of 12 percent from $53,000,000 on June 1, 1999 to $84,473,948 (the Principal Amount) at June 1, 2003. Subsequently, interest will accrue on the Principal Amount at a rate of 12 percent. This interest will be due and payable on a semiannual basis commencing on December 1, 2003 and thereafter on June 1 and December 1 of each year until maturity. On June 1, 2006, all principal and accrued but unpaid interest on the Notes will be due and payable. The discounted value (see Note 2) and the liquidation value of the Notes at September 30, 1999 are $48,837,310 and $55,100,000, respectively.

                         Primary Network Holdings, Inc.

                               September 30, 1999

10. Senior Subordinated Discount Notes (continued)

At any time prior to maturity of the Notes, the accreted value, together with any accrued but unpaid interest, may be redeemed or prepaid in whole or in part as long as the Company is not in default on any senior indebtedness, as defined in the agreement. In the event of a change in control, as defined in the agreement, the Company must offer to repay these notes for an amount equal to 101 percent of the accreted value plus any accrued but unpaid interest.

If either (a) the Notes are redeemed in whole within 9 months of closing or (b) the Notes are redeemed in whole within 15 months of the closing date through a qualified public offering, as defined in the agreement, the Company may repurchase the number of shares of common stock representing one-seventh of the total common shares issued to the investors at June 1, 1999 for $0.01.

In the event of default, as defined in the note agreement, holders of at least a 25 percent interest in the principal amount of Notes outstanding may declare the entire accreted value plus any accrued but unpaid interest immediately due and payable by written notice to the Company. In addition, holders of a 50 percent interest may (1) waive the Company's compliance with its covenants and obligations under the Note and Purchase Agreement, (2) waive a breach or default by the Company, or (3) rescind an acceleration of the Notes subject to certain restrictions defined in the agreements. For the period June 1, 1999 to September 30, 1999, the Company was in violation of certain covenants included in the Note and Purchase Agreement related primarily to transactions with affiliates. The holders of Notes waived their right to call the debt as well as these violations as of September 30, 1999.

11. Employee Benefit Plan

The Company sponsors a defined contribution 401(k) profit sharing plan covering substantially all eligible employees. Under this plan, the Company matches 100 percent of the first 6 percent of compensation that employees contribute into the plan. Additional contributions may be made to the plan at the discretion of Company management. The Company made contributions of $22,110 to the plan for the period June 1, 1999 to September 30, 1999.

                         Primary Network Holdings, Inc.

                               September 30, 1999

12. Commitments, Contingencies, and Uncertainties

Lease Commitments

The Company leases vehicles and office and retail space under noncancelable operating lease agreements with unaffiliated vendors. The leases for office and retail space generally include renewal options and require the Company to pay a portion of the expenses for common areas, including maintenance, real estate taxes, and other expenses. Rent expense under these operating leases for the period June 1, 1999 to September 30, 1999 was approximately $130,000.

The Company leases certain computer equipment under capital leases with unaffiliated vendors. The assets under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The related computer equipment had a cost and accumulated amortization of $611,817 and $383,489, respectively, at September 30, 1999. Amortization of leased equipment is included in depreciation and amortization.

Future minimum lease payments under capital leases and noncancelable operating leases with unaffiliated vendors with initial or remaining lease terms in excess of one year are as follows at September 30, 1999:

                                                  Capital          Operating
                                                  Leases            Leases
                                                --------------------------------

2000                                              $146,499     $      411,848
2001                                                53,963            303,287
2002                                                41,502            199,627
2003                                                     -            121,548
2004                                                     -             50,701
                                                --------------------------------
Total minimum lease payments                       241,964     $    1,087,011
                                                             ===================
Less amount representing interest                  (20,813)
                                                -------------
Present value of minimum lease payments
   (including current portion of $138,831)        $221,151
                                                =============

Backbone Agreement

The Company has agreements with its principal ISP which require payment of minimum monthly Internet access and other charges totaling $33,520. These agreements automatically renew unless the ISP or Company terminates them, as described in the agreements. The Company has additional agreements with two other ISPs related to the acquisition of Inlink (see Note 4). These agreements require the Company to make minimum monthly payments of

                         Primary Network Holdings, Inc.

                               September 30, 1999

12. Commitments, Contingencies, and Uncertainties (continued)

Backbone Agreement (continued)

$6,800 and $1,300, respectively, for a specified period ending in January 2001. The total minimum purchase requirements under these agreements for the years ending September 30, 2000, 2001, and 2002, are $95,100, $81,600, and $20,200,
respectively. Under all agreements, additional monthly charges are incurred for the use of capacity above the amounts contracted in the agreements. Expenses incurred under all backbone agreements were $154,645 for the period June 1, 1999 to September 30, 1999.

Local Services

In August 1998, the Company's wholly owned subsidiary, PNC, entered into an Interconnection Agreement with SWBT. The agreement establishes the terms and conditions by which the Company and SWBT interconnect their local networks and by which the Company gains access to unbundled elements of SWBT's network pursuant to the Telecommunications Act of 1996. This access allows the Company to compete effectively with SWBT in reselling local telephone service. SWBT has appealed the PSC orders which established the agreement. While the Company has negotiated an amendment to its Agreement with SWBT precluding an interruption of service in the event of an adverse court ruling, the appeal leaves various aspects of the Agreement uncertain as to duration. Furthermore, there is the possibility that the current rates charged to the Company by SWBT could change significantly. The Company's management and its legal counsel are unable to estimate the probability of outcome or the potential economic impact on the Company.

Long Distance Services

The Company has a $5 million three-year supply agreement, which has been amended subsequent to September 30, 1999 to have an effective date of February 1, 2000, with Qwest. The agreement provides for a cancellation charge to be assessed in the event of early termination by the Company and a deficiency charge to be assessed if the Company does not meet the minimum purchase levels each year of the agreement. Expenses incurred with its long distance service provider were $154,099 for the period June 1, 1999 to September 30, 1999. The minimum purchase requirements under this agreement for the years ending September 30, 2000, 2001, 2002, and 2003, are $830,000, $1,416,000, $2,002,000, and $752,000,
respectively.

                         Primary Network Holdings, Inc.

                               September 30, 1999

12. Commitments, Contingencies, and Uncertainties (continued)

Billing Services

The Company has a three-year agreement, effective August 7, 1998, with its service processor that requires minimum annual purchases by the Company for billing services. The agreement provides for a cancellation charge to be assessed in the event of early termination by the Company and a deficiency charge to be assessed if the Company does not meet the minimum purchase levels each year of the agreement. Expenses incurred under this agreement were $61,642 for the period June 1, 1999 to September 30, 1999. The minimum purchase requirements under this agreement for the years ending September 30, 2000 and 2001, are $360,000 and $300,000, respectively.

Guarantees

Letters of credit issued as prerequisites for entering agreements with the Company's significant suppliers of $117,000 were outstanding at September 30, 1999.

13. Income Taxes

The difference between the effective income tax rate and the U.S. federal income tax rate is explained as follows for the period June 1, 1999 to September 30, 1999:

         Tax at U.S. statutory tax rate                        $  (2,558,000)
         State income taxes, net of federal benefit                 (228,000)
         Interest on senior subordinated discount notes              205,000
         Intangibles                                                 333,000
         Other                                                         9,000
         Valuation allowance                                       2,239,000
                                                            -------------------
         Provision for income taxes                            $       -
                                                            ===================

The components of the deferred tax asset are as follows as of September 30, 1999:

         Vacation accruals                                     $      41,000
         Organizational costs                                         54,000
         Allowance for doubtful accounts                             239,000
         Reserve for inventory obsolescence                            9,000
         Intangibles                                                 237,000
         Capital leases                                               72,000
         Interest on senior subordinated discount notes              707,000
         Property and equipment                                       18,000

                         Primary Network Holdings, Inc.

                               September 30, 1999

         Net operating loss carryforward                           2,255,000
                                                             ------------------
                                                                   3,632,000
         Valuation allowance                                      (3,632,000)
                                                             ------------------
         Total deferred taxes                                  $           -
                                                             ==================


The Company's net operating loss carryforwards were approximately $5,914,000 at September 30, 1999 and expire on various dates through 2019. The Company has recorded a valuation allowance for the entire deferred tax asset balance as of September 30, 1999 due to the uncertainty of its realization.

14. Stockholder Equity

Series A Preferred Stock

Pursuant to the Purchase Agreement discussed in Note 2, one investor, who also acted as a financial advisor and exclusive placement agent in the transaction, received 2,306,765 shares of Series A preferred stock. These preferred shares have no liquidation preference and are not entitled to vote on matters submitted for stockholder approval.

Each preferred stockholder has the right at any time to convert any or all shares into an equal number of common shares subject to the following:

   (i) The total number of shares held by a Series A stockholder, aggregated with any common shares held by an affiliate of such holder, and after giving effect to the proposed conversion, shall be less than 5 percent of the total shares of common stock outstanding immediately after such conversion.

   (ii) Upon the occurrence of a change in federal law that permits a registered bank holding company to acquire in excess of 5 percent of the voting shares of the Company, a Series A stockholder may convert its shares to common stock to the maximum extent permitted by then-current federal law.

   (iii)In the event the Company (a) subdivides its outstanding shares of common stock into a larger number of shares or (b) combines its outstanding shares of common stock into a smaller number of shares, then the number of shares of common stock into which the Series A preferred stockholder are convertible shall also be adjusted proportionally.

                         Primary Network Holdings, Inc.

                               September 30, 1999

14. Stockholder Equity (continued)

Warrants

Also in connection with the Purchase Agreement discussed in Note 2, the Company issued 4,476,423 detachable non-callable warrants to the Investors. The warrants entitle the holders to purchase common shares of the Company at a price of $3.385 per share. The warrants may be exercised by a cash payment or a cashless exercise following either (i) the occurrence of a qualified public offering or
(ii) upon delivery of the subordinated notes for cancellation in an accreted principal amount, along with any interest, equal to the exercise price. The warrants are also subject to certain anti-dilution adjustments, as defined in the Purchase Agreement, for any changes in the Company's outstanding shares during the period the warrants are outstanding. The warrants expire on June 1, 2006 and can be exercised at any time.

Stock Option Plan

In July 1999, the Company established a stock option plan under which both qualified and nonqualified options to purchase up to 3,468,820 shares of common stock are available to be granted to employees, directors, and consultants. At September 30, 1999, 753,579 shares are available for grant under the plan. The plan is administered by the Board of Directors. No option can be for a term of more that ten years from the date of grant. The option price and the vesting provisions are determined by the Board of Directors at the date of grant.

Stock option activity under the plan during the period June 1, 1999 to September 30, 1999 is as follows:

                                                                                Weighted Average

                                                           Number of Options     Exercise Price

                                                          -------------------- --------------------
         Outstanding at June 1, 1999                                    -             $    -
         Granted                                                2,715,241               1.52
         Exercised, forfeited, and expired                              -                  -
                                                          -------------------- --------------------
         Outstanding at September 30, 1999                      2,715,241             $1.52
                                                          ==================== ====================
         Exercisable at September 30, 1999                        366,295             $1.52
                                                          ==================== ====================

Pro forma information regarding results of operations is required by SFAS No. 123 as if the Company had accounted for its stock-based awards under the fair value method of SFAS No. 123. The fair value of the Company's stock-based awards to employees has been estimated using the minimum value option pricing model which does not consider stock price volatility.

                         Primary Network Holdings, Inc.

                               September 30, 1999

14. Stockholder Equity (continued)

Stock Option Plan (continued)

Because the Company does not have actively traded equity securities, volatility is not considered in determining the fair value of the stock-based awards.

For the period June 1, 1999 to September 30, 1999, the fair value of the Company's stock-based awards was estimated using the following weighted average assumptions:

         Expected life of options in years                     3
         Risk-free interest rate                               5.5 percent
         Expected dividend yield                               0.0 percent

The weighted average remaining contractual life of the stock options outstanding at September 30, 1999 is approximately ten years. The per share weighted average fair value of stock options granted during the period June 1, 1999 to September 30, 1999 was zero. Accordingly, for pro forma purposes, the estimated fair value of the Company's stock-based awards which is to be amortized over the options' vesting period would have resulted in no change in the Company's reported net loss for the period June 1, 1999 to September 30, 1999.

The effect of applying SFAS No. 123 to pro forma net income (loss) as stated above is not necessarily representative of the effects on reported net income
(loss) for future periods due to, among other things, the vesting period of the stock options and the fair value of additional stock options granted in future years.

Shares Reserved for Future Issuance

Common stock shares reserved for future issuance as of September 30, 1999 are as follows:

       Warrants                                           4,476,423
       Convertible Series A preferred stock               2,306,765
       Stock options                                      3,468,820
                                                     ------------------
                                                         10,252,008
                                                     ==================

                         Primary Network Holdings, Inc.

                               September 30, 1999

15. Segment Information

The Company has three reportable segments, Internet, Retail, and Communications, which are separate operating units that offer different products and services and are managed accordingly. Performance of each segment is evaluated by management based on income (loss) before income taxes. Transactions between segments are reported at fair value and the accounting policies of the segments are the same as those in Note 1. The corporate and eliminations segment includes corporate assets, principally consisting of cash and cash equivalents, investments and debt issuance costs, corporate activities and the elimination of intersegment transactions. In addition, as a result of the transactions described in Notes 1 and 2, the Company adjusted its segment reporting structure whereby interest expense is no longer allocated to its three reportable segments.

The Internet segment provides full service access to the Internet for corporate and residential customers including dial-up and dedicated services and activities related to set up and installation, selling equipment and software. The Retail segment sells cellular and other wireless communication products, including phones, pagers, and related accessories. The Communications segment provides facilities-based and resold basic local telecommunications service, including dedicated/non-switched local exchange services, and intrastate interexchange services.

The following segment information is as of September 30, 1999 or for the four months then ended:

                                                                               Corporate
                                                                                  and
                         Internet         Retail         Communications        Eliminations        Total
                      -------------------------------------------------------------------------------------
Revenues from
   external
   customers          $ 2,881,055       $ 350,715            $ 850,367       $           -      $ 4,082,137
Intersegment
   revenues                 4,554          73,792               86,434          (164,780)                 -
Depreciation
   and
   amortization         1,145,516           9,848              593,897            17,640          1,766,901
Impairment
   charge
   (Note 4)               254,132               -                    -                 -            254,132
Interest expense                -               -                    -         2,701,311          2,701,311
Loss before
   income taxes        (1,081,229)        (77,424)          (2,198,581)       (3,951,469)        (7,308,703)

                         Primary Network Holdings, Inc.

                               September 30, 1999

Segment assets         14,466,339         234,800           10,075,595        36,987,683         61,764,417
Capital
   expenditures,
   net of
   accounts
   payable                431,129               -            3,092,593           248,334          3,772,056

16. Subsequent Events

Acquisitions

Subsequent to year-end, the Company made the following acquisitions:

On October 1, 1999, the Company purchased substantially all of the assets of Information Systems Technologies, Inc. for approximately $591,000, net of liabilities assumed.

On October 6, 1999, the Company purchased substantially all of the assets of Business Products Systems Internet, Inc. for approximately $700,000, net of liabilities assumed.

On October 13, 1999, the Company purchased substantially all of the assets of UNI Networking Inc. for approximately $345,000, net of liabilities assumed.

On October 20, 1999, the Company purchased all of the outstanding common stock of GlobalVision Systems, Inc. for approximately $3,102,000, net of cash acquired and liabilities assumed.

On November 1, 1999, the Company purchased all of the outstanding common stock of Harvest Telecom, Inc. for approximately $50,000.

On November 10, 1999, the Company purchased all of the outstanding common stock of Digital Internet Access, Inc. for approximately $1,418,000, net of cash acquired and liabilities assumed.

                         Primary Network Holdings, Inc.

                               September 30, 1999

16. Subsequent Events (continued)

Secondment Agreement

On November 23, 1999, the Company entered into a Secondment Agreement with an investor to obtain certain services to be provided by an employee of the investor. Under the terms of the agreement, the Company is required to pay $17,500 per month for the services, including out-of-pocket expenses. Furthermore, the seconded employee was issued 680,000 shares of Series B preferred stock which vests in eight equal quarterly installments over a two-year period and warrants with an exercise price of $1.52 per share to purchase an additional 520,000 shares of Series B preferred stock which vest in three equal annual installments. Furthermore, the investor was issued 170,000 shares of Series B preferred stock and was granted warrants with an exercise price of $1.52 to purchase an additional 130,000 shares of Series B preferred stock, both with the same vesting terms as the seconded employee described above. All of the above issuances and grants vest immediately upon the occurrence of certain events described in the agreement, including a change in control. The Company will recognize the applicable compensation expense related to these transactions ratably over the vesting period. Finally, the investor is entitled to receive a fee, payable immediately, in the event the Company consummates certain transactions outlined in the agreement prior to June 1, 2000, including a change in control, obtaining senior debt from a financial institution, or issuing additional subordinated debt or equity securities.

Sale Leaseback

On March 31, 2000, the Company entered into a sale leaseback agreement, whereby the Company sold collocation equipment with a book value of approximately $8,000,000 and subsequently entered into a capital lease for approximately $9,400,000, including the financing of approximately $900,000 in equipment maintenance agreements. The assets under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the equipment. The gain resulting from this transaction of approximately $500,000 is being amortized over the term of the lease. Under the terms of the lease, the Company is required to make six monthly payments of approximately $106,000 and then thirty monthly payments of approximately $340,000. In addition to the equipment being financed under the lease, the Company granted the lessor an additional security interest in substantially all tangible and intangible assets of the Company. The lessor has provided a contingent clause in the agreement for the release of the additional security upon the Company obtaining unrestricted cash equity proceeds in the amount of $50,000,000 or greater.

                         Primary Network Holdings, Inc.

                               September 30, 1999

16. Subsequent Events (continued)

Lease Commitment

On April 15, 2000 the Company entered into an agreement for the lease of a new office building. The term of the agreement is five years with total annual rent of approximately $1,200,000.

Pending Transaction

On April 17, 2000, the Company signed an agreement and plan of merger (merger agreement) with Mpower Communications Corp. (A/K/A MGC Communications, Inc.)

In connection with the consummation of the merger agreement, the following will occur:

(vi) The Company's stockholders will exchange their shares in the Company for 1,350,000 shares of common stock of Mpower Communications Corp. (Mpower). Each outstanding share of the Company's common stock and preferred stock will be converted into .02022 shares of Mpower common stock.

(vii) All of the Company's stock options outstanding under the Company's stock option plan shall continue to have, and be subject to, the same terms and conditions as set forth in the Company's stock option plan and the agreements pursuant to which such Company stock options were issued, except that each Company stock option shall be exercisable for .02022 shares of Mpower common stock and the price per share will be adjusted accordingly.

(viii) The Company's 4,476,423 detachable non-callable warrants to the Investors that entitle the holders to purchase common shares of the Company at a price of $3.385 per share shall continue to be subject to the same terms and conditions, except that each warrant shall be exercisable for .02022 shares of Mpower common stock and the price per share will be adjusted accordingly.

(ix) Mpower will assume approximately $80,000,000 of net liabilities of the Company, a portion of which will be swapped for additional high-yield bonds to be issued under Mpower's recent high-yield financing indenture. The holders of the swapped debt will also receive 50,000 shares of Mpower common stock.

(x)      Mpower will become the sole stockholder of the Company.

                         Primary Network Holdings, Inc.

                               September 30, 1999

16. Subsequent Events (continued)

Note Payable

On April 27, 2000 the Company issued a $10,000,000 senior promissory note (senior note) to Mpower due the earlier of April 17, 2001, upon a change of control of the Company other than the pending transaction discussed above, or upon the event of default, as defined. Interest accrues at 15 percent per annum until the maturity date. After the maturity date, interest accrues at 18 percent per annum until the senior note is paid in full. At any time prior to maturity of the senior note, the unpaid principal amount of the senior note together with any accrued but unpaid interest may be prepaid in whole or in part as long as the Company has provided at least 15 business day's notice to Mpower.

Due to the issuance of this senior note, the Company was in violation of a covenant included in the Note and Purchase Agreement (See Note 10) related primarily to limitations of indebtedness. The holders of Notes waived their right to call the debt as well as this violation as of April 27, 2000.

                              Financial Statements

                                CDM On-Line, Inc.

                 For the period January 1, 1999 to May 31, 1999
                       with Report of Independent Auditors

                                CDM On-Line, Inc.

                              Financial Statements

                 For the period January 1, 1999 to May 31, 1999




                                    Contents

Report of Independent Auditors..............................................F-50

Financial Statements

Balance Sheet...............................................................F-51
Statement of Operations.....................................................F-52
Statement of Stockholders' Equity...........................................F-53
Statement of Cash Flows.................................................... F-54
Notes to Financial Statements...............................................F-55

                         Report of Independent Auditors

The Board of Directors and Stockholders
CDM On-Line, Inc.

We have audited the accompanying balance sheet of CDM On-Line, Inc. as of May 31, 1999 and the related statements of operations, stockholders' equity, and cash flows for the period January 1, 1999 to May 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CDM On-Line, Inc. at May 31, 1999 and the results of its operations and its cash flows for the period January 1, 1999 to May 31, 1999, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred significant operating losses and has an accumulated deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The May 31, 1999 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                           Ernst & Young LLP

November 19, 1999
St. Louis, Missouri

                                CDM On-Line, Inc.

                                  Balance Sheet

                                  May 31, 1999

Assets
Current assets:
   Cash and cash equivalents                                     $       73,938
   Accounts receivable, less allowance for doubtful accounts
     of $126,845                                                        558,980
   Due from affiliates                                                1,624,811
   Inventory, less reserve for obsolescence of $23,450                   96,326
   Other current assets                                                  24,105
                                                                 ---------------
Total current assets                                                  2,378,160

Property and equipment, net                                           1,397,284
Refundable capital lease deposit with affiliate                         295,739
Intangible assets, net                                                  369,847
                                                                 ---------------
                                                                 $    4,441,030
                                                                 ===============

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                              $      845,452
   Accrued expenses                                                     336,555
   Unearned revenues                                                    471,443
   Current maturities of capital lease obligations                      388,473
   Due to affiliates                                                    160,018
                                                                 ---------------
Total current liabilities                                             2,201,941

Capital lease obligations, less current maturities                      492,346

Stockholders' equity:
   Common stock, $.15 par value; 2,000,000 shares authorized            224,519
   Additional paid-in capital                                         6,680,887
   Accumulated deficit                                               (4,933,386)
                                                                 ---------------
                                                                      1,972,020
   Treasury stock at cost                                              (225,277)
                                                                 ---------------
                                                                      1,746,743
                                                                 ---------------
                                                                 $    4,441,030
                                                                 ===============

See accompanying notes.

                                CDM On-Line, Inc.

                             Statement of Operations

                 For the period January 1, 1999 to May 31, 1999


Revenues:
   Access revenues                                              $2,070,368
   Retail revenues                                                 518,124
   Other revenues                                                  244,792
                                                             ----------------
                                                                 2,833,284

Costs and expenses:
   Costs of access revenues                                        614,441
   Costs of retail revenues                                        299,287
   Costs of other revenues                                         160,967
   Operations and customer support                                 387,078
   Sales and marketing                                             377,952
   General and administrative                                      978,661
   Retail store expenses                                           518,571
   Depreciation and amortization                                   168,923
                                                             ----------------
                                                                 3,505,880
                                                             ----------------

Loss from operations                                              (672,596)

Other income (expense):
   Interest expense - affiliates                                   (18,009)
   Interest expense                                                 (1,149)
   Interest income - affiliates                                      8,671
   Other income, net                                                 1,177
                                                             ----------------
Loss from continuing operations                                   (681,906)
Loss from disposal of discontinued Web development
   division (Note 12)                                              (81,785)
                                                             ----------------
Net loss                                                     $    (763,691)
                                                             ================

See accompanying notes.

                                                       CDM On-Line, Inc.

                                               Statement of Stockholders' Equity

                                        For the period January 1, 1999 to May 31, 1999

                                                                         Additional
                                                   Common Stock            Paid-In       Accumulated           Treasury Stock
                                              Shares       Amount          Capital         Deficit           Shares      Amount
                                            ----------------------------------------------------------------------------------------

Balance at December 31, 1998                  1,222,406    $183,361        $3,841,839    $(4,169,695)          5,393  $  (59,239)
   Net loss                                           -           -                 -       (763,691)              -            -
   Contribution of services                           -           -           233,162              -               -            -
   Sale of stock                                214,298      32,145         2,214,027              -               -            -
   Sale of stock to employees under
     employee stock purchase plan                   850         127            10,130              -               -            -
   Stock awards to employees                     59,241       8,886           381,729              -               -            -
   Common stock purchased for treasury
                                                      -           -                 -              -          13,756     (166,038)
                                            ----------------------------------------------------------------------------------------
Balance at May 31, 1999                       1,496,795    $224,519        $6,680,887    $(4,933,386)         19,149    $(225,277)
                                            ========================================================================================

See accompanying notes.

                                CDM On-Line, Inc.

                             Statement of Cash Flows

                 For the period January 1, 1999 to May 31, 1999

Operating activities
Net loss                                                    $     (763,691)
Adjustments to reconcile net loss to net cash
   provided by operating activities:
     Depreciation and amortization                                 185,939
     Stock-based compensation expense                              390,615
     Allowance for doubtful accounts                                37,760
     Changes in operating assets and liabilities:
       Accounts receivable                                        (280,550)
       Due from affiliates                                         (53,896)
       Inventory                                                    34,208
       Other current assets                                         17,013
       Refundable capital lease deposit with affiliate            (295,739)
       Other assets                                                174,105
       Accounts payable                                            472,888
       Accrued expenses                                            151,513
       Unearned revenues                                            80,895
                                                            -------------------
Net cash provided by operating activities                          151,060

Investing activities
Advances to affiliates                                          (1,302,159)
Business acquisition costs                                        (454,783)
Purchases of property and equipment                               (147,559)
                                                            -------------------
Net cash used in investing activities                           (1,904,501)

Financing activities
Principal payments of obligations under capital leases             (37,263)
Net payments under line of credit                                  (20,000)
Purchase of common stock held in treasury                         (166,038)
Due to affiliates                                                 (506,329)
Proceeds from issuance of common stock                           2,256,429
                                                            -------------------
Net cash provided by financing activities                        1,526,799
                                                            -------------------
Net decrease in cash and cash equivalents                         (226,642)
Cash and cash equivalents at beginning of period                   300,580
                                                            -------------------
Cash and cash equivalents at end of period                    $     73,938
                                                            ===================
Supplemental cash flow information
  Cash paid during period for:
   Interest                                                   $     19,158
                                                            ===================
Noncash investing and financing transaction:
   Capital lease obligations incurred                         $     918,082
                                                            ===================

See accompanying notes.

                                CDM On-Line, Inc.

                          Notes to Financial Statements

                                  May 31, 1999

1. Organization/Basis of Presentation

CDM On-Line, Inc. (the Company) is a local provider of Internet access and other Internet-related services in St. Louis and Kansas City, Missouri. In addition, the Company serves as an authorized agent of Southwestern Bell Mobile Systems and operates cellular and other wireless communication products retail stores in the St. Louis metropolitan area. The Company was organized on September 23, 1994 (Inception) and began providing Internet services in July 1995. The Company commenced its retail operations in November 1996. The Company's targeted markets include residential and business customers in Missouri.

The financial statements of the Company for the period January 1, 1999 to May 31, 1999 have been prepared on a going-concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $763,691 for the five-month period ended May 31, 1999 and as of May 31, 1999 had an accumulated deficit of $4,933,386. Additionally, the Company continues to commit substantial capital expenditures as it relates to improvements and upgrades to its infrastructure, which are necessary for the Company to be able to offer its future core services. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Furthermore, the online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet services providers
(ISPs), Internet directory services, and telecommunications companies are likely to enhance their service offerings, resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs, increase spending on marketing, limit the Company's ability to expand its subscriber base, and result in increased attrition in the existing subscriber base. The Company's viability as a going concern is dependent upon management's operational and financing plans to address these conditions which include, but are not limited to, obtaining additional equity and debt financing, continuing investments in its infrastructure to increase its efficiency and capacity to serve additional customers, and employing marketing strategies to increase its customer base. Although there can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow, the Company believes that these steps are appropriate and will enable the Company to effectively reorganize its operations. Under current circumstances, the Company's ability to continue as a going concern depends upon the successful implementation of its plan. If the Company is unsuccessful in its efforts, it may be necessary to undertake such other actions as may be appropriate to preserve asset values. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                CDM On-Line, Inc.

                                  May 31, 1999

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

Property and Equipment

Property and equipment, including leasehold improvements, are stated at cost. Costs related to software developed for internal use are capitalized in accordance with AcSEC Statement of Position 98-1, Accounting for the Costs of Computer Software Developed For or Obtained For Internal Use. Depreciation is calculated using the straight-line method over the estimated useful lives ranging from 18 months to 15 years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life of the assets.

Equipment acquired under capital leases is amortized over its related lease terms or its estimated productive useful lives, depending on the criteria met in determining the lease's qualification as a capital lease. Costs of repairs and maintenance are charged to expense as incurred.

Inventory

Inventory consists of cellular and other wireless communication products and accessories and is stated at the lower of cost (specific identification basis) or market.

Customer Lists

The cost of customer lists acquired is being amortized over three years using the straight-line method.

                                CDM On-Line, Inc.

                                  May 31, 1999

2. Summary of Significant Accounting Policies (continued)

Goodwill

Goodwill, which represents the cost in excess of the fair market value of identifiable net assets acquired, is being amortized using the straight-line method over three years.

Impairment of Long-Lived Assets

At each balance sheet date, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. The Company made no adjustments to the carrying values of its assets during the period January 1, 1999 to May 31, 1999.

Stock Compensation

The Financial Accounting Standards Board's SFAS No. 123, Accounting for Stock-Based Compensation, establishes the use of the fair value-based method of accounting for stock-based employee compensation arrangements, under which compensation cost is determined using the fair value of stock-based compensation determined as of the grant date and is recognized over the periods in which the related services are rendered. SFAS No. 123 also permits companies to elect to continue using the intrinsic value accounting method specified in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB
25), and related interpretations to account for stock-based compensation. The Company has elected to retain the intrinsic value-based method and will disclose in its financial statements the pro forma effect of using the fair value-based method to account for its stock-based compensation.

Revenue Recognition

Access revenues: Internet customers are billed in advance for the periods for which Internet services are provided. Internet access service plans range from one month to one year. The Company defers recognition of revenue on these advance billings and amortizes the amounts to revenue on a straight-line basis as the services are provided.

                                CDM On-Line, Inc.

                                  May 31, 1999

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

Retail revenues: These revenues consist primarily of retail product sales of cellular and other wireless products, such as phones, pagers, and related accessories. Such sales are recorded upon customer purchase. The Company also generates revenues from activation commissions from cellular carriers for each new cellular phone subscription sold by the Company. Revenue from such commissions is recorded upon customer subscription. New subscription activation commissions are fully refundable if the subscriber cancels service within a certain minimum period of continuous active service (generally 180 days). Customers generally sign a service agreement that requires a customer deposit which is forfeited in case of early cancellation. At May 31, 1999, the Company's allowance for accounts receivable includes an amount for estimated cancellation losses, net of deposit forfeitures.

The Company generally receives monthly residual income from the cellular service providers based on a percentage of actual phone usage by subscribers. Revenue from residual income is recorded as the cellular service is provided. Revenue from prepaid pager service is deferred and recognized over the period service is provided, usually annually. Revenue from monthly installment pager service contracts is recorded as received.

Other revenues: Other revenues consist of setup and installation fees and selling equipment and software.

Costs of Revenues

Costs of access revenues primarily consist of telecommunications expenses inherent in the network infrastructure, including fees paid for the lease of the Company's backbone. Costs of retail revenues consist of the costs of cellular and other wireless communication products and accessories purchased for resale. Costs of other revenues primarily consist of the costs of equipment and software purchased for resale.

Advertising Costs

All advertising and promotion costs are expensed as incurred and totaled $77,567 for the period January 1, 1999 to May 31, 1999.

                                CDM On-Line, Inc.

                                  May 31, 1999

2. Summary of Significant Accounting Policies (continued)

Income Taxes

The Company is treated as an S Corporation under the provisions of the Internal Revenue Code, whereby the Company's income or loss is allocated to the individual stockholders for federal income tax purposes. While the Company is not subject to federal income taxes, it is subject to certain state and local taxes, which were not significant for the period presented.

If the Company had been subject to federal and certain state income taxes for the period ended May 31, 1999, the Company would have been in a net deferred tax asset position which would have been fully offset by a valuation allowance. Any tax benefit or provision for the period ended also would have been fully offset by changes in the deferred tax asset valuation allowance. Therefore, unaudited pro-forma income tax information is not presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and certain state income taxes.

Financial Instruments and Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by a high-credit-quality financial institution. For accounts receivable, the Company performs ongoing credit evaluations of the financial condition of its customers and does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. The concentration of credit risk is mitigated by the large customer base. The net carrying amount of the receivables approximates their fair value.

Sources of Supplies

The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

Although the Company attempts to maintain numerous vendors for required products, its modems, terminal servers, and high-performance routers, which are important components of its network, are each currently acquired from three sources. In addition,

                                CDM On-Line, Inc.

                                  May 31, 1999

2. Summary of Significant Accounting Policies (continued)

Sources of Supplies (continued)

some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as its network infrastructure grows, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.

3. Business Combinations

During the period January 1, 1999 to May 31, 1999, the Company acquired certain assets from three Internet access service providers as described below:

On February 17, 1999, the Company purchased the customer list of KC One Internet Services, Inc. for approximately $75,000. Approximately $37,000 was allocated to the acquired customer list, and approximately $38,000 was allocated to goodwill.

On March 31, 1999, the Company entered into an asset purchase agreement to acquire the customer base and certain computer equipment of Web World Services, Inc. for approximately $167,000, including approximately $19,000 for the payment of a liability related to terminating a lease agreement. Approximately $65,000 was allocated to the acquired customer list, and approximately $89,000 was allocated to goodwill.

On April 9, 1999, the Company entered into an asset purchase agreement to acquire the customer base and certain networking equipment of LidaNet, Inc. for approximately $213,000, including approximately $72,000 for the payment of certain liabilities related to terminating certain lease agreements. Approximately $103,000 was allocated to the acquired customer list, and approximately $68,000 was allocated to goodwill.

The above acquisitions were accounted for under the purchase method, and accordingly, the purchase prices were allocated to assets acquired and liabilities assumed based upon their estimated fair values at the dates of acquisition. The customer lists were valued at $200 per subscriber acquired, which represents the estimated fair value of such subscribers based upon recent transactions in the ISP industry. Included in the purchase prices listed above are legal and acquisition costs of $30,000. For those businesses acquired, the results of operations are included in the Company's statement of operations from the dates of acquisition.

                                CDM On-Line, Inc.

                                  May 31, 1999

3. Business Combinations (continued)

The combined historical results for KC One Internet Services, Inc., Web World Services, Inc., and LidaNet, Inc. were not deemed to be material and thus the unaudited proforma combined historical results are not presented.

4. Property and Equipment

Property and equipment consist of the following at May 31, 1999:

    Computer equipment                                         $1,801,319
    Software                                                      170,512
    Furniture, fixtures, and office equipment                      33,864
    Land, building, and leasehold improvements                    109,930
    Vehicles                                                       44,913
                                                           ------------------
                                                                2,160,538

    Less accumulated depreciation and amortization               (763,254)
                                                           ------------------
                                                               $1,397,284
                                                           ==================

5. Related Party Transactions

Affiliates include officers, employees, and other corporations and partnerships that are substantially or partially owned by officers and stockholders of the Company. The significant affiliates include CBC Distribution and Marketing, Inc., CDM Fantasy Sports, Inc., CDM Properties Management, L.L.C. (CDM Properties), and BroadSpan Communications, Inc. (BroadSpan).

As of May 31, 1999, amounts due from affiliates consist of the following:

Advances to affiliates                                       $1,454,331
Accounts receivable - trade affiliates                          170,480
                                                           ---------------
                                                             $1,624,811
                                                           ===============

The advances to affiliates are unsecured, due on demand, and bear interest at 12 percent per annum, which is payable upon repayment of the advances.

As of May 31, 1999, the due to affiliates was $160,018 and consisted primarily of borrowings from affiliates. Such advances are unsecured, due on demand, and bear interest at 12 percent.

                                CDM On-Line, Inc.

                                  May 31, 1999

5. Related Party Transactions (continued)

Revenues derived from affiliates related to providing Internet access and other services for the period January 1, 1999 to May 31, 1999 were approximately $126,172. Expenses and costs incurred to affiliates related to purchasing advertising and insurance for the period January 1, 1999 to May 31, 1999 were approximately $23,332.

The Company leases office space under noncancelable operating leases from an affiliate. The leases expire in August 2008, contain an option to renew for a five-year term, and provide for additional rent related to the Company's share of certain taxes and operating expenses. Rent expense associated with these leases was approximately $36,000 from January 1, 1999 to May 31, 1999, and such amounts and the future minimum lease payment are included in the disclosure in
Note 10.

The Company leases certain network-related equipment on a month-to-month basis from an affiliate. Rent expense for the equipment for the period January 1, 1999 to May 31, 1999 was approximately $29,000. Total future minimum lease payments under these month-to-month leasing arrangements are expected to approximate $35,000 and will be paid within one year.

An affiliate provides the Company the use of its programmers, certain equipment, payroll services and the administration of the 401(k) defined contribution plan. All labor and administrative costs provided by the affiliate were expensed and were $233,162 during the five months ended May 31, 1999.

In May 1999, the Company sold its investment in Interchange Technologies, Inc., which was an investment in a private company that provided educational courses over the Internet, to CDM Properties for $160,000. This purchase price represented the net book value of that investment on the date of sale, and accordingly, no gain or loss occurred as a result of this transaction.

6. Intangible Assets

Intangible assets consisted of the following at May 31, 1999:

    Acquired customer list                              $206,000
    Goodwill                                             195,083
                                                     ---------------
                                                         401,083
    Less accumulated amortization                        (31,236)
                                                     ---------------
                                                        $369,847
                                                     ===============

                                CDM On-Line, Inc.

                                  May 31, 1999

7. Accrued Liabilities

Accrued liabilities consisted of the following at May 31, 1999:

    Due to employee from treasury stock transaction            $125,000
    Other                                                       211,555
                                                             -------------
                                                               $336,555
                                                             =============

8. Employee Benefit Plan

Employees of the Company are eligible to participate in a defined contribution 401(k) profit sharing plan, sponsored by an affiliate, covering substantially all eligible employees. The Company matches 100 percent of the first 6 percent of compensation that employees contribute into the plan. Additional contributions may be made to the plan at the discretion of Company management. The Company made contributions of $20,310 to the plan for the period January 1, 1999 to May 31, 1999.

9. Line of Credit

The Company has a line of credit with a bank allowing borrowings of up to $25,000. Interest is payable monthly at the bank's prime rate plus .5 percent (9.00 percent at May 31, 1999). The principal balance and any unpaid accrued interest are payable on November 20, 1999. The line is secured by accounts receivable, inventory, and property and equipment and is personally guaranteed by certain stockholders. No borrowings were outstanding against the line at May 31, 1999.

10. Commitments

Lease Commitments

The Company leases vehicles and office and retail space under noncancelable operating lease agreements. The leases for office and retail space generally include renewal options and require the Company to pay a portion of the expenses for common areas, including maintenance, real estate taxes, and other expenses. Rent expense under all operating leases for the period January 1, 1999 to May 31, 1999 was $123,894.

The Company leases certain computer equipment under capital leases with an affiliate. These lease agreements require the Company to make a refundable deposit equal to approximately 25 percent of the fair market value of the equipment at the lease inception

                                CDM On-Line, Inc.

                                  May 31, 1999

10. Commitments (continued)

Lease Commitments (continued)

date. The total amount deposited to this affiliate under these leases was $295,739. The assets under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The related computer equipment had a cost and accumulated amortization of $918,082 and $53,830, respectively, at May 31, 1999. Amortization of leased equipment is included in depreciation and amortization.

Future minimum lease payments under capital leases and noncancelable operating leases with initial or remaining lease terms in excess of one year (including operating lease commitments to affiliates disclosed in Note 5) are as follows at May 31, 1999:

                                                                  Capital         Operating
                                                                   Leases          Leases
                                                            -------------------------------------
2000                                                           $    488,049    $      349,451
2001                                                                399,001           338,982
2002                                                                147,694           316,531
2003                                                                      -           211,748
2004                                                                      -           198,590
Thereafter                                                                -           433,971
                                                            -------------------------------------
Total minimum lease payments                                      1,034,744        $1,849,273
                                                                             ====================
Less amount representing interest                                   153,925
                                                            -----------------
Present value of minimum lease payments (including
   current portion of $388,473)                                $    880,819
                                                            =================

Backbone Agreement

At May 31, 1999, the Company has three agreements with its principal ISP which require payment of minimum monthly Internet access and other charges totaling $19,185 per month. Additional monthly charges are incurred for the use of capacity above the amounts contracted in the agreements. The agreements automatically renew on a month-to-month basis unless the ISP or Company terminates them, as described in the agreements. Expenses incurred under these agreements were $120,405 for the period January 1, 1999 to May 31, 1999.

                                CDM On-Line, Inc.

                                  May 31, 1999

11. Stockholder Equity

Restrictive Stock Agreement

Under the terms of the 1994 restrictive stock agreement, as subsequently amended in November 1996, certain employees/stockholders are restricted in their ability to sell common stock of the Company. Specifically, if a stockholder desires to sell Company common stock, written consent of the sale must be obtained from the Company. In the absence of written consent, the Company possesses a "right of first refusal" under which the employees/stockholders must first offer the stock for sale to the Company before it may be sold to another party. The purchase price for common stock purchased under the right of first refusal is based on book value. The Company also has the right to purchase common stock from an employee under voluntary or involuntary termination, as defined. The purchase price for a voluntary termination is the book value, while for involuntary termination the purchase price is a formula price defined in the agreement. If the Company decides not to exercise its right of first refusal or right to purchase stock in the event of termination, each stockholder has the right for a certain period of time to purchase such common stock at the same price and terms as the Company's rights. The restrictive stock agreement also obligates the Company to repurchase, at a formula price, all of the stock owned by an employee/stockholder in the event of death.

Common Stock

In December 1997, the Board of Directors approved the implementation of an employee stock purchase program whereby employees eligible for the 401(k) defined contribution plan are also eligible to purchase Company stock through payroll withholdings. Purchases of Company stock are made at the end of each quarter at a price determined by a formula, essentially based on multiples of sales and certain other factors. During the period January 1, 1999 to May 31, 1999, employees purchased 850 shares of stock through the stock purchase program for $10,257. Employees may sell and the Company is obligated to buy common stock purchased under the program at the formula price in the quarter in which the common stock is sold. Repurchased shares are carried as treasury stock, at cost.

In December 1997, the Company granted an officer an option to purchase 10,000 shares of common stock at an exercise price of $15 per share. The option vested immediately and expires five years from the grant date.

In January 1998, the Board of Directors awarded 9,000 shares of common stock to certain employees, of which 1,100 vested immediately. The remaining 7,900 shares of common stock were to vest after the completion of two years of service ending December 1999, at

                                CDM On-Line, Inc.

                                  May 31, 1999

11. Stockholder Equity (continued)

Common Stock (continued)

which time the earned shares of common stock would be issued. In January 1999, one employee was terminated by the Company, and the related 500 shares were forfeited and canceled. Compensation cost was measured at the date of the award based on the formula price, which the Company believed approximated fair value, used in the restrictive stock agreement and the employee stock purchase program. This cost was to be amortized to expense over the applicable vesting period in which the award was earned. In connection with the exchange of shares with Primary Network Holdings, Inc. (PNH) (Note 14), all 7,400 remaining shares became fully vested on March 31, 1999. Also in March 1999, the Company awarded 51,841 shares of common stock to certain employees, all of which vested immediately. Compensation expense for these awards is measured based on estimated fair value at the date of the award. For the period January 1, 1999 to May 31, 1999, the Company recognized compensation expense of $390,615, which includes $31,533 related to the amortization of the 7,400 shares of common stock. Finally in March 1999, the Company issued 422,693 options to employees at an exercise price of $15 per share. As the exercise price of the options was above fair value at the grant date, no compensation expense was recorded by the Company related to these options. Effective May 31, 1999, all of these options, as well as the option to purchase 10,000 shares granted in December 1997, were canceled. No other options were granted, forfeited, or expired during 1999, and no options were outstanding at May 31, 1999.

Under SFAS No. 123, the Minimum Value method may be used by nonpublic companies to value an option. This includes estimating the risk-free interest rate, the expected dividend yield, and the life of the options. Based on this option valuation model, the weighted average fair value of options granted and the total pro forma compensation expense to be disclosed as prescribed under SFAS No. 123 for the period January 1, 1999 to May 31, 1999 are immaterial.

During the period January 1, 1999 to May 31, 1999, the Company sold 214,298 shares of common stock for $2,246,172. These stockholders are subject to the restrictive stock agreement disclosed above.

Contributions to Capital

During the five months ended May 31, 1999, an affiliate provided $233,162 of services to the Company at no cost. The Company recorded these transactions as additional capital contributions.

                                CDM On-Line, Inc.

                                  May 31, 1999

12. Discontinued Operations

On January 1, 1999, the Board of Directors approved a decision to discontinue the Company's Web development division. On May 19, 1999, the Company sold that line of business to an affiliate. Sales of the Web development division for the period January 1, 1999 to May 19, 1999 were $172,414. The Company sold all assets of the division, with the exception of accounts receivable totaling $125,020 as of May 31, 1999, for an amount equaling their net book value of approximately $7,000 as of the disposal date and a 3 percent royalty of future Web development gross revenues of the affiliate for two years.

13. Segment Information

The Company has two reportable segments, Internet and Retail, which are separate operating units that offer different products and services and are managed accordingly. Performance of each segment is evaluated by management based on income (loss) from continuing operations. Transactions between segments are reported at fair value and the accounting polices of the segments are the same as those in Note 1.

The Internet segment provides full service access to the Internet for corporate and residential customers including dial-up and dedicated services and activities related to setup and installation, selling equipment, and software. The Retail segment sells cellular and other wireless communication products, including phones, pagers, and related accessories.

The following segment information is as of May 31, 1999 or for the five months then ended:

                                                     Internet         Retail          Total
                                                  ------------------------------------------------
Revenues from external customers                    $2,315,160        $518,124      $2,833,284
Depreciation and amortization                          168,923          17,016         185,939
Stock-based compensation expense                       390,615             -           390,615
Interest expense                                        15,655           3,503          19,158
Loss from continuing operations                       (329,157)       (352,749)       (681,906)
Loss from disposal of discontinued Web
   development division (Note 12)                      (81,785)             -          (81,785)
Net loss                                              (410,942)       (352,749)       (763,691)
Segment assets                                       4,093,931         347,099       4,441,030
Capital expenditures                                   145,672           1,887         147,559

                                CDM On-Line, Inc.

                                  May 31, 1999
14. Subsequent Events

Effective the close of business on May 31, 1999, the Company executed a plan of reorganization whereby all common stockholders of the Company exchanged each of their shares for 16.67 shares in PNH, a newly formed holding company. This transaction terminated the restrictive stock agreement (see Note 11) as of that date. In addition, all of the common stockholders of BroadSpan (see Note 5), a Competitive Local Exchange Carrier, exchanged each of their shares for 13.227 shares in PNH. This reorganization will allow PNH, of which the Company and BroadSpan will be wholly owned subsidiaries, to cross-sell Internet access and cellular services to its local and long distance telephone customers. Additionally, on June 1, 1999, PNH raised a combination of debt and equity proceeds approximating $53,000,000 from various investors. The proceeds are expected to be used to acquire ISPs, develop and offer DSL technology, and grow revenues through aggressive marketing.

On June 17, 1999, the Company purchased all outstanding common stock of Q Networks, Inc. for approximately $5,000,000.

On June 21, 1999, the Company purchased the Internet dial-up customer base and certain assets of CySource Inc. for approximately $650,000.

On August 6, 1999, the Company purchased substantially all of the assets of Inlink Communications Company for approximately $4,700,000.

                              Financial Statements

                                CDM On-Line, Inc.

                     Years ended December 31, 1997 and 1998
                       with Report of Independent Auditors

                                CDM On-Line, Inc.

                              Financial Statements

                     Years ended December 31, 1997 and 1998

                                    Contents

Report of Independent Auditors..............................................F-71

Financial Statements

Balance Sheets..............................................................F-72
Statements of Operations....................................................F-73
Statements of Stockholders' Deficit.........................................F-74
Statements of Cash Flows....................................................F-75
Notes to Financial Statements...............................................F-76

                         Report of Independent Auditors

The Board of Directors and Stockholders
CDM On-Line, Inc.

We have audited the accompanying balance sheets of CDM On-Line, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CDM On-Line, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                                                  Ernst & Young LLP

March 22, 1999
St. Louis, Missouri

                                CDM On-Line, Inc.

                                 Balance Sheets

                                                                                December 31
                                                                        1997                  1998
                                                                --------------------------------------------
Assets
Current assets:
   Cash and cash equivalents                                      $      148,527          $    300,580
   Accounts receivable, less allowance for doubtful accounts
     of $27,604 in 1997 and $89,085 in 1998                              279,934               296,190
   Due from affiliates                                                    29,172               268,756
   Inventory                                                             109,335               130,534
   Other current assets                                                    3,442                41,118
                                                                --------------------------------------------
Total current assets                                                     570,410             1,037,178

Property and equipment, net                                              521,771               452,646

Other assets                                                             171,380               174,105
                                                                --------------------------------------------
                                                                  $    1,263,561           $ 1,663,929
                                                                ============================================

Liabilities and stockholders' deficit
Current liabilities:
   Line of credit                                                 $            -         $      20,000
   Accounts payable                                                      204,568               372,564
   Accrued expenses                                                      166,815               185,042
   Unearned revenues                                                     213,938               390,548
   Due to affiliates                                                   1,461,998               899,509
                                                                --------------------------------------------
Total current liabilities                                              2,047,319             1,867,663

Stockholders' deficit:
   Common stock, $.15 par value, 2,000,000 shares
     authorized, 1,197,745 and 1,222,406 shares issued in
     1997 and 1998, respectively                                         179,662               183,361
   Additional paid-in capital                                          1,972,157             3,841,839
   Accumulated deficit                                                (2,935,577)           (4,169,695)
                                                                --------------------------------------------
                                                                        (783,758)             (144,495)
   Treasury stock at cost                                                      -               (59,239)
                                                                --------------------------------------------
                                                                        (783,758)             (203,734)
                                                                --------------------------------------------
                                                                  $    1,263,561        $    1,663,929
                                                                ============================================


See accompanying notes.

                                CDM On-Line, Inc.

                            Statements of Operations

                                                                          Year ended December 31
                                                                        1997                  1998
                                                                --------------------------------------------
Revenues:
    Access revenues                                                  $ 1,496,237            $3,216,463
    Retail revenues                                                      549,997               883,380
    Other revenues                                                       529,318               695,728
                                                                --------------------------------------------
                                                                       2,575,552             4,795,571

Costs and expenses:
    Costs of access revenues                                             701,439             1,184,433
    Costs of retail revenues                                             371,235               529,992
    Costs of other revenues                                              245,273               482,580
    Operations and customer support                                      494,292               671,592
    Sales and marketing                                                  645,827               745,067
    General and administrative                                           661,481             1,189,052
    Retail store expenses                                                773,634             1,013,136
    Depreciation and amortization                                        233,073               263,063
                                                                --------------------------------------------
                                                                       4,126,254             6,078,915
                                                                --------------------------------------------

Loss from operations                                                  (1,550,702)           (1,283,344)

Other income (expense):
    Interest expense - affiliates                                        (83,131)             (189,175)
    Interest expense                                                        (675)               (1,805)
    Other income, net                                                     44,331                 4,314
                                                                --------------------------------------------
Loss from continuing operations                                       (1,590,177)           (1,470,010)
Income from operations of discontinued Web development
  division (Note 12)                                                     147,374               235,892
                                                                --------------------------------------------
Net loss                                                             $(1,442,803)        $  (1,234,118)
                                                                ============================================

See accompanying notes.

                                CDM On-Line, Inc.

                       Statements of Stockholders' Deficit

                                                                              Additional
                                                       Common Stock            Paid-In      Accumulated        Treasury Stock
                                                  Shares       Amount          Capital        Deficit       Shares         Amount
                                                 ----------------------------------------------------------------------------------

Balance at December 31, 1996                      1,197,745    $179,662       $   916,063   $(1,492,774)           -   $       -
   Net loss                                               -           -                 -    (1,442,803)           -           -
   Forgiveness of advances by stockholders
     and contribution of services                         -           -         1,056,094             -            -           -
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 1997                      1,197,745     179,662         1,972,157    (2,935,577)           -           -
   Net loss                                               -           -                 -    (1,234,118)           -           -
   Forgiveness of advances by stockholders
     and contribution of services                         -           -         1,548,166             -            -           -
   Sale of stock to employees                        19,967       2,995           238,007             -            -           -
   Sale of stock to employees under employee
     stock purchase arrangement
                                                      3,594         539            37,517             -            -           -
   Stock awards to employees                          1,100         165             9,889             -            -           -
   Amortization of vested stock                           -           -            36,103             -            -           -
   Common stock purchased for treasury
                                                          -           -                 -             -        5,393     (59,239)
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 1998                      1,222,406    $183,361        $3,841,839   $(4,169,695)       5,393    $(59,239)
                                                 ==================================================================================

See accompanying notes.

                                CDM On-Line, Inc.

                            Statements of Cash Flows

                                                                          Year ended December 31
                                                                        1997                  1998
                                                                --------------------------------------------
Operating activities
Net loss                                                             $(1,442,803)          $(1,234,118)
Adjustments to reconcile net loss to net cash used in
  operating activities:
   Depreciation and amortization                                         233,073               263,063
   Stock-based compensation expense                                            -                46,157
   Allowance for doubtful accounts                                         1,274                61,481
   Gain on disposal of equipment to affiliates                           (29,539)                    -
   Changes in operating assets and liabilities:
     Accounts receivable                                                 (57,782)              (77,737)
     Due from affiliates                                                 (23,958)              (87,412)
     Inventory                                                           (91,605)              (21,199)
     Other current assets                                                  9,477               (37,676)
     Other assets                                                         (7,095)               (2,725)
     Accounts payable                                                    114,399               167,996
     Accrued expenses                                                     68,241                18,227
     Unearned revenues                                                   143,518               176,610
                                                                --------------------------------------------
Net cash used in operating activities                                 (1,082,800)             (727,333)

Investing activities
Advances to affiliates                                                         -              (152,172)
Purchases of property and equipment                                     (340,899)             (193,938)
Proceeds from disposal of equipment to affiliates                         81,718                     -
Investments in and advances to unconsolidated subsidiaries
                                                                         (60,000)                    -
                                                                --------------------------------------------
Net cash used in investing activities                                   (319,181)             (346,110)

Financing activities
Bank overdraft                                                            (4,437)                    -
Net proceeds under line of credit                                              -                20,000
Purchase of common stock held in treasury                                      -               (59,239)
Due to affiliates                                                      1,554,945               985,677
Proceeds from issuance of common stock                                         -               279,058
                                                                --------------------------------------------
Net cash provided by financing activities                              1,550,508             1,225,496
                                                                --------------------------------------------
Net increase in cash and cash equivalents                                148,527               152,053
Cash and cash equivalents at beginning of year                                 -               148,527
                                                                --------------------------------------------
Cash and cash equivalents at end of year                             $   148,527             $ 300,580
                                                                ============================================


See accompanying notes.

                                CDM On-Line, Inc.

                          Notes to Financial Statements

                                December 31, 1998

1. Organization

CDM On-Line, Inc. (the "Company") is a local provider of Internet access and other Internet-related services in St. Louis and Kansas City, Missouri. In addition, the Company serves as an authorized agent of Southwestern Bell Mobile Systems and operates cellular and other wireless communication products retail stores in the St. Louis metropolitan area. The Company was organized on September 23, 1994 (Inception) and began providing Internet services in July 1995. The Company commenced its retail operations in November 1996. The Company's targeted markets include residential and business customers in Missouri.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company has incurred losses since its inception, has had negative cash flows from operations in all periods, and has working capital and stockholders' equity deficiencies. Management's operational and financing plans to address these conditions include but are not limited to obtaining additional equity and debt financing, continuing investments in its network infrastructure to increase its network efficiency and capacity to serve additional subscribers, and employing marketing strategies to increase its subscriber base. Subsequent to December 31, 1998, the Company raised approximately $2,300,000 in cash from the sale of common stock. Further, the Company's stockholders have agreed to provide the Company with the necessary funds to meet all of its working capital needs during 1999.

The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services, and telecommunications companies are likely to enhance their service offerings, resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs, increase spending on marketing, limit the Company's ability to expand its subscriber base, and result in increased attrition in the existing subscriber base. The accompanying financial statements have been prepared on a basis which contemplates the realization of the assets and satisfaction of liabilities in the normal course of business.

                                CDM On-Line, Inc.

                                December 31, 1998

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

Property and Equipment

Property and equipment, including leasehold improvements, are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives ranging from 18 months to 15 years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life of the assets.

Inventory

Inventory consists of cellular and other wireless communication products and accessories and is stated at the lower of cost (specific identification basis) or market.

Impairment of Long-Lived Assets

At each balance sheet date, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. The Company made no adjustments to the carrying values of its assets during the years ended December 31, 1997 and 1998.

Stock Compensation

The Company accounts for its stock-based compensation plans and arrangements using the intrinsic value method prescribed by Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees.

                                CDM On-Line, Inc.

                                December 31, 1998

2. Summary of Significant Accounting Policies (continued)

Stock Compensation (continued)

SFAS No. 123, Accounting for Stock-Based Compensation, requires that companies electing to continue using the intrinsic value method make pro forma disclosures of net income as if the fair value-based method of accounting had been applied. The pro forma effect of using the fair value-based method to account for its stock-based compensation would have resulted in no difference to the net loss reported by the Company in 1997 and 1998.

Revenue Recognition

Access revenues: Internet customers are billed in advance for the periods for which Internet services are provided. The Company defers recognition of revenue on these advance billings and amortizes the amounts to revenue on a straight-line basis as the services are provided.

Retail revenues: These revenues consist primarily of retail product sales of cellular and other wireless products, such as phones, pagers, and related accessories. Such sales are recorded upon customer purchase. The Company also generates revenues from activation commissions from cellular carriers for each new cellular phone subscription sold by the Company. Revenue from such commissions is recorded upon customer subscription. New subscription activation commissions are fully refundable if the subscriber cancels service within a certain minimum period of continuous active service (generally 180 days). Customers generally sign a service agreement that requires a customer deposit which is forfeited in case of early cancellation. At December 31, 1997 and 1998, the Company's allowance for accounts receivable includes an amount for estimated cancellation losses, net of deposit forfeitures.

The Company generally receives monthly residual income from the cellular service providers based on a percentage of actual phone usage by subscribers. Revenue from residual income is recorded as the cellular service is provided. Revenue from prepaid pager service is deferred and recognized over the period service is provided, usually annually. Revenue from monthly installment pager service contracts is recorded as received.

Other revenues: Other revenues consist of setup and installation fees and selling equipment and software.

                                CDM On-Line, Inc.

                                December 31, 1998

2. Summary of Significant Accounting Policies (continued)

Costs of Revenues

Costs of access revenues primarily consist of telecommunications expenses inherent in the network infrastructure, including fees paid for the lease of the Company's backbone. Costs of retail revenues consist of the costs of cellular and other wireless communication products and accessories purchased for resale. Costs of other revenues primarily consist of the costs of equipment and software purchased for resale.

Advertising Costs

All advertising and promotion costs are expensed as incurred. During the years ended December 31, 1997 and 1998, the Company incurred advertising costs of approximately $330,900 and $200,300, respectively.

Income Taxes

The Company is treated as an S Corporation under the provisions of the Internal Revenue Code, whereby the Company's income or loss is allocated to the individual stockholders for federal income tax purposes. While the Company is not subject to federal income taxes, it is subject to certain state and local taxes, which were not significant for the periods presented.

If the Company had been subject to federal and certain state income taxes for the two year period ended December 31, 1998, the Company would have been in a net deferred tax asset position which would have been fully offset by a valuation allowance. Any tax benefit or provision for those years also would have been fully offset by changes in the deferred tax asset valuation allowance. Therefore, unaudited pro-forma income tax information is not presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and certain state income taxes.

Financial Instruments and Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by a high-credit-quality financial institution. For accounts receivable, the Company performs ongoing credit evaluations of the financial condition of its customers and does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. The concentration of credit risk is mitigated by the

                                CDM On-Line, Inc.

                                December 31, 1998

2. Summary of Significant Accounting Policies (continued)

Financial Instruments and Concentration of Credit Risk (continued)

large customer base. The net carrying amount of the receivables approximates their fair value.

3. Property and Equipment

Property and equipment consist of the following:

                                                                               December 31
                                                                        1997                1998
                                                                 ------------------- --------------------

    Computer equipment                                                 $ 732,455         $   777,521
    Software                                                              22,004              49,721
    Furniture, fixtures, and office equipment                             21,166              26,213
    Land, building, and leasehold improvements                            55,919             169,529
    Vehicles                                                              42,413              44,913
                                                                 ------------------- --------------------
                                                                         873,957           1,067,897
    Less accumulated depreciation and amortization                      (352,186)           (615,251)
                                                                 ------------------- --------------------
                                                                       $ 521,771         $   452,646
                                                                 =================== ====================

4. Other Assets

Other assets consist of the following:

                                                                               December 31
                                                                        1997                1998
                                                                 ------------------- --------------------

    Investment in Interchange Technologies, Inc.                       $ 160,000         $   160,000
    Other non-current assets                                              11,380              14,105
                                                                 ------------------- --------------------
                                                                       $ 171,380         $   174,105
                                                                 =================== ====================

                                CDM On-Line, Inc.

                                December 31, 1998

5. Accrued Expenses

Accrued expenses consist of the following:

                                                                               December 31
                                                                        1997                1998
                                                                 ------------------- --------------------

    Accrued payroll and related expenses                               $ 124,849         $   150,358
    Other accrued expenses                                                41,966              34,684
                                                                 ------------------- --------------------
                                                                       $ 166,815         $   185,042
                                                                 =================== ====================

6. Related Party Transactions

Affiliates include officers, employees, and other corporations and partnerships that are substantially or partially owned by officers and stockholders of the Company. The significant affiliates include CBC Distribution and Marketing, Inc., CDM Fantasy Sports, Inc., CDM Properties Management, L.L.C., and Primary Communications, Inc.

As of December 31, 1997 and 1998, amounts due from affiliates consist of the following:

                                                          December 31
                                                    1997              1998
                                                -------------------------------

Advances to affiliates                            $       -       $152,172
Accounts receivable - trade affiliates               29,172        116,584
                                                -------------------------------
                                                    $29,172       $268,756
                                                ===============================

The advances to affiliates are unsecured, are due on demand, and bear interest at 12 percent per annum, which is payable upon repayment of the advances.

As of December 31, 1997 and 1998, the due to affiliates was $1,461,998 and $899,509, respectively, and consisted solely of borrowings from affiliates. Such advances are unsecured, are due on demand, and bear interest in 1997 at rates ranging from 5.63 percent to 6.07 percent and at 12 percent in 1998 as published by the Internal Revenue Service.

Revenues derived from affiliates related to providing Internet access and other services were approximately $217,000 and $378,000 in 1997 and 1998, respectively. Expenses

                                CDM On-Line, Inc.

                                December 31, 1998

6. Related Party Transactions (continued)

and costs incurred to affiliates related to purchasing advertising and insurance were approximately $51,000 and $53,000 in 1997 and 1998, respectively.

The Company leases office space under noncancelable operating leases from an affiliate. The leases expire in August 2008, contain an option to renew for a five-year term, and provide for additional rent related to the Company's share of certain taxes and operating expenses. Rent expense associated with these leases was $37,000 and $76,000 in 1997 and 1998, respectively, and such amounts are included in the total rent expense disclosed in Note 9.

Future minimum lease payments under the noncancelable operating leases with the affiliate at December 31, 1998 are as follows:

1999                                                    $  91,845
2000                                                       91,847
2001                                                       94,379
2002                                                       97,189
2003                                                       97,189
Thereafter                                                466,016
                                                    ------------------
                                                         $938,465
                                                    ==================

The Company leases certain network-related equipment on a month-to-month basis from an affiliate. Rent expense for the equipment was approximately $157,000 in 1997 and $276,000 in 1998. Future minimum lease payments under the month-to-month leasing arrangements are expected to be as follows: $279,656 in 1999, $214,310 in 2000, and $38,701 in 2001.

An affiliate provides the Company the use of its programmers, certain equipment, payroll services and the administration of the 401(k) defined contribution plan. All labor and administrative costs provided by the affiliate were expensed and were $374,973 and $491,511 during the years ended December 31, 1997 and 1998, respectively.

7. Line of Credit

The Company has a line of credit with a bank allowing borrowings of up to $25,000. Interest is payable monthly at the bank's prime rate plus .5 percent (8.25 percent at December 31, 1998). The principal balance and any unpaid accrued interest are payable on November 20, 1999. The line is secured by accounts receivable, inventory, and

                                CDM On-Line, Inc.

                                December 31, 1998

7. Line of Credit (continued)

property and equipment and is personally guaranteed by certain stockholders. Borrowings of $20,000 were outstanding against the line at December 31, 1998.

8. Employee Benefit Plan

Employees of the Company are eligible to participate in a defined contribution 401(k) profit sharing plan, sponsored by an affiliate, covering substantially all eligible employees. The Company matches 100 percent of the first 6 percent of compensation that employees contribute into the plan. Additional contributions may be made to the plan at the discretion of Company management. Company matching amounts of employee contributions for the years ended December 31, 1997 and 1998, were $39,324 and $50,603, respectively.

9. Commitments

Lease Commitments

The Company leases vehicles and office and retail space under noncancelable operating lease agreements. The leases for office and retail space generally include renewal options and require the Company to pay a portion of the expenses for common areas, including maintenance, real estate taxes, and other expenses. Rent expense under these operating leases for the years ended December 31, 1997 and 1998, was $140,556 and $216,719, respectively.

Future minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year (including lease commitments to affiliates disclosed in Note 6) are as follows at December 31, 1998:

             1999                                        $   240,366
             2000                                            232,304
             2001                                            230,518
             2002                                            134,305
             2003                                             97,189
             Thereafter                                      466,016
                                                     ----------------------
                                                          $1,400,698
                                                     ======================

                                CDM On-Line, Inc.

                                December 31, 1998

9. Commitments (continued)

Backbone Agreement

The Company has agreements with its principal Internet service provider (ISP) which require payment of minimum monthly Internet access and other charges of $7,350 under one agreement through April 1999 and $6,300 under another agreement through March 1999. Additional monthly charges are incurred for the use of capacity above the amounts contracted in the agreements. The agreements automatically renew unless the ISP or Company terminates them, as described in the agreements. Expenses incurred under these agreements were $154,051 in 1997 and $218,689 in 1998.

10. Stockholder Equity

Restrictive Stock Agreement

Under the terms of the 1994 restrictive stock agreement, as subsequently amended in November 1996, certain employees/stockholders are restricted in their ability to sell common stock of the Company. Specifically, if a stockholder desires to sell Company common stock, written consent of the sale must be obtained from the Company. In the absence of written consent, the Company possesses a "right of first refusal" under which the employees/stockholders must first offer the stock for sale to the Company before it may be sold to another party. The purchase price for common stock purchased under the right of first refusal is based on book value. The Company also has the right to purchase common stock from an employee under voluntary or involuntary termination, as defined. The purchase price for a voluntary termination is the book value, while for involuntary termination the purchase price is a formula price defined in the agreement. If the Company decides not to exercise its right of first refusal or right to purchase stock in the event of termination, each stockholder has the right for a certain period of time to purchase such common stock at the same price and terms as the Company's rights. The restrictive stock agreement also obligates the Company to repurchase, at a formula price, all of the stock owned by an employee/stockholder in the event of death.

Common Stock

In December 1997, the Board of Directors approved the implementation of an employee stock purchase program whereby employees eligible for the 401(k) defined contribution plan are also eligible to purchase Company stock through payroll withholdings. Purchases of Company stock are made at the end of each quarter at a price determined by a formula, essentially based on multiples of sales and certain other factors. In 1998, employees purchased 3,594 shares of stock through the stock purchase program for

                                CDM On-Line, Inc.

                                December 31, 1998

10. Stockholder Equity (continued)

Common Stock (continued)

$38,056. Employees may sell and the Company is obligated to buy common stock purchased under the program at the formula price in the quarter in which the common stock is sold. Repurchased shares are carried as treasury stock, at cost.

In December 1997, the Company granted an officer an option to purchase 10,000 shares of common stock at an exercise price of $15 per share. The option vested immediately and expires five years from the grant date.

In January 1998, the Board of Directors awarded 9,000 shares of common stock to certain employees, of which 1,100 vested immediately. The remaining 7,900 shares of common stock vest after the completion of two years of service in December 1999, at which time the earned shares of common stock will be issued. Compensation cost is measured at the date of the award based on the formula price, which approximates fair value, used in the restrictive stock agreement and the employee stock purchase program, and such cost is amortized as expense over the period in which the award is earned over the applicable vesting period. In 1998, the Company recognized compensation expense of $46,157, which includes $36,103 related to the amortization of 7,900 shares of common stock.

Contributions to Capital

In 1997 and 1998, an affiliate distributed to its stockholders, as a tax-free distribution of its previously taxed earnings as an S Corporation, a portion of its amount due from the Company. The affiliate's stockholders, who are also stockholders of the Company, simultaneously made capital contributions to the Company for the amount distributed to them. The effect of these transactions is to reduce the amount due to the affiliate and increase additional paid-in capital by $681,121 in 1997 and $1,056,655 in 1998. In addition the affiliate provided $374,973 and $491,511 of services to the Company at no cost in 1997 and 1998, respectively. The Company recorded these transactions as additional capital contributions.

11. Segment Information

The Company has two reportable segments, Internet and Retail, which are separate operating units that offer different products and services and are managed accordingly. Performance of each segment is evaluated by management based on income (loss) from continuing operations. Transactions between segments are reported at fair value and the accounting polices of the segments are the same as those in Note 1.

                                CDM On-Line, Inc.

                                December 31, 1998

11. Segment Information (continued)

The Internet segment provides full service access to the Internet for corporate and residential customers including dial-up and dedicated services and activities related to setup and installation, selling equipment, and software. The Retail segment sells cellular and other wireless communication products, including phones, pagers, and related accessories.

The following segment information is as of December 31, or for the year then ended:

      1997

                                                 Internet              Retail           Total
                                             ------------------------------------------------------
    Revenues from external customers             $ 2,025,555         $ 549,997      $ 2,575,552
    Depreciation and amortization                    221,879            11,194          233,073
    Stock-based compensation                               -                 -                -
    Interest expense                                  65,910            17,896           83,806
    Loss from continuing operations                 (915,232)         (674,945)      (1,590,177)
    Income from discontinued operations
       - Web development (Note 13)                   147,374                 -          147,374
    Net loss                                        (767,858)         (674,945)      (1,442,803)
    Segment assets                                   906,145           357,416        1,263,561
    Capital expenditures                             218,953           121,946          340,899

      1998

                                                 Internet              Retail           Total
                                             ------------------------------------------------------
    Revenues from external customers             $ 3,912,191         $ 883,380      $ 4,795,571
    Depreciation and amortization                    224,598            38,465          263,063
    Stock-based compensation                          46,157                 -           46,157
    Interest expense                                 155,799            35,181          190,980
    Loss from continuing operations                 (611,808)         (858,202)      (1,470,010)
    Income from discontinued operations
    - Web development (Note 13)                      235,892                 -          235,892
    Net loss                                        (375,916)         (858,202)      (1,234,118)
    Segment assets                                 1,170,156           493,773        1,663,929


                                CDM On-Line, Inc.

                                December 31, 1998

    Capital expenditures                              34,033           159,905          193,938


12. Subsequent Events

On January 1, 1999, the Board of Directors approved a decision to discontinue the Company's Web development division. The results of the Web development division have been reported separately as discontinued operations in the statement of operations. Sales for the Web development division for the years ended December 31, 1997 and 1998 were $477,311 and $651,350, respectively. Management expects the disposal to occur in the second quarter of 1999 and that the gain or loss on disposal of this division will not be material.

Since January 1, 1999 through March 22, 1999, the Company has granted 51,841 shares of common stock to certain employees and sold 214,298 shares of common stock, raising proceeds of $2,246,172

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF OFFICERS AND DIRECTORS

                  The articles of incorporation of Mpower provides that Mpower shall indemnify any director or officer for any liability and legal expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him arising out of his status or actions as a director or officer if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Mpower, and had no reasonable cause to believe his conduct was unlawful.

                  The by-laws of Mpower state that, except as otherwise provided in the Mpower by-laws, Mpower shall indemnify any officer or director in the event he is made a party to a proceeding because he is or was a director or officer against liability incurred by him in the proceeding if he acted in good faith and in a manner he believed to be in or not opposed to the best interests of Mpower and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Mpower by-laws further state that Mpower shall not indemnify any officer or director in connection with a proceeding in which such officer or director was adjudged liable to Mpower, unless and only to the extent the court in which the proceeding was brought or other court of competent jurisdiction determines that the officer or director is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                  The Mpower by-laws further provide that Mpower shall not indemnify any officer or director unless a separate determination has been made that indemnification of such officer or director is permissible because he has met the standard of conduct set forth in the Mpower by-laws, unless ordered by a court or advanced pursuant to the section of the Mpower by-laws concerning advancement of expenses; provided, however, that regardless of the result or absence of such determination, to the extent that such officer or director has been successful on the merits or otherwise, in the defense to an proceeding by or in right of Mpower to which he was a party, Mpower shall indemnify such officer or director against any liability incurred by him in connection with such proceeding.

                  The determination required to be made by the Mpower by-laws shall be made, at the election of the board of directors of Mpower:

                  1. by the board of directors of Mpower by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

                  2.   by special independent legal counsel:

                       (a) selected by the board of directors in the manner prescribed in subparagraph 1 immediately above; or

                       (b) if a quorum of the board of directors cannot be obtained under subparagraph 1 immediately above, selected by a majority vote of the full board of directors (in which selection directors who are parties may participate); or

                  3. by the shareholders of Mpower, provided that shares owned by or voted under the control of directors or officers who are at the time parties to the proceeding may not be voted on the determination.

                  The Mpower by-laws further provide that Mpower shall pay for or reimburse the reasonable expenses incurred by an officer or director as a party to a proceeding in advance of final disposition of the proceeding if the officer or director furnishes to Mpower a written undertaking to repay any advances if it is ultimately determined that he is not entitled to any indemnification under the Mpower by-laws or otherwise.

                  The Mpower by-laws also provide that the rights of an officer or director to indemnification set forth in the Mpower by-laws shall be in addition to any other rights with respect to indemnification, advancement of expenses or otherwise that such officer or director may be entitled to under Nevada law.

                  Both the Mpower articles of incorporation and by-laws provide that it is the intention of Mpower to provide the indemnification of officers and directors to the fullest extent provided by Nevada law.

                  With certain limitations, Sections 78.7502(1) and (2) of the Nevada Revised Statutes permit a corporation to indemnify a director or officer who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                  The Mpower articles of incorporation provide that the personal liability of all directors and officers of Mpower to any person shall be eliminated or limited to the maximum extent allowed by Nevada law except that directors and officers shall be liable for any acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

                  As permitted by Section 78.752 of the Nevada Revised Statutes, Mpower maintains liability insurance covering directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                  (a) The following documents are exhibits to the Registration
                      Statement.


Exhibit
 Number                     Description of Document
 ------                     -----------------------

  *2.1 Agreement and Plan of Merger, dated as of April 17, 2000, among Primary Network Holdings, Inc., Mpower Communications Corp. and Mpower Merger Sub, Inc. (attached as Annex A to the Joint Proxy Statement/Prospectus).
  *4.1 Shareholders Agreement among Mpower Communications Corp. and Brian Matthews, Carol Matthews, Charles Wiegert, Welton Brison, Tom Hesterman, Richard Phillips, John Alden, EC Primary LLC, Quantum Emerging Growth Partners, C.V. and TGV Partners, dated as of April 17, 2000 (attached as Annex C to the Proxy Statement/Prospectus).
  *4.2 Letter Agreement among Mpower Communications Corp. and EC Primary, L.P., Quantum Emerging Growth Partners C.V., Ravich Revocable Trust of 1989, The Ravich Children Permanent Trust, U.S. Bancorp Libra, and TGV/Primary Investors LLC, dated as of April 17, 2000 (attached as Annex D to the Proxy Statement/Prospectus).
  *4.3 Indenture, dated as of March 24, 2000, between MGC Communications, Inc., Mpower Holding Corporation and HSBC Bank USA, as trustee.
 **5.1 Opinion of Lionel, Sawyer & Collins as to the legality of the securities being registered.
 **8.1 Opinion of Shearman & Sterling as to the material United States federal income tax consequences of the merger.
 **8.2 Opinion of Milbank, Tweed, Hadley & McCloy, LLP as to the material United States federal income tax consequences of the merger.
 *10.1 Shareholders Agreement among Mpower Communications Corp. and Brian Matthews, Carol Matthews, Charles Wiegert, Welton Brison, Tom Hesterman, Richard Phillips, John Alden, EC Primary LLC, Quantum Emerging Growth Partners, C.V. and TGV Partners, dated as of April 17, 2000. (attached as Annex C to the Proxy Statement/Prospectus).
 *23.1   Consent of Arthur Anderson LLP.
 *23.2   Consent of Ernst & Young LLP.
**23.3 Consent of Lionel, Sawyer & Collins (included in Exhibit 5.1 to this Registration Statement).
**23.4 Consent of Shearman & Sterling (included in Exhibit 8.1 to this Registration Statement).
**23.5   Consent of Milbank, Tweed, Hadley & McCloy, LLP (included in Exhibit
         8.2 of this Registration Statement).
 *23.6   Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
 *24.1 Powers of Attorney. (included in the signature page of the Registration Statement).
**99.1 Form of proxy card for the Special Meeting of stockholders of Primary Network.
**99.2   Form of Letter of Transmittal.
 *99.3   Primary Network's Chairman's letter to stockholders.
 *99.4   Notice to stockholders of Primary Network.

----------------
*    Filed herewith.
**   To be filed by amendment.

ITEM 22.   UNDERTAKINGS

                  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (b) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in
Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into this Joint Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                  (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act, MGC Communications, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 10th day of May, 2000.

                                              MGC COMMUNICATIONS, INC.


                                              By /s/ Rolla P. Huff
                                                 -------------------------------
                                                 Name:  Rolla P. Huff
                                                Title:  Chief Executive Officer
                                                        and President


                                POWER OF ATTORNEY

                  The undersigned Directors and Officers of MGC Communications, Inc. hereby constitute and appoint Rolla P. Huff and Kent F. Heyman as true and lawful attorney-in-fact for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, any related registration statement and its amendments and exhibits filed pursuant to Rule 462(b) under the Securities Act and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby or under any related registration statement or any amendment hereto or thereto, with full power and authority to do and perform each and every act and thing requisite and necessary or desirable, hereby ratifying and confirming all that such attorney-in-fact or its substitute shall lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


         Signature                           Title                                             Date
         ---------                           -----                                             ----

/s/  Rolla P. Huff                        Chief Executive Officer, President and            May 9, 2000
------------------------------------      Director
     Rolla P. Huff                        (Principal Executive Officer)


/s/  Michael R. Daley                     Executive Vice President and Chief                May 9, 2000
------------------------------------      Financial Officer
     Michael R. Daley                     (Principal Financial Officer)


/s/  Frank C. Szabo                       Controller                                        May 9, 2000
------------------------------------      (Principal Accounting Officer)
     Frank C. Szabo


/s/  Maurice J. Gallagher, Jr.            Chairman of the Board of Directors                May 9, 2000
------------------------------------
     Maurice J. Gallagher, Jr.


/s/  David Kronfeld                       Director                                          May 10, 2000
------------------------------------
     David Kronfeld


/s/  Mark J. Masiello                     Director                                          May 10, 2000
------------------------------------
     Mark J. Masiello


/s/  Thomas Neustaetter                   Director                                          May 10, 2000
------------------------------------
     Thomas Neustaetter


/s/  Mark Pelson                          Director                                          May 10, 2000
---------------------------
     Mark Pelson


                                  Exhibit Index

Exhibit
 Number                       Description of Document

  *2.1 Agreement and Plan of Merger, dated as of April 17, 2000, among Primary Network Holdings, Inc., Mpower Communications Corp. and Mpower Merger Sub, Inc. (attached as Annex A to the Joint Proxy Statement/Prospectus).
  *4.1 Shareholders Agreement among Mpower Communications Corp. and Brian Matthews, Carol Matthews, Charles Wiegert, Welton Brison, Tom Hesterman, Richard Phillips, John Alden, EC Primary LLC, Quantum Emerging Growth Partners, C.V. and TGV Partners, dated as of April 17, 2000 (attached as Annex C to the Proxy Statement/Prospectus).
  *4.2 Letter Agreement among Mpower Communications Corp. and EC Primary, L.P., Quantum Emerging Growth Partners C.V., Ravich Revocable Trust of 1989, The Ravich Children Permanent Trust, U.S. Bancorp Libra, and TGV/Primary Investors LLC, dated as of April 17, 2000 (attached as Annex D to the Proxy Statement/Prospectus).
  *4.3 Indenture, dated as of March 24, 2000, between MGC Communications, Inc., Mpower Holding Corporation and HSBC Bank USA, as trustee.
 **5.1 Opinion of Lionel, Sawyer & Collins as to the legality of the securities being registered.
 **8.1 Opinion of Shearman & Sterling as to the material United States federal income tax consequences of the merger.
 **8.2 Opinion of Milbank, Tweed, Hadley & McCloy, LLP as to the material United States federal income tax consequences of the merger.
 *10.1 Shareholders Agreement among Mpower Communications Corp. and Brian Matthews, Carol Matthews, Charles Wiegert, Welton Brison, Tom Hesterman, Richard Phillips, John Alden, EC Primary LLC, Quantum Emerging Growth Partners, C.V. and TGV Partners, dated as of April 17, 2000. (attached as Annex C to the Proxy Statement/Prospectus).
 *23.1   Consent of Arthur Anderson LLP.
 *23.2   Consent of Ernst & Young LLP.
**23.3 Consent of Lionel, Sawyer & Collins (included in Exhibit 5.1 to this Registration Statement).
**23.4 Consent of Shearman & Sterling (included in Exhibit 8.1 to this Registration Statement).
**23.5   Consent of Milbank, Tweed, Hadley & McCloy, LLP (included in Exhibit
         8.2 of this Registration Statement).
 *23.6   Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
 *24.1 Powers of Attorney (included in the signature page of the Registration Statement).
**99.1 Form of proxy card for the Special Meeting of stockholders of Primary Network.
**99.2   Form of Letter of Transmittal.
 *99.3   Primary Network's Chairman's letter to stockholders.
 *99.4   Notice to stockholders of Primary Network.

----------------
*    Filed herewith.
**   To be filed by amendment.